     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2000.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.

             (Exact name of registrant as specified in its Charter)

              DELAWARE                                7311                               13-1024020
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                           --------------------------

                          1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 399-8000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                   NICHOLAS J. CAMERA, SENIOR VICE PRESIDENT,
                          GENERAL COUNSEL & SECRETARY
                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                  212-399-8000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   COPIES TO:

             BARRY M. FOX, ESQ.                                 JAMES M. DUBIN, ESQ.
    CLEARY, GOTTLIEB, STEEN & HAMILTON               PAUL, WEISS, RIFKIND, WHARTON & GARRISON
             One Liberty Plaza                              1285 Avenue of the Americas
          New York, New York 10006                            New York, New York 10019
               (212) 225-2000                                      (212) 373-3000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED            BE REGISTERED(1)         PER SHARE        OFFERING PRICE(2)   REGISTRATION FEE(3)
Shares of Common Stock.......................      14,042,025               N/A            $482,578,125.00        $127,400.63

(1) The number of shares of The Interpublic Group of Companies, Inc. common stock, par value $0.10, to be registered is determined by multiplying 0.5274 (the maximum exchange ratio contemplated by the merger agreement) by 26,625,000, which represents the number of shares of NFO Worldwide, Inc. common stock, par value $0.01, (i) currently outstanding, (ii) reserved for issuance pursuant to outstanding options and options to be granted prior to the merger to which this Registration Statement relates and (iii) otherwise expected to be issued on or before the merger to which this Registration Statement relates.

(2) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sale prices of NFO Worldwide, Inc. common stock, as reported by the New York Stock Exchange, Inc. on February 25, 2000.

(3) Pursuant to Rule 457(b) under the Securities Act of 1933, as amended, the amount of the fee, $112,490.63, paid upon filing of preliminary proxy materials in connection with the merger to which this Registration Statement relates, has been credited against the registration fee payable hereunder. Accordingly $14,910.00 has been paid upon the filing of this Registration Statement.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                           PROXY STATEMENT/PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear NFO Stockholder:

    NFO Worldwide, Inc. has agreed to merge with a subsidiary of The Interpublic Group of Companies, Inc. Following the merger, NFO will be a wholly owned subsidiary of Interpublic.

    If the merger is completed, you will have the right to receive, for each of your shares of NFO common stock, a fraction of a share of Interpublic common stock, ranging from 0.3898 to 0.5274, with a value of $26.00 based on the average trading price during a prescribed period ending shortly before the merger. However, if the average trading price per share of Interpublic common stock during that period is below $49.30, then the fraction of a share of Interpublic common stock you will have the right to receive for each of your shares of NFO common stock may have a value of less than $26.00 based on the average trading price. If the average trading price per share of Interpublic common stock exceeds $66.70, then you will have the right to receive 0.3898 of a share of Interpublic common stock for each of your shares of NFO common stock, which would have a value in excess of $26.00 based on the average trading price. On March 2, 2000, the date of this letter, the closing price of Interpublic common stock was $ - per share and the closing price of NFO common stock was $ - per share. Interpublic's shares are traded on the New York Stock Exchange under the symbol "IPG." NFO shares are traded on the New York Stock Exchange under the symbol "NFO."

    If the average trading price during the prescribed period ending shortly before the merger is less than $46.40, then NFO will have the right to call off the merger, unless Interpublic elects to adjust the exchange ratio to assure that you will receive a fraction of a share of Interpublic common stock with a
value, based on the average trading price, of $26.00. If $   -  , the closing
price of Interpublic common stock on March 2, 2000, were the applicable average trading price and NFO elected not to exercise its right to call off the merger, then you would receive a fraction of a share of Interpublic common stock with a value, based on the average trading price, of $ - for each of your shares of NFO common stock.

    OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT. I refer you to the discussion beginning on page 23 of the proxy statement/prospectus, which describes the factors considered by our board in determining to recommend the merger.

    We cannot complete the merger without the approval of NFO stockholders who hold a majority of the NFO common stock.

    We have scheduled a special meeting to vote on the merger. If you were a stockholder of record on March 2, 2000, you may vote at the meeting. Whether or not you plan to attend, please take the time to complete and mail the enclosed proxy form to us.

    The date, time and place of the special meeting are as follows:

       April 5, 2000
       10:00 A.M. local time
       Hyatt Regency Greenwich
       1800 East Putnam Avenue
       Old Greenwich, Connecticut

    The attached proxy statement/prospectus provides you with detailed information about the merger. This document is also the prospectus of Interpublic for the Interpublic common stock that will be issued to you in the merger. We encourage you to read this entire document carefully.

                                          Very truly yours,

                                          /s/ WILLIAM E. LIPNER
                                          --------------------------------------
                                          William E. Lipner
                                          Chairman of the Board, Chief Executive
                                          Officer and President

 SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE INTERPUBLIC COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED THAT THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement/prospectus is dated March 2, 2000 and is first being mailed to stockholders on or about March 3, 2000.

                              NFO WORLDWIDE, INC.
                                2 Pickwick Plaza
                          Greenwich, Connecticut 06830

                            ------------------------

                   Notice of Special Meeting of Stockholders
                          To Be Held on April 5, 2000

                                       March 2, 2000

To the Stockholders of NFO Worldwide, Inc.:

    NFO Worldwide, Inc. will hold a special meeting of its stockholders on April 5, 2000 at 10:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 20, 1999, by and between NFO
       Worldwide, Inc. and The Interpublic Group of Companies, Inc. pursuant to which, among other things:

       - NFO will merge with and become a wholly owned subsidiary of Interpublic; and

       - each outstanding share of NFO common stock will be converted into the right to receive a fraction of a share of Interpublic common stock.

    2. To transact such other business as may properly come before the special meeting or any adjournment or adjournments of the special meeting.

    We fixed the close of business on March 2, 2000 as the record date for stockholders entitled to vote at the special meeting or any adjournment of the special meeting. A list of stockholders entitled to vote will be available for inspection during normal business hours for ten days prior to the special meeting at NFO's principal office located at 2 Pickwick Plaza, Greenwich, Connecticut 06830.

                                          By order of the Board of Directors,

                                          Patrick G. Healy, Secretary

Date: March 2, 2000

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER................................    1
WHO CAN HELP ANSWER YOUR QUESTIONS......    3
SUMMARY.................................    4
The Companies...........................    4
The Merger..............................    4
What NFO Stockholders Will Receive in
  the Merger............................    4
Recommendation to Stockholders..........    5
Opinion of Financial Advisor to NFO.....    5
Material Federal Income Tax
  Consequences..........................    5
Anticipated Accounting Treatment........    5
No Appraisal Rights.....................    5
Treatment of NFO Stock Options..........    6
The Special Meeting.....................    6
Markets and Market Prices...............    6
Interests of NFO's Directors and
  Executive Officers in the Merger......    6
Conditions to the Merger................    6
Regulatory Approvals....................    6
Termination of the Merger Agreement.....    7
Termination Fee.........................    8
Stock Option Agreement..................    8
SELECTED FINANCIAL DATA.................    9
Selected Historical Financial Data of
  Interpublic...........................    9
Selected Historical Financial Data of
  NFO...................................   10
Selected Unaudited Pro Forma Combined
  Condensed Financial Data..............   11
UNAUDITED COMPARATIVE PER SHARE DATA....   12
RISK FACTORS............................   14
You cannot be certain of the market
  value or the average trading price of
  the Interpublic common stock you will
  receive for each of your shares of NFO
  common stock..........................   14
The termination fee and the stock option
  agreement may discourage other
  companies from trying to acquire
  NFO...................................   15
Shares of Interpublic common stock are
  subject to different market risks than
  shares of NFO common stock............   15

                                          PAGE
                                          ----
Interpublic and NFO may not realize
  expected synergies....................   15
The receipt of required regulatory
  approvals may jeopardize or delay
  completion of the merger or may reduce
  the anticipated benefits of the
  merger................................   15
Directors and executive officers of NFO
  have conflicts of interest that may
  have influenced their decision to
  approve the merger....................   16
Forward-looking statements may prove
  inaccurate............................   16
THE SPECIAL MEETING.....................   18
Special Meeting for NFO Stockholders....   18
Vote Required...........................   18
Record Date.............................   18
Quorum..................................   18
Proxies.................................   18
THE MERGER..............................   19
Background of the Merger................   19
NFO's Reasons for the Merger............   23
Recommendation of the NFO Board.........   24
Opinion of NFO's Financial Advisor......   24
Interests of NFO's Directors and
  Management in the Merger..............   33
Anticipated Accounting Treatment........   35
Regulatory Approvals....................   35
Resale of Shares of Interpublic Common
  Stock.................................   36
No Appraisal Rights.....................   36
U.S. Federal Income Tax Consequences of
  the Merger............................   36
New York Stock Exchange Listing of
  Interpublic Common Stock; De-listing
  and De-registration of NFO Common
  Stock.................................   37
THE MERGER AGREEMENT....................   38
Effective Time of the Merger............   38
What NFO Stockholders Will Receive in
  the Merger............................   38
NFO Stock Options.......................   38
Exchange of NFO Common Stock............   39
Representations and Warranties..........   39
Covenants and Other Agreements..........   41

                                          PAGE
                                          ----
Conditions to the Merger................   44
Termination.............................   45
Amendments..............................   46
STOCK OPTION AGREEMENT..................   47
MARKET PRICES AND DIVIDENDS.............   51
Interpublic.............................   51
NFO.....................................   51
BUSINESS OF INTERPUBLIC.................   52
BUSINESS OF NFO.........................   53
Organization............................   53
Services................................   54
Custom Research and Syndicated
  Services--NFO Research................   55
Europe..................................   60
Australasia and the Middle East.........   62
Clients.................................   63
The Marketing Research Industry.........   64
Competition.............................   65
Trademarks, Patents, Service Marks and
  Proprietary Software..................   65
Employees...............................   66
Properties..............................   66
Legal Proceedings.......................   66
Changes in or Disagreements with
  Accountants...........................   66
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF NFO.....................   67
Three and Nine Months Ended September
  30, 1998 and 1999.....................   67
Recent Developments.....................   70
Years Ended 1998, 1997 and 1996.........   72

                                          PAGE
                                          ----
OWNERSHIP OF NFO COMMON STOCK BY CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT......   80
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL INFORMATION.................   83
DESCRIPTION OF INTERPUBLIC SHARE
  CAPITAL...............................   90
General.................................   90
Common Stock............................   90
Preferred Stock.........................   91
COMPARATIVE RIGHTS OF HOLDERS OF NFO
  COMMON STOCK AND INTERPUBLIC COMMON
  STOCK.................................   91
Annual Meetings of Stockholders.........   91
Special Meetings of Stockholders........   91
Action by Consent in Writing of
  Stockholders..........................   91
Advance Notification of Proposals at
  Stockholders' Meetings................   92
Number of Directors.....................   92
Removal of Directors....................   92
Rights Plan.............................   92
LEGAL OPINIONS..........................   93
EXPERTS.................................   93
WHERE YOU CAN FIND MORE INFORMATION.....   94

ANNEX A                 Agreement and Plan of
                        Merger.......................    A-1
ANNEX B                 Stock Option Agreement.......    B-1
ANNEX C                 Opinion of Greenhill & Co.,
                        LLC..........................    C-1
ANNEX D                 Financial Statements of
                        NFO..........................    D-1
ANNEX E                 Financial Statements of
                        Infratest Burke..............    E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED MERGER?

A: NFO and Interpublic have agreed to a merger in which NFO will merge with and become a wholly owned subsidiary of Interpublic.

Q: WHAT WILL I RECEIVE IN THE MERGER FOR MY NFO COMMON STOCK?

A: If the average trading price of shares of Interpublic common stock during a specified period ending shortly before the merger is $49.30 or more, up to $66.70, for each share of your NFO common stock you will receive a fraction of a share of Interpublic common stock, ranging from 0.3898 to 0.5274, and having a value, based on the average trading price, of $26.00. The merger agreement defines the average trading price as the average of the closing prices for a share of Interpublic common stock on the New York Stock Exchange for the ten consecutive trading days ending on the sixth trading day before the merger. Within this range of average trading prices from $49.30 up to $66.70, the actual fraction of a share of Interpublic common stock you receive will be calculated by dividing $26.00 by the average trading price per share of Interpublic common stock. This formula will adjust the fraction of a share you receive to maintain its value at $26.00.

    If the average trading price is above $66.70, then you will receive 0.3898 of a share of Interpublic common stock, which would have a value, based on the average trading price, of more than $26.00, for each share of your NFO common stock.

    If the average trading price is below $49.30, but at or above $46.40, then you will receive 0.5274 of a share of Interpublic common stock, which would have a value, based on the average trading price, of less than $26.00, for each share of your NFO common stock.

    If the average trading price of shares of Interpublic common stock is below $46.40, NFO will have the right to call off the merger, unless Interpublic elects to adjust the exchange ratio to assure that you will receive Interpublic common stock with a value, based on the average trading price, of $26.00 for each of your shares of NFO common stock. However, NFO may elect not to exercise this right to call off the merger, in which case you will receive 0.5274 of a share of Interpublic common stock.

    On March 2, 2000, the last trading day prior to the printing of this document, the closing price of Interpublic common stock on the New York Stock Exchange was $ - . If that closing price were the applicable average trading price and NFO elected not to exercise its right to call off the merger, then you would receive a fraction of a share of Interpublic common stock with a value, based on the average trading price, of $ - for each of your shares of NFO common stock.

Q: ARE SHARES OF INTERPUBLIC COMMON STOCK TRADED ON ANY STOCK EXCHANGE?

A: Yes. Shares of Interpublic common stock are traded under the symbol "IPG" on the New York Stock Exchange.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, just vote your shares as described in this document and the proxy card included with it, so that your shares may be represented at the special meeting. If you do not vote your shares in connection with the merger proposal, it will have the same effect as voting against the merger proposal.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You will receive instructions for exchanging your stock certificates after the merger is completed.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: No. Your broker can vote your shares only if you provide instructions on how to vote.

    You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker on how to vote your shares will be the equivalent of voting against the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD OR PROVIDED
    INSTRUCTIONS TO MY BROKER?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. This document contains instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: DO I NEED TO ATTEND THE NFO SPECIAL MEETING IN PERSON?

A: No. It is not necessary for you to attend the special meeting to vote your shares, although you are welcome to attend.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will take place on April 5, 2000 at 10:00 a.m. local time at the Hyatt Regency Greenwich, 1800 Putnam Avenue, Old Greenwich, Connecticut.

Q: WHEN WILL THE MERGER BE COMPLETED?

A: Interpublic and NFO are working toward completing the merger as soon as possible, and expect to complete it shortly after the NFO special meeting if stockholders approve the merger proposal. However, it is possible that delays in obtaining regulatory approvals could delay completion of the merger.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: The merger will be tax-free to holders of NFO common stock for U.S. federal income tax purposes, except for cash received in lieu of fractional shares of Interpublic common stock. You should consult your own tax advisor to be certain about the federal income tax consequences to you.

Q: DO I HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A: No. Holders of NFO common stock do not have dissenters' or appraisal rights under Delaware law as a result of the merger.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you have more questions about the merger after reading this document, you should contact:

    NFO Worldwide, Inc.                 or         D.F. King & Co., Inc.
    2 Pickwick Plaza                               77 Water Street
    Greenwich, CT 06830                            New York, NY 10005
    Attn: Investor Relations                       Banks and Brokers call collect:
    Telephone: (203) 618-8505                      (212) 269-5550
    E-mail: Investors@NFOW.com                     All others call toll fee:
                                                   (800) 829-6554

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS KEY ASPECTS OF THE MERGER WHICH ARE DESCRIBED IN GREATER DETAIL ELSEWHERE IN THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE ANNEXES, AND THE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU. YOU CAN FIND INFORMATION WITH RESPECT TO THESE ADDITIONAL DOCUMENTS IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 94.

THE COMPANIES (SEE PAGES 52 AND 53)

    THE INTERPUBLIC GROUP OF COMPANIES, INC.
    1271 Avenue of the Americas
    New York, NY 10020
    Telephone: (212) 399-8000

    Interpublic is one of the world's largest organizations of advertising agencies and communications-services companies. Interpublic has more than 35,000 employees and offices in 127 countries. Interpublic had gross income of approximately $4.6 billion in 1999.

    NFO WORLDWIDE, INC.
    2 Pickwick Plaza
    Greenwich, CT 06830
    Telephone: (203) 629-8888

    Founded in 1946 in the United States, NFO is one of the largest custom marketing research firms in North America and the third largest in the world. NFO is a leading provider of research-based marketing information and counsel to the worldwide business community. NFO employs over 13,000 full and part-time employees operating in 35 countries. NFO delivers custom and syndicated information and counsel to over 3,000 clients in key market sectors. NFO is also the world's largest provider of internet-based custom marketing research. NFO had revenues of $457.2 million in calendar year 1999.

THE MERGER

    THE MERGER AGREEMENT, WHICH IS THE PRIMARY LEGAL DOCUMENT THAT GOVERNS THE MERGER, IS ATTACHED AS ANNEX A. YOU ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY.

WHAT NFO STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 38)

    If the average trading price of shares of Interpublic common stock during a specified period ending shortly before the merger is $49.30 or more, up to $66.70, for each share of your NFO common stock you will receive a fraction of a share of Interpublic common stock, ranging from 0.3898 to 0.5274, and having a value, based on the average trading price, of $26.00. The average trading price is the average of the closing prices for a share of Interpublic common stock on the New York Stock Exchange for the ten consecutive trading days ending on the sixth trading day before the merger. Within this range of average trading prices from $49.30 up to $66.70, the actual fraction of a share of Interpublic common stock you receive will be calculated by dividing $26.00 by the average trading price per share of Interpublic common stock. This formula will adjust the fraction of a share you receive to maintain its value at $26.00.

    If the average trading price of shares of Interpublic common stock is below $49.30, but at or above $46.40, then you will receive 0.5274 of a share of Interpublic common stock, which would have a value, based on the average trading price, of less than $26.00, for each share of your NFO common stock.

    If the average trading price of shares of Interpublic common stock is above $66.70, then you will receive 0.3898 of a share of Interpublic common stock, which would have a value, based on the average trading price, of more than $26.00, for each share of your NFO common stock.

    This information is summarized in the table below:

                                                                        VALUE, BASED ON AVERAGE TRADING PRICE, OF
                                    FRACTION OF A SHARE OF INTERPUBLIC   SHARES OF INTERPUBLIC COMMON STOCK YOU
     AVERAGE TRADING PRICE OF       COMMON STOCK YOU RECEIVE FOR EACH     RECEIVE FOR EACH SHARE OF NFO COMMON
SHARES OF INTERPUBLIC COMMON STOCK      SHARE OF NFO COMMON STOCK                         STOCK
----------------------------------  ----------------------------------  -----------------------------------------
more than $66.70                    0.3898                              more than $26.00
$49.30 to $66.70                    $26.00 divided by the average       $26.00
                                    trading price
less than $49.30, but at or         0.5274                              less than $26.00
above $46.40
less than $46.40                    0.5274*                             less than $26.00*

------------------------

* If the average trading price is less than $46.40, then NFO will have the right to call off the merger, unless Interpublic elects to adjust the exchange ratio to assure that you will receive a fraction of a share of Interpublic common stock with a value, based on the average trading price, of $26.00 for each of your shares of NFO common stock. If NFO elects not to exercise this right, then you will receive 0.5274 of a share of Interpublic common stock for each share of your NFO common stock. If $ - , the closing price of Interpublic common stock on March 2, 2000, were the applicable average trading price and NFO elected not to exercise this right, then you would receive a fraction of a share of Interpublic common stock with a value, based on the average trading price, of $ - for each of your shares of NFO common stock.

    Interpublic will not issue fractional shares in the merger. As a result, the total number of shares of Interpublic common stock that you receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment for the value, based on the closing price on the day of the merger, of the remaining fraction of a share of Interpublic common stock that you would otherwise receive.

RECOMMENDATION TO STOCKHOLDERS (SEE PAGE 24)

    THE NFO BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL.

OPINION OF FINANCIAL ADVISOR TO NFO (SEE PAGE 24)

    On December 19, 1999, the NFO Board received an oral opinion (later confirmed in writing) from its financial advisor, Greenhill & Co., LLC, that, as of that date, the exchange ratio in the merger agreement was fair to NFO stockholders from a financial point of view. The full text of the opinion is attached as Annex C. We urge you to read the entire opinion carefully for the assumptions made, procedures followed, matters considered and limits of the scope of Greenhill's review in rendering its opinion. Greenhill's opinion was addressed to the NFO Board for the purpose of the Board's evaluation of the merger and does not constitute a recommendation to any NFO stockholder as to how to vote with respect to the merger proposal.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 36)

    The receipt of shares of Interpublic common stock in the merger generally will be tax-free to NFO stockholders for United States income tax purposes, except for tax on cash received for fractional shares. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

ANTICIPATED ACCOUNTING TREATMENT (SEE PAGE 35)

    It is expected that the merger will qualify as a pooling of interests for accounting purposes. This means that Interpublic and NFO will be treated for accounting purposes as if they had always been combined.

NO APPRAISAL RIGHTS (SEE PAGE 36)

    You will have no appraisal rights in connection with the merger.

TREATMENT OF NFO STOCK OPTIONS (SEE PAGE 38)

    Interpublic will assume all NFO stock options outstanding at the time of the merger. After the merger, Interpublic will treat these stock options as options to acquire, on the terms and conditions of the NFO stock option plans under which they were issued, a number of shares of Interpublic common stock equal to what the holder would have received in the merger if the options had been exercised in full immediately before the merger. The exercise prices of the options will be adjusted accordingly.

THE SPECIAL MEETING (SEE PAGE 18)

    The special meeting of NFO stockholders will be held on April 5, 2000. The record date for determining NFO stockholders entitled to receive notice of and to vote at the meeting was the close of business on March 2, 2000. On that date,
there were   -  outstanding shares of NFO common stock.

    The affirmative vote of the holders of a majority of the outstanding shares of NFO common stock is necessary to adopt the merger agreement. No other vote of the stockholders of NFO is required for the merger to occur.

MARKETS AND MARKET PRICES (SEE PAGE 51)

    Interpublic common stock is traded under the symbol "IPG" on the New York Stock Exchange. NFO common stock is traded under the symbol "NFO" on the New York Stock Exchange. On December 17, 1999, the last trading day before the public announcement of the proposed merger, the closing price per share of Interpublic common stock was $58.06 and the closing price per share of NFO common stock was $14.00. On March 2, 2000, the most recent trading day for which prices were available prior to the printing of this document, the closing price per share of Interpublic common stock was $ - and the closing price per share of NFO common stock was $ - . You will find additional historical share price information for both Interpublic and NFO on page 51.

INTERESTS OF NFO'S DIRECTORS AND MANAGEMENT IN THE MERGER (SEE PAGE 33)
    You should be aware of conflicts of interest, and of the benefits available to directors and executive officers of NFO, when considering the NFO Board's recommendation of the merger. The directors and executive officers of NFO have interests in the merger that are in addition to, or different from, their interests as NFO stockholders. The NFO Board was aware of these conflicts of interest when it approved the merger. These interests relate to:

- rights to accelerated or increased benefits under employment agreements, severance agreements and stock option agreements; and

- rights to directors' and officers' insurance coverage and to indemnification with respect to acts and omissions in their capacities as directors and officers of NFO.

CONDITIONS TO THE MERGER (SEE PAGE 44)

    Interpublic and NFO will not complete the merger unless a number of conditions are satisfied or waived, including:

- adoption of the merger agreement by NFO stockholders;

- receipt of regulatory approvals and the absence of legal restraints;

- effectiveness of the registration statement, which includes this document, and lack of any stop order;

- issuance of opinions by attorneys for Interpublic and NFO as to the tax-free nature of the merger, except with respect to cash payments for fractional shares; and

- receipt of approval for listing on the New York Stock Exchange of the shares of Interpublic common stock to be issued in the merger.

REGULATORY APPROVALS (SEE PAGE 35)

    We were required to satisfy applicable requirements of U.S. antitrust law known as the Hart-Scott-Rodino Act, which required us to furnish materials and information to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and to wait until a specified waiting period had ended. The waiting period for the merger ended on January 27, 2000.

    The transaction is subject to antitrust clearance by non-U.S. authorities, including those in Germany, Sweden and Finland. Interpublic and NFO expect these clearances to be obtained by a date that is prior to or shortly after the special meeting of the NFO stockholders.

    The merger agreement provides that Interpublic may elect to refrain from proceeding with the merger rather than agree to specified burdensome requirements that governmental authorities may demand as a condition to granting regulatory approvals.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 45)

    Interpublic and NFO can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company can terminate the merger agreement if:

- the merger has not been completed by June 30, 2000, if all governmental approvals required for the completion of the merger have then been obtained;

- the merger has not been completed by September 30, 2000;

- NFO stockholders fail to approve the merger;

- any legal prohibition against the completion of the merger becomes permanent and final; or

- the other party breaches any representations, warranties, covenants or agreements contained in the merger agreement and the breach:

    - gives rise to the failure to satisfy a condition to the merger and

    - is not or cannot be cured within ten business days after notice is given.

    Interpublic can also terminate the merger agreement if:

- the NFO Board withdraws or adversely modifies its approval or recommendation of the merger agreement or the merger; or

- the NFO Board fails to comply with its obligations to refrain from soliciting or taking other specified actions in connection with acquisition proposals to NFO by third parties.

    NFO can also terminate the merger agreement if:

- the average trading price of Interpublic common stock used to compute the exchange ratio is less than $46.40, unless Interpublic elects to adjust the exchange ratio to assure that you will receive Interpublic common stock with a value, based on the average trading price, of $26.00 for each of your shares of NFO common stock; or

- the NFO Board, at any time prior to the approval of the merger by the NFO stockholders, elects to terminate the merger agreement in order to recommend a merger or similar transaction that is a superior proposal, so long as, among other conditions:

    - NFO has notified Interpublic in writing that it intends to approve or recommend a superior proposal,

    - after taking into account any modifications to the transactions contemplated by the merger agreement that Interpublic has then proposed in writing and not withdrawn, the NFO Board has determined that the third-party proposal is and continues to be a superior proposal, and

    - NFO pays Interpublic the termination fee described below on the termination date.

The merger agreement defines a superior proposal as any bona fide acquisition proposal made by a third party that, among other criteria:

- was not solicited in violation of the merger agreement;

- the NFO Board considers in compliance with the merger agreement; and

- the NFO Board determines to be more favorable to the stockholders of NFO than the transactions contemplated by the merger agreement.

TERMINATION FEE (SEE PAGE 46)

    NFO could be required to pay Interpublic a termination fee of $25,000,000 if the merger agreement is terminated under specified circumstances.

STOCK OPTION AGREEMENT (SEE PAGE 47)

    NFO has granted Interpublic an option to purchase a number of shares of NFO common stock equal to 19.9% of those outstanding at a price of $26.00 per share, exercisable under specified circumstances. Interpublic's potential profit on the option is capped at $27,500,000. The option is no longer exercisable after completion of the merger or if Interpublic receives the $25,000,000 termination fee. In addition, the termination fee is no longer payable after any exercise of the option.

                            SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF INTERPUBLIC

    The following selected consolidated financial data as at and for the nine months ended September 30, 1999 and 1998 have been derived from Interpublic's unaudited interim financial statements and contain all normal, recurring entries necessary for fair presentation, and are not indicative of the results for the entire year. The selected consolidated financial data as at and for each of the five fiscal years in the period ended December 31, 1998 have been derived from the audited consolidated financial statements of Interpublic. The report of PricewaterhouseCoopers LLP, independent accountants, on the financial statements, as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, is included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated in this document by reference. The PricewaterhouseCoopers LLP report on the financial statements is based in part on the report of other independent accountants. You should read the selected consolidated financial data in conjunction with the financial statements and the notes to the financial statements for Interpublic included in its Annual Report on Form 10-K for the year ended December 31, 1998 and in its Quarterly Report on Form 10-Q for the period ended September 30, 1999. See "Where You Can Find More Information" on page 94 to learn how you can obtain these reports. We have adjusted all per share amounts to reflect Interpublic's two-for-one stock split on July 15, 1999 effected in the form of a stock dividend. In addition, we have restated all periods before 1998 to reflect the effect of acquisitions accounted for as poolings of interests.

                                                                                                             AS AT AND FOR THE
                                                                                                             NINE MONTHS ENDED
                                                  AS AT AND FOR THE YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                       ----------------------------------------------------------------   -----------------------
                                          1994           1995         1996         1997         1998         1998         1999
                                       ----------     ----------   ----------   ----------   ----------   ----------   ----------
                                                    (THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE FIGURES)
Operating Data
  Gross Income.......................  $2,350,809     $2,606,467   $2,983,899   $3,482,384   $3,968,728   $2,773,955   $3,103,516
  Operating Expenses.................   2,059,233      2,257,138    2,558,336    2,988,532    3,347,158    2,365,428    2,618,122
  Restructuring charge...............      48,715             --           --           --           --           --           --
  Write-down of goodwill and other
    related assets...................          --         38,687           --           --           --           --           --
  Special compensation charge........          --             --           --       32,229           --           --           --
  Provision for income taxes.........      92,311        126,537      156,783      186,246      232,005      150,767      180,192
  Income before effect of accounting
    change...........................     108,767        134,311      214,619      200,378      309,905      203,237      243,238
  Effect of accounting change........     (34,325)(1)         --           --           --           --           --           --
                                       ----------     ----------   ----------   ----------   ----------   ----------   ----------
  Net Income.........................  $   74,442     $  134,311   $  214,619   $  200,378   $  309,905      203,237      243,238
Per Share Data
  Basic Income before effect of
    accounting change................  $     0.43     $     0.53   $     0.82   $     0.77   $     1.14   $     0.75   $     0.89
  Effect of accounting change........       (0.13)(1)         --           --           --           --           --           --
                                       ----------     ----------   ----------   ----------   ----------   ----------   ----------
  Net Income.........................  $     0.30     $     0.53   $     0.82   $     0.77   $     1.14   $     0.75   $     0.89
  Weighted-average shares............     251,127        255,605      260,595      260,500      270,970      270,908      273,566
  Diluted Income before effect of
    accounting change................  $     0.42     $     0.51   $     0.80   $     0.75   $     1.11   $     0.72   $     0.86
  Effect of accounting change........       (0.13)            --           --           --           --           --           --
                                       ----------     ----------   ----------   ----------   ----------   ----------   ----------
  Net income.........................  $     0.29     $     0.51   $     0.80   $     0.75   $     1.11   $     0.72   $     0.86
  Weighted-average shares............     257,918        263,609      277,178      277,619      281,051      281,068      284,086
Financial Position
  Working capital....................  $   56,748     $  101,833   $  128,808   $  216,367   $  118,593      188,034      335,943
  Total assets.......................   4,090,906      4,631,912    5,119,927    5,983,443    6,942,823    6,309,527    7,657,675
  Long-term debt.....................     320,902        361,945      418,618      519,036      506,618      518,114      339,543

------------------------------

(1) Reflects the cumulative effect of adopting SFAS 112, "Employers' Accounting for Postemployment Benefits."

SELECTED HISTORICAL FINANCIAL DATA OF NFO

    The following selected consolidated financial data as at and for the nine months ended September 30, 1999 and 1998 have been derived from NFO's unaudited interim financial statements and contain all normal, recurring entries necessary for fair presentation, and are not indicative of results for the entire year. The selected consolidated financial data as at and for each of the five fiscal years in the period ended December 31, 1998 have been derived from the audited consolidated financial statements of NFO. The report of Arthur Andersen LLP, independent public accountants, as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 is included in the audited consolidated financial statements of NFO contained in this document in Annex D. You should read the selected consolidated financial data in conjunction with the audited and unaudited consolidated financial statements and the notes to these financial statements included in this document in Annexes D and E.

                          INCOME STATEMENT DATA(2)(3)
          (THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                                 NINE MONTHS
                                                                                                                    ENDED
                                                                    YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                      ----------------------------------------------------   -------------------
                                                        1994       1995       1996       1997       1998       1998     1999(3)
                                                      --------   --------   --------   --------   --------   --------   --------
Revenues............................................  $90,435    $113,095   $154,943   $190,229   $275,351   $180,732   $337,019
Operating Income....................................   13,123      16,469     21,377     23,275     29,328     18,903     30,245
Income before provisions for income taxes and
  Minority Interest.................................   12,952      16,797     21,021     22,406     25,357     16,721     21,580
Net Income..........................................  $ 7,671    $  9,159   $ 10,616   $ 12,505   $ 14,490   $  9,408   $ 11,587
Basic and diluted earnings per share(1)
Basic earnings per share............................  $  0.41    $   0.49   $   0.53   $   0.62   $   0.68   $   0.45   $   0.53
Diluted earnings per share..........................     0.41        0.48       0.51       0.60       0.67       0.44       0.52
Weighted average basic shares.......................   18,559      18,716     19,911     20,265     21,154     21,093     21,899
Weighted average diluted shares.....................   18,963      19,193     20,746     20,832     21,704     21,621     22,374

                            BALANCE SHEET DATA(2)(3)
                          (THOUSANDS OF U.S. DOLLARS)

                                                                                                                        AS AT
                                                                              AS AT DECEMBER 31,                    SEPTEMBER 30,
                                                             ----------------------------------------------------   -------------
                                                               1994       1995       1996       1997       1998         1999
                                                             --------   --------   --------   --------   --------   -------------
Working capital............................................  $ 7,918    $15,681    $19,650    $28,464    $31,915       $52,031
Total assets...............................................   75,465     86,781    125,443    170,274    451,798       450,560
Total debt.................................................    4,656      2,664      5,300     25,169    191,053       194,452
Stockholders' equity.......................................   41,180     51,226     74,397     96,724    121,763       138,167

------------------------------

(1) For comparability, the basic and diluted earnings per share reflect the 3-for-2 stock splits effected on October 15, 1997, February 5, 1996, and April 5, 1994.

(2) The above tables have been prepared to give retroactive effect to the mergers with Prognostics on April 1, 1997, and The MBL Group Plc. on July 11, 1997, both of which were accounted for using the pooling of interests method.

(3) On December 20, 1999, NFO announced that it expected its fourth quarter 1999 operating results to be below then-existing analyst estimates as well as the level of the prior year. On March 1, 2000, NFO announced its fourth quarter 1999 operating results, which were consistent with the revised estimates provided on December 20, 1999. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of NFO--Recent Developments" on page 70.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following selected unaudited pro forma combined condensed financial data gives effect to the merger as if it had occurred at the dates and at the commencement of the periods indicated using the pooling of interests method of accounting for business combinations and assuming an exchange ratio of 0.5274.

    This presentation is based on the assumption that either the applicable average trading price will be between $46.40 and $49.30 or it will be below the $46.40 price, at which NFO can deliver a notice to call off the merger, and NFO will not have delivered that notice. On March 2, 2000, the closing price per share of Interpublic common stock on the New York Stock Exchange was $ - . If that closing price were the applicable average trading price and NFO elected not to deliver a notice to call off the merger, then you would receive a fraction of a share of Interpublic common stock with a value, based on the average trading price, of $ - for each of your shares of NFO common stock.

    The following data does not give pro forma effect to the acquisition by NFO of Infratest Burke in November 1998.

    You should read the information presented below in conjunction with the financial statements and the notes to the financial statements for Interpublic included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the period ended September 30, 1999, which we have incorporated into this document by reference, and the financial statements and the notes to the financial statements for NFO and Infratest Burke that we have included in this document in Annexes D and E. See "Where You Can Find More Information" on page 94 to learn how to obtain these reports of Interpublic. In addition, you should read the information presented below in conjunction with the unaudited pro forma combined condensed financial information and the notes to that information included in this document beginning on page 83.

    The pro forma information below, while helpful in illustrating the financial characteristics of the combination of Interpublic and NFO under one set of assumptions, does not attempt to predict or suggest future results. Moreover, the pro forma information below does not attempt to show what the financial condition or the results of operations of the combined company would have been if the merger had occurred at the dates indicated below or at the commencement of the periods indicated below.

                                                                                                             AS AT AND FOR THE
                                                                                                             NINE MONTHS ENDED
                                                   AS AT AND FOR THE YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                         --------------------------------------------------------------   -----------------------
                                            1994         1995         1996         1997         1998         1998         1999
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                       (THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
Operating Data
    Gross Income.......................  $2,441,244   $2,719,562   $3,138,842   $3,672,613   $4,244,079   $2,954,687   $3,440,535
    Operating Expenses.................   2,136,545    2,353,764    2,691,902    3,155,486    3,593,181    2,527,257    2,924,896
    Restructuring charge...............      48,715           --           --           --           --           --           --
    Write-down of goodwill and related
      assets...........................          --       38,687           --           --           --           --           --
    Special compensation charge........          --           --           --       32,229           --           --           --
    Provision for income taxes.........      97,763      132,709      165,766      195,141      242,494      157,652      189,626
    Income before effect of accounting
      change...........................     116,438      143,470      225,235      212,883      324,395      212,645      254,825
    Effect of accounting change........     (34,325)          --           --           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net Income.........................  $   82,113   $  143,470   $  225,235   $  212,883   $  324,395   $  212,645   $  254,825
Per Share Data
    Basic Income before effect of
      accounting change................  $     0.45   $     0.54   $     0.83   $     0.79   $     1.15   $     0.75   $     0.89
    Effect of accounting change........       (0.13)          --           --           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net Income.........................  $     0.31   $     0.54   $     0.83   $     0.79   $     1.15   $     0.75   $     0.89
    Weighted-average shares............     261,074      265,476      271,096      271,188      282,128      282,033      285,116
    Diluted Income before effect of
      accounting change................  $     0.43   $     0.52   $     0.78   $     0.74   $     1.11   $     0.73   $     0.86
    Effect of accounting change........       (0.13)          --           --           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income.........................  $     0.31   $     0.52   $     0.78   $     0.74   $     1.11   $     0.73   $     0.86
    Weighted-average shares............     267,919      273,731      288,122      288,606      292,498      292,471      295,888
Financial Position
    Working capital....................  $   64,666   $  117,514   $  148,458   $  244,831   $  150,508      231,794      377,974
    Total assets.......................   4,166,371    4,718,693    5,245,370    6,153,717    7,394,621    6,520,958    8,108,235
    Long-term debt.....................     325,558      364,609      423,918      543,859      697,275      567,983      532,927

                      UNAUDITED COMPARATIVE PER SHARE DATA

    The following table sets forth unaudited historical per share financial information as at and for the nine months ended September 30, 1999, and as at and for each of the three fiscal years in the period ended December 31, 1998, relating to the outstanding shares of Interpublic common stock and outstanding shares of NFO common stock. The following table also sets forth unaudited pro forma per share data for Interpublic that gives effect to the merger as if it had occurred at the dates and at the commencement of the periods indicated using the pooling of interests method of accounting for business combinations and assuming an exchange ratio of 0.5274.

    This presentation is based on the assumption that either the applicable average trading price will be between $46.40 and $49.30 or it will be below the $46.40 price, at which NFO can deliver a notice to call off the merger, and NFO will not have delivered that notice. On March 2, 2000, the closing price per share of Interpublic common stock on the New York Stock Exchange was $ - . If that closing price were the applicable average trading price and NFO elected not to exercise its right to call off the merger, then you would receive a fraction of a share of Interpublic common stock with a value, based on the average trading price, of $ - for each of your shares of NFO common stock.

    The following pro forma per share data for Interpublic does not give pro forma effect to the acquisition by NFO of Infratest Burke in November 1998. The NFO pro forma equivalent per share information gives effect to the merger from the perspective of the owner of NFO common stock by multiplying the pro forma per share information of the combined company by the assumed exchange ratio.

    You should read the information presented below in conjunction with the financial statements and the notes to the financial statements for Interpublic included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the period ended September 30, 1999, which we have incorporated into this document by reference, and the financial statements and the notes to the financial statements for NFO and Infratest Burke that we have included in this document in Annexes D and E. See "Where You Can Find More Information" on page 94 to learn how to obtain these reports of Interpublic. In addition, you should read the information presented below in conjunction with the unaudited pro forma combined condensed financial information and the notes to that information included in this document beginning on page 83.

    The pro forma information below, while helpful in illustrating the financial characteristics of the combination of Interpublic and NFO under one set of assumptions, does not attempt to predict or suggest future results. Moreover, the pro forma information below does not attempt to show what the financial condition or the results of operations of the combined company would have been if the merger had occurred at the dates indicated below or at the commencement of the periods indicated below.

    We have adjusted Interpublic's per share amounts to reflect Interpublic's two-for-one stock split on July 15, 1999 effected in the form of a stock dividend. In addition, for Interpublic, we have restated all periods before 1998 to reflect the effect of acquisitions by Interpublic accounted for as poolings of interests. We have adjusted NFO's per share amounts to reflect the 3-for-2 stock splits effected on October 15, 1997 and February 5, 1996. In addition, for NFO, we have restated all periods before 1998 to give effect to the mergers with Prognostics on April 1, 1997 and MBL Group Plc. on July 11, 1997, both of which were accounted for as poolings of interests.

                                                                                              AS AT AND FOR
                                                                                                THE NINE
                                                                 AS AT AND FOR THE YEAR       MONTHS ENDED
                                                                   ENDED DECEMBER 31,         SEPTEMBER 30,
                                                             ------------------------------   -------------
                                                               1996       1997       1998         1999
                                                             --------   --------   --------   -------------
INTERPUBLIC COMMON STOCK--HISTORICAL
  Net earnings per share, basic............................   $0.82      $0.77      $1.15        $ 0.89
  Net earnings per share, diluted..........................    0.80       0.75       1.11          0.86
  Cash dividends per share.................................    0.22       0.25       0.29          0.245
  Book value per share at period end.......................    3.07       3.70       4.54          4.65

NFO COMMON STOCK--HISTORICAL
  Net earnings per share, basic............................   $0.53      $0.62      $0.68        $ 0.53
  Net earnings per share, diluted..........................    0.51       0.60       0.67          0.52
  Cash dividends per share.................................    0.00       0.00       0.00          0.00
  Book value per share at period end.......................    3.71       4.67       5.69          6.21

INTERPUBLIC COMMON STOCK--PRO FORMA
  Net earnings per share, basic............................   $0.83      $0.79      $1.15        $ 0.89
  Net earnings per share, diluted..........................    0.78       0.74       1.11          0.86
  Cash dividends per share.................................    0.22       0.25       0.29          0.245
  Book value per share at period end.......................    3.22       3.90       4.78          4.92

NFO COMMON STOCK--PRO FORMA EQUIVALENT
  Net earnings per share, basic............................    0.44       0.42       0.61          0.47
  Net earnings per share, diluted..........................    0.41       0.39       0.59          0.45
  Cash dividends per share.................................    0.12       0.13       0.15          0.13
  Book value per share at period end.......................    1.70       2.06       2.52          2.59

                                  RISK FACTORS

    YOU SHOULD CONSIDER THE FOLLOWING MATTERS IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER PROPOSAL.

YOU CANNOT BE CERTAIN OF THE MARKET VALUE OR THE AVERAGE TRADING PRICE OF THE INTERPUBLIC COMMON STOCK YOU WILL RECEIVE FOR EACH OF YOUR SHARES OF NFO COMMON STOCK.

    If the average trading price of shares of Interpublic common stock during the measurement period shortly before the merger is $49.30 or more, up to $66.70, then, for each of your shares of NFO common stock, you will receive a fraction of a share of Interpublic common stock, ranging from 0.3898 to 0.5274, and having a value, based on the average trading price, of $26.00. The merger agreement defines the average trading price as the average of the closing prices for a share of Interpublic common stock on the New York Stock Exchange for the ten consecutive trading days ending on the sixth trading day before the merger. Within this range of average trading prices, the actual fraction of a share of Interpublic common stock you receive will be calculated by dividing $26.00 by the average trading price per share of Interpublic common stock. However, because the actual trading price of shares of Interpublic common stock at the time of the merger may be either lower or higher than the average trading price, the market value of the shares of Interpublic common stock you receive in the merger may be either lower or higher than $26.00 for each of your shares of NFO common stock. The market value of shares of Interpublic common stock is likely to fluctuate based on general market and economic conditions, Interpublic's business and prospects and other factors.

    If the average trading price of shares of Interpublic common stock is below $49.30, but at or above $46.40, then you will receive 0.5274 of a share of Interpublic common stock, which would have a value, based on the average trading price, of less than $26.00, for each share of your NFO common stock. If the average trading price of shares of Interpublic common stock is above $66.70, you will receive 0.3898 of a share of Interpublic common stock, which would have a value, based on the average trading price, of more than $26.00, for each share of your NFO common stock. Furthermore, in either case, because the actual trading price of shares of Interpublic common stock at the time of the merger may be either lower or higher than the average trading price, the market value of the shares of Interpublic common stock you receive in the merger may be either lower or higher than the value of those shares based on the average trading price.

    If the average trading price of shares of Interpublic common stock is below $46.40, NFO will have the right to call off the merger, unless Interpublic elects to adjust the exchange ratio to assure that you will receive Interpublic common stock with a value, based on the average trading price, of $26.00 for each of your shares of NFO common stock. However, NFO may elect not to exercise this right to call off the merger. If NFO elects not to exercise this right to call off the merger, then the value, based on the average trading price, of the shares of Interpublic common stock you receive in the merger would be less than
$26.00 for each share of your NFO common stock. If $   -  , the closing price of
Interpublic common stock on March 2, 2000, were the applicable average trading price and NFO elected not to exercise this right, then you would receive a fraction of a share of Interpublic common stock with a value, based on the
average trading price, of $   -  for each of your shares of NFO common stock.

    In addition, the exchange of certificates representing your shares of NFO common stock for certificates representing shares of Interpublic common stock will not take place immediately upon completion of the merger. You will thus be unable to sell or otherwise transfer these shares of Interpublic common stock for a period following completion of the merger. The market value of the shares of Interpublic common stock you receive in the merger may be either lower or higher at the time you receive your certificates representing shares of Interpublic common stock, and so become able to sell those shares, than at the time of the merger.

THE TERMINATION FEE AND THE STOCK OPTION AGREEMENT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE NFO.

    In the merger agreement, NFO agreed to pay a termination fee to Interpublic in specified circumstances, including circumstances where a third party acquires or seeks to acquire NFO. In the stock option agreement, NFO granted Interpublic an option to purchase a number of shares of NFO common stock equal to 19.9% of the NFO common stock outstanding at the time of exercise, exercisable under similar circumstances. These agreements could discourage other companies from trying to acquire NFO even though those other companies might be willing to offer greater value to NFO stockholders than Interpublic has offered in the merger agreement. In addition, payment of the termination fee would have a material adverse effect on NFO's financial condition.

SHARES OF INTERPUBLIC COMMON STOCK ARE SUBJECT TO DIFFERENT MARKET RISKS THAN SHARES OF NFO COMMON STOCK.

    Upon completion of the merger, holders of shares of common stock of NFO will become holders of shares of common stock of Interpublic. The business, strategy, financial condition, results of operations and common stock of Interpublic differ in material respects from those of NFO. Accordingly, holders of shares of common stock of Interpublic are subject to different market risks than holders of shares of NFO common stock. For a description of and other information about the common stock of Interpublic and the differences between the common stock of Interpublic and the common stock of NFO, see "Unaudited Comparative Per Share Data" on page 12, "Market Prices and Dividends" on page 51 below, "Description of Interpublic Share Capital" on page 90 below, "Comparative Rights of Holders of NFO Common Stock and Interpublic Common Stock" on page 91 below and the registration statement of Interpublic on Form 8-A that we have incorporated by reference and described under "Where You Can Find More Information" on page 94 below. For a description of the business, strategy, financial condition and results of operations of Interpublic, see "Business of Interpublic" on page 52 below and the discussions in the reports on Forms 10-K, 10-Q and 8-K that we have incorporated by reference and described under "Where You Can Find More Information" on page 94 below.

INTERPUBLIC AND NFO MAY NOT REALIZE EXPECTED SYNERGIES.

    While we expect that the merger will allow both companies to increase the scope of the services they each provide to their respective client bases and give rise to other synergies as described in "NFO's Reasons for the Merger" beginning on page 23, these benefits may not be realized. Interpublic and NFO are developing, but have not yet finalized, plans for obtaining operating synergies after the merger. The implementation of these plans will present challenges involving the coordination of the operations, technologies and personnel of the two companies and may give rise to the diversion of the attention of management and unanticipated liabilities and costs. The geographically dispersed operations of the two companies may compound these challenges.

THE RECEIPT OF REQUIRED REGULATORY APPROVALS MAY JEOPARDIZE OR DELAY COMPLETION OF THE MERGER OR MAY REDUCE THE ANTICIPATED BENEFITS OF THE MERGER.

    Certain non-U.S. regulators require, or provide for voluntary, notifications of the merger. The satisfaction of these regulatory conditions may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger because governmental authorities may subject the completion of the merger to compliance with conditions. The merger agreement provides that Interpublic may elect to refrain from proceeding with the merger rather than agree to specified burdensome requirements that governmental authorities may demand as a condition to granting regulatory approvals.

    Even though the waiting period under the Hart-Scott-Rodino Act has terminated, the Department of Justice or the Federal Trade Commission could take action under the U.S. antitrust laws that could adversely affect the merger. The transaction is also subject to antitrust clearance by non-U.S. authorities, including those in Germany, Sweden and Finland.

DIRECTORS AND EXECUTIVE OFFICERS OF NFO HAVE CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEIR DECISION TO APPROVE THE MERGER.

    You should be aware of conflicts of interest, and of the benefits available to directors and executive officers of NFO, when considering the NFO Board's recommendation of the merger. The directors and executive officers of NFO have interests in the merger that are in addition to, or different from, their interests as NFO stockholders. The NFO Board was aware of these conflicts of interest when it approved the merger. These interests relate to:

    - rights to accelerated or increased benefits under employment agreements, severance agreements and stock option agreements; and

    - rights to directors' and officers' insurance coverage and to indemnification with respect to acts and omissions in their capacities as directors and officers of NFO.

See "Interests of NFO's Directors and Management in the Merger" on page 33.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

    This document and the documents that are incorporated by reference contain forward-looking statements about NFO, Interpublic and the combined company after the merger which NFO and Interpublic believe are covered by the Private Securities Litigation Reform Act of 1995. Statements in this document that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include:

    - financial projections and estimates;

    - statements regarding plans, objectives and expectations of Interpublic, NFO or their Boards with respect to future operations, products and services;

    - statements regarding future economic performance;

    - statements relating to the assumptions underlying projections, estimates and performance; and

    - statements relating to the estimated size and growth of relevant markets.

    When used in this document, the words "anticipates," "believes," "expects," "intends," "estimates," "plans," and similar expressions as they relate to NFO, Interpublic or the combined company after the merger or the management of any of these companies are intended to identify these forward-looking statements.

    In making any of these statements, the expectations are believed to be based on reasonable assumptions. However, there are numerous risks, uncertainties and important factors, most of which are difficult to predict and are generally beyond the control of Interpublic or NFO, that could cause actual results to differ materially from those in forward-looking statements. These include:

    - those discussed or identified from time to time in Interpublic's public filings with the Securities and Exchange Commission, which is referred to throughout this document as the Commission;

    - specific risks or uncertainties associated with NFO's or Interpublic's expectations with respect to:

      - the timing, completion or tax status of the merger;

      - the accounting treatment of the merger;

      - the value of the merger consideration;

      - growth prospects;

      - market positions;

      - distribution channels;

      - the impact of technological change on business;

      - risks of international operations;

      - premiums;

      - earnings per share;

      - cost savings;

      - revenue enhancements;

      - profitability resulting from the merger;

      - clients' timing of new product introductions and reformulations;

      - clients' budgets for services offered by Interpublic or NFO;

      - changes in management or ownership of clients;

      - strategic decisions of management;

      - the success of NFO in developing and marketing its interactive marketing research techniques;

      - the effect of foreign exchange rate fluctuations;

      - the successful application of NFO's methodologies to different business and customer environments; and

      - restructuring; and

    - general economic conditions such as:

      - changes in interest rates and the performance of the markets;

      - changes in domestic and foreign laws, regulations and taxes;

      - changes in competition and pricing environments;

      - regional or general changes in asset valuations;

      - the occurrence of significant natural disasters;

      - the development of liabilities related to date-related data or systems;

      - general market conditions;

      - competition; and

      - pricing.

    The actual results, performance or achievement by NFO, Interpublic or the combined company following the merger could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, we cannot assure that any of the events anticipated by the forward-looking statements will occur, or if they do, what impact they will have on the results of operations and financial condition of NFO, Interpublic or the combined company following the merger.

                              THE SPECIAL MEETING

SPECIAL MEETING FOR NFO STOCKHOLDERS

    NFO will hold a special meeting for purposes of voting on the merger.

Date of the Meeting....................  April 5, 2000
Time of the Meeting....................  10:00 a.m. local time
Place of the Meeting...................  Hyatt Regency Greenwich
                                         1800 East Putnam Avenue
                                         Old Greenwich, Connecticut

VOTE REQUIRED

    - Holders of a majority of the shares of NFO common stock outstanding as of the record date must approve the merger, either in person or by proxy, before we can consummate the merger.

    - An abstention from voting on the merger or a broker non-vote will have the effect of a vote against the merger because it is one less vote in favor.

RECORD DATE

    NFO fixed the close of business on March 2, 2000 as the record date. Only holders of record of shares of NFO common stock on that date are entitled to notice of and to vote at the special meeting. On the record date, there were
  -  shares of NFO common stock outstanding and entitled to vote at the special
meeting, held by   -  stockholders of record.

QUORUM

    A majority of the outstanding shares entitled to vote represented in person or by proxy will constitute a quorum at the special meeting. Abstentions and broker non-votes will be considered present at the special meeting for the purpose of calculating a quorum.

PROXIES

    - COMPLETED PROXIES. If you sign, complete and return your proxy card and we receive the proxy card prior to or at the special meeting, your proxy will be voted as you instructed.

    - PROXIES WITHOUT INSTRUCTIONS. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted for the merger proposal.

    - BROKER INSTRUCTIONS. Under New York Stock Exchange rules, brokers who hold NFO common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the merger proposal without specific instructions from those customers. If you are the beneficial owner of shares held in street name by a broker, please give instructions to your broker on how to vote your shares or it will have the same effect as a vote against the proposal.

    - OTHER MATTERS. NFO does not expect that any matter other than the merger proposal will be raised at the special meeting. If, however, other matters are properly raised at the meeting, the persons named as proxies will vote in accordance with the recommendation of the NFO Board.

    - REVOCABILITY OF PROXIES. If you sign and return a proxy card, you may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver a signed notice of revocation to NFO's Secretary or you must deliver a later dated proxy changing your vote. Alternatively, you may choose to attend the special meeting and vote in person. However, simply attending the meeting will not in itself constitute the revocation of your proxy if you do not cast a vote at that time.

    - COSTS OF SOLICITATION. NFO and Interpublic will each pay one-half of the expense of printing and mailing this document. Proxies will be solicited through the mail and directly by officers, directors and regular employees of NFO not specifically employed for such purpose, without additional compensation. NFO will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. NFO has engaged D.F. King to represent it in connection with the solicitations of proxies and will pay D.F. King a customary fee for its services and reimburse its expenses.

    * Please DO NOT SEND your stock certificates with your proxy card. We will mail you a separate transmittal form with instructions for the surrender of your certificates as soon as practicable after the consummation of the merger.

                                   THE MERGER

BACKGROUND OF THE MERGER

    AUGUST, 1999. Representatives of a potential transaction partner for NFO other than Interpublic contacted both John Sculley and Walter A. Forbes, independent members of the NFO Board, to express their company's interest in a business combination with NFO.

    AUGUST 20, 1999. Following a meeting of the NFO Board, NFO retained Greenhill & Co., LLC to provide general advisory services for a retainer at a fixed annual amount.

    SEPTEMBER 13, 1999. At the request of the other potential transaction partner for NFO who previously expressed interest in a business combination with NFO, representatives of Greenhill & Co., LLC met with representatives of that company to discuss its interest in NFO.

    SEPTEMBER 23, 1999. NFO retained Greenhill & Co., LLC specifically to act as its financial advisor in connection with evaluating and recommending financial and strategic alternatives to NFO.

    OCTOBER 13, 1999. William E. Lipner, Chairman of the NFO Board and Chief Executive Officer and President of NFO, met with representatives of a second potential transaction partner other than Interpublic to discuss several business matters, including a possible business combination between the parties.

    OCTOBER 25, 1999. A representative of Greenhill & Co., LLC spoke with a senior executive of Interpublic regarding a possible strategic transaction between Interpublic and NFO.

    OCTOBER 29, 1999. William E. Lipner met with a representative of the second alternative potential transaction partner to further discuss a potential business combination between the parties.

    NOVEMBER 3, 1999. A representative of Greenhill & Co., LLC spoke with a senior executive of Interpublic regarding a possible business combination between Interpublic and NFO.

    NOVEMBER 4, 5, 10, 18, 22, 23 AND 29, 1999. Representatives of Greenhill & Co., LLC and/or William E. Lipner and/or Patrick G. Healy, Chief Financial Officer of NFO, spoke and/or met with representatives of several third parties who either declined to pursue discussions regarding a business combination with NFO or who initially expressed interest but did not subsequently pursue the matter.

    NOVEMBER 4 AND 5, 1999. A representative of Greenhill & Co., LLC spoke with the financial advisor to the second alternative potential transaction partner other than Interpublic regarding valuation of NFO and process for moving forward to discuss a transaction.

    NOVEMBER 12, 1999. William E. Lipner met with representatives of the second alternative potential transaction partner to discuss a potential business combination.

    NOVEMBER 15, 1999. Representatives of Greenhill & Co., LLC met with several senior executives of Interpublic to discuss a possible business combination between NFO and Interpublic.

    NOVEMBER 22, 1999. NFO received a letter from the second alternative potential transaction partner proposing the structure of the board and management of the combined company and proposing a price per NFO share in a range, the high end of which was below the value agreed to in the Interpublic merger agreement.

    NOVEMBER 22, 1999. Executive officers of Interpublic, William E. Lipner, Patrick G. Healy, Joseph Migliara, President-North American Operations for NFO, and a representative of Greenhill & Co., LLC met at NFO's headquarters in Greenwich, Connecticut to present NFO to Interpublic. Interpublic also presented itself to NFO. At the conclusion of the meeting, an executive officer of Interpublic agreed to set up a meeting for NFO's senior management to present NFO to the senior management team at Interpublic.

    NOVEMBER 23, 1999. Mr. Robert F. Greenhill of Greenhill & Co., LLC received a letter from the first alternative potential transaction partner indicating continued interest in pursuing a business combination with NFO.

    NOVEMBER 24, 1999. An executive officer of Interpublic contacted William E. Lipner to confirm a meeting with a senior executive of Interpublic at Interpublic's offices in New York, New York on December 14, 1999.

    NOVEMBER 24, 1999. William E. Lipner contacted a representative of the second alternative potential transaction partner to continue discussions and to indicate that the range of values that had been proposed was inadequate.

    NOVEMBER 29, 1999 AND DECEMBER 6, 1999. A representative of Greenhill & Co., LLC spoke again with the financial advisor to the second alternative potential transaction partner for NFO regarding valuation and process.

    NOVEMBER 30, 1999. A representative of the first alternative potential transaction partner contacted Walter A. Forbes, one of NFO's independent directors, regarding his company's continued interest in pursuing a transaction with NFO.

    NOVEMBER 30, 1999. A representative of the first alternative potential transaction partner contacted William E. Lipner to discuss a business combination with NFO, including the proposed management structure of the combined entity.

    DECEMBER 8, 1999. Patrick G. Healy and a representative of Greenhill & Co., LLC had separate conference calls with representatives of each of the first and second alternative potential transaction partners to provide due diligence information.

    DECEMBER 9, 1999. NFO received a second letter from the second alternative potential transaction partner confirming recent discussions about NFO's current and expected financial performance and indicating a proposed price per NFO share at the high end of the range previously communicated to NFO, which price was below the value agreed to in the Interpublic merger agreement. The letter also proposed a process in which NFO would grant this company a period of exclusivity to conduct due diligence and contract negotiations and to arrange financing, with the stated goal of announcing a transaction in late January, 2000.

    DECEMBER 9, 1999. William E. Lipner and Walter A. Forbes, on the one hand, and a representative of Greenhill & Co., LLC, on the other hand, had discussions with the first alternative potential transaction partner regarding that company's continued interest in a business combination with NFO.

    DECEMBER 9, 1999. Patrick G. Healy and a representative of Greenhill & Co., LLC had a conference call with an officer of Interpublic to provide due diligence information.

    DECEMBER 10, 1999. The NFO Board met. A representative of Greenhill & Co., LLC reviewed with the board available strategic alternatives and a list of potential transaction partners, including Interpublic, as well as each company's level of interest. The board discussed in detail the alternatives available to NFO as well as the matters raised by the Greenhill & Co., LLC presentation.

    DECEMBER 10, 1999. A representative of the financial advisor to the first alternative potential transaction partner contacted Steven J. Gilbert, one of NFO's independent directors, to inquire whether NFO was engaged in a serious process regarding the evaluation of potential transaction partners. Mr. Gilbert responded that NFO was considering all of its strategic alternatives, including the evaluation of strategic partners.

    DECEMBER 14, 1999. William E. Lipner, Patrick G. Healy, Joseph Migliara and a representative of Greenhill & Co., LLC met with representatives of Interpublic to discuss a potential transaction and to provide Interpublic with due diligence information about NFO.

    DECEMBER 15, 1999. William E. Lipner, Patrick G. Healy, Hartmut Kiock, President-European Operations for NFO, Joseph Migliara and representatives of Greenhill & Co., LLC and Paul, Weiss, Rifkind, Wharton & Garrison, legal counsel to NFO, met with representatives of the second alternative transaction partner, including its financial advisors, to provide due diligence information and to continue discussions regarding a possible business combination.

    DECEMBER 15, 1999. Representatives of Greenhill & Co., LLC met with the first alternative potential transaction partner to discuss their valuation of NFO. Prior to the close of business on December 15, 1999, Greenhill & Co., LLC received a letter from that company proposing a valuation, subject to further due diligence, of NFO below the level agreed to in the Interpublic merger agreement. The company reserved the right to increase its offer following completion of its due diligence review of NFO.

    DECEMBER 16, 1999. William E. Lipner, Patrick G. Healy and Joseph Migliara met again with representatives of the second alternative transaction partner, including its financial advisors, to continue providing due diligence information and to continue discussions regarding a possible business combination. During the course of these meetings, the company made several price proposals, all of which were below the price agreed to in the Interpublic merger agreement.

    DECEMBER 16, 1999. Patrick G. Healy and Joseph Migliara, together with a representative of Greenhill & Co., LLC, met with management of the first alternative potential transaction partner and its financial advisors after business hours to provide due diligence information. At the conclusion of the meeting, the company was requested to confirm its per share valuation of NFO and provide additional details regarding its proposed timetable for executing definitive documentation in respect of a transaction with NFO.

    DECEMBER 16, 1999. William E. Lipner and a senior executive of Interpublic met at NFO's headquarters in Greenwich, Connecticut, and the senior executive of Interpublic proposed an all stock transaction to be accounted for as a pooling of interests that valued NFO at $26 per share.

    DECEMBER 17, 1999. The Interpublic Board met and approved the merger with NFO at a price of $26 per share.

    DECEMBER 17, 1999. William E. Lipner and representatives of Greenhill & Co., LLC and Paul, Weiss, Rifkind, Wharton & Garrison met with representatives of the second alternative potential transaction partner to inform them that NFO was not in a position to grant exclusivity because their valuation of NFO was inadequate and that their proposed transaction process was not satisfactory in light of the numerous contingencies contained in their offer and their inability to move quickly to conclude a definitive agreement.

    DECEMBER 17, 1999. A representative of the financial advisor to the first alternative potential transaction partner contacted a representative of Greenhill & Co., LLC in response to NFO's request the previous evening for an update as to valuation and process if the parties were to move forward. Greenhill & Co., LLC was informed that the company would not increase its valuation of NFO at that time and that a due diligence request would be forthcoming. That company's legal counsel provided NFO's advisors with an extensive due diligence request letter and a draft merger agreement, which did not contain specific information relating to valuation.

    DECEMBER 17, 1999. The NFO Board met via teleconference. Mr. Lipner reviewed the offer received from Interpublic, including price, terms and timetable for execution of definitive documentation. Following a discussion of strategic alternatives and of the other indications of interest received to date, representatives of Greenhill & Co., LLC and Paul, Weiss, Rifkind, Wharton & Garrison presented their analyses of the Interpublic offer and the other indications of interest received by NFO. The NFO Board discussed the foregoing and then authorized NFO's management and representatives to continue to pursue the Interpublic transaction.

    DECEMBER 17, 1999. NFO, Interpublic and their respective financial and legal advisors commenced negotiations of the terms of the proposed transaction. Cleary, Gottlieb, Steen & Hamilton, legal counsel to Interpublic, also commenced preparation of a definitive merger agreement and a stock option agreement.

    DECEMBER 17, 1999. Representatives of Interpublic commenced due diligence of NFO at the offices of Paul, Weiss, Rifkind, Wharton & Garrison.

    DECEMBER 18, 1999. Interpublic commenced on-site due diligence of NFO in Greenwich, Connecticut and continued due diligence of NFO at the offices of Paul, Weiss, Rifkind, Wharton & Garrison. The parties commenced negotiations of the merger agreement and related stock option agreement. Representatives of NFO and Interpublic met in Toledo, Ohio in connection with financial due diligence.

    DECEMBER 19, 1999. Interpublic commenced on-site due diligence on NFO in Northwood, Ohio and continued due diligence of NFO at the offices of Paul, Weiss, Rifkind, Wharton & Garrison. Negotiations of definitive documentation continued.

    DECEMBER 19, 1999. The NFO Board met via teleconference. Both Mr. Lipner and a representative of Paul, Weiss, Rifkind, Wharton & Garrison updated the NFO Board on the material terms of the Interpublic transaction. A representative of Paul, Weiss, Rifkind, Wharton & Garrison summarized the proposed terms of the merger agreement and other transaction documents and advised the NFO Board on its fiduciary obligations. A representative of Greenhill & Co., LLC reviewed its financial analysis of the merger, including the economic terms of the Interpublic transaction, the results of its valuation analysis of NFO and Interpublic and the stock price and trading history of Interpublic. Greenhill & Co., LLC delivered its opinion that the exchange ratio is fair to the NFO stockholders from a financial standpoint. The NFO Board approved and adopted the merger agreement and approved the other transaction documents.

    DECEMBER 20, 1999. NFO and Interpublic executed and delivered the merger agreement and the stock option agreement and the transaction was announced publicly. NFO also announced publicly that it was reducing expectations in respect of its financial performance for the fourth quarter of 1999 and for fiscal year 2000.

    DECEMBER 21, 1999. NFO received a letter from the first alternative potential transaction partner expressing its disappointment that NFO announced the merger agreement with Interpublic and indicating that it might be willing to increase its offer in cash and stock to an amount exceeding $26.00 per NFO share but did not specify the amount and stated that the timing of NFO's announcement of a definitive agreement with Interpublic was not consistent with the guidance it received regarding process and timing.

    DECEMBER 23, 1999. Paul, Weiss, Rifkind, Wharton & Garrison, on behalf of NFO, responded to the December 21 letter by indicating that NFO's recollection of the events described in the December 21 letter differed materially from those described in the letter and stating that the terms of the merger agreement with Interpublic prohibit NFO, except in circumstances described in the merger agreement, from engaging in discussions regarding alternative potential transactions.

    JANUARY, 2000. Representatives of the first alternative potential transaction partner contacted Walter A. Forbes on January 3 and John Sculley on January 7 to restate that the timing of NFO's announcement of a definitive agreement with Interpublic was not consistent with the guidance it received regarding process and timing.

    JANUARY 10, 2000. Paul, Weiss, Rifkind, Wharton & Garrison, on behalf of NFO, responded by letter to the phone calls received by Messrs. Forbes and Sculley by reiterating that the terms of the merger agreement with Interpublic prohibit NFO from engaging in discussions regarding alternative potential transactions except in circumstances described in the merger agreement. Accordingly, the letter stated that no director, officer or employee of NFO could presently engage in discussions and that any attempts to contact them should immediately cease.

    To date there have been no further contacts from the first alternative potential transaction partner or anyone else.

NFO'S REASONS FOR THE MERGER

    The NFO Board determined that the terms of the merger are advisable and fair to NFO and the NFO stockholders and in the best interest of NFO and its stockholders. In determining to approve the merger agreement and related transactions, the NFO Board consulted with management and other outside consultants including Greenhill & Co., LLC, its financial advisor, and Paul, Weiss, Rifkind, Wharton & Garrison, its legal advisor, and considered a number of factors, including:

    - the good fit between NFO and Interpublic, which adds NFO's marketing research services to Interpublic's existing advertising, promotion and direct marketing services, thereby allowing NFO and Interpublic to offer customers a comprehensive array of marketing services;

    - the fact that the NFO brand and personnel are complementary to and not redundant with Interpublic's current business, thus enabling NFO to become the marketing research arm of Interpublic;

    - the strength and depth of the combined management team;

    - the anticipated enhanced liquidity of the Interpublic common stock that NFO stockholders would receive in the merger;

    - NFO's ability to continue to operate as a stand-alone company and meet its long-term objectives;

    - the increased growth potential that may result from a combination of NFO and Interpublic, including the greater financial stability and strength of the combined company;

    - the terms and conditions of the merger agreement, including:

       - the nature of the parties' representations, warranties, covenants and agreements, which the NFO Board believed would provide a reasonable degree of certainty that the merger would be completed; and

       - the provisions that permit NFO, subject to the conditions and procedures described in the merger agreement, (1) to consider additional bona fide third-party offers to acquire NFO, (2) to provide information and negotiate with third parties in response to those offers and

         (3) to terminate the merger agreement with Interpublic to accept a superior proposal subject to the payment to Interpublic of a termination fee or, in the alternative, exercise of a 19.9% stock option on NFO common stock held by Interpublic;

    - the opinion of Greenhill & Co., LLC that the exchange ratio is fair from a financial point of view to the NFO stockholders;

    - the structure of the merger, which generally will result in no gain or loss recognized by NFO stockholders for federal income tax purposes on the shares of NFO exchanged in the merger;

    - the regulatory approvals required to complete the merger and the prospects for receiving those approvals; and

    - the potential adverse effects on NFO's business, operations and financial condition if the merger were not completed following public announcement of the merger agreement.

    As a result of the foregoing considerations, the NFO Board determined that the potential advantages of the merger outweighed the benefits of remaining as a stand-alone company. The NFO Board believes the combined company will provide many benefits, including potential cost savings of combining administrative functions and increased access to sales and marketing resources.

    In view of the variety of factors considered in connection with its evaluation of the merger, the NFO Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the NFO Board may have given different weights to different factors and may have viewed the different factors as affecting the determination of fairness and advisability differently.

RECOMMENDATION OF THE NFO BOARD

    THE NFO BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTEREST OF, NFO AND ITS STOCKHOLDERS. THE NFO BOARD UNCONDITIONALLY RECOMMENDS THAT THE NFO STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

OPINION OF NFO'S FINANCIAL ADVISOR

    Greenhill & Co., LLC, as part of its engagement as financial advisor to NFO, was asked to render an opinion to the NFO Board with respect to the fairness of the exchange ratio, from a financial point of view, to the NFO stockholders.

    The following is a summary of the report by Greenhill to the NFO Board in connection with the rendering of its oral opinion presented to the NFO Board on December 19, 1999, subsequently confirmed by a written opinion addressed to the NFO Board, dated December 19, 1999.

    The full text of the written opinion of Greenhill with respect to the exchange ratio, setting forth the assumptions made, matters considered and the limits on the review undertaken, is attached as Annex C to this document and is incorporated in this document by reference. NFO stockholders are urged to read the opinion in its entirety. Greenhill's written opinion is addressed to the NFO Board, is directed only to the exchange ratio, and does not constitute a recommendation to any NFO stockholder as to how the stockholder should vote at the special meeting nor does it constitute a recommendation to the NFO Board as to whether it should approve the merger. The summary of the opinion of Greenhill set forth in this document is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, Greenhill, among other things:

    - reviewed the drafts, dated December 19, 1999, of the merger agreement and of the stock option agreement;

    - reviewed the structure of the merger;

    - reviewed Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, 1997 and 1998 for NFO;

    - reviewed Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, 1997 and 1998 for Interpublic;

    - reviewed certain filings with the Commission made by NFO and Interpublic, respectively, and other publicly available business and financial information relating to NFO and Interpublic, respectively, that Greenhill deemed relevant;

    - reviewed certain information, including financial forecasts and other financial and operating data concerning NFO, prepared by the management of NFO;

    - discussed the past and current operations, as well as the financial condition and prospects of NFO with senior executives of NFO;

    - discussed the past and current operations, as well as the financial condition and prospects, of Interpublic with senior executives of Interpublic;

    - reviewed the historical market prices and trading activity for the NFO common stock and the Interpublic common stock, as well as related comparable companies and stock market indices that Greenhill deemed relevant;

    - analyzed the exchange ratio using the trading values of certain comparable companies that Greenhill deemed relevant;

    - reviewed the financial terms, to the extent publicly available, of certain other comparable transactions that Greenhill deemed relevant;

    - analyzed the pro forma effect of the merger on the earnings, cash flow and certain financial ratios of the combined company;

    - discussed with the senior management of NFO and Interpublic, respectively, the strategic rationale of the merger;

    - participated in discussions and negotiations among representatives of NFO and Interpublic and their legal advisors; and

    - reviewed other financial studies and analyses and performed other investigations and took into account other matters as Greenhill deemed necessary or appropriate for purposes of its opinion.

    In preparing its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by representatives of NFO and Interpublic for purposes of its opinion. With respect to the financial forecasts of NFO, Greenhill assumed that such forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of NFO as to the future financial performance of NFO. Greenhill relied upon such forecasts in arriving at its opinion. Greenhill requested but was not provided with financial forecasts for Interpublic, but was directed by management of Interpublic to certain publicly available research reports that contained financial forecasts for Interpublic. Greenhill assumed that management of Interpublic directed Greenhill to such financial forecasts based upon their good faith judgment that such forecasts reflect the best currently available estimates as to the future financial performance of Interpublic. Greenhill relied upon such forecasts in arriving at its opinion. In arriving at its opinion, Greenhill did not conduct a physical inspection of NFO or Interpublic, nor did it undertake an independent appraisal of the assets of NFO or of the assets of Interpublic. In addition, Greenhill assumed that the merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles and will be completed in accordance with the terms and conditions set forth in the merger agreement.

    Greenhill's opinion is necessarily based on the economic, market, financial and other conditions as in effect on, and the information made available to Greenhill as of, the date of the opinion. Subsequent developments may affect the conclusions contained in the written opinion dated December 19, 1999, and Greenhill does not have any obligation to update, revise or reaffirm its opinion. Greenhill expressed no opinion as to the price at which the Interpublic common stock to be issued in the merger to the NFO stockholders may trade at any time.

    In accordance with customary investment banking practice, Greenhill employed generally accepted valuation methods in reaching its opinion. The following summarizes the material analyses performed by Greenhill in connection with the rendering of its oral opinion of December 19, 1999, subsequently confirmed by a written opinion dated December 19, 1999. In the summaries below, references to forecasted financial information for Interpublic were derived from recent representative Wall Street research to which Interpublic management guided Greenhill and which Greenhill assumed reflected the best currently available estimates as to the financial performance of Interpublic. Some of the summaries below include information in tabular format. The tables alone do not constitute a complete description of the financial analyses and should be read together with the text of each summary.

VALUATION OF NFO

    HISTORICAL STOCK PRICE PERFORMANCE. Greenhill reviewed the historical trading prices of NFO common stock from December 17, 1998 to December 17, 1999. In addition, Greenhill compared the historical stock prices of NFO common stock on the basis of the average stock prices for the prior 30 days, 90 days, 180 days and one year as set forth in the table below:

TIME PERIOD             AVG. STOCK PRICE
-----------             ----------------
        30 day               $12.86
        90 day               $12.45
       180 day               $13.29
        1 year               $12.37

    Greenhill also noted that the high closing price per share of NFO common stock during the one-year period ended December 17, 1999 was $15.63 on July 15, 1999 and the all-time high closing price of the NFO common stock was $21.75 on April 3, 1998. Assuming that Interpublic common stock is trading within the collar range (approximately $49.30 - $66.70 per share of Interpublic common stock), Greenhill also observed that the offer price of $26.00 of value of Interpublic common stock for each outstanding share of NFO common stock would be in excess of NFO's recent trading history set forth above and would be approximately 20% greater than the all time high closing price of the NFO common stock on April 3, 1998.

    SELECTED COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. As part of its analysis, Greenhill compared selected financial information of NFO with that of a group of publicly traded marketing services/direct marketing companies, which we refer to as the Direct Marketing Companies, and a group of publicly traded market research companies, which we refer to as the Market Research

Companies. The following table sets forth the list of companies selected for inclusion in the group of Direct Marketing Companies and Market Research Companies, respectively.

DIRECT MARKETING COMPANIES         MARKET RESEARCH COMPANIES
--------------------------         -------------------------
Catalina Marketing Corp.           WPP Group PLC
Harte Hanks, Inc.                  Taylor Nelson Sofres
ACNielsen Corp.                    GfK
Snyder Communications, Inc.        Ipsos

    Greenhill reviewed, among other information, the multiples of the Direct Marketing Companies' and the Market Research Companies':

    - price to forecasted 1999 and forecasted 2000 earnings (this ratio is also known as P/E);

    - enterprise value to forecasted 1999 earnings before interest expense and tax expense (also known as EBIT), forecasted 2000 EBIT, forecasted 1999 earnings before interest expense and tax expense, plus depreciation and amortization (also known as EBITDA) and forecasted 2000 EBITDA; and

    - forecasted 2000 P/E to forecasted five-year earning per share (also known as EPS) growth rates.

    The forecasted information for the Direct Marketing Companies and Market Research Companies was based on estimates published by I/B/E/S International, an industry provider of earnings estimates based on an average of earnings estimates published by various investment banking firms, as of December 1999.

    The analysis of the Direct Marketing Companies and the Market Research Companies resulted in the following range, mean and median multiples as of December 17, 1999:

                                                                    ENTERPRISE VALUE TO
                                                         ------------------------------------------   2000E P/E
                                    PRICE TO EARNINGS      EBIT       EBIT      EBITDA     EBITDA     TO 5 YEAR
                                   -------------------   --------   --------   --------   ---------   EPS GROWTH
                                    1999E      2000E      1999E      2000E      1999E       2000E        RATE
                                   --------   --------   --------   --------   --------   ---------   ----------
DIRECT MARKETING  Range..........    18.2x-     16.0x-      6.2x-      4.7x-      5.3x-        4.0x-     0.78x-1.36x
COMPANIES                            41.6x      32.8x      27.2x      21.3x      19.2x        14.9x
                  Mean...........    24.8x      20.7x      14.0x      11.6x      10.0x         8.3x      0.98x
                  Median.........    19.7x      17.0x      11.4x      10.3x       7.8x         7.1x      0.88x
MARKET RESEARCH   Range..........    42.3x-     37.1x-     26.0x-     22.8x-     17.4x-       14.8x-     0.78x-2.65x
COMPANIES                            64.0x      42.4x      32.9x      26.9x      23.6x        20.2x
                  Mean...........    52.3x      40.4x      29.1x      24.4x      21.3x        18.3x      1.72x
                  Median.........    50.7x      41.7x      28.6x      23.5x      22.9x        19.9x      1.72x

    Greenhill calculated the implied equity values per share of NFO common stock by applying multiple ranges that it deemed relevant from the comparable companies analysis described above to NFO's forecasted 1999 EBITDA and forecasted 2000 EBITDA, forecasted 1999 EBIT and forecasted 2000 EBIT, and price to forecasted 1999 and forecasted 2000 earnings, which were based on forecasts prepared by NFO's management. For purposes of this analysis, Greenhill gave more weight to the multiple ranges for the Direct Marketing Companies, since it believes that the trading ranges of the Direct Marketing Companies are more representative of NFO's market valuation than the Market

Research Companies. This analysis implied the following ranges of equity values per share of NFO common stock as set forth below:

                                                                    IMPLIED EQUITY
                                                  MULTIPLE RANGES   VALUE PER SHARE
                                                  ---------------   ---------------
1999E EBITDA....................................     8.0x-10.0x      $11.83-$16.79
2000E EBITDA....................................      7.0x-9.0x      $12.19-$17.96
1999E EBIT......................................    12.0x-14.0x      $11.53-$14.79
2000E EBIT......................................    10.0x-12.0x      $11.70-$15.65
1999E Earnings..................................    20.0x-25.0x      $10.63-$13.29
2000E Earnings..................................    16.0x-22.0x      $11.26-$15.48

    Based upon this analysis, Greenhill determined an unaffected market valuation range for NFO, as of December 17, 1999, of approximately $11.52 to $15.66 per share and a valuation range for NFO, as of December 17, 1999, of approximately $14.98 to $20.36 per share, assuming a change of control premium of 30% which Greenhill believes approximates a typical acquisition premium over unaffected market trading levels.

    No company utilized in Greenhill's comparable company analysis is identical to NFO. In evaluating the Direct Marketing Companies and the Market Research Companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of each group to NFO and judgments as to the relative applicability to NFO of the various valuation parameters with respect to each group. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using publicly traded comparable company data.

    PRECEDENT TRANSACTION ANALYSIS. Using publicly available information, Greenhill examined selected transactions with respect to industry characteristics, growth prospects and other traits deemed relevant. Greenhill noted that there are a limited number of recent precedent transactions that are comparable to the merger. Specifically, Greenhill reviewed the following transactions which were announced or took place from January 1999 to November 1999, listed in reverse chronological order beginning with the most recent transaction:

    - Omnicom Group, Inc.'s acquisition of M/A/R/C Inc.

    - VNU NV's acquisition of Nielsen Media Research, Inc.

    - Aegis Group's acquisition of Market Facts, Inc.

    - United Information Group's acquisition of Audits & Surveys
      Worldwide, Inc.

    Greenhill reviewed, among other information, the multiples of the precedent transactions':

    - enterprise value to forecasted 1999 and forecasted 2000 EBITDA and forecasted 1999 and forecasted 2000 EBIT; and

    - equity value to forecasted 1999 and forecasted 2000 earnings.

    Greenhill also reviewed the premium paid in these precedent transactions to the stock price of the target company one day and four weeks prior to the announcement of the transaction.

    Greenhill's analysis of the Precedent Transactions resulted in the following range, mean and median multiples as of December 17, 1999:

                                                      ENTERPRISE VALUE TO
                                  ------------------------------------------------------------          EQUITY VALUE TO
                                             EBITDA                          EBIT                          EARNINGS
                                  ----------------------------   -----------------------------   -----------------------------
                                      1999E          2000E           1999E           2000E           1999E           2000E
                                  -------------   ------------   -------------   -------------   -------------   -------------
PRECEDENT     Range.............         11.7x-          9.2x-          15.4x-          12.6x-          26.3x-          21.6x-
TRANSACTIONS                              18.6x          15.2x           25.8x           21.7x           45.9x           38.7x
              Mean..............          14.1x          11.3x           22.2x           17.0x           37.7x           28.7x
              Median............          12.1x           9.4x           25.3x           16.7x           41.0x           25.9x


                       PREMIUM PAID
              -------------------------------
                  1 DAY           4 WEEKS
                  PRIOR            PRIOR
              --------------   --------------
PRECEDENT             15.0%-           21.3%-
TRANSACTIONS           41.6%            40.4%
                       27.3%            32.3%
                       26.4%            33.7%

    Greenhill then calculated the implied equity values per share of NFO common stock by applying the relevant multiple ranges derived from the precedent transactions analysis described above to NFO's forecasted 1999 EBITDA and forecasted 2000 EBITDA, forecasted 1999 EBIT and forecasted 2000 EBIT, price to forecasted 1999 and forecasted 2000 earnings and the premium paid in the precedent transactions to the stock price of the target company one day and four weeks prior to the announcement of the transaction. This analysis implied the following ranges of equity values per share of NFO common stock as set forth below:

                                                                                IMPLIED EQUITY
                                                              MULTIPLE RANGES   VALUE PER SHARE
                                                              ---------------   ---------------
1999E EBITDA................................................   11.5x-12.5x       $20.52-$23.00
2000E EBITDA................................................   9.0x-10.0x        $17.96-$20.85
1999E EBIT..................................................   17.0x-22.0x       $19.68-$27.84
2000E EBIT..................................................   15.0x-17.0x       $21.58-$25.52
1999E Earnings..............................................   35.0x-45.0x       $18.60-$23.91
2000E Earnings..............................................   23.0x-28.0x       $16.19-$19.71
Premium paid one day prior..................................   27.0%-42.0%       $17.78-$19.88
Premium paid four weeks prior...............................   32.0%-40.0%       $18.48-$19.60

    Based on this analysis and the closing price of $14.00 per share of NFO common stock on December 17, 1999, Greenhill calculated per share values for NFO common stock ranging from $18.85 to $22.54.

    No company utilized in the selected precedent transaction analysis is identical to either NFO or Interpublic nor is any transaction identical to the contemplated transaction between NFO and Interpublic. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of NFO and Interpublic and the companies involved in the comparable transactions, as well as other factors that could affect their publicly traded and/or transaction value. The numerical results are not in themselves meaningful in analyzing the merger as compared to comparable transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Greenhill performed a discounted cash flow analysis of NFO based on financial forecasts prepared by NFO's management. In the discounted cash flow analysis, Greenhill determined the present value of the after-tax unlevered free cash flows generated over the forecast period plus a terminal value, by using terminal EBITDA multiples ranging from 8.0x to 10.0x and discount rates ranging from 9.0% to 11.0% based on the weighted average cost of capital. Net debt was then subtracted from the aggregate values to derive the equity values. Based on this analysis, Greenhill calculated per share values for NFO ranging from $17.56 to $22.78.

VALUATION OF INTERPUBLIC

    HISTORICAL STOCK PRICE PERFORMANCE. Greenhill reviewed the historical trading prices and volume of Interpublic common stock. During the three-year period ended December 17, 1999, Greenhill observed that the high and low closing prices for shares of the Interpublic common stock were $58.06 on December 17, 1999 and $15.42 on December 17, 1996, respectively. Greenhill also noted that the all-time high closing price of the Interpublic common stock was $58.06 on December 17, 1999.

    SELECTED COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. As part of its analysis, Greenhill compared selected financial information of Interpublic with that of a group of comparable publicly traded advertising companies, which we refer to as the Advertising Companies, consisting of the following:

    - Omnicom Group, Inc.;

    - WPP Group PLC;

    - Young & Rubicam Inc.; and

    - True North Communications Inc.

    Greenhill reviewed, among other information, the multiples of the Advertising Companies':

    - price to forecasted 1999 and forecasted 2000 earnings;

    - enterprise value to forecasted 1999 EBIT, forecasted 2000 EBIT, forecasted 1999 EBITDA and forecasted 2000 EBITDA; and

    - forecasted 2000 P/E to forecasted five-year EPS growth rates.

    The forecasted information for the Advertising Companies was based on I/B/E/S estimates as of December 1999.

    Greenhill's analysis of the Advertising Companies resulted in the following range, mean, and median multiples as of December 17, 1999:

                                                                             ENTERPRISE VALUE TO
                                              PRICE TO EARNINGS         -----------------------------
                                        -----------------------------       EBIT            EBIT
                                            1999E           2000E           1999E           2000E
                                        -------------   -------------   -------------   -------------
ADVERTISING   Range..................          24.9x-          20.6x-          14.4x-          12.2x-
COMPANIES                                       54.3x           47.4x           27.9x           23.9x
              Mean...................           40.9x           35.1x           24.0x           20.5x
              Median.................           42.3x           36.2x           26.8x           23.0x

                   ENTERPRISE VALUE TO
              -----------------------------   2000E P/E TO
                 EBITDA          EBITDA        5 YEAR EPS
                  1999E           2000E        GROWTH RATE
              -------------   -------------   -------------
ADVERTISING          10.9x-           9.4x-          1.47x-
COMPANIES             22.9x           20.2x           3.16x
                      19.0x           16.5x           2.26x
                      21.0x           18.1x           2.21x

    Greenhill compared the multiples that it observed for the Advertising Companies to the following multiples for Interpublic (calculated on the same basis as the Advertising Companies' multiples and based on the selected recent representative Wall Street research referenced above):

                                                                                ENTERPRISE VALUE TO
                                                    PRICE TO         -----------------------------------------
                                                    EARNINGS                                                     2000E P/E TO
                                               -------------------     EBIT       EBIT      EBITDA     EBITDA     5 YEAR EPS
                                                1999E      2000E      1999E      2000E      1999E      2000E     GROWTH RATE
                                               --------   --------   --------   --------   --------   --------   ------------
INTERPUBLIC..................................   45.1x      39.1x      30.1x      25.3x      22.3x      19.2x         2.68x

    Greenhill then calculated the implied equity values per share of Interpublic common stock by applying the multiple ranges that it deemed relevant from the comparable companies analysis described above to Interpublic's forecasted 1999 EBITDA and forecasted 2000 EBITDA, forecasted 1999 EBIT and forecasted 2000 EBIT, and price to forecasted 1999 and forecasted 2000 earnings, which were based on recent representative Wall Street research referenced above. This analysis implied the following ranges of equity values per share of Interpublic common stock as set forth below:

                                                                 IMPLIED EQUITY VALUE PER
                                             MULTIPLE RANGES              SHARE
                                            ------------------   ------------------------
1999E EBITDA..............................        20.0x-23.0x          $52.08-$60.03
2000E EBITDA..............................        17.0x-20.0x          $51.37-$60.59
1999E EBIT................................        26.0x-28.0x          $49.97-$53.88
2000E EBIT................................        22.0x-24.0x          $50.29-$54.94
1999E Earnings............................        42.0x-50.0x          $50.70-$60.36
2000E Earnings............................        35.0x-45.0x          $49.53-$63.69

    Based upon this analysis, Greenhill determined a valuation range for Interpublic, as of December 17, 1999, of approximately $50.66 to $58.91 per share.

    No company utilized in Greenhill's comparable company analysis is identical to Interpublic. In evaluating the Advertising Companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of the Advertising Companies to Interpublic and judgments as to the relative applicability to Interpublic of the various valuation parameters with respect to the Advertising Companies. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using publicly traded comparable company data.

    DISCOUNTED CASH FLOW ANALYSIS. Greenhill performed a discounted cash flow analysis of Interpublic based on the selected recent representative Wall Street research referenced above. In the discounted cash flow analysis, Greenhill determined the present value of the after-tax unlevered free cash flows generated over the forecast period plus a terminal value, by using terminal EBITDA multiples ranging from 20.0x to 22.0x and discount rates ranging from 11.5% to 12.5% based on the weighted average cost of capital. Net debt was then subtracted from the aggregate values to derive the equity values. Based on this analysis, Greenhill calculated per share values for Interpublic ranging from $63.94 to $69.60 per share.

    COMPARATIVE STOCK PRICE PERFORMANCE. Greenhill also reviewed the historical performance of daily closing prices of Interpublic common stock from December 17, 1996 to December 17, 1999 and from December 17, 1998 to
December 17, 1999, and compared its performance during these periods with that of the S&P 500 Index and an index of the Advertising Companies. Greenhill observed that the stock price of Interpublic, the Advertising Companies and the S&P 500 increased by the percentages set forth in the following table, on a stock price appreciation basis, over the three-year period from December 17, 1996 to December 17, 1999 and the one-year period from December 17, 1998 to December 17, 1999, respectively.

                                                    THREE-YEAR
                                                      PERIOD          ONE-YEAR PERIOD
                                                 12/17/96-12/17/99   12/17/98-12/17/99
                                                 -----------------   -----------------
INTERPUBLIC....................................        276.5%               61.8%
ADVERTISING COMPANIES..........................        330.5%               61.3%
S&P 500........................................         95.7%               20.4%

    In addition, to determine the relative stock performance of Interpublic common stock for the year to date and since October 13, 1999, a recent low of the Interpublic common stock, Greenhill also compared the closing stock price of each of the Advertising Companies to that of Interpublic as of January 1, 1999, October 13, 1999 and December 17, 1999. The following table depicts the percentage increases in the closing stock price of each of the Advertising Companies and Interpublic for the period from January 1, 1999 to October 13, 1999, October 13, 1999 to December 17, 1999 and January 1, 1999 to December 17, 1999, respectively.

                                 STOCK PRICE AS OF                STOCK PRICE AS OF
                                -------------------              -------------------                YTD
                                01/01/99   10/13/99   % CHANGE   10/13/99   12/17/99   % CHANGE   % CHANGE
                                --------   --------   --------   --------   --------   --------   --------
OMNICOM GROUP.................   $58.00     $74.75      28.9%     $74.75    $107.44      43.7%      85.2%
WPP GROUP.....................     6.07      10.17      67.4       10.17      14.82      45.7      144.0
YOUNG & RUBICAM...............    32.38      45.50      40.5       45.50      59.25      30.2       83.0
TRUE NORTH COMMUNICATIONS.....    26.88      38.13      41.9       38.13      42.50      11.5       58.1
  MEAN........................                          44.7                             32.8       92.6
  MEDIAN......................                          41.2                             37.0       84.1
INTERPUBLIC...................   $39.88     $35.75     -10.3%     $35.75    $ 58.06      62.4%      45.6%

PRO FORMA MERGER ANALYSIS

    Greenhill performed an analysis of the potential pro forma effect of the merger on Interpublic's forecasted earnings per share. Using the forecasted earnings of NFO and Interpublic for years 1999 through 2001, Greenhill compared the projected earnings per share of Interpublic, on a stand-alone basis (without the merger), to the projected pro forma earnings per share of the combined company, before the effect of any synergies.

    For purposes of this analysis, Greenhill used earnings forecasts for NFO prepared by NFO management and forecasts for Interpublic based on the selected recent representative Wall Street research referenced above. Greenhill observed that, based on a number of scenarios involving the number of shares to be issued under different prices within the collar range, the impact of the merger in years 2000 and 2001 would be accretive to Interpublic's stockholders at the mid-point of the collar range ($58 per share of Interpublic common stock) and dilutive to Interpublic's stockholders at the low end of the collar range (approximately $49.30 per share of Interpublic common stock). Greenhill noted however, that even at the low end of the collar range, the impact of the merger in year 2000 would be break even on an earnings per share basis to Interpublic's stockholders assuming approximately $2.7 million of pre-tax synergies.

RELATIVE CONTRIBUTION ANALYSIS

    Greenhill analyzed the pro forma contribution of each of NFO and Interpublic to the pro forma combined company. The analysis showed that, among other things, Interpublic and NFO, respectively, would have contributed the portion of the combined company's revenue, EBITDA, EBIT and net income for the pro forma projected fiscal years ended December 31, 1999 and December 31, 2000 set forth in the following table:

                                                   FISCAL 1999              FISCAL 2000
                                              ----------------------   ----------------------
                                              INTERPUBLIC     NFO      INTERPUBLIC     NFO
                                              -----------   --------   -----------   --------
REVENUE.....................................     90.5%        9.5%        90.6%        9.4%
EBITDA......................................     93.4%        6.6%        93.4%        6.6%
EBIT........................................     94.1%        5.9%        94.0%        6.0%
NET INCOME..................................     96.7%        3.3%        96.3%        3.7%

    Assuming that Interpublic common stock is valued at the mid-point of the collar range ($58 per share of Interpublic common stock), Greenhill observed that a $26.00 per share value of Interpublic common stock for each share of NFO common stock implies pro forma ownership of the combined company 96.6% by Interpublic common stockholders and 3.4% by NFO common stockholders (after taking into account the exercise of outstanding stock options and other outstanding securities that are convertible into or exchangeable for the common stock of Interpublic or NFO).

    In performing the comparison, Greenhill relied upon forecasts of fiscal year 1999 and 2000 revenue, EBITDA, EBIT and net income estimates and forecasts for NFO and Interpublic prepared by the management of NFO and the selected recent representative Wall Street research referenced above.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In arriving at its opinion, Greenhill may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of NFO or Interpublic.

    In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NFO, Interpublic or Greenhill. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of NFO or Interpublic, none of Greenhill, NFO or Interpublic assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which NFO or Interpublic might actually be sold.

    The NFO Board selected Greenhill to be its financial advisor in connection with the merger because Greenhill is a prominent investment banking and financial advisory firm with relevant qualifications, experience and expertise. For services rendered in connection with the merger and the delivery of its opinion, NFO has agreed to pay Greenhill a customary fee if the merger is completed and will indemnify Greenhill against certain liabilities in connection with its engagement. In addition, NFO has agreed to reimburse Greenhill for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. In the past, Greenhill has provided investment-banking services to NFO and has received a customary fee for rendering these services.

INTERESTS OF NFO'S DIRECTORS AND MANAGEMENT IN THE MERGER

OPTIONS

    Under the terms of merger agreement, from and after the effective time of the merger, each outstanding NFO stock option will be assumed by Interpublic and become an option to purchase that number of Interpublic shares determined by multiplying

    - the number of shares subject to the NFO option immediately prior to the effective time of the merger, by

    - the exchange ratio,

at an exercise price per Interpublic share equal to the exercise price per NFO share immediately prior to the effective time of the merger divided by the exchange ratio. As of the effective time, each NFO option converted into an Interpublic option will be subject to the same terms and conditions as were applicable immediately prior to the effective time under the related option agreement and stock option plan under which it was originally granted.

    Under the terms of employment agreements and/or stock option agreements between NFO and the executive officers (other than Dr. Kiock) of NFO, the vesting and exercisability of the executive officers' outstanding stock options will accelerate as a result of the merger. In the case of Dr. Kiock, the vesting and exercisability of his outstanding stock options will accelerate in the event he elects to terminate his employment upon three months' prior notice following the merger. The following table discloses for each NFO executive officer the number of options that will be subject to (or, in the case of Dr. Kiock, eligible for) accelerated vesting upon the merger.

                                                              NUMBER OF NON-VESTED
NAME AND TITLE                                                      OPTIONS          EXERCISE PRICE
--------------                                                --------------------   --------------
Charles B. Hamlin(1)........................................          25,000             $13.00

Patrick G. Healy............................................          41,667             $13.00
President-Australasia and the Middle East and                        100,000             $11.81
Chief Financial Officer

Dr. Hartmut Kiock...........................................           9,833             $ 7.25
President-European Operations                                        100,000             $11.81

William E. Lipner...........................................          41,667             $17.56
Chairman, Chief Executive Officer and President                       33,333             $21.07
                                                                      75,000             $11.38
                                                                     150,000             $21.50

Joseph Migliara.............................................          25,000             $13.00
President-North American Operations                                  100,000             $11.81

------------------------

(1) Mr. Hamlin was NFO's President-Interactive/High Technology and Telecommunications until October 18, 1999, at which time he become the President and Chief Operating Officer of InsightExpress, LLC, NFO's newly formed automated internet based market research business. Mr. Hamlin remains a member of NFO's Executive Committee.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

    NFO has entered into Change in Control Severance Agreements with Messrs. William E. Lipner, Patrick G. Healy and Joseph M. Migliara, effective November 9, 1999, and Dr. Hartmut Kiock, effective November 20, 1999, to provide severance benefits in the event their employment is terminated under certain circumstances following the merger.

    Under the terms of these agreements, in the event of a termination of employment by NFO, other than for "Cause" (as defined), or by an executive with "Good Reason" (as defined) or due to the executive's death or disability, the executive is entitled to receive:

    - a lump sum payment equal to the sum of 2.25 times (three times in the case of Mr. Lipner) the sum of

       - his highest annual salary during the 12 month period preceding the date of termination and

       - the highest annual bonus earned by the executive during the preceding five fiscal years of the Company, and

    - up to two years of benefit continuation (three in the case of Mr. Lipner).

    In addition, the executives (with the exception of Dr. Kiock) are entitled to a gross up payment in the event any amounts paid to them in connection with the merger are subject to an excise tax under Section 4999 of the Internal Revenue Code. Also, Mr. Lipner's agreement requires that upon a change of control, such as the merger, NFO must fund a "rabbi trust" with an amount equal to the present value of all unpaid premiums for his split dollar life insurance policy to secure the payment of premiums on the policy.

    In addition to the rights granted to Dr. Kiock under his Change in Control Severance Agreement, the terms of his employment agreement, dated as of November 20, 1998, entitle him to elect to terminate his employment upon three months' prior notice following the merger. In such event, he will be paid severance for a period of 24 months equal to his average base salary and bonus for the two preceding years.

INDEMNIFICATION AND INSURANCE

    Interpublic has agreed in the merger agreement that all rights under any organizational documents of NFO or any agreement of current and former directors and officers of NFO to exculpation and indemnification for acts and omissions before the merger will survive the merger for six years.

    The merger agreement also provides that, for six years following the merger, Interpublic will maintain directors' and officers' liability insurance coverage for the directors and officers of NFO to the extent currently maintained by NFO or, if less, to the extent available at a cost not to exceed 175 percent of the current annual premiums.

ANTICIPATED ACCOUNTING TREATMENT

    The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting:

    - the recorded assets and liabilities of Interpublic and NFO will be carried forward to the combined company at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies; and

    - income of the combined company will include income of Interpublic and NFO for the entire fiscal year in which the merger occurs.

    Each of Interpublic and NFO has agreed that it will do the best it reasonably can to cause its independent accountants to deliver a letter to the other that the merger qualifies as a pooling of interests for accounting purposes. In addition, each of Interpublic and NFO has agreed not to take any action that would prevent or impede the merger from qualifying as a pooling of interests for accounting and financial reporting purposes. Neither receipt of the accountants' letters nor qualification of the merger as a pooling of interests is, however, a condition to the merger.

REGULATORY APPROVALS

    We set forth below a summary of the regulatory approvals required to complete the merger. While we believe that we will obtain those requisite regulatory approvals for the merger that we have not already obtained, we cannot assure you that we will obtain these approvals on satisfactory terms or otherwise.

    UNITED STATES. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act and the rules and regulations thereunder, which provide that particular transactions may not be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the requisite waiting period has expired or is terminated. The required information and materials were filed with the Antitrust Division and the FTC on January 7, 1999 and the waiting period ended on January 27, 2000.

    OUTSIDE THE UNITED STATES. The transaction is subject to antitrust clearance by non-U.S. authorities, including those in Germany, Sweden and Finland. Interpublic and NFO expect these clearances to be obtained by a date that is prior to or shortly after the special meeting of the NFO stockholders.

    GENERAL. We are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described above. Should any other approval or action be required, we currently contemplate that the approval would be sought or action taken.

    The merger agreement provides that each of Interpublic and NFO is obligated to complete the merger only if the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has terminated or expired. This waiting period expired on January 27, 2000.

    The merger agreement provides further that Interpublic is obligated to complete the merger only if all regulatory approvals are received without conditions that have or would be reasonably expected to have a material adverse effect as described in the agreement.

RESALE OF SHARES OF INTERPUBLIC COMMON STOCK

    Shares of Interpublic common stock issuable to NFO stockholders upon completion of the merger have been registered under the Securities Act. These securities may be traded freely in the United States without restriction by those stockholders who are not deemed to be affiliates of Interpublic or NFO for purposes of the rules promulgated under the Securities Act.

    If you are an affiliate of Interpublic or NFO as that term is used in the Securities Act, you may not use this document in connection with any resale by you of shares of Interpublic common stock that you receive as a result of the merger.

    NFO has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of NFO to execute and deliver to Interpublic a letter in which the person agrees, among other things, not to sell, transfer, or otherwise dispose of any of the shares of Interpublic common stock distributed to them in connection with the merger, including upon exercise of the NFO stock options to be assumed by Interpublic by reason of the merger, except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements of the Securities Act or in an offering registered under the Securities Act. The letter agreement provides further that the person may not sell or otherwise reduce his or her risk relative to shares of Interpublic common stock until Interpublic publishes consolidated financial results covering at least 30 days of post-merger combined operations of NFO and Interpublic. In addition, the letter agreement prohibits sales, pledges, transfers or other dispositions of shares of NFO common stock during the 30 days preceding the merger.

NO APPRAISAL RIGHTS

    Under applicable Delaware law, you will have no appraisal rights in connection with the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    NFO and Interpublic will not be obligated to complete the merger unless NFO receives the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, its counsel, and Interpublic receives the opinion of Cleary, Gottlieb, Steen & Hamilton, its counsel, that the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Accordingly, assuming the correctness of counsels' opinions, the following material U.S. federal income tax consequences will result from the merger:

    - no gain or loss will be recognized by NFO, Interpublic's merger subsidiary or Interpublic as a result of the merger;

    - no gain or loss will be recognized by you when you receive Interpublic common stock in exchange for NFO common stock in the merger, except with respect to cash received in lieu of a fractional share of Interpublic common stock;

    - the tax basis of the Interpublic common stock received by you in the merger will be the same as the tax basis of your NFO common stock surrendered in the merger reduced by the tax basis allocable to fractional shares for which cash is received; and

    - the holding period for Interpublic common stock that you receive in the merger will include the holding period of your shares of NFO common stock if you held the NFO common stock as a capital asset at the time of the merger.

    The Internal Revenue Service, which we refer to in this document as the Service, will not be asked to rule on the tax consequences of the merger. Instead, NFO and Interpublic will rely on the opinions of counsel mentioned above. These opinions will be based on customary assumptions and on representations made by NFO and Interpublic. The opinions will be based on the Internal Revenue Code, U.S. Treasury regulations, current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect. An opinion of counsel is not binding on the Service and the Service could take a position different from what is reflected in the opinions. We cannot assure you that the opinions will be upheld by the courts if challenged by the Service. We urge you to consult your own tax and financial advisors regarding the U.S. federal income tax consequences of the merger for you based on your own particular facts and circumstances as well as any state, local, foreign or other tax consequences of the merger.

    If you receive cash for any fractional share interest in a share of Interpublic common stock in the merger, you will be treated as though Interpublic distributed an actual fractional share interest to you and then redeemed the fractional share interest for cash. The difference between the cash amount you will receive for the fractional share interest and the amount of your tax basis in the NFO common stock allocable to that fractional share interest will generally be capital gain or loss if you hold your NFO common stock as a capital asset at the time of the merger. Capital gains recognized by an individual holder on capital assets held for more than one year generally are treated as long-term capital gains, which are subject to a maximum rate of 20%.

    NFO stockholders will be required to retain records and file a statement setting forth facts relating to the merger with their U.S. federal income tax returns.

    The discussion above is only a summary description of some of the anticipated U.S. federal income tax consequences of the merger, and may not address the particular facts and circumstances of your situation. It does not discuss all of the consequences that may be relevant to you if:

    - you are entitled to special treatment under the Internal Revenue Code (as are insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, exempt organizations or foreign persons); or

    - you acquired your NFO common stock pursuant to the exercise of NFO stock options or otherwise as compensation.

The summary set forth above is not a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement or the merger itself. No information is provided in this document regarding the tax consequences, if any, of the merger or the exchange of shares in the merger under state, local, foreign or other tax laws or under proposed changes in applicable tax laws.

NEW YORK STOCK EXCHANGE LISTING OF INTERPUBLIC COMMON STOCK; DE-LISTING AND DE-REGISTRATION OF NFO COMMON STOCK

    The listing on the New York Stock Exchange of the shares of Interpublic common stock to be issued in the merger is a condition to the merger.

    Following the merger, NFO common stock will be de-listed from the New York Stock Exchange and will be de-registered under the Securities Exchange Act.

                              THE MERGER AGREEMENT

    The following is a summary of the material provisions of the merger agreement. This description is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this document. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY BECAUSE IT IS THE PRIMARY LEGAL DOCUMENT THAT GOVERNS THE MERGER.

EFFECTIVE TIME OF THE MERGER

    Promptly after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement, we will file a certificate of merger with the Secretary of State of Delaware. When these filings have been made, a newly formed wholly owned merger subsidiary of Interpublic will be merged with and into NFO, and the separate corporate existence of this merger subsidiary will cease. NFO will survive the merger and exist as a wholly owned subsidiary of Interpublic. Immediately following the merger, the officers of NFO immediately prior to the merger will continue as the officers of NFO. The directors of NFO immediately following the merger will be those designated by Interpublic to be directors of its merger subsidiary and William E. Lipner will be added and continue as a director of NFO.

WHAT NFO STOCKHOLDERS WILL RECEIVE IN THE MERGER

    Each share of NFO common stock will be converted into the right to receive a fraction of a share of Interpublic common stock based on an exchange ratio calculated as follows:

    If the average trading price per share of Interpublic common stock during the ten consecutive trading days ending on the sixth trading day prior to the merger is:

    - greater than $66.70, the exchange ratio will be fixed at 0.3898;

    - equal to or greater than $49.30 but less than or equal to $66.70, the exchange ratio will be $26.00 divided by the average trading price per share of Interpublic common stock; or

    - less than $49.30, but at or above $46.40, the exchange ratio will be fixed at 0.5274.

The average trading price per share of Interpublic common stock will be computed by taking the average of the per share closing prices of Interpublic common stock on the New York Stock Exchange over the ten consecutive trading days ending on the sixth trading day prior to the merger.

    If the average trading price per share of Interpublic common stock during this period is less than $46.40, NFO will have the right to call off the merger, unless Interpublic elects to increase the exchange ratio so that the product of the exchange ratio and the average trading price per share of Interpublic common stock will equal $26.00. NFO has made no decision as to whether it would exercise this right to call off the merger and Interpublic has made no decision
as to whether it would elect to increase the exchange ratio. If $   -  , the
closing price of Interpublic common stock on March 2, 2000, were the applicable average trading price and NFO elected not to exercise this right, then you would receive a fraction of a share of Interpublic common stock with a value, based on
the average trading price, of $   -  for each of your shares of NFO common
stock. Should the average trading price per share of Interpublic common stock be less than $46.40, the NFO Board would consult with NFO's management and financial and legal advisors and, consistent with its fiduciary duties, consider whether the proposed merger continues to be in the best interests of NFO and its stockholders. In its consideration, the NFO Board would take into account the relevant facts and circumstances that exist at that time, including general and specific market, economic and business conditions and other opportunities available to NFO.

NFO STOCK OPTIONS

    Each outstanding NFO stock option will become an option to acquire a number of shares of Interpublic common stock equal to the number of shares subject to the option multiplied by the exchange ratio, with the exercise price being adjusted by dividing the exercise price immediately prior to the merger by the exchange ratio.

EXCHANGE OF NFO COMMON STOCK

    Interpublic will appoint an exchange agent to handle the exchange of NFO common stock certificates in the merger. Soon after the closing of the merger, the exchange agent will send to each holder of NFO common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the exchange agent. Holders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged stock certificates will receive any dividends payable by Interpublic after the merger only after their certificates are surrendered. NFO STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

    No fractional shares of Interpublic common stock will be issued in the merger. For each fractional share of Interpublic common stock that would otherwise be issued to any holder of shares of NFO common stock, the exchange agent will pay that holder an amount equal to the product obtained by multiplying:

    - the fractional share interest to which that holder would otherwise have been entitled, by

    - the closing price for a share of Interpublic common stock as reported in the New York City edition of the Wall Street Journal on the date of the merger.

    If your NFO stock certificates have been lost, stolen or destroyed, you will only be entitled to obtain Interpublic common stock or other merger consideration by providing an affidavit of loss and, if required by Interpublic, posting a bond in an amount sufficient to protect Interpublic against claims related to your NFO certificates.

REPRESENTATIONS AND WARRANTIES

    REPRESENTATIONS AND WARRANTIES BY NFO.

    The merger agreement contains representations and warranties by NFO, almost all of which are qualified by a materiality threshold specified in the agreement, with respect to the following:

    - its corporate organization and existence;

    - its capitalization;

    - disclosure of its subsidiaries and their corporate organization and existence;

    - its corporate power and authority to execute, deliver and perform its obligations under the merger agreement and the stock option agreement;

    - its Board's:

       - approval of the merger;

       - determination that the merger is in the best interests of NFO and its stockholders and

       - recommendation that NFO's stockholders approve and adopt the merger agreement;

    - its financial statements and filings with the Commission;

    - the absence of undisclosed liabilities or obligations;

    - its conduct of business in the ordinary course and the absence of undisclosed changes since December 31, 1998;

    - the accuracy of information about NFO in this document;

    - required governmental and regulatory approvals;

    - the compliance of the merger agreement, the option agreement and the transactions under these agreements with NFO's organizational documents and contracts and with applicable law;

    - its compliance with its organizational documents and loan agreements and with applicable law;

    - its owned and leased real property;

    - the absence of undisclosed litigation, claims or other proceedings;

    - its employee benefit plans and related matters;

    - labor matters;

    - environmental matters;

    - tax matters;

    - absence of questionable payments;

    - its contracts;

    - insurance matters;

    - intellectual property matters;

    - year 2000 readiness;

    - its receipt of an opinion of Greenhill & Co., LLC that, as of December 20, 1999, the exchange ratio was fair, from a financial point of view, to the NFO stockholders;

    - brokers' and finders' fees with respect to the merger;

    - the absence of any action or knowledge of any fact or circumstance that would prevent the qualification of the merger as a "pooling of interests" for accounting and financial reporting purposes and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

    - the inapplicability of state anti-takeover statutes to the merger agreement and the stock option agreement;

    - the exemption of the merger agreement, the stock option agreement and the transactions under these agreements from triggering any rights under the Stockholder Rights Plan of NFO, which is described in "Comparative Rights of Holders of NFO Common Stock and Interpublic Common Stock--Rights Plan" on page 91; and

    - NFO's ownership interest in InsightExpress, L.L.C. in the event of specified future events.

    REPRESENTATIONS AND WARRANTIES BY INTERPUBLIC.

    The merger agreement contains representations and warranties by Interpublic, almost all of which are qualified by a materiality threshold specified in the agreement, with respect to the following:

    - its corporate organization and existence;

    - its capitalization;

    - its corporate power and authority to execute, deliver and perform its obligations under the merger agreement and the stock option agreement;

    - its financial statements and filings with the Commission;

    - the absence of undisclosed liabilities or obligations;

    - its conduct of business in the ordinary course and the absence of undisclosed changes;

    - the accuracy of information about Interpublic in this document;

    - required governmental and regulatory approvals;

    - the compliance of the merger agreement, the option agreement and the transactions under these agreements with Interpublic's organizational documents and contracts and with applicable law;

    - its compliance with applicable law;

    - brokers' and finders' fees with respect to the merger;

    - the absence of any action or knowledge of any fact or circumstance that would prevent the qualification of the merger as a "pooling of interests" for accounting and financial reporting purposes and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

    - the absence of undisclosed litigation, claims or other proceedings; and

    - its contracts.

COVENANTS AND OTHER AGREEMENTS

    CONDUCT OF BUSINESS BY NFO.

    NFO has agreed that until the merger it will:

    - conduct its business in the ordinary course consistent with past practice,

    - seek to preserve its business organizations,

    - seek to keep available the services of its present officers and employees,

    - seek to preserve its relationships with customers, suppliers and others with whom it has business relations,

    - not amend its organizational documents,

    - not pay dividends, make distributions or engage in other specified transactions relating to its capital stock,

    - not liquidate or dissolve itself,

    - not take any action that would limit the ability of the merger to qualify for the desired accounting and tax treatment and

    - not take any other actions that would result in its inability to satisfy conditions to the merger.

In addition, NFO has agreed that until the merger it will not to engage in any of a number of material transactions specified in the agreement.

    CONDUCT OF BUSINESS BY INTERPUBLIC.

    Interpublic has agreed that until the merger it will not:

    - amend its organizational documents,

    - pay dividends or make distributions other than regular quarterly dividends in amounts consistent with past practice,

    - liquidate or dissolve itself,

    - take any action that would limit the ability of the merger to qualify for the desired accounting and tax treatment or

    - take any other actions that would result in its inability to satisfy conditions to the merger.

    NO SOLICITATION.

    NFO has agreed in the merger agreement that it will not, and will cause its subsidiaries and its officers, directors, agents and advisors and those of its subsidiaries not to, initiate, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person other than Interpublic relating to any acquisition proposal. Under the merger agreement, an acquisition proposal is any inquiry, offer or proposal regarding any of the following:

    - a merger, consolidation or similar transaction involving NFO or any of its subsidiaries;

    - a sale or other disposition of all or substantially all of the assets of NFO and its subsidiaries, taken as a whole;

    - a tender offer or exchange offer for 20% or more of the outstanding shares of NFO common stock; or

    - any public announcement or agreement to do any of the foregoing.

    However, NFO may enter into discussions or negotiations with, or furnish confidential information to, a third party that makes an unsolicited, bona fide written acquisition proposal if:

    - after consultation with, and based upon the advice of, independent legal counsel, the NFO Board determines in good faith that these actions are necessary for the Board to act in a manner consistent with its fiduciary duties;

    - the acquisition proposal is not subject to any financing contingencies, or copies of bona fide customary commitments from reputable financial institutions for all necessary financing have been furnished to NFO;

    - the NFO Board determines in good faith that the acquisition proposal is reasonably likely to be consummated; and

    - the NFO Board, after consultation with and based upon the written opinion of an independent, nationally recognized financial advisor, determines that the acquisition proposal would be more favorable from a financial point of view to its stockholders than the merger.

The merger agreement defines an acquisition proposal that satisfies the foregoing criteria as a superior proposal and requires that before the NFO Board takes any action with respect to a superior proposal that it:

    - deliver prior written notice to Interpublic of the proposal; and

    - require the party making the proposal to enter into a customary confidentiality agreement.

    NFO has agreed to notify Interpublic within 24 hours of its receipt of any acquisition proposals and to advise Interpublic promptly of any material developments.

    NFO also agreed to cease any activities, discussions or negotiations with any parties other than Interpublic with respect to any acquisition proposal that was ongoing at the time of the merger agreement.

    OBLIGATION TO RECOMMEND.

    The NFO Board has agreed to recommend to its stockholders the adoption of the merger agreement. The NFO Board is not permitted by the merger agreement to withdraw or modify its recommendation unless:

    - NFO has complied with the restrictions on solicitation described above;

    - there is a pending superior proposal;

    - the NFO Board determines in good faith that this action is necessary to comply with its fiduciary duties; and

    - NFO delivers prior notice to Interpublic that it intends to take this action.

    CONSENTS AND APPROVALS.

    Interpublic and NFO have agreed to make all filings, including those under U.S. and non-U.S. antitrust laws, and to use their reasonable best efforts to obtain all consents and approvals required in connection with the closing of the transactions contemplated by the merger agreement. However, Interpublic is not required to take any actions in connection with obtaining regulatory approvals that would result in the imposition of burdensome restrictions specified in the merger agreement.

    INDEMNIFICATION AND INSURANCE.

    See "Interests of NFO's Directors and Management in the
Merger--Indemnification and Insurance" on page 35.

    EMPLOYEE MATTERS.

    For a period of one year after the merger, Interpublic will provide benefits, other than equity-based benefits, to the employees of NFO that are substantially comparable to those provided before the merger.

    Interpublic will assume the obligations of NFO under the change in control severance agreements entered into with William E. Lipner, Patrick G. Healy, Hartmut Kiock and Joseph M. Migliara. Interpublic will treat the transactions contemplated by the merger as a change in control for the purposes of the employment agreements, severance agreements, and stock option agreements entered into with William E. Lipner, Patrick G. Healy, Hartmut Kiock, Joseph M. Migliara, Charles Hamlin and Werner Hampf. See "Interests of NFO's Directors and Management in the Merger" on page 33.

    EXPENSES.

    Whether or not the merger is completed, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except that the costs of filing, printing and mailing this document will be shared equally by Interpublic and NFO and except as described below under "Termination Fees" on page 46.

CONDITIONS TO THE MERGER

    CONDITIONS TO OBLIGATION OF EACH PARTY TO COMPLETE THE MERGER.

    Each of Interpublic's and NFO's respective obligations to complete the merger are subject to the satisfaction of the following conditions:

    - EFFECTIVENESS OF THE REGISTRATION STATEMENT. The registration statement of which this document is a part shall have been declared effective and the Commission has not issued any stop order suspending its effectiveness, nor has it started or threatened any proceedings for that purpose;

    - STOCKHOLDER APPROVAL. The NFO stockholders shall have approved and adopted the merger agreement;

    - LISTING. The Interpublic common stock to be issued in connection with the merger shall have been approved for listing on the New York Stock Exchange;

    - GOVERNMENT ACTIONS. No law, court order or rule of a governmental entity prohibits the closing of the merger and no governmental entity shall have instituted any proceeding to seek such a law, order or rule; and

    - HSR ACT. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or terminated.

    ADDITIONAL CONDITIONS TO THE OBLIGATION OF INTERPUBLIC TO COMPLETE THE
     MERGER.

    The obligation of Interpublic to complete the merger is also subject to the following conditions:

    - REPRESENTATIONS AND WARRANTIES. The representations and warranties of NFO in the merger agreement shall be true and correct as of the closing of the merger in all material respects;

    - COVENANTS. NFO shall have complied in all material respects with all its covenants under the merger agreement;

    - TAX OPINION. Interpublic shall have received the written opinion of its counsel, Cleary, Gottlieb, Steen & Hamilton, with respect to the tax-free nature of the merger; and

    - GOVERNMENTAL AUTHORIZATIONS, CONSENTS OR APPROVALS. All governmental authorizations, consents or approvals required in connection with the merger agreement shall have been obtained without any limitations or restrictions that would have a material adverse effect as specified in the merger agreement.

    ADDITIONAL CONDITIONS TO OBLIGATION OF NFO TO COMPLETE THE MERGER.

    The obligation of NFO to complete the merger is also subject to the following conditions:

    - REPRESENTATIONS AND WARRANTIES. The representations and warranties of Interpublic in the merger agreement shall be true and correct as of the closing of the merger in all material respects;

    - COVENANTS. Interpublic shall have complied in all material respects with all its covenants under the merger agreement; and

    - TAX OPINION. NFO shall have received the written opinion of its counsel, Paul, Weiss, Rifkind, Wharton & Garrison, with respect to the tax-free nature of the merger.

    Other than the conditions pertaining to stockholder approvals and the legality of the transaction, NFO could elect to waive conditions and complete the merger. However, if NFO determines to waive the receipt of a tax opinion from its counsel, it will either resolicit proxies or seek a new stockholder approval of the merger. In addition, if NFO determines to waive any other material condition, it will consider whether to resolicit proxies or seek a new stockholder approval, and will do so if, in the opinion of its counsel, this is required under applicable law.

TERMINATION

    The merger agreement may be terminated at any time prior to the closing of the merger:

    - by mutual written consent of NFO and Interpublic;

    - by either of Interpublic or NFO if:

       - the merger has not been completed by:

           - June 30, 2000, if all governmental approvals required for the merger have then been obtained; or

           - September 30, 2000;

       - the NFO stockholders do not approve and adopt the merger agreement at the special meeting;

       - any legal prohibition against the merger shall come into effect and become permanent and final;

       - the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement and the breach:

           - gives rise to the failure to satisfy a condition to the merger; and

           - is not or cannot be cured within ten business days after notice is given;

    - by the NFO Board, prior to adoption of the merger agreement by the NFO stockholders, in order to recommend a superior proposal if, among other conditions:

       - NFO has notified Interpublic in writing that it intends to approve or recommend a superior proposal;

       - after taking into account any modifications to the transactions contemplated by the merger agreement that Interpublic has then proposed in writing and not withdrawn, the NFO Board has determined that the proposal is and continues to be a superior proposal; and

       - NFO pays Interpublic the termination fee on the termination date.

    - by NFO if the average trading price per share of Interpublic common stock used to compute the exchange ratio is less than $46.40, unless Interpublic elects to adjust the exchange ratio to assure that you will receive Interpublic common stock with a value, based on the average trading price, of $26.00 for each of your shares of NFO common stock; or

    - by Interpublic if the NFO Board:

       - withdraws or adversely modifies its approval or recommendation of the merger; or

       - fails to comply with its obligations to refrain from soliciting or taking other actions specified in the merger agreement in connection with acquisition proposals by third parties to NFO.

Except for a termination by the NFO Board in order to recommend a superior proposal or a termination by either company as a result of the failure of the NFO stockholders to adopt the merger agreement at the special meeting, any of the foregoing termination events may occur even if the NFO stockholders approve the merger at the special meeting.

    TERMINATION FEES.

    The merger agreement requires NFO to pay Interpublic a termination fee of $25,000,000 in cash if:

    - the merger agreement is terminated by the NFO Board in order to recommend a superior proposal; or

    - a third party makes, or publicly announces its intention to make, an acquisition proposal, and any acquisition proposal closes within one year after any of the following termination events:

       - termination by either party following the failure to complete the merger by the dates specified above;

       - termination by either party following the failure of the NFO stockholders to adopt the merger agreement at the special meeting;

       - termination by Interpublic following a withdrawal or adverse modification by the NFO Board of its approval or recommendation of the merger;

       - termination by Interpublic following the failure by NFO to comply with its obligation to refrain from soliciting or taking other actions in connection with acquisition proposals; or

       - termination by Interpublic following a willful breach by NFO of a covenant or agreement contained in the merger agreement.

    The termination fee is not payable if Interpublic exercises the option described below under "Stock Option Agreement" on page 47.

AMENDMENTS

    Interpublic and NFO may amend the merger agreement at any time prior to the adoption of the merger agreement at the NFO special meeting. However, after adoption of the merger agreement by the NFO stockholders, the merger agreement may not be amended without stockholder approval unless permitted by applicable law.

                             STOCK OPTION AGREEMENT

    The following is a summary of the material provisions of the stock option agreement. This description is qualified in its entirety by reference to the stock option agreement itself, a copy of which is attached as Annex B to this document. YOU SHOULD READ THE STOCK OPTION AGREEMENT IN ITS ENTIRETY.

    As a condition to Interpublic's execution of the merger agreement, NFO entered into the stock option agreement. In this agreement, NFO granted Interpublic an option that under specified circumstances would permit Interpublic to purchase 4,448,684 shares of NFO common stock, subject to adjustment for the issuance of new shares. The maximum number of shares that Interpublic could purchase under the option is 19.9% of the number of shares of NFO common stock outstanding at the time of exercise. The exercise price of the option is $26.00 per share, subject to adjustment under specified circumstances. If Interpublic were to exercise the option in full, it would hold approximately 16.6% of the then outstanding shares of NFO common stock.

    WHEN INTERPUBLIC MAY EXERCISE THE OPTION. Interpublic may exercise the option in whole or in part if both an initial triggering event and a subsequent triggering event, together referred to as a triggering event, occur before an exercise termination event, as these terms are defined below.

    Initial triggering event means any of the following:

    - NFO or any of its subsidiaries, without Interpublic's prior written consent, enters into an agreement to engage in an acquisition transaction, as defined below, with any person other than Interpublic or any of its subsidiaries;

    - The NFO Board recommends that the stockholders of NFO approve or accept any acquisition transaction other than the merger;

    - NFO or any of its subsidiaries, without Interpublic's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, engage in, recommend or propose an acquisition transaction with any person other than Interpublic or any of its subsidiaries;

    - The NFO Board fails to recommend that the stockholders of NFO approve the merger;

    - The NFO Board publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to Interpublic, its recommendation that the stockholders of NFO approve the merger;

    - any person other than Interpublic or any of its subsidiaries makes a proposal to NFO or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an acquisition transaction and subsequently:

       - the stockholders of NFO vote and fail to approve the merger at the NFO special meeting; or

       - the NFO special meeting is not held or is canceled;

    - any person, other than Interpublic or any of its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of NFO common stock;

    - any group, as defined by the Securities Exchange Act, other than a group of which Interpublic or any of its subsidiaries is a member, is formed that beneficially owns 20% or more of the outstanding shares of NFO common stock;

    - any person other than Interpublic or any of its subsidiaries makes a bona fide proposal to NFO or its stockholders to engage in an acquisition transaction and the proposal becomes publicly known;

    - NFO breaches any covenant or obligation contained in the merger agreement in anticipation of engaging in an acquisition transaction and the breach:

       - would entitle Interpublic to terminate the merger agreement and

       - remains uncured; or

    - any person other than Interpublic or any of its subsidiaries files with any governmental authority an application for approval or notice of intention to engage in an acquisition transaction, except in connection with a transaction to which Interpublic has given its prior written consent.

Acquisition transaction means:

    - a merger or consolidation, or any similar transaction, involving NFO;

    - a purchase, lease or other acquisition or assumption of all or more than 20% of the consolidated assets of NFO;

    - a purchase or other acquisition of beneficial ownership of securities representing 20% or more of the voting power of NFO; or

    - any substantially similar transaction.

Subsequent triggering event means:

    - the acquisition of beneficial ownership of 50% or more of the outstanding NFO common stock by:

       - any person other than Interpublic or any of its subsidiaries, or

       - any group not including Interpublic; or

    - NFO or any of its subsidiaries, without Interpublic's prior written consent, enters into an agreement to engage in an acquisition transaction with any person other than Interpublic or any of its subsidiaries that would be an acquisition transaction if the references to 20% in the definition of acquisition transaction were changed to 40%.

Exercise termination event means any of the following:

    - the completion of the merger;

    - termination of the merger agreement:

       - by mutual agreement of NFO and Interpublic;

       - by either NFO or Interpublic if any legal prohibition against the merger becomes permanent and final;

       - by NFO if Interpublic breaches any representation, warranty, covenant or agreement contained in the merger agreement and the breach:

           - gives rise to the failure to satisfy a condition to the merger and

           - is not or cannot be cured within ten business days after notice is given;

       - by NFO if the average trading price of Interpublic common stock used to compute the exchange ratio is less than $46.40 and Interpublic does not elect to adjust the exchange ratio to assure that you will receive Interpublic common stock with a value, based on the average trading price, of $26.00 for each of your shares of NFO common stock;

    - termination of the merger agreement prior to an initial triggering event:

       - as a result of the delay of the merger beyond the dates provided in the merger agreement; or

       - as a result of the failure of the NFO stockholders to approve and adopt the merger agreement at the special meeting;

    - one year after termination of the merger agreement if the termination:

       - follows or occurs at the same time as an initial triggering event;

       - is by Interpublic following NFO's breach of its obligations not to solicit or take other actions in connection with acquisition proposals by third parties; or

       - is by Interpublic following NFO's breach of a covenant that:

           - gives rise to the failure to satisfy a condition to the merger and

           - is not or cannot be cured within ten business days after notice is given; and

    - the receipt by Interpublic, at its request, of the sum of $25,000,000 as the termination fee in accordance with the merger agreement.

    The period within which Interpublic may exercise the option and other specified rights under the stock option agreement will be extended as necessary to obtain required regulatory approvals and comply with applicable regulatory waiting periods. The option price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of NFO.

    REGISTRATION RIGHTS. If any subsequent triggering event occurs before an exercise termination event, Interpublic will have the right for 12 months to require NFO to register under the Securities Act the option and the NFO common stock issued or issuable pursuant to the option. This right is subject to specified conditions and limitations.

    REPURCHASE. At any time after the occurrence of a subsequent triggering event, NFO will repurchase at Interpublic's request the option and all or any part of the shares of NFO common stock issued upon the full or partial exercise of the option. NFO will repurchase the option at a price equal to:

    - the amount by which the market/offer price, as defined below, exceeds the option price, as adjusted, multiplied by

    - the number of shares for which the option may then be exercised.

NFO will repurchase shares issued upon exercise of the option at a price equal to:

    - the market/offer price, multiplied by

    - the number of shares to be repurchased.

The term market/offer price means the highest of:

    - the price per share of NFO common stock at which a tender or exchange offer has been made and completed or remains outstanding;

    - the price per share of NFO common stock to be paid by any third party pursuant to an agreement with NFO;

    - the highest average closing price for NFO common stock for any 20 trading day period within the three-month period immediately before Interpublic, or any other option holder or owner of NFO shares issued upon exercise of the option, gives notice of the required repurchase; or

    - in the event of a sale of all or a majority of the consolidated assets of NFO, the sum of the net price paid in the sale for the assets and the current market value of the remaining net assets of NFO, divided by the number of shares of NFO common stock outstanding at the time of sale.

    SUBSTITUTE OPTION. If, prior to an exercise termination event, NFO:

    - enters into specified transactions in which NFO is not the surviving corporation;

    - permits specified fundamental changes in its capital stock; or

    - sells all or substantially all of its assets,

the option will be converted into a substitute option, with terms similar to those of the option, to purchase capital stock of the entity that is the effective successor to NFO. At the election of the successor entity to NFO or the holder of the substitute option or the shares issued upon exercise of the substitute option, the successor entity shall repurchase the option or the shares at a price based on the highest average closing price for shares of the successor during a specified period.

    LIMITATION ON TOTAL PROFIT. The stock option agreement caps Interpublic's potential profit on the option at $27,500,000.

    ASSIGNMENT. Neither party may assign its rights or obligations under the stock option agreement without the express written consent of the other party, except that if a subsequent triggering event occurs prior to an exercise termination event, Interpublic may assign its rights and obligations in whole or in part within 12 months following the subsequent triggering event.

                          MARKET PRICES AND DIVIDENDS

INTERPUBLIC

    Shares of Interpublic common stock are traded on the New York Stock Exchange under the symbol "IPG." The following table sets forth the range of high and low sales prices as reported on the New York Stock Exchange Composite Tape, together with the dividends per share of common stock declared by Interpublic, during the periods indicated. We have adjusted the information in the table to reflect Interpublic's two-for-one stock split on July 15, 1999 effected in the form of a stock dividend.

                                                                  PRICE RANGE
                                                              -------------------   PER SHARE
1999                                                            HIGH       LOW      DIVIDENDS
----                                                          --------   --------   ---------
Quarter ended March 31......................................   $40.25     $36.88     $0.075
Quarter ended June 30.......................................    43.31      37.63      0.085
Quarter ended September 30..................................    44.31      39.00      0.085
Quarter ended December 31...................................    58.00      39.25      0.085

1998                                                            HIGH       HIGH
----                                                          --------   --------
Quarter ended March 31.                                       $  31.31   $  23.84   $   0.065
Quarter ended June 30.......................................    32.25      27.66      0.075
Quarter ended September 30..................................    32.44      26.09      0.075
Quarter ended December 31...................................    39.88      23.50      0.075

1997                                                            HIGH       HIGH
----                                                          --------   --------
Quarter ended March 31.                                       $  18.31   $  16.13   $   0.065
Quarter ended June 30.......................................    20.69      17.50      0.065
Quarter ended September 30..................................    25.69      20.75      0.065
Quarter ended December 31...................................    26.25      22.63      0.065

    On December 17, 1999, the last trading day before Interpublic and NFO announced the merger, the closing price per share of Interpublic common stock was $58.06. On March 2, 2000, the most recent trading day for which prices were available prior to the printing of this document, this price was $ - . Past price performance is not necessarily indicative of future price performance. You should obtain current market quotations for Interpublic common stock.

    Holders of shares of Interpublic are entitled to receive dividends from legally available funds when, as and if declared by the Interpublic Board. Although Interpublic currently intends to continue paying quarterly cash dividends on the Interpublic common stock, Interpublic cannot assure you that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend upon business conditions, operating results, capital and reserve requirements and the Interpublic Board's consideration of other relevant factors.

NFO

    Shares of NFO common stock have traded on the New York Stock Exchange since December 29, 1997 under the symbol "NFO." From the completion of NFO's initial public offering in April 1993 until December 29, 1997, shares of NFO common stock traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "NFOR."

    NFO did not declare or pay any cash dividends during 1999, 1998 or 1997. The following table sets forth, for the periods indicated, its high and low sales prices per share as reported on the New York Stock Exchange and Nasdaq.

    We have adjusted the stock prices to give retroactive effect to a 3-for-2 stock split effected on October 15, 1997.

                                                                  PRICE RANGE
                                                              -------------------
1999                                                            HIGH       LOW
----                                                          --------   --------
Quarter ended March 31......................................   $12.50     $ 8.50
Quarter ended June 30.......................................    14.88       9.50
Quarter ended September 30..................................    15.88      10.75
Quarter ended December 31...................................    22.88      10.00

1998                                                            HIGH       LOW
----                                                          --------   --------
Quarter ended March 31.                                       $  21.38   $  16.75
Quarter ended June 30.......................................    22.00      15.63
Quarter ended September 30..................................    18.75       9.00
Quarter ended December 31...................................    14.75       5.55

1997                                                            HIGH       LOW
----                                                          --------   --------
Quarter ended March 31.                                       $  15.50   $  11.17
Quarter ended June 30.......................................    17.50      11.33
Quarter ended September 30..................................    18.50      14.50
Quarter ended December 31...................................    21.63      15.50

    On December 17, 1999, the last trading day before Interpublic and NFO publicly announced the merger, the closing price per share of NFO common stock was $14.00. On March 2, 2000, the most recent trading day for which prices were available prior to the printing of this document, this price was $ - . Past price performance is not necessarily indicative of future price performance. You should obtain current market quotations for shares of NFO common stock.

    The pro forma equivalent price per share of NFO common stock on March 2, 2000 was $ - , based on the exchange ratio that would apply if the average trading price per share of Interpublic common stock for the ten consecutive
trading days ending six trading days before the merger were equal to $   -  ,
the closing price per share of Interpublic common stock on the New York Stock Exchange on March 2, 2000. If that closing price were the average trading price, then NFO would have the right to call off the merger, because the average trading price was below $46.40, unless Interpublic elected to adjust the exchange ratio. Thus, this pro forma equivalent price assumes that NFO will not have exercised this right.

                            BUSINESS OF INTERPUBLIC

    The following is a brief description of the business of Interpublic. Additional information regarding Interpublic is contained in its filings with the Commission referred to in "Where You Can Find More Information" on page 94.

    Interpublic is one of the world's largest organizations of advertising agencies and communications-services companies, with more than 35,000 employees and offices in 127 countries. Its principal operating companies include:

    - McCann-Erickson WorldGroup,

    - The Lowe Group,

    - DraftWorldwide,

    - Initiative Media Worldwide,

    - International Public Relations,

    - Zentropy Partners,

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    - Octagon,

    - The Allied Communications Group and

    - other related companies.

    The advertising agency business is the primary business of Interpublic. Interpublic also carries on:

    - a media-buying business,

    - a direct and promotional marketing business,

    - a global public relations business,

    - a multinational sports and entertainment marketing business and

    - an internet-services business.

    Other activities conducted by Interpublic within the area of "marketing communications" include:

    - brand equity and corporate identity services,

    - graphic design and interactive services,

    - management consulting and market research,

    - sales meetings and events,

    - sales promotion and

    - other related specialized marketing and communications services.

    Interpublic is a corporation organized under Delaware law.

                                BUSINESS OF NFO

ORGANIZATION

    NFO Worldwide, Inc., together with its subsidiaries, is a leading provider of research-based marketing information and counsel to the worldwide business community. It has over 3,000 clients globally. NFO combines in-depth knowledge of key market sectors with innovative data collection methodologies and value added products. These market sectors include:

    - consumer packaged goods and foods

    - health care

    - financial services

    - automotive, travel and leisure and

    - information technology.

Some key products and services of NFO include:

    - continuous brand tracking

    - online research

    - consumer access panels

    - multi-country research

    - market evaluation

    - product development

    - customer satisfaction

    - pricing and distribution and

    - advertising effectiveness.

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    Through its proprietary pre-recruited consumer panel and other specialized databases, NFO offers access to over 600,000 North American households, to over
1.5 million people, and to over 100,000 European households. NFO offers its clients a wide variety of marketing research services that identify and measure consumer beliefs, attitudes and behavior regarding specific products and services. NFO believes its products and services enable clients to develop better products, build more powerful brands, and design and implement more effective marketing and advertising strategies. NFO provides its services in 35 countries and has over 13,000 full and part-time employees.

    NFO, through its U.S. subsidiary NFO Research, pioneered panel research over 50 years ago. The size and diversity of the NFO panel allows for specialized research targeting specific ethnic and demographic segments in addition to routine types of marketing studies. The integrity of the panel is maintained through the expertise of a highly trained and knowledgeable staff, state-of-the-art database systems, and an unwavering focus on developing a strong rapport with panel members. NFO believes that the size and quality of the NFO panel, its expertise in the custom design and execution of marketing research, its experience in panel and information management and its systems and processing capabilities give it a competitive advantage over other marketing and consumer information services firms. NFO also believes that these advantages enable it to identify various targeted consumer groups and to measure their responses to or use of particular products and services generally on a more timely and cost-effective basis than firms using non-panel research methods.

    In September 1997, NFO changed its name from NFO Research, Inc. to NFO Worldwide, Inc. This change was aimed at reflecting its rapidly expanding international presence, as well as its growing capabilities and commitment to meeting its clients' requirements with world-class quality, effectiveness, speed and efficiency. NFO was named one of the 200 Best Small companies in America by FORBES magazine in 1996 and 1997 and has since outgrown the criteria for the award. In 1998, NFO was named by INSIDE RESEARCH magazine as the fastest growing marketing research firm in the world for the previous five years.

SERVICES

    NFO has three operating segments: North America, Europe, and Australasia and the Middle East. Within each of these operating segments, NFO has subsidiaries specializing in various market sectors and types of marketing research services. These market sectors and types of services include:

    - consumer packaged goods and foods

    - health care

    - financial services

    - automotive, travel and leisure

    - high tech/telecommunications

    - continuous brand tracking

    - on-line research

    - consumer access panels

    - multi-country research

    - product development

    - customer satisfaction

    - pricing and distribution and

    - advertising effectiveness.

    For the nine months ended September 30, 1999, NFO's North American revenues were $150.8 million, or nearly 44%, of NFO's consolidated total of $340.1 million before elimination of

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intercompany revenues of $3.1 million. European revenues were $156.0 million, or
46% of the consolidated total. Revenues for Australasia and the Middle East represented the remaining 10%. NFO believes that it is the largest custom marketing research firm in North America, the third largest in Europe, and among the top five marketing research firms in Australasia and the Middle East. NFO believes it is the third largest custom marketing research firm in the world.

CUSTOM RESEARCH AND SYNDICATED SERVICES--NFO RESEARCH

    Approximately one-fifth of NFO's revenues are derived from custom panel research, and NFO Research is the largest of NFO's North American subsidiaries. NFO Research conducts its panel marketing research by surveying targeted segments of the NFO panel primarily through mail questionnaires and telephone interviews and, most recently, interactive web-based surveys. The NFO panel is designed to match the general U.S. population according to U.S. Bureau of Census statistics on several important geographic and demographic characteristics. NFO Research develops and maintains extensive demographic profiles of these households including information with respect to size and composition of household, household income, age of household members and education and occupation of adult household members. NFO panel members are located in substantially all of the more than 3,600 counties, 300 metropolitan statistical areas and 200 defined market areas in the continental U.S.

    NFO Research believes that it can generally perform custom marketing research more efficiently and reliably than firms using random research methods. Through the pre-recruited NFO panel, NFO Research can identify on a timely and cost-effective basis a significant sample of consumer households who have the specific characteristics targeted, based on study design, and who are likely to respond to NFO Research's surveys. In many cases, NFO Research can easily select households with the desired targeted characteristics from data maintained by NFO Research concerning the NFO panel. In other cases involving the need to locate households with targeted characteristics not previously identified, NFO Research can efficiently locate such households by screening a segment of its panel members based on their profiles through a short interview or as part of NFO Research's "MultiCard Survey" program. This capability is particularly efficient when seeking households or consumers with "low incidence" characteristics, characteristics exhibited by a relatively small segment of the general population. After locating a sufficient sample of targeted households, NFO Research can quickly perform the marketing research project by surveying those sample households.

    NFO Research believes that in recent years there has been a trend among its clients to focus on smaller market segments for product or service introductions and marketing programs rather than on broad, mass markets and to focus on segmenting existing product lines to provide products developed for targeted consumers. The size of the NFO panel and NFO Research's extensive demographic and geographical profiles of the NFO panel households facilitate the ability of NFO Research to assist its clients with such "target" or "micro-marketing." NFO Research has capitalized on its expertise in locating and researching households within specific geographic areas, with specific user characteristics or with unusual profiles. NFO accomplishes this by developing additional panels of consumer households having demographic or other characteristics of particular interest to clients. One such panel is the Chronic Ailment Panel, which was created in 1992 to service the health care industry. The Chronic Ailment Panel was developed by screening the NFO panel for individuals with any of over sixty ailments and chronic conditions, eight disabling conditions and users of several diagnostic testing kits. This specialized sub-panel enables NFO Research's clients to quickly identify and obtain information regarding very low incidence conditions and ailments.

    NFO Research has operations facilities located in Toledo, Ohio and Greensboro, North Carolina. NFO Research maintains large mailing and telecommunication facilities in its main operations center in Toledo for the purpose of distributing and administering questionnaires or other materials, and packaging and distributing product samples or other materials to survey participants. NFO Research maintains a sales and marketing staff in nine locations throughout the U.S. The research executives

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work primarily with the marketing research departments and product brand management departments of its clients. For many of its larger clients, NFO Research emphasizes continuing research programs, including continuous screenings, customer satisfaction programs and annual tracking studies in which the consistency of study design and execution over time is important. The stability of the NFO panel makes such ongoing studies possible, and often results in additional follow-up projects being commissioned by the client.

    The services provided by NFO Research, as well as by some of NFO's other subsidiaries, are used to perform the following basic types of studies:

    ATTITUDE, USAGE AND AWARENESS TESTS--which measure the pre-disposition, awareness and usage of products or services among consumers;

    PRODUCT TESTS--which measure consumers' attitudes and purchasing and usage decisions regarding a new, existing or reformulated product, a sample of which is provided to the consumer by the client through NFO Research;

    PURCHASE/OWNER PROFILES--which determine demographic or other characteristics of consumers owning or purchasing a particular product or service so that a client may improve the effectiveness of marketing or advertising programs by properly positioning them to appropriate consumers;

    PURCHASE OR CONSUMPTION DIARIES--where panelists record on diaries their actual purchase or usage of particular products over an extended period to allow for evaluation of brand share and consumer shifts and trends;

    SCREENINGS--which are used to identify demographic characteristics or the use or purchase of or intention to purchase a product or service, particularly in connection with low-incidence characteristics and products; and

    CONCEPT TESTS--in which consumers are asked to give their reaction to a concept for a new product, service or advertising campaign before it is developed or introduced into the marketplace.

    NFO Research has an arrangement with IPSOS-ASI, one of the country's leading advertising copy testing companies, that provides advertising concept tests for in-home viewing by NFO panel members. NFO Research utilizes its Screen Test product that provides a patented system by which a client's concept, product or advertising message may be presented in an in-home setting for test material that needs to be seen and heard by panelists rather than being described to them in writing or over the telephone. The Screen Test product is a self-erasing videotape that provides the security needed for handling marketing research of confidential materials.

    NFO and BASES jointly offer Volumetric Concept Screening by mail to clients. BASES is a well-respected marketing research company and a leader in simulated volume forecasting for new products and services. This service allows clients to evaluate early stage product ideas and choose the most promising concepts. Volumetric utilizes the NFO panel and cost saving mail methodology together with BASES' Key Measures Database of over 5,000 cases for comparative analysis. This is the second joint service offering by NFO and BASES. The two companies also offer a cost saving approach to simulated test marketing, utilizing the NFO panel and BASES' expertise in volumetric forecasting.

    HEALTH CARE--MIGLIARA/KAPLAN. M/K is the nation's largest custom full-service health care marketing research company with offices in Baltimore, Maryland, Princeton, New Jersey and London, England. M/K distinguishes itself from its competitors because of its unique ability to fuse leading-edge methodologies with decision-oriented business analyses and recommendations.

    M/K has completed over 3,400 custom studies for more than 150 pharmaceutical, biotechnology, diagnostics, medical devices and managed care companies since its founding in 1980. As a specialist in the area of new product development, M/K guides products from concept to commercialization to

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post-launch tracking. M/K's extensive expertise leads to shortened timetables for regulatory approval, product launch and return on investment.

    M/K's marketing research projects range from qualitative studies, such as one-on-one interviews and in-depth focus groups, to highly specialized and customized fully integrated studies using advanced multivariate methods. Many of its research techniques are exclusive and proprietary, giving M/K a true competitive advantage. M/K's strategic thinking directly impacts upon a product's marketing potential. Study objectives frequently include:

    - determining positioning strategies

    - identifying optimal price points

    - guiding clinical development

    - identifying target audiences

    - developing promotional messages and

    - tracking products post-launch.

    M/K is also a leader in multivariate methods, including:

    - conjoint analysis with market simulation

    - perceptual mapping

    - correspondence analysis

    - multidimensional scaling

    - psychographic/lifestyle segmentation analysis and

    - factor and cluster analysis.

    M/K takes pride in the fact that many of its original clients are still with the firm and have expanded their relationship over the years. In addition, M/K has a high rate of repeat business with existing clients. M/K has historically attracted clients from all corners of the health care industry, with management expertise in both diagnostics and pharmaceuticals, giving them firsthand knowledge of the issues surrounding brand management and the positioning of new technologies.

    FINANCIAL SERVICES--PSI GLOBAL. PSI offers a variety of syndicated programs that provide insight to the financial services industry, as well as proprietary consulting services. The products cover a broad range of information utilized by banks and financial institutions on consumer/retail banking services, private banking and investment services, credit card services, distribution technology and corporate banking services. PSI has provided research on credit card usage in Europe since 1990. PSI has since expanded its coverage to bring the same marketing research and strategic business planning expertise to Asia and Latin America.

    FINANCIAL SERVICES--SPECTREM GROUP. Spectrem provides niche consulting and acquisition and divestiture advisory services in the trust and investment products sectors. Additionally, Spectrem is a source of quantitative and qualitative research, consulting and communications services to the retirement market addressing pension sales, operations and marketing issues, especially in the 401(k) market. Founded in 1990, Spectrem has offices in San Francisco and Los Angeles, California, New York City, Chicago, Illinois, and Windsor, Connecticut. Spectrem is a specialist in the business side of investment and trust services and its professionals have held top positions at leading banks, brokerage firms and investment management companies.

    FINANCIAL SERVICES--CITY RESEARCH. City Research, founded in 1978 and headquartered in London, is a UK marketing research firm specializing in the financial services sector. City Research's products are complementary to PSI's, and City Research works in conjunction with PSI to sell to the financial services industry throughout the UK. City Research provides syndicated products

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customized for commercial banking clients, including comprehensive market share data and information relating to customer needs, customer satisfaction, and customer retention.

    TECHNOLOGIES--PROGNOSTICS. Founded in 1981, Prognostics is a provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. Prognostics is headquartered in Palo Alto, California, and has additional offices in Boston, Massachusetts and London and has an affiliate relationship in Japan. Using its proprietary methodology, Loyalty Gap Analysis, Prognostics measures customer loyalty and quantifies the customer's intention to continue to purchase products from a particular supplier. By measuring what is important to customers and how satisfied they are with respect to specific attributes, the Prognostics methodology generates a quantitative figure--called the loyalty gap--which directly correlates to customer loyalty. Prognostics has developed a number of syndicated/ tracking survey products around this methodology, and also performs specific, ad hoc research. Prognostics works with over 250 clients worldwide.

    TECHNOLOGIES--NFO INTERACTIVE. In 1996, NFO established its NFO Interactive division for the purpose of developing an interactive methodology for performing marketing research. NFO has developed NFO//net.source, an interactive consumer panel of on-line households numbering over 190,000 households and over 530,000 individuals. With NFO//net.source, clients can segment the market for selected groups of interactive customers. With response rates in excess of 50% from NFO Interactive's pre-recruited on-line panel, clients are assured of accurate results without the non-response and self-selected bias often common with other interactive research methods. NFO Interactive offers several products:

    - NFO//net.survey is custom quantitative research via the Internet using the NFO//net.source on-line panel with the significant advantage of speed. Results are often available in a matter of days.

    - NFO//net.gauge delivers sophisticated, customized web-site analysis that goes beyond the surface and truly evaluates a client's web-site effectiveness. The product can trigger intelligent surveys to a random sample of visitors to the site, or alternatively can arrange to have the site evaluated by a specific target market using the NFO//net.source interactive panel.

    - NFO//net.query is an interactive weekly e-mail survey providing responses from more than 2000 households. It is a short, multi-client survey fielding up to three questions each week with a very high response rate. Clients are able to share the costs to determine the incidence of specific criteria, pre-screen for on-line surveys or focus groups, test an idea, or get the answers to need-to-know questions.

    - NFO//net.concept is a new tool to speed time to market and save product development resources. It is not meant to be a substitute for formal concept testing but rather it is a complementary tool designed to help clients initially gauge the potential of new product and marketing concepts. Essentially, NFO//net.concept helps clients determine which potential ideas regarding products, line extensions, or promotions deserve the clients scarce resources.

    - NFO//net.focus is the on-line equivalent to the conventional focus group, but with the significant advantages of no geographic boundaries and no travel costs. This product allows for 2-D, 3-D and soon live motion video for concept testing, package testing, and product development.

    - NFO//net.discussion is a new cost-effective, qualitative research service that recruits a target audience group using either NFO//net.source or the client's customer list. Respondents are then invited to participate in a password-protected, on-line discussion, allowing clients to interact in real time with the consumer. This tool enables clients to learn first hand how consumers might react to new brand, product or service ideas, line extensions, new packaging, new marketing strategies, naming ideas, advertising, and pricing changes.

    NFO believes that there is significant commercial potential in providing comprehensive interactive survey systems that feature greater speed and household targeting than current methods and has

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introduced a number of new interactive products to the marketplace. In addition, interactive information collection has the advantage of low distribution and collection costs.

    TECHNOLOGIES--INSIGHTEXPRESS LLC. In October 1999, NFO, together with other investors, launched InsightExpress, a new internet company formed to provide real-time consumer input to the desktops of decision-makers in companies of all sizes worldwide. InsightExpress is a fully automated web-enabled survey system that will allow its customers to test new ideas, screen new concepts, gauge customer satisfaction, survey employees, test advertising, and gather insight into the needs, attitudes, and behaviors of consumers. InsightExpress is designed to provide these capabilities at a fraction of the time and the cost of existing marketing research methods. Management believes that InsightExpress will be able to leverage the worldwide client experience and panel expertise of NFO.

    TECHNOLOGIES--NFO AD:IMPACT. Formerly known as National Yellow Pages Monitor, NFO Ad:Impact now augments the company's Yellow Pages service offerings with several unique, web-based audience measurement applications. Launched in 1987, NFO Ad:Impact is a leading provider of syndicated audience measurement to the $12 billion Yellow Pages industry. NFO Ad:Impact ratings usage information is gathered from over 80,000 respondents each year with results reported on a national level, across 535 major metropolitan markets, over 500 individual Yellow Pages directory areas and approximately 300 categories. NFO Ad:Impact also offers other syndicated and custom research services to the Yellow Pages industry, including Active Intermedia Measurement, Business Usage research and Web Site Survey studies.

    In 1998, NFO Ad:Impact added several syndicated web-based audience measurement applications utilizing the NFO Interactive Panel to gather its local market online information. New analytical tools have been developed that will forecast for local media providers showing how consumers' use of traditional Yellow Pages and newspaper products will be affected by consumers' use of local online media.

    NFO Ad:Impact provides a broad array of unique services that will help local and national media players quantify the value of local advertising to local advertisers. For example, one of NFO's products, NFO//consumer.choice, measures consumer awareness, usage of, and related actions taken, merchant contact and/or purchase, from online searches. It is the benchmark local web audience measurement product, currently monitoring over 50 sites in each of 25 markets. The expanding base of clients of this service include internet newspapers, internet Yellow Pages, city guides, search engines, and vertical web content providers like Cybermeals.

    CONTINUOUS BRAND TRACKING--NFO MARKETMIND. MarketMind, founded in 1987 and located in Teaneck, New Jersey and Melbourne, Australia, owns and licenses the NFO MarketMind(TM) system, which uses proprietary software that combines a set of key diagnostic measures together with the integration, interactive analysis and display of multiple streams of longitudinal data. The NFO MarketMind(TM) system is licensed in 20 countries supporting hundreds of brands. The system can be utilized for a number of purposes including:

    - brand health monitoring

    - new product launches

    - line extensions

    - special promotions

    - price discount and premium tests

    - loyalty programs

    - public relations exercises

    - channel changes

    - brand repositioning

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    - customer satisfaction measurement

    - corporate image studies and

    - marketing mix modeling.

    CONTINUOUS BRAND TRACKING--STOCHASTIC. Stochastic is the developer of the Stochastic Reaction Monitor continuous brand tracking system, which provides guidance on brand positioning to more than 60 companies in 33 countries. Stochastic was founded in 1981 and is headquartered in London.

    CONTINUOUS BRAND TRACKING--ROSS-COOPER-LUND. RCL is a rapidly growing brand-based marketing research firm headquartered in Teaneck, New Jersey. RCL conducts research that helps clients understand brand equity, advertising, testing, product development and testing, and large-scale studies that help clients to diagnose and monitor brand communications and to optimize media budgets. RCL is the exclusive U.S. licensee of the NFO MarketMind(TM) continuous information tracking system.

    TRAVEL AND LEISURE--PLOG RESEARCH. Plog offers a number of syndicated products to the travel and leisure industries. Plog's products provide information regarding the attitudes and purchasing behavior of airline users, cruise and car rental users, frequent flyer program members and hotel guests, including comprehensive information about the business and leisure travel habits of Americans. Another Plog syndicated product offers in-depth research on the psychology of the users of interactive media and provides insight to advertisers on when and how to use interactive media. Plog is located in Los Angeles, California and East Brunswick, New Jersey.

    CANADA--CF GROUP. Founded in 1932, CF is headquartered in Toronto and has client service offices in Montreal, Ottawa and Vancouver. CF operates three divisions within Canada--Canadian Facts, the largest custom marketing research organization in Canada, Applied Research Consultants, and Burke International Research--which provide marketing, social, and business research services across a variety of industries. CF's data collection capabilities include the largest personal in-home interviewing force in Canada, the largest computer-assisted telephone interviewing system with over 350 stations throughout 10 Canadian cities, and extensive mall interviewing facilities. CF serves its clients in a broad range of research categories including advertising, concept and product service evaluation, public policy and political research, business-to-business, and customer and employee satisfaction surveys. CF's Canadian access panel, Canadian Family Opinion, when used in combination with the NFO panel enables clients to utilize the largest access panel in North America for seamless cross-border research.

EUROPE

    INFRATEST BURKE--INTERNATIONAL CUSTOM AND SYNDICATED SERVICES. NFO acquired Infratest Burke in November 1998. Infratest Burke is a leading European marketing research firm founded in 1947 and headquartered in Munich, with 35 offices in 15 countries. Infratest Burke was ranked by MARKETING NEWS in 1997 as the 8th largest marketing research organization in the world. In 1998, Infratest Burke served over 1,400 clients with 2,600 research and consultancy projects and conducted over 2.2 million interviews. Infratest Burke has performed over 35,000 research projects since 1980 and has enjoyed over an 80% customer loyalty rate from repeat clients. Infratest Burke has some of Europe's largest computer-assisted telephone interviewing and computer-assisted personal interviewing systems, with over 700 and 900 stations, respectively. Infratest Burke is ISO 9001 certified in key locations such as Germany, Italy, Sweden and the UK.

    Infratest Burke's products and services include professional expertise and advanced technical resources in four major fields of activity: strategic and tactical marketing, public policies, customer retention and personnel development. Infratest Burke conducts both quantitative and qualitative research for a wide range of client management projects and provides multi-client research regarding

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consumer business statistics. Other services include omnibus surveys, hall/mall tests and retail analysis. Among its major offerings are:

    - TRI:M, a customer retention model;

    - BASES, a simulated test market software package that allows consumer packaged goods marketers to predict the likely sales and success of new products before they are formally launched to consumers. Infratest Burke has been the exclusive European licensee of the BASES system for about 20 years;

    - PRICER, a pricing strategy analysis model;

    - AD-VISOR/A.C.E. (Advertising Campaign Evaluation), an on-air copy testing service; and

    - COSMOS, a concept, product and pricing optimization model.

    Infratest Burke provides a wide array of specially-designed marketing research studies and advisory services in selected key industry segments:

    - CONSUMER GOODS AND DURABLES--For more than four decades, Infratest Burke has provided comprehensive marketing research services to global manufacturers, marketers and retailers of consumer goods and durables, including those involved with food, soft drinks, dairy products, toiletries, white goods, clothing/apparel and sporting goods. Infratest Burke supports its clients in all aspects of their strategic and tactical brand marketing initiatives through the use of both individually designed ad hoc studies and unique standardized tools with an ultimate goal of determining the underlying consumer trends for their clients products. Infratest Burke believes it has developed industry-leading marketing research tools and technologies in the area of sales forecasts and image research that benefit their clients in providing consistency and reliability of marketing data on a world-wide basis.

    - AUTOMOTIVE/TRANSPORTATION--For 25 years, Infratest Burke has conducted an ongoing public opinion survey for its automotive clients structured to determine and evaluate consumer attitudes on automotive-related products and services. Infratest Burke also conducts comprehensive new car and used car buyer surveys, which attempt to uncover market patterns, buyer motivation, brand loyalty, and consumer satisfaction. Infratest Burke has designed ground-breaking measuring tools specifically designed for transportation and traffic system analysis, including products that monitor the needs and value of various transport systems and products that assemble and interpret travel industry data to monitor the reasons and motivations for personal and business travel and tourism.

    - INFORMATION TECHNOLOGY/TELECOMMUNICATIONS/MEDIA--Infratest Burke's clients in this industry include land line and cellular phone operators, voice/data communication network providers, computer hardware manufacturers, software developers, mainframe/ workstation designers, fax/copier manufacturers and similar organizations. Products provided by Infratest Burke are designed to provide timely strategic information relating to:

       - market segmentation and positioning

       - pricing policies

       - sales forecasts

       - new product launching analyses

       - advertising campaign evaluations

       - standardized "dummy tests"

       - electronic measuring methods and

       - customer satisfaction and loyalty surveys.

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       Infratest Burke has a long history in this industry, originally serving radio broadcasting clients with national audience measurement. Today, Infratest Burke provides specially designed research studies for many private and public radio and TV companies, print and electronic media providers, video/music industry participants and advertising companies.

    - HEALTH CARE/DRUGS--This industry in Europe is greatly affected by political decisions and public pressure to develop new products. Successfully bringing a new product to market depends increasingly on marketing research and marketing support. Infratest Burke's specially commissioned studies and analyses focus on providing clients strategic and timely data on the depth and breadth of potential market segments, forecasted sales and penetration levels, early warning studies, pricing and positioning models, customer needs and satisfaction studies, economic analysis, continuous tracking systems and qualitative research projects.

    - FINANCIAL SERVICES--This industry has shown considerable growth due to changes occurring in the industry, such as the pan-European currency unification and the increasing use of electronic banking and media. Infratest Burke's products are designed to help clients across the complete marketing function. This ranges from pricing and demand research studies, to sales analyses, to communications and advertising research studies, in areas such as direct/electronic banking, discount brokerage services, direct insurance, and other financial services areas. Infratest Burke developed its Financial Market Data Service in Europe more than
      25 years ago as a continuous structural analysis survey tool to gather and organize data within this sector.

    - BJM/MARKETING BEHAVIOUR LIMITED/MARKETING BLUEPRINT--INTERNATIONAL. These UK-based research firms were originally part of NFO's MBL Group and offer qualitative and quantitative ad hoc research with high standards of research design and creativity. Their clients cover a wide range of industries, including consumer goods, business-to-business, service providers, pharmaceutical, automotive, retail and drinks. NFO's MBL Group UK companies are among the top ten marketing research firms in Europe, and conduct research projects in 30 countries. Operationally, these companies are now part of the European operating segment.

AUSTRALASIA AND THE MIDDLE EAST

    MBL GROUP--INTERNATIONAL CUSTOM AND SYNDICATED SERVICES. MBL is a leading international marketing research firm with offices in 16 countries throughout Australasia and the Middle East. Founded in 1965, MBL provides strategic planning, marketing research, and research-based consulting, on a worldwide basis. Working through its own subsidiaries and affiliates in the Middle East, Asia, and Southeast Asia, MBL has successfully carried out assignments in some 100 countries around the world. MBL's orientation is towards value-added research--research which is oriented towards problem solving and interpretation of data, rather than simple data provision. MBL provides research-based consultancy--answers to problems--not just answers to questions.

    Within the group, MBL has specialists in ad hoc quantitative research, qualitative research, telephone research, and executive interviewing. MBL has specialists in consumer, social, industrial, and business-to-business research and expertise in packaged goods, automotive, pharmaceutical, financial, airline and travel industries. MBL's services include:

    - new product development assistance

    - corporate image evaluation

    - employee and customer satisfaction research

    - total quality management studies

    - brand-development monitoring and

    - advertising development and tracking.

    MBL specializes in international/multi-national project coordination and operates the Stochastic Reaction Monitor brand-development franchise and the ADD+IMPACT advertising pre-testing system. It also operates the Visionary Shopper, a computer-based virtual reality shopping system, and the Idea Map, a computer-based product and communication optimization system.

    CM RESEARCH. CM Research, headquartered in Auckland, is the leading provider of custom marketing research in New Zealand and one of the larger marketing research organizations in Australia. With offices in five cities in both countries, CM Research provides a number of proprietary and self-developed brand services to a blue-chip client list.

    DONOVAN RESEARCH. Donovan, founded in 1974 and headquartered in Perth, Australia, is a full service custom research agency with a leading position in fast-moving consumer goods, public policy, tourism, customer satisfaction, and continuous tracking research. In addition to its own branded products, AdTest and Packtest, Donovan is also the exclusive regional licensee of NFO MarketMind(TM), the global brand tracking system acquired by NFO in March 1998.

CLIENTS

    Including its subsidiaries, NFO conducts over 11,000 research projects annually for more than 3,000 clients in 35 countries. NFO's clients include 59 of the largest 100 companies on the FORTUNE 500 list, and 37 of the world's 50 largest pharmaceutical firms. NFO's roster of clients is further characterized by the longevity of many of these relationships. A number of NFO's core business clients have had ongoing business relationships with NFO for between 30 and 50 years. The longevity of these relationships is enhanced by data comparability with information in the normative databases that NFO has helped its clients build over the years. NFO's data is also used by its clients beyond the research function. For example, some clients have incorporated NFO's data into their internal performance evaluation systems.

    NFO's client list includes over 3,000 companies. No single client represented more than 10% of its total revenues in 1998 or 1997. NFO's ten largest clients, which collectively represented approximately 21% of its total 1998 revenues, are as follows:

    - Bristol Myers Squibb

    - British American Tobacco

    - Citibank

    - Coca-Cola

    - Gillette

    - Pfizer, Inc.

    - The Procter & Gamble Company

    - Searle

    - Telecom NZ Ltd. and

    - Unilever.

    NFO also has provided the Consumer Confidence Survey among nationally representative households each month for the past 30 years to the Conference Board, a worldwide non-profit business information organization with many of America's largest corporations as members. The Conference Board provides research information to aid businesses in management practices and policy. The U.S. Department of Commerce has recognized the Conference Board's Consumer Confidence Survey performed by NFO as a leading economic indicator since August 1990. Consumer confidence surveys are used by government and private enterprises as predictors of business cycles.

THE MARKETING RESEARCH INDUSTRY

    Revenues for the worldwide marketing research industry reached
$13.4 billion in 1998 according to the latest data from ESOMAR, the European Society for Opinion and Marketing Research. Spending is estimated at $5.8 billion in Europe (43%), $5.2 billion in North America (39%), $1.6 billion in Asia-Pacific (12%) and $0.8 billion elsewhere (6%). In the aggregate, marketing research spending outside North America represented $8.2 billion, or approximately 61%, of worldwide spending.

    The worldwide marketing research industry is comprised of thousands of marketing, advertising and public opinion research organizations that measure consumer attitudes and behavior. The industry is comprised primarily of two segments: (i) syndicated research, which generally provides historical information regarding past consumer purchasing decisions (such as aggregate sales or market share within product categories) and is generally made available to the marketplace on a non-exclusive basis, and (ii) custom or ad hoc research, which is performed to the specifications of a particular client.

    Custom research involves the measurement of consumer beliefs, attitudes and behavior toward particular products, services, concepts or advertising programs. Custom research is generally conducted by obtaining information from consumers through questionnaires or interviews. Because information is generally solicited directly from consumers, custom research provides insights into consumers' perceptions of products or services and the patterns of purchase and usage of such products and services by consumers with particular demographic or other profiles. Many clients use custom research to interpret the market share or sales information provided by syndicated research. In addition, by testing a proposed product or advertising campaign on a sample of consumers to whom the product or campaign will be directed, a client can obtain information about the targeted consumers' likely response to the product or campaign before incurring the costs associated with the introduction of the product or campaign to the marketplace. The American Marketing Association estimates that there are over three thousand firms performing custom research services in the U.S. alone, with no firm holding a dominant share of that market. NFO believes it is one of the largest U.S.-based custom marketing research firms.

    Custom research may be conducted by panel surveys, unsolicited telephone interviewing, door-to-door personal interviewing and central location interviewing in places such as stores and shopping malls. The largest segment is random telephone interviewing. NFO estimates that panel surveys account for 12% of the segment and involve interviewing members of consumer households who have previously agreed to participate in the research firm's surveys and who have provided demographic and other data about themselves.

    NFO believes it is currently one of the largest custom panel research firms within the industry, the sixth largest research organization in the world, and one of the top three custom marketing research firms worldwide. NFO is niche oriented and attempts to exploit specific areas of marketing research where market growth rates are high, margin potential is good, and barriers to entry/exit and competition are limited. Within the U.S., NFO believes it is ranked number one in the following niche markets: custom health care research; syndicated financial services research; panel-based packaged goods and services research; high tech customer satisfaction research; and travel/leisure research.

    The custom marketing research industry is very competitive and highly fragmented, with participants ranging from relatively small organizations to large, multinational companies with substantial resources. NFO is also subject to competition from marketing and research departments of various companies, advertising agencies, and business-consulting firms. NFO believes that its principal competitive advantages are in the quality of its design of a marketing research product; the ability to design, perform and report on a research project in a short period of time; its price; consistency of service; the NFO panel; and the global coverage that enables the delivery of consistent research in a multi-country study environment.

COMPETITION

    NFO's primary worldwide competitors include the following:

    - Taylor Nelson Sofres, based in London

    - The Kantar Group Ltd., based in London (part of The WPP Group Plc)

    - Gfk AG of Nuremberg, Germany

    - IPSOS Group, S.A. of Paris

    - NPD Group of Port Washington, NY

    - Market Facts, Inc. of Arlington Heights, IL (part of the Aegis Group)

    - M/A/R/C Inc. of Irving, TX (part of the Omnicom Group)

    - United Information Group of London and

    - Opinion Research Corp. of Princeton, NJ.

    In terms of total research revenues, in 1998 NFO was ranked sixth in the "Top 25 Global Research Organizations" list published by MARKETING NEWS in August 1999. Of the top six companies, three primarily provide syndicated marketing information while three, including NFO, primarily provide custom marketing research.

TRADEMARKS, PATENTS, SERVICE MARKS AND PROPRIETARY SOFTWARE

    NFO owns several federally registered trademarks and service marks, the most important of which are NFO, NFO Worldwide, NFO Research, National Family Opinion, Payment Systems, PSI, Migliara/ Kaplan, Screen Test, MarketMind and MultiCard Survey. NFO uses the name "Carol Adams," the pen name of the founder's wife who originally supervised contacts with NFO's panel households, in written and oral communications with panel members and recruits, to create a personal relationship between NFO and its panel members. Some of NFO's non-domestic subsidiaries also maintain various trademarks and patents in the countries in which they operate. In addition, NFO has a process patent pending relating to InsightExpress.

    NFO considers these trademarks and service marks to be material to its business. NFO vigorously defends its trademarks and service marks against infringement and other unauthorized use. NFO protects its proprietary software and information systems by limiting access to key personnel through the use of password systems.

EMPLOYEES

    As of September 30, 1999, NFO had approximately 13,600 employees (3,300 full-time and 10,300 part-time). Approximately 1,400 of the 13,600 reside in the United States. NFO emphasizes the comprehensive training of its personnel. In addition to training in an employee's primary area of responsibility, NFO trains its staff to perform tasks among the different departments to ensure that trained backup staff is available in areas that have periodic short-term increased demand. NFO believes that it has historically experienced low turnover of staff in both the professional and the clerical areas relative to the marketing research industry generally. Long tenure helps to reduce the costs of re-hiring and re-training and establishes and builds upon experience that can be applied to all future work.

    None of NFO's domestic employees is subject to a collective bargaining agreement. CF has agreements with two separate unions covering some of its employees in Canada: United Steelworkers of America covers 137 employees, and Le Syndicat des Travailleuses et Travailleurs covers 45 employees. NFO has not experienced any work stoppages and believes its relations with its employees are good.

PROPERTIES

    NFO's primary U.S. operations facility is located in an approximately 148,000 square foot complex located on approximately 77 acres owned by NFO in Toledo, Ohio. Operated from this facility are NFO's data entry, computer, mailing and product storage and handling facilities, a regional sales office and the largest of NFO's three telephone interviewing facilities. The facility was built in 1975 and first expanded in 1982. NFO recently completed an expansion project which added approximately 50,000 square feet of office space to the facility and renovated the existing space. NFO's remaining facilities are all leased.

LEGAL PROCEEDINGS

    NFO is not a party to any litigation that is expected to have a significant effect on the operations or business of NFO.

CHANGES IN OR DISAGREEMENTS WITH ACCOUNTANTS

    NFO has not had any disagreements on accounting or financial disclosures with, or any changes in, its independent public accountants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NFO

    This discussion analyzes our operations for the three- and nine-month periods ended September 30, 1999 and September 30, 1998, and the fiscal years ended 1998, 1997 and 1996. The following information should be read together with the consolidated financial statements and the accompanying notes included in this document as Annex D and Annex E.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, operating statement data for NFO.

                                                 THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                    SEPTEMBER 30,                       SEPTEMBER 30,
                                          ---------------------------------   ---------------------------------
                                             PERCENTAGE OF                       PERCENTAGE OF
                                               REVENUES         PERCENTAGE         REVENUES         PERCENTAGE
                                          -------------------   CHANGE FROM   -------------------   CHANGE FROM
                                            1999       1998     PRIOR YEAR      1999       1998     PRIOR YEAR
                                          --------   --------   -----------   --------   --------   -----------
Revenues................................   100.0%     100.0%        69.8%      100.0%     100.0%        86.5%
Costs and Expenses:
  Cost of Revenues......................    51.4       46.2         88.9        51.6       45.6        111.0
  Selling, General & Administrative.....    35.5       42.3         42.6        35.1       40.5         62.0
  Amortization..........................     2.2        1.6        132.2         2.1        1.8        119.0
  Depreciation..........................     2.3        1.4        182.7         2.2        1.6        141.4
                                           -----      -----       ------       -----      -----       ------
    Operating Income....................     8.6        8.5         70.8         9.0       10.5         60.0
Interest Expense, Net...................     3.4        1.1        430.4         3.1        1.0        490.4
Equity Interest in Net (Income) Loss of
  Affiliated Companies and Other
  Expenses..............................     (.9)       0.2       (962.4)        (.5)       0.2       (580.2)
                                           -----      -----       ------       -----      -----       ------
    Income Before Income Taxes and
    Minority Interests..................     6.1        7.2         42.0         6.4        9.3         29.1
Provision for Income Taxes..............     2.6        3.3         32.8         2.8        3.9         37.0
                                           -----      -----       ------       -----      -----       ------
    Net Income Before Minority
    Interests...........................     3.5        3.9         49.6         3.6        5.4         23.5
Minority Interests......................      .3        0.0       1128.0          .2        0.2         30.6
                                           -----      -----       ------       -----      -----       ------
      Net Income........................     3.2%       3.9%        39.1%        3.4%       5.2%        23.2%
                                           =====      =====       ======       =====      =====       ======

OPERATIONS

    The majority of the increases in the various components of NFO's results of operations for the three and nine month periods ended September 30, 1999, compared with the same periods in 1998, are the result of NFO's 1998 acquisitions, principally Infratest Burke. These acquisitions are discussed in this document at page 72.

    NFO's revenues for the three months ended September 30, 1999, increased $45.7 million, or 70%, to $111.2 million. This was an increase from $65.5 million for the same period last year. For the nine months ended September 30, 1999, revenues increased 87% to $337.0 million. This was an increase from $180.7 million in the prior year.

    The third quarter's 70% revenue increase was marked by growth in all three of NFO's business sectors, particularly in Europe. In total, organic revenue growth was 3.4% for the quarter, lead by strong double-digit organic growth in Europe. Revenues within NFO's North American sector increased 4% for the third quarter, led by strong growth within NFO's Healthcare Group. In addition to strong double-digit organic growth, NFO Europe's performance was bolstered by the addition of Infratest

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
Burke. Revenues within Australasia and the Middle East, meanwhile, increased 11% for the quarter. This increase resulted from the inclusion of acquisitions, positive organic growth and favorable currency effects. Consolidated currency translation effects were not material for the three and the nine-month periods.

    For the nine months ended September 30, 1999, North American revenues increased 14%. Of that growth, 5% resulted from organic growth and 9% was driven by acquisitions. The Healthcare, Financial Services, and Continuous Tracking Groups all registered strong double-digit revenue growth, with the Panel Group also showing a strong increase. Revenues within Europe increased dramatically. This was primarily due to organic growth of 9% and the first time inclusion of Infratest Burke. Revenue growth in Australasia and the Middle East was 12%, of which 5% was through organic growth and 6% was related to acquisitions.

    Cost of revenues increased $26.9 million, or 89%, in the third quarter to $57.2 million. This was an increase from $30.3 million a year ago. For the nine month period, cost of revenues increased $91.4 million, or 111%, to $173.8 million from $82.4 million in the prior year. The majority of these increases were the result of inclusion of the newly acquired companies.

    Selling, general and administrative expenses increased $11.8 million, or 43%, in the third quarter to $39.5 million. This was an increase from $27.7 million in the same period last year. Year-to-date selling, general and administrative expenses increased $45.3 million, or 62%, to $118.4 million from $73.1 million in the prior year. These increases were predominately the result of the inclusion of the newly acquired companies, as well as increased staffing expenses, offset slightly by declines in various other costs. Increases were also affected by inflationary factors.

    As a result of the items above, operating income for the quarter ended September 30, 1999, increased $3.9 million, or 71%, to $9.5 million. This was an increase from $5.6 million in the same quarter a year ago. Year-to-date operating income increased $11.3 million, or 60%, to $30.2 million from $18.9 million in the prior year. The third quarter operating margin was 8.6% compared with 8.5% for the same period last year.

    Year-to-date operating margins decreased to 9.0% from 10.5% in the prior year. The overwhelming majority of the year-to-date decline in margins from 1998 to 1999 is attributed to the inclusion of the operating results of the newly acquired international companies.

    As compared to the prior year, net interest expense increased to $3.8 million from $0.7 million for the third quarter and increased to $10.6 million from $1.8 million for the nine months ended September 30, 1999. The increases were due to additional borrowings in late 1998 to fund acquisitions, primarily the Infratest Burke acquisition in November 1998.

    The effective tax rate for the third quarter declined to 42.6% compared with 45.5% for the same period last year. For the nine months ended September 30, 1999, NFO's effective tax rate increased to 43.7% from 41.2% in the prior year. The year-to-date increase is principally the result of NFO's recent acquisitions being located in higher tax jurisdictions as well as the effect of non-deductible goodwill associated with these acquisitions. The year-to-date effective rate of 43.7% reasonably approximates what NFO believes the effective tax rate will be for the full year 1999.

    Net income for the third quarter of 1999 increased 39% to $3.6 million from $2.6 million for the same period in 1998. For the nine months ended
September 30, 1999, net income increased 23% to $11.6 million from $9.4 million in the prior year. Third quarter diluted earnings per share were $0.16 compared to last year's $0.12 per share, an increase of 33%. Year-to-date diluted earnings per share increased 18% to $0.52 from $0.44 for the same period in 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Working capital as of September 30, 1999, was $52.0 million compared to $31.9 million at December 31, 1998. The $20.1 million increase resulted primarily from a $30.2 million decline in accounts payable and accrued liabilities and $3.2 million increase in receivables. These amounts were partially offset by a decrease in cash and cash equivalents of $4.1 million, an increase in advance billings of $5.7 million, and a decrease in other net current assets of $3.5 million.

    The decreases in accounts payable and accrued liabilities were attributed to payment in 1999 of earnouts accrued as of year end totaling $4.6 million, payment of accrued bonuses totaling $4.0 million and normal fluctuations in the timing of the payment of invoices. The decrease in cash was attributed to routine fluctuations as well as the cash portion of the 1999 earnout payments totaling $5.3 million. The fluctuations in receivables and advance billings are attributed to routine fluctuations in the timing of client projects and related billings.

    As of September 30, 1999, NFO had $45.9 million outstanding on its $75.0 million credit facility, $127.0 million outstanding in Senior Notes payable, and $19.4 million of debt outstanding outside the United States. Total stockholders' equity as of September 30, 1999 was $138.2 million.

    Capital expenditures for the quarter ended September 30, 1999, were $3.9 million. This compared to $2.4 million for the same period last year. Capital expenditures for the nine months ended September 30, 1999, were $12.0 million compared to $10.5 million in the prior year. Capital expenditures for all of 1999 are anticipated to be approximately $14 million.

    NFO anticipates that existing cash, together with internally generated funds and its credit and stock availabilities, will provide NFO with the resources that are needed to satisfy potential acquisitions, capital expenditures and NFO's growing working capital requirements. The timing and magnitude of future acquisitions will be the single most important factor in determining NFO's long-term capital needs.

YEAR 2000 ISSUES

    As of September 30, 1999, NFO was working to resolve the Year 2000 issue. In early 1997, NFO completed an impact analysis across all proprietary custom software programs and systems. As a result of this analysis, affected programs were being modified by NFO's programming departments to ensure future compliance. Any new programs being developed were being made Year 2000 compliant from the outset, while certain existing systems were being made Year 2000 compliant as they were reengineered.

    NFO operates subsidiaries and divisions worldwide. While many of these operations were already Year 2000 compliant in hardware, software and embedded systems, as of September 30, 1999, other operations were still in the process of upgrading their systems for Year 2000 compliance. NFO was in the process of testing its mission critical and non-critical systems and software for Year 2000 compliance by using a series of Year 2000 test dates. In instances where the Year 2000 dates were not properly processed, the systems and software were upgraded and re-tested as necessary for Year 2000 compliance. Mission critical applications and systems were prioritized for Year 2000 compliance, and the majority of those systems were already compliant.

    As of September 30, 1999, NFO believed the most likely worst case scenario would be for a non-critical application or system to not be Year 2000 compliant on January 1, 2000. NFO's contingency plan included manually addressing non-critical applications and systems compliance problems. Additionally, NFO had the ability to readily outsource many of its data collection and processing processes should the need arise.

    NFO was also coordinating with clients, vendors, affiliates and other outside parties who may have affected, or been affected by, NFO's plans to address the Year 2000 issue. NFO sent surveys to these outside parties inquiring as to their status in addressing the Year 2000 issue within their respective organizations. NFO gathered and analyzed the results of those surveys, and although NFO did not foresee any Year 2000 issues associated with these outside parties, NFO did not believe the effect of non-compliance with Year 2000 on the part of any individual or group of outside parties would have a material negative impact on NFO's day-to-day operations.

    NFO originally targeted January 1, 1999 to complete Year 2000 compliance of mission critical systems, including third-party and supply chain vendors. Although the majority of NFO's subsidiaries met this target, NFO continued to perform testing, analysis and remediation as necessary for Year 2000 compliance. While management believed, as of September 30, 1999, that NFO's Year 2000 compliance process would resolve any remaining Year 2000 issues in a timely manner, NFO was also developing contingency plans as discussed above as it was not possible to anticipate all possible future outcomes. Although NFO took the steps outlined above to address the Year 2000 issue, management could not, as of September 30, 1999, fully assure Year 2000 compliance due to the unprecedented nature of the Year 2000 issue.

    As of September 30, 1999, NFO estimated that total Year 2000 compliance costs incurred from 1997 through September 30, 1999 were approximately $930,000, and the estimated future cost to complete Year 2000 compliance was approximately $260,000, including capital expenditures of approximately $165,000.

THE EURO CONVERSION

    On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency, the Euro. NFO conducts business in member countries. The transition period for the Euro is from January 1, 1999, to June 30, 2002. NFO is addressing the issues involved with the introduction of the Euro. The more important issues include converting information technology systems, reassessing currency risk, and processing accounting and tax records.

    Based upon progress to date, NFO believes that use of the Euro will not have a significant impact on the manner in which NFO conducts its business and processes its accounting records. Accordingly, conversion to the Euro is not expected to have a material effect on NFO's financial condition or results of operations.

RECENT DEVELOPMENTS

EPS FOR FOURTH QUARTER AND FULL YEAR 1999, AND REDUCED EXPECTATIONS FOR YEAR
  2000

    On December 20, 1999 NFO issued a press release stating that it expected its earnings per share, before special charges, for the fourth quarter ending December 31, 1999 to be below the then current estimates. The First Call consensus earnings per share estimate at the time was $0.28 for the 1999 fourth quarter, and the actual EPS for the fourth quarter of 1998 was $0.23. NFO also reported at that time that it planned to record special after-tax charges during the fourth quarter, the majority of which were non-cash in nature, primarily to reduce the intangible assets associated with NFO's financial services business to their estimated net realizable values. Finally, NFO also stated that earnings per share estimates for the year 2000 should be revised downwards, to reflect the 1999 fourth quarter EPS performance and to reflect certain strategic and operational investments NFO planned to make in the year 2000.

    On March 1, 2000 NFO issued a press release containing its actual results for the fourth quarter and full year 1999, which were within the range of estimates provided by NFO on December 20, 1999.

    Actual revenues for the fourth quarter of 1999 increased by 27%, to $120.2 million from $94.6 million for the same period last year. Of the total revenue growth during the quarter, 8% was due to organic growth, while the remainder was due to the effects of acquisitions and currency translation effects. During the quarter, NFO recorded $21.7 million in pre-tax special charges, primarily to write off the intangible assets associated with NFO's financial services businesses, which have been deemed to be permanently impaired. These special charges, which are primarily non-cash in nature, amounted to $17.8 million or $0.80 per diluted share on an after-tax basis. As a result, NFO reported a net loss of ($17.8) million or ($0.80) per diluted share for the fourth quarter, compared with net income of $5.1 million or $0.23 per diluted share in the year ago quarter. Earnings per diluted share, before special charges, were $0.00 per share for the fourth quarter of 1999.

    NFO's fourth quarter 1999 earnings shortfall was due primarily to lower than expected revenues in its domestic financial services and high-tech/telecommunication businesses, and lower than planned revenues in Europe due to a continued weakening Euro as well as slightly lower than planned local currency growth. In addition, profitability within NFO's Asia Pacific operations was adversely affected by a very competitive pricing environment, despite the fact that revenues within this region increased during the fourth quarter.

    For the year ended December 31, 1999, revenues increased 66% to $457.2 million from $275.4 million in the same period last year. Results for the year ended December 31, 1999, include the results of Infratest Burke, which was acquired on November 20, 1998. Of the total revenue growth for the year, 6% was due to organic growth, while the remainder was due to the effects of acquisitions and currency translation effects. As a result of the aforementioned special charges, NFO reported a loss of ($6.2) million or ($0.28) per diluted share for the year, compared with net income of $14.5 million or $0.67 per diluted share for the 1998 year. Earnings per diluted share, before special charges, were $0.52 per share for the full year 1999, as compared to $0.67 in 1998.

YEAR 2000 ISSUES

    NFO remains comfortable with the disclosures, as of September 30, 1999, regarding the Year 2000 issues that are included in this document on page 69. Based on a survey of NFO's subsidiaries worldwide, only minor Year 2000 issues were reported after the new year. None of the items reported, individually or in the aggregate, had or are expected to have a material impact on NFO's results of operations or financial condition. A discussion of NFO's contingency plans is included in the third quarter disclosure on page 70 of this document.

    While NFO is currently still in the process of accumulating the final cost numbers for Year 2000 compliance, the estimates, as of September 30, 1999, as discussed on page 70 of this document, are still considered reasonable. Therefore, NFO expects that total costs for Year 2000 compliance will be in the range of $1 million to $1.4 million dollars. Additionally, because NFO has not encountered any significant issues relating to Year 2000 compliance, NFO believes that any costs spent after December 31, 1999 on Year 2000 compliance matters will be nominal.

YEARS ENDED 1998, 1997 AND 1996

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated income statement data for NFO.

                                                                                        PERCENTAGE INCREASE
                                                     YEAR ENDED DECEMBER 31,           ---------------------
                                             ---------------------------------------   1998 OVER   1997 OVER
                                                1998          1997          1996         1997        1996
                                             -----------   -----------   -----------   ---------   ---------
                                             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER
                                                           SHARE DATA)
Revenues...................................   $275,351      $190,229      $154,943        44.7%        22.8%
Cost of Revenues...........................    127,006        83,357        66,693        52.4         25.0
    Selling, General & Administrative
      Expenses.............................    109,023        76,705        61,591        42.1         24.5
    Amortization Expense...................      5,080         4,094         2,926        24.1         39.9
    Depreciation Expense...................      4,914         2,798         2,356        75.6         18.8
Operating Income...........................     29,328        23,275        21,377        26.0          8.9
    Interest Expense, Net..................      3,750           669            38       460.5      1,660.5
Other......................................        221           200           318        10.5        (37.1)
                                              --------      --------      --------       -----      -------
Income Before Income Taxes and
    Minority Interest......................     25,357        22,406        21,021        13.2          6.6
    Provision for Income Taxes.............     10,489         8,895         8,983        17.9         (1.0)
Net Income Before Minority Interest........     14,868        13,511        12,038        10.0         12.2
Minority Interest..........................        378         1,006         1,422       (62.4)       (29.3)
Net Income.................................   $ 14,490      $ 12,505      $ 10,616        15.9%        17.8%
Basic Shares Outstanding(1)................     21,154        20,265        19,911         4.4%         1.8%
Basic Earnings per Share(1)................   $    .68      $    .62      $    .53         9.7%        17.0%
Diluted Shares Outstanding(1)..............     21,704        20,832        20,746         4.2%          .4%
Diluted Earnings per Share(1)..............   $    .67      $    .60      $    .51        11.7%        17.6%

------------------------

(1) For comparability, the earnings per share and share data reflect the 3-for-2 stock splits effected October 15, 1997 and February 5, 1996.

ACQUISITIONS

    On November 20, 1998, NFO acquired all of the outstanding shares of capital stock of Infratest Burke Aktiengesellschaft Holding. Founded in 1947, Infratest Burke is headquartered in Munich and ranks as one of the top four custom marketing research firms in Europe with 35 offices in 15 countries. NFO believes the combination of NFO and Infratest Burke created the sixth largest marketing research firm in the world, and one of the top three custom marketing research companies globally.

    On October 23, 1998, NFO acquired all the outstanding stock of City Research Group Plc. City Research, founded in 1978 and headquartered in London, England, is a leading U.K. marketing research firm specializing in commercial banking.

    On October 1, 1998, NFO acquired substantially all the net assets of Donovan Research Pty. Ltd. Donovan, founded in 1974 and headquartered in Perth, Australia, is a full service custom research agency with a leading position in fast-moving consumer goods, public policy, tourism, customer satisfaction and continuous tracking research. In addition to its own branded products, AdTest and Packtest, Donovan is also the exclusive regional licensee of MarketMind, a global brand tracking system acquired by NFO in March 1998.

    On August 31, 1998, NFO acquired substantially all the net assets of Stochastic International Pty. Ltd. Stochastic is the developer of the Stochastic Reaction Monitor continuous brand tracking system, which provides guidance on brand positioning to more than 60 companies in 33 countries. Stochastic was founded in 1981 and is headquartered in London.

    On April 3, 1998, NFO acquired 100 percent of the outstanding stock of CF Group, Inc. Founded in 1932, CF Group operates three companies in Canada:
Canadian Facts, the largest custom marketing research organization in Canada, Applied Research Consultants, and Burke International. CF Group is headquartered in Toronto and has client service offices in Montreal, Ottawa and Vancouver.

    On March 4, 1998, NFO acquired, in separate transactions, substantially all the net assets of MarketMind Technologies and Ross-Cooper-Lund. MarketMind owns and licenses the MarketMind system, which uses proprietary software that combines a set of key diagnostic measures together with the integration, interactive analysis and display of multiple streams of longitudinal data. Ross-Cooper is a research-based consulting firm focused on brand-building strategies and is the exclusive licensee of the MarketMind system in the United States.

    The 1998 acquisitions have been accounted for as purchases. Accordingly, NFO's financial statements include the results of operations from the effective date of the respective acquisitions.

    On December 12, 1997, NFO acquired 100 percent of the outstanding stock of CM Research Group, Ltd., headquartered in Auckland, New Zealand. CM is the leading provider of custom marketing research in New Zealand and one of the larger marketing research organizations in Australia. This acquisition was accounted for using the purchase method.

    On July 11, 1997, NFO acquired The MBL Group plc, headquartered in London, England, a leading international marketing research firm with 27 offices in 17 countries throughout the UK, the Middle East, and Asia. NFO issued 2,046,363 shares, adjusted for the 3-for-2 stock split effective October 15, 1997, of NFO common stock. The acquisition was accounted for as a pooling of interests. NFO also entered into agreements with minority stockholder employees of the various MBL operating subsidiaries to repurchase a portion of the minority shares during 1997 and the remainder in three years. The purchase of the minority interests in MBL's subsidiaries has been accounted for using the purchase method.

    On May 28, 1997, NFO acquired Access Research, Inc., a Windsor, CT research-based financial services consulting firm specializing in the retirement market. This acquisition was accounted for using the purchase method.

    On April 1, 1997, NFO acquired 100 percent of the outstanding stock of Prognostics, a Palo Alto, CA, leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. In connection with this acquisition, NFO issued 2,589,720 shares, adjusted for the 3-for-2 stock split effective October 15, 1997, of NFO common stock. The transaction was accounted for as a pooling of interests.

    As a result of the 1997 pooling of interests transactions, the accompanying financial statements reflect the combined results of NFO, Prognostics, and MBL for all periods presented.

    On August 15, 1996, NFO acquired The SPECTREM Group, Inc. Spectrem provides niche consulting and acquisition and divestiture advisory services in the trust and investment products sectors.

    On January 3, 1996, NFO acquired Migliara/Kaplan Associates, Inc., Chesapeake Surveys, Inc., and Plog Research, Inc. Migliara/Kaplan is one of the nation's leading full-service health care marketing information companies with offices in Baltimore, MD and Princeton, NJ. Chesapeake provides data collection and survey services, such as focus groups and random telephone interviews. Plog is the nation's leading travel industry marketing research organization. These acquisitions were accounted for using the purchase method.

1998 COMPARED TO 1997

    NFO's revenues increased 45% to $275.4 million from $190.2 million the previous year. Strong revenue growth occurred in each of NFO's operating segments:

    - North America increased 32% to $189.6 million,

    - Europe increased 103% to $50.3 million, and

    - Australasia and the Middle East increased 61% to $40.1 million.

    Within North America, NFO's technologies group experienced very strong performance, and its healthcare and travel & leisure sectors registered double-digit growth. Revenues within NFO's North American financial services sector decreased by 16% for the year due to the softness within PSI Global, NFO's lead financial services unit. The increases in Europe and Australasia and the Middle East were principally the result of acquisitions, with combined organic revenue growth of 13%. Currency translation effects negatively impacted organic international revenues for the year by $3.2 million, or 6%. NFO's consolidated organic revenues grew by 13%, excluding the effects of PSI Global and currency translations.

    Cost of revenues increased 52% to $127 million from $83.4 million in the prior year. $40.1 million of the increase in cost of revenues was the result of increased revenues in each of NFO's three operating segments and the addition of the newly acquired companies in 1998. The remainder of the increase in cost of revenues was the result of NFO's continued investment in its North American high technology/telecommunications sector.

    Selling, general, and administrative expenses increased 42% to $109 million from $76.7 million a year ago. Of the increases, $25.1 million were the result of the newly acquired companies and $4.5 million were the result of increased staffing expenses. NFO's selling, general and administrative expenses were also influenced by inflationary factors.

    Depreciation and amortization expenses increased 45% to $10 million from $6.9 million in the previous year. The increase was due to acquisition activity as well as increased capital investment.

    As a result of the items discussed above, operating income in 1998 increased 26% to $29.3 million from $23.3 million in the prior year. Operating income margins were 10.7% in 1998 as compared to 12.2% in 1997. This decrease was due almost entirely to the decreased financial performance of PSI Global, which was partially offset by the positive margin contributions from the newly acquired companies and reduced losses within NFO's Interactive Division. Excluding the effects of

    - acquisitions and negative currency translation effects in 1998,

    - pooling transaction expenses in 1997, and

    - the operating results of PSI Global in both years,

    NFO's organic operating income increased by 15% in 1998. Also, contributing to the increase was organic growth, offset by lower operating results in NFO's financial services sector.

    Interest expense increased to $3.8 million from $0.7 million in the prior year. The increase was primarily the result of increased borrowings to fund acquisitions and capital expenditures.

    Income tax expense increased $1.6 million to $10.5 million from $8.9 million a year ago. The expense reflects NFO's combined U.S. Federal and State tax rate of approximately 40%. The expense also reflects the effects of non-deductible expenses, primarily goodwill amortization. The increase in the effective tax rate from 40% to 41% was largely due to an increase in the non-U.S. effective tax rate.

    Minority interests decreased by 62% to $0.4 million from $1 million last year. The decline was directly related to the purchase of a significant portion of the minorities' shares in the MBL acquisition in July 1997, as well as decreased profitability within this group.

    The result of items discussed above is that net income increased 16% to $14.5 million from $12.5 million a year ago. The 12% increase in diluted earnings per share to $0.67 from $0.60 is the direct result of the increase in net income.

1997 COMPARED TO 1996

    NFO's revenues increased 23% to $190.2 million from $154.9 million the previous year. Strong revenue growth occurred in each of NFO's operating segments:

    - North America increased 21% to $143.8 million,

    - Europe increased 22% to $24.8 million, and

    - Australasia and the Middle East increased 41% to $24.9 million.

    Cost of revenues increased 25% to $83.4 million from $66.7 million in the prior year. The increase in cost of revenues was primarily the result of increased revenues in each of NFO's three operating segments. The remainder of the increase in cost of revenues was the result of the newly consolidated Middle Eastern and Indian operations having higher than average cost of revenues, along with NFO's continued investment in its Interactive initiatives.

    Selling, general, and administrative expenses increased 25% to $76.7 million from $61.6 million a year ago. This increase includes
$1.3 million in pooling transaction expenses related to the acquisitions of Prognostics and MBL. Excluding these transaction expenses, selling, general, and administrative expenses increased 22.4% over 1996. Other principal factors for the increase include the first time consolidation of NFO's Middle Eastern and Indian operations ($2.3 million). Additionally, North American selling, general and administrative expenses increased as a result of:

    - increased staffing expenses ($3.9 million),

    - the increase associated with the acquisitions of Spectrem in August 1996 and Access Research in May 1997 ($1.9 million), and

    - NFO's Interactive activities ($1.2 million).

    NFO's selling, general and administrative expenses were also influenced by inflationary factors.

    Amortization expense increased 40% to $4.1 million from $2.9 million in the previous year. The primary cause of the increase was a $0.6 million special write-down of the carrying value of intangible assets associated with AMS, NFO's expert computer software company. Additional increases in amortization expenses in 1997 related to the purchase of a significant portion of the minorities' interests in MBL, and to the increased amortization costs associated with the earnout payments made pursuant to certain companies' financial performance during 1996.

    As a result of the items discussed above, operating income in 1997 increased 9% to $23.3 million from $21.4 million in the prior year. Excluding the $1.3 million of pooling transaction expenses described above, the $1.0 million of increased investments in NFO's Interactive operations and the $0.3 million negative effect of foreign currency translation, operating income increased 21%. Total operating margins for 1997, excluding these items, were 13.6% compared to 13.8% in 1996.

    Interest expense increased to $0.7 million from less than $0.1 million in the prior year. The increase was primarily the result of increased borrowing to fund acquisitions approximating $20 million and capital expenditures approximating $9 million.

    Income tax expense decreased $0.1 million to $8.9 million from $9.0 million a year ago. The expense reflects NFO's combined U.S. Federal and State tax rate of approximately 39%, plus:

    - the effects of non-deductible expenses, primarily goodwill amortization and the transaction expenses related to the two pooling of interests that occurred in 1997, and

    - the lower tax rates in many of the countries outside the U.S. where NFO has operations.

    The decrease in the effective tax rate from 42.7% to 39.7% was largely due to a reduction in the non-U.S. effective tax rate.

    Minority interests decreased by 29% to $1.0 million from $1.4 million last year. The decline was directly related to the purchase of a significant portion of the minorities' shares in the MBL acquisition in July 1997.

    The result of items discussed above is that net income increased 18% to $12.5 million from $10.6 million a year ago. The 18% increase in diluted earnings per share to $0.60 from $0.51 is the direct result of the increase in net income. Diluted earnings per share has been adjusted for the stock split effected on October 15, 1997. Net income excluding the pooling transaction expenses rose 30% and diluted earnings per share rose 29%.

LIQUIDITY AND CAPITAL RESOURCES

    Working capital as of December 31, 1998 was $31.9 million, an increase of $3.5 million from December 31, 1997. The primary reasons for the change were increases in cash of $9.7 million, accounts receivable of $51.2 million, unbilled receivables of $13.8 million, and prepaids of $8.5 million. These amounts were partially offset by an increase of $67.2 million in accounts payable and accrued liabilities and an increase of $12.5 million in customer billings in excess of revenues earned. The increases were predominantly attributable to the 1998 acquisitions.

    On November 20, 1998, NFO privately placed an aggregate principal amount of $72 million of Senior and Subordinated Notes. The private placement consisted of:

    - $17 million of Series A Notes due November 15, 2005,

    - $38 million of Series B Notes due November 15, 2008, and

    - $17 million of 9.84% Subordinated Notes due November 15, 2008.

    The Series A Notes and the Series B Notes initially bore interest at fixed annual rates of 7.48% and 7.82%, respectively, and contained provisions calling for these annual rates to be reduced to 7.18% and 7.52%, respectively, provided NFO satisfied certain conditions prior to September 30, 1999. In March 1999, NFO satisfied these conditions with the issuance of an aggregate $15 million of Senior and Subordinated Notes. The Notes are guaranteed by certain subsidiaries of NFO and were used to finance a portion of the acquisition of Infratest Burke and to pay related fees and expenses.

    On March 9, 1998, NFO successfully entered into two financing agreements: a private placement of $40 million of Senior Notes and a $75 million revolving credit facility. Borrowings available under these combined facilities total $115 million and are unsecured. Proceeds were used to pay off NFO's then-existing debt of approximately $32 million, finance acquisitions, capital expenditures and working capital. The revolving credit facility replaced NFO's then-existing $35 million revolving credit facility.

    The $40 million in Senior Notes, due March 1, 2008, bear interest at the fixed rate of 6.83% and are to be repayable in equal installments of approximately $5.7 million per year starting in 2002. The $75 million unsecured credit facility has an ultimate maturity date of March 2003 and enables NFO to borrow in multiple currencies at interest rates tied to LIBOR or the prime rate, at NFO's option.

    In conjunction with the Infratest Burke acquisition and the related financing, NFO amended its $75 million revolving credit facility and its $40 million Senior Notes, each originally dated March 9, 1998. The amendments provide, among other things, that NFO's obligations will be guaranteed by certain subsidiaries of NFO. In addition, the amendments increased the rates at which interest annually accrues under the obligations.

    NFO anticipates that existing cash, together with internally generated funds and its credit availabilities, will provide NFO with the resources needed to satisfy potential acquisitions, capital expenditures, and NFO's growing working capital requirements. The timing and magnitude of future acquisitions will be the single most important factor in determining NFO's long-term capital needs.

INFLATION

    Inflation has historically had only a minor effect on NFO's results of operations and its internal and external sources of liquidity and working capital. This is because NFO has generally been able to increase prices to reflect cost increases resulting from inflation.

SEASONALITY

    NFO's business activity has traditionally reflected a modest seasonality factor with slightly higher revenues in NFO's fourth quarter. This seasonality reflects increased research spending in the fourth quarter by clients seeking to complete research studies prior to the holiday season and the close of their fiscal year. Also, NFO generally initiates several large-scale annual projects and tracking programs during the fourth quarter of each year.

    Over the past three years, the fourth quarter has represented between 27.3% and 34.4% of NFO's annual revenues. Each of the remaining three quarters ranged between 18.2% and 25.9% of the annual total.

FUTURE REQUIRED ACCOUNTING CHANGES

    On April 3, 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of this SOP will not have a material effect on NFO's financial condition or results of operations.

MARKET RISK MANAGEMENT

    NFO is exposed to market risk, including changes in interest rates and foreign currency exchange rates. NFO currently does not have any derivative financial instruments. However, NFO may consider utilizing derivatives in the future in an attempt to mitigate foreign currency exchange rate risk. NFO conducts business in 31 countries throughout the world and has a significant presence in North America, Europe, Australasia and the Middle East. Accordingly, NFO is subject to foreign currency exchange rate risk in those countries.

    The table below provides information on NFO's debt instruments as of December 31, 1998 (THOUSANDS OF U.S. DOLLARS):

                                        LONG-TERM DEBT--            LONG-TERM DEBT--
                                           FIXED RATE                 VARIABLE RATE
                                    -------------------------   -------------------------
                                    PRINCIPAL      AVERAGE      PRINCIPAL      AVERAGE
                                     AMOUNT     INTEREST RATE    AMOUNT     INTEREST RATE
                                    ---------   -------------   ---------   -------------
1999..............................  $    220         8.57%       $   176        5.00%
2000..............................       241         8.59          5,057        4.76
2001..............................     3,625         7.54             87        5.00
2002..............................    14,716         7.36         10,518        5.20
2003..............................    14,540         7.35         59,013        4.75
Thereafter........................    82,860         7.82             --          --
                                    --------        -----        -------        ----
Total.............................  $116,202         7.69%       $74,851        4.82%
                                    --------        -----        -------        ----

YEAR 2000 ISSUES

    NFO is currently working to resolve the Year 2000 issue. In early 1997, NFO completed an impact analysis across all proprietary custom software programs and systems. As a result of this analysis, affected programs are being modified by NFO's programming departments to ensure future compliance. Any new programs being developed are being made Year 2000 compliant from the outset, while certain existing systems are being made Year 2000 compliant as they are reengineered. NFO operates subsidiaries and divisions worldwide. While many of these operations are already Year 2000 compliant in hardware, software and embedded systems, other operations are still in the process of upgrading their systems for Year 2000 compliance. NFO is in the process of testing its mission critical and non-critical systems and software for Year 2000 compliance by using a test date of January 1, 2000. In instances where the Year 2000 date is not properly processed, the systems and software are upgraded and re-tested as necessary for Year 2000 compliance. Mission critical applications and systems have been prioritized for Year 2000 compliance, and the majority of those systems are already compliant. NFO believes the most likely worst case scenario would be for a non-critical application or system to not be Year 2000 compliant on January 1, 2000. NFO's contingency plan includes manually addressing non-critical applications and systems compliance problems. Additionally, NFO has the ability to readily outsource many of its data collection and processing processes should the need arise. NFO is also coordinating with clients, vendors, affiliates and other outside parties who may affect, or be affected by, NFO's plans to address the Year 2000 issue. During 1998, NFO sent surveys to these outside parties inquiring as to their status in addressing the Year 2000 issue within their respective organizations. Although the results of those surveys are still being gathered and analyzed, NFO does not believe the effect of non-compliance with Year 2000 on the part of any individual or group of outside parties would have a material negative impact on NFO's day-to-day operations.

    NFO originally targeted January 1, 1999 to complete Year 2000 compliance of mission critical systems, including third-party and supply chain vendors. Although the majority of NFO's subsidiaries have met this target, certain newly acquired entities are still being analyzed for compliance. NFO estimates that total Year 2000 compliance costs incurred from 1997 through December 31, 1998, are approximately $300,000, and the estimated future cost to complete Year 2000 compliance is approximately $600,000, including capital expenditures of approximately $300,000.

THE EURO CONVERSION

    On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency, the Euro. NFO conducts business in member countries. The transition period for the Euro is from January 1, 1999, to

June 30, 2002. NFO is addressing the issues involved with the introduction of the Euro. The more important issues include converting information technology systems, reassessing currency risk, and processing accounting and tax records.

    Based upon progress to date, NFO believes that use of the Euro will not have a significant impact on the manner in which NFO conducts its business and processes its accounting records. Accordingly, conversion to the Euro is not expected to have a material effect on NFO's financial condition or results of operations.

                        OWNERSHIP OF NFO COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership, both direct and indirect, reported to NFO as of February 15, 2000, of common stock of NFO, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options). The information is presented for beneficial owners of more than 5% of NFO common stock, for each director and the chief executive officer and four other most highly compensated executive officers of NFO and for the group comprised of all directors and executive officers of NFO. NFO knows of no persons other than those identified below who owned beneficially more than 5% of the outstanding shares of NFO common stock as of February 15, 2000.

                                                                     PRE-MERGER              POST-MERGER
                                                                 PERCENTAGE OF TOTAL     PERCENTAGE OF TOTAL
                                                                   VOTING POWER OF         VOTING POWER OF
                                          NUMBER OF SHARES OF      COMMON STOCK OF         COMMON STOCK OF
                                             COMMON STOCK              NFO ON              INTERPUBLIC ON
NAME AND ADDRESS OF BENEFICIAL OWNER(1)   BENEFICIALLY OWNED    A FULLY DILUTED BASIS   A FULLY DILUTED BASIS
---------------------------------------   -------------------   ---------------------   ---------------------
William Blair & Company, L.L.C.(2)......       2,949,195                 12.5%                    *
  222 W. Adams Street
  Chicago, IL 60606

T. Rowe Price Associates, Inc.(3).......       2,535,200                10.78%                    *
  100 E. Pratt Street
  Baltimore, MD 21202

The Chase Manhattan Corporation(4)......       1,745,525                 7.42%                    *
  270 Park Avenue
  New York, NY 10017

Lord, Abbett & Co.(5)...................       1,658,495                 7.03%                    *
  90 Hudson Street
  Jersey City, NJ 07302

Walter A. Forbes(6).....................         158,262                    *                     *
  FGII, 20 Dayton Avenue
  Greenwich, CT 06830

Steven J. Gilbert(7)....................         135,666                    *                     *
  590 Madison Avenue, 40th Floor
  New York, NY 10022

Edmund A. Hajim(8)......................         199,250                    *                     *
  230 Park Avenue
  New York, NY 10167

Charles B. Hamlin(9)....................         197,500                    *                     *
  2 Pickwick Plaza
  Greenwich, CT 06830

Patrick G. Healy(10)....................         352,758                  1.5%                    *
  2 Pickwick Plaza
  Greenwich, CT 06830

Hartmut Kiock(11).......................          19,667                    *                     *
  2 Pickwick Plaza
  Greenwich, CT 06830

                                                                     PRE-MERGER              POST-MERGER
                                                                 PERCENTAGE OF TOTAL     PERCENTAGE OF TOTAL
                                                                   VOTING POWER OF         VOTING POWER OF
                                          NUMBER OF SHARES OF      COMMON STOCK OF         COMMON STOCK OF
                                             COMMON STOCK              NFO ON              INTERPUBLIC ON
NAME AND ADDRESS OF BENEFICIAL OWNER(1)   BENEFICIALLY OWNED    A FULLY DILUTED BASIS   A FULLY DILUTED BASIS
---------------------------------------   -------------------   ---------------------   ---------------------
William E. Lipner(12)...................       1,328,747                  5.7%                    *
  2 Pickwick Plaza
  Greenwich, CT 06830

Joseph M. Migliara(13)..................         667,507                  2.8%                    *
  4 Park Center Court
  Owings Mills, MD 21117

John Sculley(14)........................         172,500                    *                     *
  90 Park Avenue, 32nd Floor
  New York, New York 10017

All executive officers and directors as
  a group (9 persons)(15)...............       3,231,857                 13.8%                    *

------------------------

 *  Represents less than 1% of the outstanding shares of the common stock.

(1) Except as indicated in the notes to this table, the persons named in this table have sole voting and investment power with respect to all shares of NFO common stock shown as beneficially owned by them.

(2) According to a statement on Schedule 13G dated March 17, 1999 filed with the Commission by William Blair & Co., William Blair & Co. is an investment advisor that owns 2,949,195 shares of common stock of NFO on behalf of its clients.

(3) These securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 2,000,000 shares, representing 8.5% of the shares outstanding), for which
    T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. Accordingly, for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates may be deemed to be a beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these securities.

(4) According to a statement on Schedule 13G dated February 10, 2000 filed with the Commission by The Chase Manhattan Corporation, which holds the shares on behalf of certain subsidiaries engaged in investment management activities.

(5) According to a statement on Schedule 13G dated January 27, 2000 filed with the Commission by Lord, Abbett & Co., Lord, Abbett & Co. is an investment advisor that owns the shares on behalf of its clients.

(6) Includes 6,750 shares held by his spouse in custodial accounts for his children, for which Mr. Forbes may be deemed to share voting and investment power and thus may be deemed to own beneficially. Also includes 93,750 shares issuable upon the exercise of options granted to Mr. Forbes pursuant to the NFO Directors' Stock Option Plan.

(7) Includes 93,750 shares issuable upon exercise of options granted to Mr. Gilbert pursuant to the NFO Directors' Stock Option Plan.

(8) Includes 93,750 shares issuable upon exercise of options granted to Mr. Hajim pursuant to the NFO Directors' Stock Option Plan. Also includes 8,500 shares owned by his wife, Barbara Hajim, and 10,000 shares owned by The Hajim Family Foundation, of which Mr. Hajim is trustee, as to which he may be deemed to have beneficial ownership.

(9) Includes 197,500 shares issuable upon exercise of options granted to Mr. Hamlin pursuant to the NFO Employees' Stock Option Plan which have already vested.

(10) Includes 352,083 shares issuable upon exercise of options granted to Mr. Healy pursuant to the NFO Employees' Stock Option Plan which have already vested.

(11) Includes 19,667 shares issuable upon exercise of options granted to Mr. Kiock pursuant to the NFO Employees' Stock Option Plan which have already vested.

(12) Includes 826,625 shares issuable upon exercise of options granted to Mr. Lipner pursuant to the NFO Employees' Stock Option Plan which have already vested. Also includes 236,548 shares indirectly owned by him, 151,500 of which are owned directly by his wife, Deborah Lipner, and 85,048 of which are held in custodial accounts and trusts for their sons Justin Drew Lipner and Wesley Edwin Lipner. An additional trust hold 5,063 shares of NFO common stock for the benefit of Deborah Lipner; however, since the trustee of the trust has sole voting and investment power with respect to the shares, Mr. Lipner does not beneficially own these shares.

(13) Includes 96,177 shares issuable upon the exercise of options granted to Mr. Migliara pursuant to the NFO Employees' Stock Option Plan which have already vested.

(14) Includes 93,750 shares issuable upon the exercise of options granted to Mr. Sculley pursuant to the NFO Directors' Stock Option Plan.

(15) Includes 375,000 shares issuable upon exercise of options granted pursuant to the NFO Directors' Stock Option Plan, and 1,492,052 shares issuable upon exercise of options granted pursuant to the NFO Employees' Stock Option Plan which have already vested.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial statements assume a business combination between Interpublic and NFO accounted for as a pooling of interests and are based on each company's historical audited and unaudited consolidated financial statements and the notes to those statements. The historical data for 1998 has been adjusted in the pro forma financial statements to include the results of Infratest Burke as if NFO had acquired Infratest Burke on January 1, 1998.

    The following unaudited pro forma combined condensed balance sheet as of September 30, 1999 is based on the historical financial statements of Interpublic and NFO as at September 30, 1999 after giving effect to the merger as if it had occurred on September 30, 1999.

    The following unaudited pro forma combined condensed statements of income for each of the years ended December 31, 1996, 1997, and 1998 and for the nine months ended September 30, 1999 are based on the historical financial statements of Interpublic and NFO for those periods after giving effect to the merger as if it had occurred on January 1, 1996. The results of Infratest Burke for its fiscal year ended September 30, 1998 are included in the unaudited pro forma combined condensed statement of income for the year ended December 31, 1998. In addition, an adjustment has been included to remove from the pro forma combined condensed statement of income for the year ended December 31, 1998 the results of Infratest Burke for the period from November 20, 1998 to December 31, 1998, which are included in NFO's historical statement of income for the year ended December 31, 1998.

    You should read the information presented below in conjunction with the financial statements and the notes to the financial statements for Interpublic included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the period ended September 30, 1999, which we have incorporated into this document by reference, and the financial statements and the notes to the financial statements for NFO and Infratest Burke that we have included in this document in Annexes D and E. See "Where You Can Find More Information" on page 94 to learn how to obtain these reports of Interpublic. In addition, you should read the information presented below in conjunction with the accompanying notes below.

    The pro forma information below, while helpful in illustrating the financial characteristics of the combination of Interpublic and NFO under one set of assumptions, does not attempt to predict or suggest future results. Moreover, the pro forma information below does not attempt to show what the financial condition or the results of operations of the combined company would have been if the merger had occurred at the dates indicated below or at the commencement of the periods indicated below.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                      INTERPUBLIC                      PRO FORMA
                                      HISTORICAL    NFO HISTORICAL   ADJUSTMENTS(1)   PRO FORMA COMBINED
                                      -----------   --------------   --------------   ------------------
Revenue.............................  $2,874,417       $154,943           $ --            $3,029,360
Other income, net...................     109,482             --             --               109,482
                                      ----------       --------           ----            ----------
    Gross Income....................   2,983,899        154,943             --             3,138,842
                                      ----------       --------           ----            ----------
Costs and expenses:
  Salaries and related expenses.....   1,619,619         66,693             --             1,686,312
  Office and general expenses.......     990,412         66,911             --             1,057,323
                                      ----------       --------           ----            ----------
    Total costs and expenses........   2,610,031        133,604             --             2,743,635
                                      ----------       --------           ----            ----------
Equity interest in net loss of
  affiliated companies and other
  expenses..........................          --            318           (318)                   --
                                      ----------       --------           ----            ----------
Income before provision for income
  taxes.............................     373,868         21,021            318               395,207
Provision for income taxes..........     156,783          8,983             --               165,766
                                      ----------       --------           ----            ----------
Income of consolidated companies....     217,085         12,038            318               229,441
Income applicable to minority
  interests.........................     (14,914)        (1,422)            --               (16,336)
Equity in net income of
  unconsolidated affiliates.........      12,448             --           (318)               12,130
                                      ----------       --------           ----            ----------
Net income..........................  $  214,619       $ 10,616           $ --            $  225,235
                                      ==========       ========           ====            ==========
Weighted average shares
  outstanding--basic................     260,595         19,911             --               271,096 (2)
Weighted average shares
  outstanding--diluted..............     277,178         20,746             --               288,122
Earnings per share--basic...........        0.82           0.53             --                  0.83
Earnings per share--diluted.........        0.80           0.51             --                  0.78

    See accompanying notes to unaudited pro forma combined condensed financial information.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                INTERPUBLIC      NFO         PRO FORMA      PRO FORMA
                                                HISTORICAL    HISTORICAL   ADJUSTMENTS(1)    COMBINED
                                                -----------   ----------   --------------   ----------
Revenue.......................................  $3,352,776     $190,229        $  --        $3,543,005
Other income, net.............................     129,608           --           --           129,608
                                                ----------     --------        -----        ----------
    Gross Income..............................   3,482,384      190,229           --         3,672,613
                                                ----------     --------        -----        ----------
Costs and expenses:
  Salaries and related expenses...............   1,913,356       83,357           --         1,996,713
  Office and general expenses.................   1,132,969       84,266           --         1,217,235
  Special compensation charges................      32,229           --                         32,229
                                                ----------     --------        -----        ----------
    Total costs and expenses..................   3,078,554      167,623           --         3,246,177
                                                ----------     --------        -----        ----------
Equity interest in net loss of affiliated
  companies and other expenses................          --          200         (200)               --
                                                ----------     --------        -----        ----------
Income before provision for income taxes......     403,830       22,406          200           426,436
Provision for income taxes....................     186,246        8,895           --           195,141
                                                ----------     --------        -----        ----------
Income of consolidated companies..............     217,584       13,511          200           231,295
Income applicable to minority interests.......     (23,754)      (1,006)                       (24,760)
Equity in net income of unconsolidated
  affiliates..................................       6,548           --         (200)            6,348
                                                ----------     --------        -----        ----------
Net income....................................  $  200,378     $ 12,505        $  --        $  212,883
                                                ==========     ========        =====        ==========
Weighted average shares outstanding--basic....     260,500       20,265           --           271,188 (2)
Weighted average shares
  outstanding--dilutive.......................     277,619       20,832           --           288,606
Earnings per share--basic.....................        0.77         0.62           --              0.79
Earnings per share--dilutive..................        0.75         0.60           --              0.74

   See accompanying notes to unaudited pro forma combined condensed financial information.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      INFRATEST
                                                                                                    BURKE RESULTS
                                                                                                    NOVEMBER 20,
                                                                                                       1998 TO
                                                                      PRO FORMA       INFRATEST     DECEMBER 31,
                                                                    COMBINED (NOT    BURKE FISCAL       1998
                                                                      INCLUDING       YEAR ENDED      INCLUDED        PRO FORMA
                        INTERPUBLIC      NFO         PRO FORMA        INFRATEST       SEPTEMBER        IN NFO          ADJUST-
                        HISTORICAL    HISTORICAL   ADJUSTMENTS(1)       BURKE)       30, 1998(3)     RESULTS(3)      MENTS(1)(3)
                        -----------   ----------   --------------   --------------   ------------   -------------   -------------
Revenue...............  $3,844,340     $275,351      $       --       $4,119,691      $  169,615      $(24,939)       $     --
Other income, net.....     124,388           --              --          124,388              --            --              --
                        ----------     --------      ----------       ----------      ----------      --------        --------
    Gross Income......   3,968,728      275,351              --        4,244,079         169,615       (24,939)             --
                        ----------     --------      ----------       ----------      ----------      --------        --------
Costs and expenses:
  Salaries and related
    expenses..........   2,167,931      127,006              --        2,294,937         103,360       (14,213)         --
  Office and general
    expenses..........   1,237,926      122,767              --        1,360,693          59,765        (8,600)         13,296
                        ----------     --------      ----------       ----------      ----------      --------        --------
    Total costs and
      expenses........   3,405,857      249,773              --        3,655,630         163,125       (22,813)         13,296
                        ----------     --------      ----------       ----------      ----------      --------        --------
Equity interest in net
  loss of affiliated
  companies and other
  expenses............          --          221            (221)              --          (1,670)          154           1,516
                        ----------     --------      ----------       ----------      ----------      --------        --------
Income before
  provision for income
  taxes...............     562,871       25,357             221          588,449           8,160        (2,280)        (14,812)
Provision for income
  taxes...............     232,005       10,489                          242,494           3,781        (1,079)         (4,936)
                        ----------     --------      ----------       ----------      ----------      --------        --------
Income of consolidated
  companies...........     330,866       14,868             221          345,955           4,379        (1,201)         (9,876)
Income applicable to
  minority
  interests...........     (28,125)        (378)             --          (28,503)           (353)           --              --
Equity in net income
  of unconsolidated
  affiliates..........       7,164           --            (221)           6,943              --           119           1,516
                        ----------     --------      ----------       ----------      ----------      --------        --------
Net income............  $  309,905     $ 14,490      $       --       $  324,395      $    4,026      $ (1,082)       $ (8,360)
                        ==========     ========      ==========       ==========      ==========      ========        ========
Weighted average
  shares outstanding--
  basic...............     270,971       21,154              --          282,128(2)           --            --              --
Weighted average
  shares outstanding--
  diluted.............     281,051       21,704              --          292,498              --            --              --
Earnings per share--
  basic...............        1.15         0.68              --             1.15              --            --              --
Earnings per share--
  diluted.............        1.11         0.67              --             1.11              --            --              --


                        PRO FORMA
                         COMBINED
                        (INCLUDING
                        INFRATEST
                          BURKE)
                        ----------
Revenue...............  $4,264,367
Other income, net.....     124,388
                        ----------
    Gross Income......   4,388,755
                        ----------
Costs and expenses:
  Salaries and related
    expenses..........   2,384,084
  Office and general
    expenses..........   1,425,154
                        ----------
    Total costs and
      expenses........   3,809,238
                        ----------
Equity interest in net
  loss of affiliated
  companies and other
  expenses............          --
                        ----------
Income before
  provision for income
  taxes...............     579,517
Provision for income
  taxes...............     240,260
                        ----------
Income of consolidated
  companies...........     339,257
Income applicable to
  minority
  interests...........     (28,856)
Equity in net income
  of unconsolidated
  affiliates..........       8,578
                        ----------
Net income............  $  318,979
                        ==========
Weighted average
  shares outstanding--
  basic...............     282,128
Weighted average
  shares outstanding--
  diluted.............     292,498
Earnings per share--
  basic...............        1.13
Earnings per share--
  diluted.............        1.09

   See accompanying notes to unaudited pro forma combined condensed financial information.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                INTERPUBLIC      NFO         PRO FORMA      PRO FORMA
                                                HISTORICAL    HISTORICAL   ADJUSTMENTS(1)    COMBINED
                                                -----------   ----------   --------------   ----------
Revenue.......................................  $3,026,058     $337,019       $    --       $3,363,077
Other income, net.............................      77,458           --            --           77,458
                                                ----------     --------       -------       ----------
    Gross Income..............................   3,103,516      337,019            --        3,440,535
                                                ----------     --------       -------       ----------
Costs and expenses:
  Salaries and related expenses...............   1,713,849      173,814            --        1,887,663
  Office and general expenses.................     952,194      143,517            --        1,095,711
                                                ----------     --------       -------       ----------
    Total costs and expenses..................   2,666,043      317,331            --        2,983,374
                                                ----------     --------       -------       ----------
Equity interest in net (income) loss of
  affiliated companies and other expenses.....          --       (1,892)        1,892               --
                                                ----------     --------       -------       ----------
Income before provision for income taxes......     437,473       21,580        (1,892)         457,161
Provision for income taxes....................     180,192        9,434            --          189,626
                                                ----------     --------       -------       ----------
Income of consolidated companies..............     257,281       12,146        (1,892)         267,535
Income applicable to minority interests.......     (18,485)        (559)           --          (19,044)
Equity in net income of unconsolidated
  affiliates..................................       4,442           --         1,892            6,334
                                                ----------     --------       -------       ----------
Net income....................................  $  243,238     $ 11,587       $    --       $  254,825
                                                ==========     ========       =======       ==========
Weighted average shares outstanding--basic....     273,566       21,899            --          285,116 (2)
Weighted average shares
  outstanding--diluted........................     284,086       22,374            --          295,888
Earnings per share--basic.....................        0.89         0.53            --             0.89
Earnings per share--diluted...................        0.86         0.52            --             0.86

   See accompanying notes to unaudited pro forma combined condensed financial information.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                             AT SEPTEMBER 30, 1999

                          (THOUSANDS OF U.S. DOLLARS)

                                              INTERPUBLIC        NFO          PRO FORMA      PRO FORMA
                                              HISTORICAL    HISTORICAL(3)   ADJUSTMENTS(1)    COMBINED
                                              -----------   -------------   --------------   ----------
Assets
Current Assets
  Cash and cash equivalents.................  $  763,245       $ 13,642       $       --     $  776,887
  Marketable Securities.....................      46,408             --               --         46,408
  Receivables...............................   3,903,323         90,212               --      3,993,535
  Expenditures billable to clients..........     376,645         33,736               --        410,381
  Prepaid expenses and other current
    assets..................................     148,171         16,160               --        164,331
                                              ----------       --------       ----------     ----------
    Total current Assets....................   5,237,792        153,750               --      5,391,542
                                              ----------       --------       ----------     ----------

Property and Equipment, net.................     450,429         48,318               --        498,747
Intangible assets...........................   1,455,380        225,988               --      1,681,368
Other Assets................................     514,074         22,504               --        536,578
                                              ----------       --------       ----------     ----------
    Total Assets............................  $7,657,675       $450,560       $       --     $8,108,235
                                              ==========       ========       ==========     ==========
Current Liabilities
  Payable to banks..........................  $  256,050       $  1,068       $       --     $  257,118
  Accounts payable..........................   3,897,163         16,896               --      3,914,059
  Accrued expenses and deferred income......     505,769         78,784           10,000        594,553
  Accrued income taxes......................     242,867          4,971               --        247,838
                                              ----------       --------       ----------     ----------
    Total current liabilities...............  $4,901,849       $101,719       $   10,000     $5,013,568
                                              ----------       --------       ----------     ----------

Long term debt..............................  $  339,543       $193,384       $       --     $  532,927
Convertible subordinated debentures and
  notes.....................................     514,940             --               --        514,940
Deferred compensation and reserve for
  termination liabilities...................     327,202             --               --        327,202
Accrued post-retirement benefits............      49,046         14,085               --         63,131
Other noncurrent liabilities................      84,829             --               --         84,829
Minority interests in consolidated
  subsidiaries..............................      63,748          3,205               --         66,953
                                              ----------       --------       ----------     ----------
    Total noncurrent liabilities............  $1,379,308       $210,674       $       --     $1,589,982
                                              ----------       --------       ----------     ----------
Stockholders' equity
  Common stock..............................  $   29,628       $    223       $    1,177     $   31,028
  Additional paid in capital................     794,725         71,449           (1,177)       864,997
  Retained earnings.........................   1,276,061         72,122          (10,000)     1,338,183
  Accumulated other comprehensive income....    (202,882)        (5,627)              --       (208,509)
  Less:
  Treasury stock at cost....................     436,672             --               --        436,672
  Unamortized expense of restricted stock
    grants..................................      84,342             --               --         84,342
                                              ----------       --------       ----------     ----------
    Total stockholders' equity..............   1,376,518        138,167          (10,000)     1,504,685
                                              ----------       --------       ----------     ----------
Total Liabilities and stockholders'
  equity....................................  $7,657,675       $450,560       $       --     $8,108,235
                                              ==========       ========       ==========     ==========

   See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

NOTE 1: PRO FORMA ADJUSTMENTS

    - The stockholders' equity accounts of Interpublic and NFO have been adjusted to reflect the issuance of approximately 14 million shares of Interpublic common stock in the merger pursuant to an exchange ratio of
      0.5274 shares of Interpublic common stock for each share of NFO common stock. This presentation is based on the assumption that either the applicable average trading price will be between $46.40 and $49.30 or it will be below the $46.40 price, at which NFO can deliver a notice to call off the merger, and NFO will not have delivered that notice. On March 2, 2000 the closing price per share of Interpublic common stock on the New York Stock Exchange was $ - . If that closing price were the applicable average trading price and NFO elected not to deliver a notice to call off the merger, then you would receive a fraction of a share of Interpublic common stock with a value, based on the average trading price, of $ - for each of your shares of NFO common stock.

    - The estimated direct costs of the merger will be approximately
      $10 million. The pro forma balance sheet gives effect to these direct costs as if they had been incurred as of September 30, 1999, but the pro forma combined condensed statements of income do not give effect to these expenses.

    - For purposes of consistent classification, the caption "Equity interest in net (income) loss of affiliated companies and other expenses" included in NFO's statement of income has been reclassified on a basis consistent with the classification used by Interpublic.

NOTE 2: PRO FORMA EARNINGS PER SHARE

    - The pro forma earnings per share has been calculated based on the weighted average number of shares of NFO common stock adjusted to reflect an exchange ratio of 0.5274 shares of Interpublic common stock for each share of NFO common stock. This presentation is based on the assumption that either the applicable average trading price will be between $46.40 and $49.30 or it will be below the $46.40 price, at which NFO can deliver a notice to call off the merger, and NFO will not have delivered that notice. On March 2, 2000 the closing price per share of Interpublic common stock on the New York Stock Exchange was $ - . If that closing price were the applicable average trading price and NFO elected not to deliver a notice to call off the merger, then you would receive a fraction of a share of Interpublic common stock with a value, based on the average trading price, of $ - for each of your shares of NFO common stock.

NOTE 3: INFRATEST BURKE AH

    - Effective November 20, 1998, NFO acquired Infratest Burke in a transaction accounted for as a purchase. The unaudited pro forma combined condensed statement of income for the year ended December 31, 1998 reflects the results of operations of Infratest Burke for a full fiscal year. No adjustment has been made to the pro forma combined condensed balance sheet as of September 30, 1999 because Infratest Burke is included in this balance sheet.

    - The unaudited combined condensed statement of income for the year ended December 31, 1998 includes the statement of income of Infratest Burke in full for Infratest Burke's fiscal year ended September 30, 1998. A pro forma adjustment has been made to remove the Infratest Burke results already reflected in the historical income statement of NFO for the period from the date of the acquisition, November 20, 1998, to December 31, 1998.

    - The following pro forma adjustments were made to the unaudited combined condensed statement of income for the year ended December 31, 1998:

       - Record amortization expense on goodwill (assuming a 28-year useful life).

       - Record interest expense on debt incurred related to the acquisition by NFO of Infratest Burke.

       - Tax effect of pro forma adjustments.

                    DESCRIPTION OF INTERPUBLIC SHARE CAPITAL

GENERAL

    Interpublic is incorporated in the State of Delaware. The rights of Interpublic stockholders are generally governed by Delaware law and the Interpublic certificate of incorporation and by-laws. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law and the common and constitutional law of Delaware, and the full texts of the Interpublic certificate of incorporation and by-laws.

    The authorized capital of Interpublic includes 550 million shares of Interpublic common stock with a par value of $0.10 per share and up to 20 million shares of Interpublic preferred stock without par value.

COMMON STOCK

    GENERAL. As of October 30, 1999, 280,651,942 shares of Interpublic common stock were outstanding. All outstanding shares of Interpublic common stock are fully paid and non-assessable. Interpublic common stock is traded on the New York Stock Exchange.

    CERTIFICATES. Interpublic common stock is issued in registered form. Every holder of Interpublic common stock is entitled to a share certificate.

    DIVIDENDS. Subject to preferences applicable to any outstanding Interpublic preferred stock, holders of Interpublic common stock are entitled to receive ratably such dividends as may be declared by the board of directors of Interpublic out of funds legally available for this purpose.

    MEETINGS. Annual meetings of Interpublic stockholders are held each year on the third Tuesday of May at 11:00 a.m. or on the next succeeding business day. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of Interpublic entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the chairman of the board or the secretary upon a written request, stating the purpose of such meeting, submitted by a majority of the board of directors or by the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting.

    VOTING RIGHTS. The holders of Interpublic common stock are entitled to one vote for each share held of record. Holders of Interpublic common stock may vote by proxy.

    LIQUIDATION, DISSOLUTION OR WINDING-UP. In the event of a liquidation, dissolution or winding-up of Interpublic, after payment shall have been made to holders of any outstanding preferred stock of the full amounts to which they shall be entitled, the holders of Interpublic common stock are entitled, to the exclusion of the holders of preferred stock, to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of Interpublic common stock.

    TRANSFERS. Interpublic's by-laws do not allow the board of directors to refuse to register transfers of shares.

    OTHER RIGHTS. Holders of Interpublic common stock have no preemption, redemption, conversion or other subscription rights.

PREFERRED STOCK

    The board of directors of Interpublic has the authority, without further action by the Interpublic stockholders, to issue up to 20 million shares of preferred stock, without par value, in one or more series and to fix the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. Issuance of Interpublic preferred stock while providing desirable flexibility in connection with possible acquisitions and other corporate purposes could make it more difficult for a third party to acquire a majority of the outstanding voting stock of Interpublic. There are currently no shares of preferred stock issued or outstanding.

               COMPARATIVE RIGHTS OF HOLDERS OF NFO COMMON STOCK
                          AND INTERPUBLIC COMMON STOCK

    NFO and Interpublic are both Delaware corporations. The rights of each company's stockholders are generally governed by Delaware law and the company's certificate of incorporation and by-laws. Upon completion of the merger, stockholders of NFO will become stockholders of Interpublic. No changes to the Interpublic certificate of incorporation or by-laws will be adopted in connection with the merger.

    The following is a summary comparison of some of the differences between the rights of holders of Interpublic common stock and the rights of holders of NFO common stock. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law, the common and constitutional law of Delaware, and the full texts of the certificates of incorporation and by-laws of Interpublic and NFO.

ANNUAL MEETINGS OF STOCKHOLDERS

    NFO. Annual meetings of NFO stockholders are held on a date in each year as fixed by the board of directors. If no date is fixed, the annual meeting is to be held on the second Tuesday of November at 11:00 a.m. or on the next succeeding business day.

    INTERPUBLIC. Annual meetings of Interpublic stockholders are held each year on the third Tuesday of May at 11:00 a.m. or on the next succeeding business day.

SPECIAL MEETINGS OF STOCKHOLDERS

    NFO. Special meetings of NFO stockholders may be called by the president or the chairman of the board, or by the secretary at the request of at least two directors or stockholders holding 10% or more of the outstanding voting stock.

    INTERPUBLIC. Special meetings of Interpublic stockholders may be called by the board of directors. In addition, the holders of a majority of the outstanding voting stock may require the chairman of the board or the secretary to call a special meeting.

ACTION BY CONSENT IN WRITING OF STOCKHOLDERS

    NFO. An action required or permitted to be taken by stockholders may not be effected by a consent in writing of such holders.

    INTERPUBLIC. Interpublic does not limit action by consent in writing of its stockholders and, as a result, holders of a majority of the outstanding shares may act by consent in writing without a meeting of stockholders.

ADVANCE NOTIFICATION OF PROPOSALS AT STOCKHOLDERS' MEETINGS

    NFO. A stockholder may only submit a proposal for consideration, or nominate persons for election as directors, at an annual or special stockholders' meeting upon submission and receipt by the secretary of written notice of such stockholder's intent to make such proposal or nomination not later than 60 days prior to the anniversary date of the immediately preceding annual meeting in the case of annual meetings, or not later than the close of business on the tenth day following the date on which notice of a special meeting is first sent or given to stockholders in the case of special meetings. Such advance notification must further set forth specific information regarding the proposal or nomination, as described in the by-laws, including information required by Regulation 14A under the Securities Exchange Act.

    INTERPUBLIC. The Interpublic by-laws and articles of incorporation do not contain limitations on the submission of proposals or nominations by stockholders in connection with scheduled meetings.

NUMBER OF DIRECTORS

    NFO. The NFO Board sets the number of directors, which may not be less than three or more than 12. NFO currently has a five-member board.

    INTERPUBLIC. The Interpublic stockholders or the Interpublic Board sets the number of directors, which may not be less than three. Interpublic currently has an 11-member board.

REMOVAL OF DIRECTORS

    NFO. Any director may be removed, with or without cause, by the vote at a stockholders' meeting of the holders of a majority of the shares then entitled to vote on the election of directors.

    INTERPUBLIC. The same provisions for removal apply to the Interpublic Board except that any director may also be removed for proper cause by the affirmative vote of at least two-thirds of the entire board of directors.

RIGHTS PLAN

    NFO. On October 5, 1998, the NFO Board adopted a Stockholder Rights Plan by declaring a dividend distribution of one Preferred Share Purchase Right for each share of NFO common stock. The purpose of this Plan is to give the NFO board sufficient time to respond, consistent with its fiduciary duties, to a takeover attempt. Under the Plan, if a person or group acquires 15% or more of the outstanding NFO common stock, each Right will entitle its holder, excluding the person or group that acquired 15% or more of the outstanding NFO common stock, to purchase, at the Right's then-current exercise price, a number of shares of NFO common stock that have a market value of twice the Right's exercise price. If NFO is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the outstanding NFO common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such exercise price. The Rights are redeemable under specified circumstances. On December 20, 1999, the NFO Board amended the Plan to exempt the merger agreement, the stock option agreement and the transactions under these agreements from triggering any Rights under the Plan.

    INTERPUBLIC. Interpublic does not currently have any agreement or plan in effect that is similar to the Plan.

                                 LEGAL OPINIONS

    The validity of the shares of Interpublic common stock offered by this proxy statement/prospectus will be passed upon for Interpublic by Nicholas J. Camera, Esq., Senior Vice-President, General Counsel and Secretary of Interpublic.

                                    EXPERTS

    The consolidated financial statements of Interpublic and its subsidiaries incorporated into this document by reference to Interpublic's Annual Report on Form 10-K for the year ended December 31, 1998, except as they relate to Hill, Holliday, Connors, Cosmopulos, Inc., as of and for the year ended December 31, 1997, and to International Public Relations plc, as of and for each of the years ended December 31, 1997 and October 31, 1996, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The audited financial statements of Hill, Holliday, Connors, Cosmopulos, Inc., as of and for the year ended December 31, 1997, and of International Public Relations plc, as of and for each of the years ended December 31, 1997 and October 31, 1996, each a wholly owned subsidiary of Interpublic, not presented separately in Interpublic's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP and Ernst & Young, respectively, independent accountants. Such financial statements, to the extent they have been included in the financial statements of Interpublic, have been so incorporated in reliance on the report of such independent accountants given on the authority of said firms as experts in auditing and accounting.

    The consolidated financial statements of NFO Worldwide, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants. In their report, Arthur Andersen LLP states that with respect to certain subsidiaries its opinion is based on the report of other auditors, namely Soteriou Banerji. The consolidated financial statements referred to above have been included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

    The consolidated financial statements of Infratest Burke Aktiengesellschaft Holding and subsidiaries as of September 30, 1998, 1997 and 1996, and for each of the years in the three year period ended September 30, 1998, included in NFO's Current Report on Form 8-K/A dated February 3, 1999, included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Haarmann, Hemmelrath & Partner GmbH, independent public accountants, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    Arthur Andersen LLP is NFO's independent public accountant. A representative of Arthur Andersen is expected to be available to answer appropriate questions at the special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Interpublic and NFO file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any of the information on file with the Commission at the Commission's following locations:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, D.C. 20549         New York, NY 10048             Chicago, IL 60661-2511

Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Interpublic's and NFO's Commission filings are also available to the public from commercial document retrieval services, some of their Commission filings are available at the Commission's World Wide Web site located at http://www.sec.gov. and some of their filings are available at http://www.interpublic.com and http://www.nfow.com.

    Interpublic common stock and NFO common stock are listed on the New York Stock Exchange. Reports and other information concerning Interpublic and NFO may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Interpublic filed a registration statement on Form S-4 to register with the Commission the shares of Interpublic common stock offered by this proxy statement/prospectus. This document is a part of that registration statement and constitutes a prospectus of Interpublic in addition to being a proxy statement of NFO for the NFO special meeting. As permitted by Commission rules, this document does not contain all the information you can find in the registration statement or exhibits to the registration statement.

    The Commission allows Interpublic to "incorporate by reference" information into this document, which means that Interpublic can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that Interpublic has previously filed with the Commission. These documents contain important information about Interpublic and its financial performance.

INTERPUBLIC COMMISSION FILINGS                 PERIOD
------------------------------                 ------
Annual Report on Form 10-K                     Year ended December 31, 1998
Quarterly Reports on Form 10-Q                 Quarters ended March 31, 1999, June 30, 1999
                                               and September 30, 1999

Current Reports on Form 8-K                    Dated December 20, 1999, January 24, 2000 and
                                               February 25, 2000

Description of the Interpublic common stock    Dated June 29, 1971 and October 8, 1975,
  contained in Interpublic's Form 8-A          respectively, as amended on Forms 8, dated
                                               February 24, 1983, June 12, 1984, September
                                               13, 1984, June 25, 1985, July 15, 1987 and
                                               May 19, 1988

Definitive Proxy Statement                     1999 Annual Meeting of Stockholders

    Interpublic is also incorporating by reference any additional documents that it files with the Commission between the date of this document and the date of the NFO special meeting.

    Interpublic has supplied all information contained or incorporated by reference in this document relating to Interpublic. NFO has supplied all information contained in this document relating to NFO.

    You may already have been sent some of the documents incorporated by reference, but you can obtain any of them, excluding all exhibits that have not been specifically incorporated by reference, from Interpublic or the Commission. Documents incorporated by reference are available from Interpublic without charge.

    NFO stockholders may obtain documents incorporated by reference in this document by Interpublic by requesting them in writing or by telephone at the following address:

            The Interpublic Group of Companies, Inc.
            1271 Avenue of the Americas
            New York, New York 10020
            Attn: Corporate Secretary
            Telephone: (212) 399-8000

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM INTERPUBLIC, PLEASE DO SO PROMPTLY TO RECEIVE THEM BEFORE THE NFO SPECIAL MEETING. INTERPUBLIC WILL SEND REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY AFTER RECEIVING THE REQUEST.

    You should rely only on the information contained or incorporated by reference in this document to vote on the merger agreement proposal. No one has been authorized to provide you with information that is different from what is contained in this document. This document is dated March 2, 2000. You should not assume the information contained in this document is accurate as of any date other than this date, and neither the mailing of this document to stockholders nor the issuance of Interpublic common stock in the merger shall imply information is accurate as of any other date.

                                                                         ANNEX A

                            AGREEMENT AND PLAN OF MERGER
                         DATED AS OF DECEMBER 20, 1999
                                 BY AND BETWEEN
                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                      AND
                              NFO WORLDWIDE, INC.

                                   ARTICLE I

                                  THE MERGER

SECTION 1.1   The Merger..................................................    1
SECTION 1.2   Effective Time..............................................    1
SECTION 1.3   Closing of the Merger.......................................    2
SECTION 1.4   Effects of the Merger.......................................    2
SECTION 1.5   Certificate of Incorporation and Bylaws.....................    2
SECTION 1.6   Directors...................................................    2
SECTION 1.7   Officers....................................................    2

                                  ARTICLE II

                           CONVERSION OF SECURITIES

SECTION 2.1   Conversion of Securities....................................    2
SECTION 2.2   Stock Options and Other Stock Plans.........................    4
SECTION 2.3   Exchange Fund...............................................    5
SECTION 2.4   Exchange Procedures.........................................    5
SECTION 2.5   Distributions with Respect to Unsurrendered Certificates....    6
SECTION 2.6   No Further Ownership Rights.................................    6
SECTION 2.7   No Fractional Shares of Parent Common Stock.................    6
SECTION 2.8   Termination of Exchange Fund................................    7
SECTION 2.9   No Liability................................................    7
SECTION 2.10  Investment of the Exchange Fund.............................    7
SECTION 2.11  Lost Certificates...........................................    7
SECTION 2.12  Withholding Rights..........................................    7
SECTION 2.13  Stock Transfer Books........................................    8
SECTION 2.14  Affiliates..................................................    8

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1   Organization and Qualification; Subsidiaries................    8
SECTION 3.2   Capitalization of the Company and Its Subsidiaries..........    9
SECTION 3.3   Authority Relative to This Agreement........................   10
SECTION 3.4   SEC Reports; Financial Statements...........................   11
SECTION 3.5   No Undisclosed Liabilities..................................   11
SECTION 3.6   Absence of Changes..........................................   11
SECTION 3.7   Information Supplied........................................   13
SECTION 3.8   Consents and Approvals; No Violations.......................   13
SECTION 3.9   No Default..................................................   14
SECTION 3.10  Real Property...............................................   14
SECTION 3.11  Litigation..................................................   15
SECTION 3.12  Company Permits; Compliance with Applicable Laws............   16
SECTION 3.13  Employee Benefit Plans; ERISA...............................   16
SECTION 3.14  Labor Matters...............................................   19
SECTION 3.15  Environmental Matters.......................................   20
SECTION 3.16  Taxes.......................................................   21
SECTION 3.17  Absence of Questionable Payments............................   22
SECTION 3.18  Material Contracts..........................................   23
SECTION 3.19  Insurance Matters...........................................   24

SECTION 3.20  Intellectual Property.......................................   24
SECTION 3.21  Year 2000...................................................   25
SECTION 3.22  Opinion of Financial Advisor................................   26
SECTION 3.23  Brokers.....................................................   26
SECTION 3.24  Accounting Matters; Tax Treatment...........................   26
SECTION 3.25  Takeover Statutes, etc......................................   26
SECTION 3.26  Amendment to the Company Rights Agreement...................   27
SECTION 3.27  InsightExpress, L.L.C.......................................   27

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.1   Organization................................................   27
SECTION 4.2   Capitalization of Parent....................................   28
SECTION 4.3   Authority Relative to This Agreement........................   28
SECTION 4.4   SEC Reports; Financial Statements...........................   29
SECTION 4.5   No Undisclosed Liabilities..................................   29
SECTION 4.6   Absence of Certain Changes or Events........................   30
SECTION 4.7   Information Supplied........................................   30
SECTION 4.8   Consents and Approvals; No Violations.......................   30
SECTION 4.9   Compliance with Applicable Laws.............................   31
SECTION 4.10  Brokers.....................................................   31
SECTION 4.11  Accounting Matters; Tax Treatment...........................   31
SECTION 4.12  Litigation..................................................   31
SECTION 4.13  Material Contracts..........................................   32

                                   ARTICLE V

                   COVENANTS RELATED TO CONDUCT OF BUSINESS

SECTION 5.1   Conduct of Business of the Company..........................   32
SECTION 5.2   Conduct of Business of Parent...............................   35
SECTION 5.3   Access to Information.......................................   35

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

SECTION 6.1   Preparation of S-4 and the Proxy Statement..................   36
SECTION 6.2   Letter of Accountants.......................................   36
SECTION 6.3   Meeting.....................................................   37
SECTION 6.4   Reasonable Best Efforts.....................................   37
SECTION 6.5   Acquisition Proposals.......................................   38
SECTION 6.6   Public Announcements........................................   40
SECTION 6.7   Indemnification; Directors' and Officers' Insurance.........   40
SECTION 6.8   Notification of Certain Matters.............................   40
SECTION 6.9   Pooling.....................................................   41
SECTION 6.10  Employee Matters............................................   41
SECTION 6.11  Affiliate Letters...........................................   42
SECTION 6.12  SEC Filings.................................................   42
SECTION 6.13  Fees and Expenses...........................................   43
SECTION 6.14  Listing of Stock............................................   43
SECTION 6.15  Antitakeover Statutes.......................................   43

SECTION 6.16  Rule 144 Reporting..........................................   43

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1   Conditions to Each Party's Obligations to Effect the           44
              Merger......................................................
SECTION 7.2   Conditions to the Obligations of Parent.....................   44
SECTION 7.3   Conditions to the Obligations of the Company................   45

                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

SECTION 8.1   Termination by Mutual Agreement.............................   46
SECTION 8.2   Termination by Either Parent or the Company.................   46
SECTION 8.3   Termination by the Company..................................   46
SECTION 8.4   Termination by Parent.......................................   47
SECTION 8.5   Effect of Termination and Abandonment.......................   47
SECTION 8.6   Amendment...................................................   48
SECTION 8.7   Extension; Waiver...........................................   48

                                  ARTICLE IX

                                 MISCELLANEOUS

SECTION 9.1   Nonsurvival of Representations and Warranties...............   49
SECTION 9.2   Entire Agreement; Assignment................................   49
SECTION 9.3   Notices.....................................................   49
SECTION 9.4   Governing Law...............................................   50
SECTION 9.5   Descriptive Headings........................................   50
SECTION 9.6   Parties in Interest.........................................   50
SECTION 9.7   Severability................................................   50
SECTION 9.8   Enforcement; Jurisdiction...................................   51
SECTION 9.9   Counterparts................................................   51
SECTION 9.10  Interpretation..............................................   51
SECTION 9.11  Definitions.................................................   52

                           GLOSSARY OF DEFINED TERMS

SECTION TERMS
ACQUISITION PROPOSAL.................................................... 9.11(a)
ANTITRUST LAW............................................................ 6.4(b)
APB 16................................................................... 6.9(a)
ASSUMED STOCK OPTION..................................................... 2.2(a)
AUDIT DATE.................................................................. 3.6
AVERAGE PARENT STOCK PRICE............................................... 2.1(c)
BENEFICIAL OWNERSHIP.................................................... 9.11(b)
BENEFICIALLY OWN........................................................ 9.11(b)
CAPITALIZATION DATE...................................................... 3.2(a)
CERTIFICATE OF MERGER....................................................... 1.2
CERTIFICATES................................................................ 2.4
CLOSING..................................................................... 1.3
CLOSING DATE................................................................ 1.3
CODE................................................................... Recitals
COMPANY......................................... Preamble, Exhibit A, Exhibit B
COMPANY AGREEMENTS....................................................... 3.8(b)
COMPANY BENEFIT PLANS................................................... 3.13(a)
COMPANY BOARD............................................................ 3.3(a)
COMPANY COMMON STOCK..................................................... 2.1(c)
COMPANY DISCLOSURE SCHEDULE........................................ Article III
COMPANY FINANCIAL ADVISOR.................................................. 3.22
COMPANY OPTION PLANS..................................................... 2.2(a)
COMPANY PERMITS............................................................ 3.12
COMPANY REQUIRED APPROVALS............................................... 3.8(a)
COMPANY RIGHTS AGREEMENT................................................. 3.2(a)
COMPANY SEC REPORTS...................................................... 3.4(a)
COMPANY SHARES............................................ Exhibit A, Exhibit B
COMPANY STOCK OPTION..................................................... 2.2(a)
COMPANY STOCKHOLDER MEETING................................................. 6.3
COMPUTER PROGRAMS.......................................................... 3.21
DGCL........................................................................ 1.1
DOJ...................................................................... 6.4(b)
EFFECTIVE TIME.............................................................. 1.2
ENVIRONMENTAL LAW....................................................... 3.15(a)
ERISA................................................................... 3.13(a)
EXCHANGE ACT............................................................. 3.4(a)
EXCHANGE AGENT........................................................... 2.3(a)
EXCHANGE FUND............................................................ 2.3(b)
EXCHANGE RATIO........................................................... 2.1(c)
EXPENSES................................................................... 6.13
FTC...................................................................... 6.4(b)
GAAP..................................................................... 3.4(b)
GOVERNMENTAL ENTITY...................................................... 3.8(a)
HAZARDOUS MATERIAL...................................................... 3.15(a)
HSR ACT.................................................................. 3.8(a)
INDEMNIFIED PARTIES...................................................... 6.7(a)
INTELLECTUAL PROPERTY...................................................... 3.20
IX, LLC.................................................................... 3.27

SECTION TERMS
KNOW.................................................................... 9.11(c)
KNOWLEDGE............................................................... 9.11(c)
LAW......................................................................... 3.9
LIEN..................................................................... 3.2(b)
MANAGER.................................................................. 3.6(i)
MASTER INVESTORS RIGHTS AGREEMENT.......................................... 3.27
MATERIAL ADVERSE EFFECT................................................. 9.11(d)
MATERIAL CONTRACTS...................................................... 3.18(a)
MEASUREMENT PERIOD....................................................... 2.1(c)
MERGER............................................... 1.1, Exhibit A, Exhibit B
MERGER AGREEMENT.......................................... Exhibit A, Exhibit B
MERGER CONSIDERATION..................................................... 2.1(c)
MERGER SUB.................................................................. 1.1
NYSE..................................................................... 2.1(c)
OPTION AGREEMENT....................................................... Recitals
PARENT.................................. 63, 65. Preamble, Exhibit A, Exhibit B
PARENT BOARD............................................................. 4.3(b)
PARENT COMMON STOCK...................................................... 2.1(c)
PARENT DISCLOSURE SCHEDULE.......................................... Article IV
PARENT PREFERRED STOCK................................................... 4.2(a)
PARENT REQUIRED APPROVALS................................................ 4.8(a)
PARENT SEC REPORTS....................................................... 4.4(a)
PARENT SHARES............................................. Exhibit A, Exhibit B
PBGC.................................................................... 3.13(d)
PERSON.................................................................. 9.11(e)
POOLING OF INTERESTS..................................................... 6.9(a)
PREFERRED STOCK.......................................................... 3.2(a)
PROXY STATEMENT............................................................. 3.7
REAL PROPERTY LEASES.................................................... 3.10(b)
RELEASE................................................................. 3.15(a)
REQUIRED COMPANY VOTE.................................................... 3.3(b)
RIGHTS..................................................................... 3.26
RULE 145............................................................ Exhibit A
S-4......................................................................... 3.7
SEC.................................................................... Recitals
SECURITIES ACT................................................. 2.14, Exhibit A
SHARE ISSUANCE.............................................................. 3.7
SHARES................................................................... 2.1(c)
SUBSIDIARY.............................................................. 9.11(f)
SUPERIOR PROPOSAL........................................................ 6.5(a)
SURVIVING CORPORATION....................................................... 1.1
TAKEOVER STATUTES.......................................................... 3.25
TAX RETURNS............................................................. 3.16(h)
TAXES................................................................... 3.16(h)
TERMINATION DATE......................................................... 8.2(a)
TERMINATION NOTICE....................................................... 2.1(c)
TOP-UP INTENT NOTICE..................................................... 2.1(c)
VOTING SHARES............................................................ 3.3(b)
WALK-AWAY PRICE.......................................................... 2.1(c)
YEAR 2000 PLAN.......................................................... 3.21(c)

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of December 20, 1999 is between The Interpublic Group of Companies, Inc., a Delaware corporation ("PARENT"), and NFO Worldwide, Inc., a Delaware corporation (the "COMPANY").

    WHEREAS, the respective Boards of Directors of Parent and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), are advisable and fair to, and in the best interests of, their respective stockholders;

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

    WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under APB 16 (as defined in Section 6.9(a)) and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"); and

    WHEREAS, in order to induce Parent to enter into this Agreement, and as a condition to its doing so, the Company is simultaneously entering into a stock option agreement (the "OPTION AGREEMENT") with Parent, pursuant to which the Company is granting Parent an option to purchase shares of Company Common Stock (as hereinafter defined) exercisable under certain circumstances.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Parent hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1  THE MERGER.  At the Effective Time (as defined in
Section 1.2), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), a newly formed wholly owned subsidiary of Parent, to be incorporated in Delaware ("MERGER SUB"), shall be merged with and into the Company (the "MERGER"). Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall continue its corporate existence under the DGCL, and the separate corporate existence of Merger Sub shall cease. If Parent so elects, and such election would not prevent satisfaction of the conditions set forth in Section 7.2(d) or 7.3(d), the Merger shall instead be structured so that the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation.

    SECTION 1.2 EFFECTIVE TIME. Subject to the conditions of this Agreement, Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as the parties shall agree and as shall be provided in the Certificate of Merger (the "EFFECTIVE TIME").

    SECTION 1.3 CLOSING OF THE MERGER. The closing of the Merger (the "CLOSING") will take place at a time and on a date (the "CLOSING DATE") to be specified by Parent, which shall be no later than the tenth business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, unless another time, date or place is agreed to in writing by the parties hereto.

                                       1

    SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

    SECTION 1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Certificate of Incorporation and the DGCL. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the DGCL.

    SECTION 1.6 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the board of the Surviving Corporation shall be expanded by one member, which position will be filled by William E. Lipner, each director to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

    SECTION 1.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    SECTION 2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any securities of the Company or Merger Sub:

    (a) SECURITIES OF MERGER SUB. The issued and outstanding securities of Merger Sub shall remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable securities of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY SHARES AND PARENT-OWNED SHARES. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

    (c) CONVERSION OF COMPANY COMMON STOCK. Each share of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") (including the associated Rights (as defined in the Company Rights Agreement referred to in Section 3.2(a)) issued and outstanding immediately prior to the Effective Time (individually, a "SHARE" and collectively, the "SHARES") (other than Shares to be cancelled in accordance with Section 2.1(b)), shall be converted into and be exchangeable for the right to receive a fraction (rounded to the nearest ten thousandth and rounded up in the case of five one-hundred thousandths) of a fully paid and non-assessable share of common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK"), such fraction to be in the ratio provided below (the "EXCHANGE RATIO"). If the Average Parent Stock Price (as hereinafter defined) is:

    (i) greater than $66.70, the Exchange Ratio shall be fixed at .3898;

                                       2

    (ii) equal to or greater than $49.30 but less than or equal to $66.70, the Exchange Ratio shall be $26.00 divided by the Average Parent Stock Price; or

   (iii) less than $49.30, the Exchange Ratio shall be fixed at .5274;

PROVIDED THAT if the Average Parent Stock Price is less than $46.40 (the "WALK AWAY PRICE"), the Company shall have the right to give telephonic notice to Parent (a "TERMINATION NOTICE"), followed promptly by written notice, that the Company elects to terminate this Agreement in accordance with Section 8.3(b) hereof. Any Termination Notice shall be delivered to Parent no later than 5:00 p.m. New York City time on the second business day following the last day of the Measurement Period (as hereinafter defined). If the Company delivers a timely Termination Notice, Parent shall have the right to give telephonic notice to the Company (the "TOP-UP INTENT NOTICE"), followed promptly by written notice, that Parent elects to increase the Exchange Ratio to equal $26.00 divided by the Average Parent Stock Price. Any Top-Up Intent Notice shall be delivered to the Company no later than 5:00 p.m. New York City time on the fourth business day following the last day of the Measurement Period. As used herein, the "AVERAGE PARENT STOCK PRICE" shall mean the average of the per share closing prices of Parent Common Stock (rounded to the nearest ten thousandth and rounded up in the case of five one-hundred thousandths) on The New York Stock Exchange, Inc. ("NYSE") (as reported in the New York City Edition of The Wall Street Journal or, if not reported thereby, another nationally recognized source) during the ten consecutive trading day period (the "MEASUREMENT PERIOD") ending on the sixth trading day prior to the Effective Time. All shares of Parent Common Stock issued pursuant to this Section 2.1(c), together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to
Section 2.7, are referred to herein as the "MERGER CONSIDERATION".

    (d) CERTAIN ADJUSTMENTS. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the amount of shares of Parent Common Stock constituting the Exchange Ratio and the Walk Away Price shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.

    SECTION 2.2 STOCK OPTIONS AND OTHER STOCK PLANS. (a) As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, the Board of Directors of the Company or any committee of the Board of Directors of the Company administering Company's Stock Option Plan, Directors' Stock Option Plan and Consultant's Plan (collectively, the "COMPANY OPTION PLANS")) shall take such action as may be required or desirable (including the obtaining of all applicable consents) to effect the following provisions of this Section 2.2(a). As of the Effective Time (or, in the case of any person subject to Section 16 of the Exchange Act (as hereinafter defined) as of the later of the Effective Time and the first day after which such person would have no liability under Section 16(b)) each option to purchase Shares pursuant to the Company Stock Plans (a "COMPANY STOCK OPTION") which is then outstanding shall be converted into an option (or a new substitute option shall be granted) (an "ASSUMED STOCK OPTION") to purchase the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (x) the number of Shares subject to such option multiplied by (y) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (B) the Exchange Ratio; PROVIDED, HOWEVER, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, exercise, acceleration and vesting provisions) as were applicable to the converted Company Stock Option immediately prior to the Effective Time; provided, that the Parent Board (as

                                       3
hereinafter defined) or a committee thereof shall succeed to the authority and responsibility of the Company Board (as hereinafter defined) or any committee thereof. Parent shall use its reasonable best efforts to cause the grant of the Assumed Stock Options to be exempt acquisitions for purposes of Section 16 of the Exchange Act.

    (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2). Parent shall comply with the terms of the Company Option Plans and the agreements evidencing the grants of such Company Stock Options.

    (c) Parent shall take such actions as are reasonably necessary for the conversion of the Company Option Plans or the Company Stock Options pursuant to this Section 2.2, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this
Section 2.2. Parent shall prepare and file with the SEC a registration statement on Form S-8, to become effective within seven days following the Closing, or other appropriate form with respect to shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding.

    SECTION 2.3 EXCHANGE FUND. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the "EXCHANGE AGENT").

    (b)At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the Parent Common Stock issuable pursuant to
Section 2.1 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent pursuant to this Section 2.3(b) shall hereinafter be referred to as the "EXCHANGE FUND."

    SECTION 2.4 EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") (i) a form of letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
Section 2.1 (after taking into account all Shares then held by such holder) and
(B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. No interest will be paid or will accrue on any cash payable pursuant to this Article II. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent

                                       4

Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid.

    SECTION 2.5 DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. From and after the Effective Time and until surrendered in accordance with the provisions of this Article II, each Certificate (other than Certificates for Shares to be cancelled pursuant to Section 2.1(b)) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Shares of Company Common Stock with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section 2.4. Subject to the effect of applicable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7, to be paid promptly after the time of such surrender, and (b) with respect to any dividends or other distributions payable with respect to such whole number of shares with a record date after the Effective Time, the amount of such dividends or other distributions to be paid promptly after the later of (x) the time of such surrender and (y) the payment date for such dividends or other distributions.

    SECTION 2.6 NO FURTHER OWNERSHIP RIGHTS. All shares of Parent Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of this Article II (including any cash paid pursuant to Sections 2.5 and 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

    SECTION 2.7 NO FRACTIONAL SHARES OF PARENT COMMON STOCK. (a) No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

    (b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Parent and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

    SECTION 2.8 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investments thereof) which remains undistributed to the holders of Certificates for one year after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this

                                       5

Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat and similar laws) for the Merger Consideration exchangeable for such Certificates to which such holders are entitled, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5, without any interest on any thereof. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date as shall be immediately prior to such date as such securities or amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.8)) shall, to the extent permitted by Law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

    SECTION 2.9 NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

    SECTION 2.10 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

    SECTION 2.11 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

    SECTION 2.12 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares of such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    SECTION 2.13 STOCK TRANSFER BOOKS. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

    SECTION 2.14 AFFILIATES. Notwithstanding anything to the contrary herein, no shares of Parent Common Stock or cash shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.11 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations, until such person has executed and delivered to Parent the written agreement contemplated by Section 6.11.

                                       6

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the section of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") that specifically relates to a specified section of this
Article III, the Company hereby represents and warrants to Parent as follows:

    SECTION 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted, except when the failure to be duly organized, validly existing and in good standing or to have such power and authority has not had, and should not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

    (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (d) The Company has heretofore made available to Parent accurate and complete copies of the articles or certificate of incorporation and bylaws or other similar organizational documents, as currently in effect, of each of the Company and its U.S. subsidiaries.

    SECTION 3.2 CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES. (a) The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK"), of which 500,000 shares have been designated Series A Preferred Stock. As of December 17, 1999 (the "CAPITALIZATION DATE"), (i) 22,355,201 shares of Company Common Stock were issued and outstanding; (ii) 3,720,444 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company Option Plans (with an average weighted exercise price of $12.76), options with respect to an additional 539,384 shares of Company Common Stock were authorized, but not yet issued and 4,259,828 shares, in the aggregate, were reserved for issuance upon exercise of such outstanding options and such authorized, but not yet issued, options; (iii) no shares of Company Common Stock were issued and held in the treasury of the Company; and (iv) no shares of Preferred Stock were issued and outstanding. All the outstanding Shares are, and the exercise of outstanding options described in the second sentence of this Section 3.2 will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.2 of the Company Disclosure Schedule, since the Capitalization Date, there have been no issuances of shares of the capital stock or other securities of the Company and of options, warrants and rights with respect to shares of Company Common Stock or other securities of the Company, other than issuances of shares of Company Common Stock pursuant to options outstanding on the Capitalization Date as fully reflected on Section 3.2 of the Company Disclosure Schedule. Except as set forth in Section 3.2 of the Company Disclosure Schedule, and except as set forth above and except for the Company's obligations under the Rights Agreement, dated as of October 5, 1998 (the "COMPANY RIGHTS AGREEMENT"), between the

                                       7

Company and State Street Bank and Trust Company, as rights agent, and except for the transactions contemplated by this Agreement and the Option Agreement,
(1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (3) there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of the Company or any of its subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of the Company or any of its subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than loans to subsidiaries in the ordinary course of business.

    (b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of
Law), and there are no irrevocable proxies with respect to such capital stock, in each case except for such failures to own and for such proxies that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset (including, without limitation, any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    SECTION 3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Company (the "COMPANY BOARD") by unanimous vote of those present, has duly and validly authorized the execution, delivery and performance of this Agreement and the Option Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and thereby and has (i) by resolution approved, and declared advisable, the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement; (ii) determined that such transactions are advisable and fair to, and in the best interests of, the Company and its stockholders; and
(iii) as of the date hereof, resolved to recommend that the stockholders of the Company approve and adopt such agreement of merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Option Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger and the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement, the Required Company Vote (as hereinafter defined)). This Agreement and the Option Agreement have each been duly and validly executed and delivered by the Company and each constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

    (b) The Company Board has directed that the agreement of merger contained within this Agreement be submitted to the stockholders of the Company for their approval at a meeting to be held for that purpose. The affirmative vote of the holders of a majority of the outstanding voting stock of the Company (which is comprised solely of the Company Common Stock (the "VOTING SHARES")) (voting as a single class) as of the record date for the Company Stockholders Meeting (as hereinafter

                                       8
defined) (the "REQUIRED COMPANY VOTE") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt the agreement of merger contained within this Agreement and approve the Merger. No other vote of the stockholders of the Company is required by law, the articles of incorporation or the by-laws of the Company or otherwise in order for the Company to approve and adopt the agreement of merger contained within this Agreement or to consummate the transactions contemplated hereby, and no vote of stockholders is required to approve the Option Agreement or to consummate the transactions contemplated thereby.

    SECTION 3.4  SEC REPORTS; FINANCIAL STATEMENTS.  (a) Except as set forth in
Section 3.4 of the Company Disclosure Schedule, the Company has timely filed all required forms, reports and documents with the SEC since January 1, 1997, each of which has complied as to form in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), each as in effect on the dates such forms, reports and documents were filed. No subsidiary of the Company has filed, or is required to file, any form, report or other document with the SEC. The Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1996, 1997 and 1998; (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1996; and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1996 and prior to the date hereof (the "COMPANY SEC REPORTS"). Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of such forms, statements, reports or documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP") (except as specifically indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been, and will not be, material in amount).

    SECTION 3.5  NO UNDISCLOSED LIABILITIES.  Except as set forth in
Section 3.5 of the Company Disclosure Schedule or the Company SEC Reports and except for such liabilities and obligations that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

    SECTION 3.6 ABSENCE OF CHANGES. Except as and to the extent publicly disclosed in the Company SEC Reports or as set forth in Section 3.6 of the Company Disclosure Schedule, since December 31, 1998 (the "AUDIT DATE"), the Company and its subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

    (a) any event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

                                       9

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any subsidiary of any securities of the Company or of any of its subsidiaries;

    (c) any amendment of (or agreement to amend) any term of any outstanding equity securities of the Company or any subsidiary or any of the securities of the Company or any subsidiary or agreements relating to any of the following: the Revolving Credit Agreement, the Series A Senior Notes, the Series B Senior Notes, the Subordinated Notes or the March 1998 Senior Notes (in each case, as defined and described in the notes to the financial statements included in the Company SEC Reports);

    (d) (i) any incurrence or assumption (or agreement to incur or assume) by the Company or any subsidiary of any indebtedness for borrowed money (A) other than in the ordinary and usual course of business consistent with past practice or (B) in connection with any acquisition or capital expenditure permitted by
Section 5.1, or (ii) any guarantee, endorsement or other incurrence or assumption of (or agreement to guarantee, endorse, incur or assume) any material liability (whether directly, contingently or otherwise) by the Company or any subsidiary for the obligations of any other person (other than any wholly owned subsidiary of the Company), other than in the ordinary and usual course of business consistent with past practice;

    (e) any creation or assumption by the Company or any subsidiary of any Lien on any material asset of the Company or any subsidiary other than in the ordinary and usual course of business consistent with past practice;

    (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any subsidiary other than (i) any acquisition permitted by Section 5.1, (ii) loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company or (iii) loans or advances to employees of the Company or any subsidiary made in the ordinary and usual course of business consistent with past practice;

    (g) (i) any contract or agreement entered into by the Company or any subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary and usual course of business consistent with past practice and those contemplated by this Agreement;

    (h) any material change in any method of accounting or accounting principles or practice by the Company or any subsidiary, except for any such change required by reason of a change in GAAP or applicable Law (as hereinafter defined); or

    (i) any (i) grant of any severance or termination pay to any director or officer of the Company or any of its subsidiaries or any employee of the Company or any of its subsidiaries whose position is, or is equivalent or senior to, that of a president or managing director ("MANAGER"), other than in the ordinary course of business consistent with past practice; (ii) entering into of any written employment, deferred compensation, consulting or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its subsidiaries or any Manager, other than in the ordinary course of business consistent with past practice; (iii) increase in benefits payable to any director or officer of the Company or any of its subsidiaries or any Manager under any existing severance or termination pay policies or employment agreements, other than in the ordinary course of business consistent with past practice; or (iv) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its subsidiaries or any Manager,

                                       10
other than in the ordinary course of business consistent with past practice or merit increases in salaries at regularly scheduled times in customary amounts consistent with past practices.

    SECTION 3.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as required by the terms of this Agreement (the "SHARE ISSUANCE") pursuant to the Merger (the "S-4"), at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement relating to the Company Stockholder Meeting (as hereinafter defined) to be held in connection with the Merger (including any amendments thereto, the "PROXY STATEMENT") will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made in this Section 3.7 as to information provided by Parent for inclusion in the S-4 or the Proxy Statement.

    SECTION 3.8 CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NYSE, the Securities Act, the Exchange Act, state securities or "blue sky" Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and applicable non-U.S. laws with respect to competition, the filing of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 3.8 to the Company Disclosure Schedule (collectively, the "COMPANY REQUIRED APPROVALS"), no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by the Company of this Agreement or the Option Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) Neither the execution, delivery and performance of this Agreement or the Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective articles or certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit, or the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, including all amendments, modifications, waivers, supplements and side letters, the "COMPANY AGREEMENTS") or (iii) (assuming receipt of all Company Required Approvals) violate any

                                       11

Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of (ii), as set forth in
Section 3.8 of the Company Disclosure Schedule and except, in the case of
(ii) or (iii), for violations, breaches or defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    SECTION 3.9 NO DEFAULT. Neither the Company nor any of its subsidiaries is in violation in any material respect of any term of (i) its articles or certificate of incorporation, bylaws or other organizational documents,
(ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or
(iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("LAW") applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii), for violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    SECTION 3.10 REAL PROPERTY. (a) Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest,
(ii) other Liens which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof and (iii) Liens that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) Each of the leases, subleases and other agreements (the "REAL PROPERTY LEASES") under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, except for such failures to be so constituted and in full force and effect as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All rent and other sums and charges payable by the Company and its subsidiaries as tenants under each Real Property Lease are current, except for such failures to be current that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and no termination event or condition or uncured default on the part of the Company or any such subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of material real property leased by it free and clear of all Liens, except (i) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest, (ii) other Liens which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof and (iii) Liens that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) No party to any such Real Property Leases has given notice to the Company or any of its subsidiaries of or made a claim against the Company or any of its subsidiaries with respect to any breach or default thereunder, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                                       12

    SECTION 3.11 LITIGATION. Except as and to the extent disclosed in the Company SEC Reports or as set forth in Section 3.11 of the Company Disclosure Schedule, and except for any suit, claim, action, proceeding or investigation instituted by a non-Governmental Entity that questions the validity of this Agreement or the Option Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement or the Option Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which (a) involves a claim in excess of $1 million or (b) has had, or if decided adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as and to the extent disclosed in the Company SEC Reports filed prior to the date hereof, none of the Company and its subsidiaries is subject to any outstanding order, writ, injunction or decree which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    SECTION 3.12 COMPANY PERMITS; COMPLIANCE WITH APPLICABLE LAWS. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except for violations which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same except for such investigations and reviews which have not had and would not be reasonably expected to have individually or in the aggregate, a Material Adverse Effect on the Company.

    SECTION 3.13 EMPLOYEE BENEFIT PLANS; ERISA. (a) The term "COMPANY BENEFIT PLANS" shall mean each employment, consulting, severance pay, termination pay, retirement, deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or an executive compensation, incentive bonus or other bonus, pension, stock option, restricted stock or equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company or any of its subsidiaries maintains or contributes to, or has any obligation to contribute to, or with respect to which the Company or any of its subsidiaries has any liability, direct or indirect, contingent or otherwise (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement). Except as disclosed in
Section 3.13(a) of the Company Disclosure Schedule or except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since the Audit Date (i) neither the Company nor any of its subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would materially increase the benefits provided to any employee or former employee, consultant or director of the Company or any subsidiary thereof and (ii) there has been no material change, amendment, modification to, or adoption of, any Company Benefit Plan.

                                       13

    (b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code or under any law or regulation of any foreign jurisdiction or Regulatory Agency, such plan so qualifies, its trust (if any) is exempt from taxation under Section 501(a) of the Code and it has received a favorable determination letter from the Internal Revenue Service with respect to such matters and neither the consummation of the transaction contemplated hereby nor any other event or circumstance since the date of such letter has adversely affected or will adversely affect such qualification or exemption; (ii) it has been operated and administered in compliance in all material respects with its terms and all applicable laws and regulations (including but not limited to ERISA, the Code and any relevant foreign laws and regulations), except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) there are no material pending or threatened claims against, by or on behalf of any Company Benefit Plans (other than routine claims for benefits) which could reasonably be expected to have a Material Adverse Effect on the Company; (iv) to the knowledge of the Company no breaches of fiduciary duty have occurred which could reasonably be expected to have a Material Adverse Effect on the Company; (v) to the knowledge of the Company no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred which could reasonably be expected to have a Material Adverse Effect on the Company; (vi) no Lien imposed under the Code, ERISA or any foreign law exists which could reasonably be expected to have a Material Adverse Effect on the Company; and (vii) all contributions, premiums and expenses to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the financial statements included in the Company SEC Reports, except to the extent that the failure to pay any such contributions, premiums and expenses has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code, or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Company or any Subsidiary or any Company Benefit Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement), except for any such liability which has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and to the knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such liability to the Company, any of its subsidiaries or, after the Closing, to Parent, except for any such liability which has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

    (d) With respect to each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) as to which either the Company or any subsidiary may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the
Code:

        (i) no such plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer plan" (within the meaning of
    Section 413(c) of the Code);

        (ii) no such plan has been terminated, other than in a standard termination under Section 4041(b) of ERISA, so as to result, directly or indirectly, in any material liability, contingent or otherwise, of either the Company or any subsidiary under Title IV of ERISA;

        (iii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the "PBGC")) to terminate any such plan or to appoint a trustee for any such plan;

                                       14

        (iv) no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any liability of the Company or any subsidiary under Title IV of ERISA, whether to the PBGC or otherwise, which would reasonably be expected to have a Material Adverse Effect on the Company, on account of the termination of any such plan;

        (v) if any such plan were to be terminated as of the Closing Date or if any Person were to withdraw from such plan, neither the Company nor any subsidiary would incur, directly or indirectly, any liability under Title IV of ERISA which would reasonably be expected to have a Material Adverse Effect on the Company;

        (vi) no "reportable event" (as defined in Section 4043 of ERISA other than any such event with respect to which the notice requirement has been waived by applicable regulations) has occurred with respect to any such plan, nor has any notice of such event or similar notice to any foreign Regulatory Agency been required to be filed for any Company Benefit Plan within the past 12 months;

        (vii) no such plan which is subject to Section 302 of ERISA or
    Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and section 412 of the Code, respectively), whether or not waived, and neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and

        (viii) the transactions contemplated hereby will not result in any event described in section 4062(e) of ERISA, except for any such event which would not reasonably be expected to have a Material Adverse Effect on the Company.

    (e) Except as set forth in Section 3.13 of the Company Disclosure Schedule, or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any Subsidiary or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation due to any such employee, consultant or director; (iii) accelerate the vesting or funding of any compensation, stock incentive or other benefit;
(iv) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under
Section 162(m), or any other provision of the Code or any similar foreign law or regulation.

    (f) Under each Company Benefit Plan which is a single-employer plan and any foreign plan that is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of
Section 4001(a)(16) of ERISA or, with respect to any foreign plan, as determined under any equivalent law or practice (in each case as determined on the basis of the actuarial assumptions contained in Company Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Benefit Plan by an amount which would reasonably be expected to have a Material Adverse Effect on the Company, and there has been no adverse change in the financial condition of such Company Benefit Plan (with respect to either assets or benefits) since the last day of the most recent plan year, except for such changes which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (g) No Company Benefit Plan, or Company or any Subsidiary with respect to such Company Benefit Plan, is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the PBGC or any other federal or state governmental agency,

                                       15
nor to the knowledge of the Company is any such audit or investigation pending or threatened, in any case which could reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 3.14 LABOR MATTERS. (a) Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. As of the date hereof, no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand against the Company or any of its subsidiaries for recognition, and there are no representation proceedings or petitions seeking a representation proceeding pending against the Company or any of its subsidiaries or, to the knowledge of the Company, threatened to be brought or filed against the Company or any of its subsidiaries with the National Labor Relations Board or any other labor relations tribunal.

    (b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, except as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its subsidiaries, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) There are no complaints, charges or claims against the Company or any of its subsidiaries or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment by the Company or any of its subsidiaries of any individual, including any claim relating to employment discrimination, equal pay, employee safety and health, wages and hours or workers' compensation and neither the Company nor any of its subsidiaries has violated any Law respecting such matter, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    SECTION 3.15  ENVIRONMENTAL MATTERS.  (a) For purposes of this Agreement:

        (i) "ENVIRONMENTAL LAW" means any applicable federal, state, local or foreign Law (including common Law), statute, rule, regulation, ordinance, decree or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials (as hereinafter defined) and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act 42 U.S.C. Section9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section6901 et seq.), the Clean Water Act (33 U.S.C. Section1251 et seq.), the Clean Air Act (33 U.S.C. Section7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section651 et seq.), and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented through the Closing Date;

        (ii) "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity or the United States, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls; and

                                       16

        (iii) "RELEASE" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its subsidiaries.

    (b) Except as set forth in Section 3.15 of the Company Disclosure Schedule:

        (i) Each of the Company and its subsidiaries is in compliance with each applicable Environmental Law, except for such non-compliance which has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

        (ii) Each of the Company and its subsidiaries has obtained, and is in compliance with the conditions of, all Company Permits required under any applicable Environmental Law, except for such failures to obtain and non-compliance which have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

        (iii) None of the Company or any of its subsidiaries has received any notice, request for information, complaints or administrative or judicial order, and there is no investigation, action, suit or proceeding pending, or to the knowledge of the Company, threatened, alleging or asserting liability or potential liability against the Company or any of its subsidiaries in connection with any Environmental Law, except for such threats, allegations and assertions which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (iv) To the knowledge of the Company, there are no past or present conditions or circumstances at, or arising out of, the operations of the Company and its Subsidiaries, including, but not limited to, on-site or off-site disposal or Release of Hazardous Material, that are reasonably likely to result in: (A) liabilities or obligations for any cleanup, remediation, or corrective action under any Environmental Law, (B) claims arising under any Environmental Law for personal injury, property damage or damage to natural resources, or (C) fines or penalties arising under any Environmental Law, except, in the case of clauses (A), (B) and (C), for those which have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    SECTION 3.16  TAXES.

    (a) All Tax Returns required to be filed by the Company or its subsidiaries on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions and all such Tax Returns are (or, as to Tax Returns not filed on the date hereof, will be) complete and accurate, except where the failure to so file or for such returns to be complete and accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) All material Taxes that are required to be paid, either (i) have been fully paid or (ii) are adequately reflected as a liability on the Company's or its subsidiaries' books and records, except for where the failure to fully pay such taxes or reflect them as a liability on the Company's or its subsidiaries' books has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes required to be collected or withheld from third parties have been collected or withheld, except where the failure to collect or withhold such Taxes from third parties has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and its subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements, except where the failure to

                                       17
make such accruals has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (d) Except as set forth on Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has waived any statute of limitations, or agreed to any extension of time, (i) with respect to U.S. Federal income Taxes or (ii) where the payment of the relevant state or foreign Taxes has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to state or foreign Taxes.

    (e) Except as set forth on Section 3.16 of the Company Disclosure Schedule, as of this date, (i) there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (ii) there are not any unresolved questions or claims concerning the Company's or any of its subsidiaries' Tax liability that
(x) were raised by any Taxing authority in a communication to the Company or any subsidiary and (y) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the Company SEC Reports filed prior to the date hereof.

    (f) The Company has made available (or as soon as practicable from the date hereof will make available) to Parent (i) correct and complete copies of the United States Federal income and all material state income or franchise Tax Returns filed by the Company and its subsidiaries for the preceding three Taxable years, and (ii) all audit reports issued by any Taxing authorities within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to material Taxes of the Company or any subsidiary.

    (g) Neither the Company nor any subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code since the effective date of
Section 355(e) of the Code.

    (h) For purposes of this Agreement:

    "TAXES"(including, with correlative meaning, "TAXING"and "TAXABLE") includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes including all interest, penalties and additions imposed with respect to such amounts.

    "TAX RETURNS" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

    SECTION 3.17 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company or any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company or any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, the Company and each of its subsidiaries which is required to file reports pursuant to

                                       18

Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of
Section 13(b) of the Exchange Act, in each case except as has not had, and would not be reasonably expected to have, a Material Adverse Effect on the Company.

    SECTION 3.18 MATERIAL CONTRACTS. (a) As used herein "MATERIAL CONTRACTS" means, with respect to any entity, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such entity or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, including all amendments, modifications, waivers, supplements and side letters thereto, that is material to the business, properties or assets of such entity and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of such entity and its subsidiaries taken as a whole, all:
(i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, without limitation, any contract to which such entity or any of its subsidiaries is a party involving employees of such entity); (ii) licensing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of such entity (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1996 or, if prior to that date, have representations, warranties or indemnities that remain in effect or as to which claims are pending;
(vi) contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by such entity or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (viii) agreements or arrangements, including but not limited to hedges, options, swaps, caps and collars, designed to protect such entity or any of its subsidiaries against fluctuations in interest rates, currency exchange rates or the prices of certain commodities and raw materials; (ix) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by such entity with the SEC on the date hereof; and (x) commitments and agreements to enter into any of the foregoing. The Material Contracts of the Company also include all agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries or affiliates to compete in any geographic area or line of business.

    (b) Each of the Material Contracts of the Company constitutes a valid and legally binding obligation of the Company or its subsidiaries, and to the knowledge of the Company, a valid and legally binding obligation of each other party thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, in each case except for such failures that have not had, and would not be reasonably expected to have, a Material Adverse Effect on the Company. There is no default under any Material Contract of the Company either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) No party to any such Material Contract of the Company has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (d) None of the existing Material Contracts of the Company will restrict, in any material respect, the ability of Parent or any of its subsidiaries, to conduct, from and after the Closing, the advertising,

                                       19
public relations, media planning and media buying businesses of Parent and its subsidiaries, as currently conducted.

    SECTION 3.19 INSURANCE MATTERS. The insurance policies of the Company and its subsidiaries have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary industry practice.

    SECTION 3.20 INTELLECTUAL PROPERTY. (a) The Company and its subsidiaries own or possess, in all material respects, adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted, in each case except for such failures that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) The use of any Intellectual Property by the Company and its subsidiaries does not infringe on, or otherwise violate the rights of any person and is in accordance with each applicable license pursuant to which the Company or any of its subsidiaries acquired the right to use such Intellectual Property, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) No person is challenging or, to the knowledge of the Company, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or any of its subsidiaries, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (d) Neither the Company nor any of its subsidiaries has received any notice (written or otherwise) of any assertion or claim, pending or not, with respect to any Intellectual Property used by the Company or any of its subsidiaries, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (e) No Intellectual Property owned or licensed by the Company or any of its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property, other than as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    For purposes of this Agreement, "INTELLECTUAL PROPERTY" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) all licenses (whether the Company is licensor or licensee) and other agreements relating to any Intellectual Property described in (i) or
(ii); (iv) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person;
(v) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (vi) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vii) all computer software (including data and related documentation); (viii) any similar intellectual property or proprietary rights; and (ix) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                                       20

    SECTION 3.21 YEAR 2000. (a) All of the Computer Programs (as hereinafter defined), computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company or by any of its subsidiaries in the conduct of their respective businesses will not malfunction, cease to function, generate incorrect data, or provide incorrect results when processing, providing or receiving (i) date-related data into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, in each case except for such failures that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) All of the products and services sold, licensed, rendered or otherwise provided by the Company or by any of its subsidiaries in the conduct of their respective businesses will not, in any material respect, malfunction, cease to function, generate incorrect data or produce incorrect results when processing, providing or receiving (i) date-related data into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, in each case except for such failures that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and neither the Company nor any of its subsidiaries is or will be subject to any material claims or liabilities arising from their failure to do so, except for such claims and liabilities that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (c) The Company and its subsidiaries have developed and are executing a plan with respect to Year 2000 readiness (the "YEAR 2000 PLAN"). The Year 2000 Plan addresses the Year 2000 issues, all internal information systems and process control risks, embedded circuitry risks and third party risks, except for those which, if not addressed, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    For the purposes of this Agreement, "COMPUTER PROGRAMS" means (i) any and all computer software programs, including all source and object code;
(ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) billing, reporting, and other management information systems; (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing;
(v) all content contained on Internet sites; and (vi) all documentation, including user manuals and training materials, relating to any of the foregoing.

    SECTION 3.22 OPINION OF FINANCIAL ADVISOR. Greenhill & Co., L.L.C. (the "COMPANY FINANCIAL ADVISOR") has delivered to the Company Board its oral opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Shares from a financial point of view, which opinion will be confirmed in writing. A true and correct copy of such written opinion will be furnished to Parent promptly following its receipt by the Company.

    SECTION 3.23 BROKERS. No broker, finder or investment banker (other than the Company Financial Advisor, a true, correct and complete copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

    SECTION 3.24 ACCOUNTING MATTERS; TAX TREATMENT. Neither the Company nor any of its affiliates has taken or agreed to take any action, or after consultation with Arthur Andersen LLP, its independent auditors, is aware of any fact or circumstance relating to the Company or any of its subsidiaries, that would (i) prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. The Company has not failed to bring to the attention of Parent any actions, agreements or understandings, whether written or oral, that could

                                       21
be asserted to prevent Parent from accounting for the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

    SECTION 3.25 TAKEOVER STATUTES, ETC. The Company Board has approved, for purposes of Section 203 of the DGCL, (i) the Option Agreement and the transactions contemplated thereby, and (ii) the Merger. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Option Agreement and the transactions contemplated hereby and thereby from the requirements of any applicable "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover Laws and regulations of any state (collectively, "TAKEOVER STATUTES").

    SECTION 3.26 AMENDMENT TO THE COMPANY RIGHTS AGREEMENT. The Company Board has taken all necessary action (including any amendment thereof) under the Company Rights Agreement so that (a) none of the execution or delivery of this Agreement and the Option Agreement, the exercise of the option contained in the Option Agreement, the exchange of the shares of Parent Common Stock for the Shares in accordance with Article II or any other transaction contemplated hereby or thereby will cause (i) the rights (the "RIGHTS") issued pursuant to the Company Rights Agreement to become exercisable under the Company Rights Agreement, (ii) a Separation Date or Share Acquisition Date (each as defined on the Company Rights Agreement) to occur, (iii) Parent or the Merger Sub to be deemed an Acquiring Person (as defined in the Company Rights Agreement) or
(iv) a Triggering Event (as defined in the Company Rights Agreement) to occur upon any such event; and (b) the execution and delivery of this Agreement and the Option Agreement, the exercise of the option contained in the Option Agreement and the other transactions contemplated hereby or thereby will be exempt from the Company Rights Agreement. The Company has furnished Parent with true and correct copies of all such actions of the Company Board.

    SECTION 3.27 INSIGHTEXPRESS, L.L.C. As of the date hereof, if InsightExpress, L.L.C. ("IX, LLC") were to cause (which action may be caused by the three designees of IX, Inc. on the Board of Representatives of IX, LLC) the occurrence of the mergers referred to in Section 8 of the Master Investors Rights Agreement in connection with an initial public offering (specifically, the merger of IX Holding Co., Inc. with and into IX, Inc., to be followed by the merger of Greenhill 1999 Equity Holdings Corporation with and into the surviving corporation of such initial merger), the pro forma fully diluted ownership interest of the Company in the surviving corporation of the mergers referred to above would be 50%. For purposes hereof, "MASTER INVESTORS RIGHTS AGREEMENT" shall mean the Master Investors Rights Agreement, dated October 18, 1999, by and among IX, Inc., IX Holding Co., Inc., IX, LLC and the other persons named herein.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as set forth in the section of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") that specifically relates to a specified Section of this
Article IV, Parent hereby represents and warrants to the Company as follows:

    SECTION 4.1 ORGANIZATION. (a) Each of Parent and its subsidiaries is a corporation duly organized, validly existing and if applicable in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    (b) Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the

                                       22
business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    (c) Parent has heretofore delivered to the Company accurate and complete copies of the articles of incorporation and bylaws of Parent as currently in effect.

    SECTION 4.2 CAPITALIZATION OF PARENT. (a) The authorized capital stock of the Parent consists of 550,000,000 shares of Parent Common Stock, par value $.10 per share, and 20,000,000 shares of preferred stock, no par value ("PARENT PREFERRED STOCK"). As of September 30, 1999, (i) 281,006,318 shares of Parent Common Stock were issued and outstanding (as of October 30, 1999, 280,651,942 shares of Parent Common Stock were issued and outstanding); (ii) 21,011,801 shares of Parent Common Stock were subject to outstanding options issued pursuant to Parent's 1986, 1988, 1996 and 1997 Stock Option Plans; and at least a like number of shares of Parent Common Stock were reserved for issuance in respect of such options; and (iii) 15,275,947 shares of Parent Common Stock were issued and held in the treasury of the Parent. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. Since the Capitalization Date, there have been no (A) issuances of shares of Parent Common Stock, other than issuances pursuant to options outstanding on the Capitalization Date. All the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, and except as disclosed in the Parent SEC reports,
(1) there are no shares of capital stock of Parent authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent, obligating Parent to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Parent or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any capital stock of Parent.

    (b) Except as set forth in the Parent SEC Reports, all of the outstanding capital stock of Parent's subsidiaries (including, as of the Closing Date, Merger Sub) is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), except for such failures to own that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. (a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Option Agreement have each has been duly and validly executed and delivered by Parent and each constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms.

    (b) The Boards of Directors of Parent (the "PARENT BOARD") has duly and validly authorized the execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by the Parent Board, for the consummation of the transactions contemplated hereby and thereby.

    (c) As of the Closing Date, Merger Sub will have all necessary corporate power and authority, and will be duly and validly authorized, to consummate the Merger.

                                       23

    SECTION 4.4 SEC REPORTS; FINANCIAL STATEMENTS. (a) Parent has timely filed all required forms, reports and documents with the SEC since January 1, 1997, each of which has complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore made available to the Company, in the form filed with the SEC (including any amendments thereto); (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, 1997 and 1998, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1996; and (iii) all other reports or registration statements filed by Parent with the SEC since January 1, 1996 and prior to the date hereof (the "PARENT SEC REPORTS"). None of such forms, statements, reports or documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The audited and unaudited consolidated financial statements of Parent included (or incorporated by reference) in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as specifically indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been, and will not be, material in amount).

    SECTION 4.5  NO UNDISCLOSED LIABILITIES.  Except as set forth in
Section 4.5 of the Parent Disclosure or Schedule the Parent SEC Reports, and except for such liabilities and obligations that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation.

    SECTION 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as and to the extent disclosed in the Parent SEC Reports or as set forth in Section 4.6 of the Parent Disclosure Schedule, since the Audit Date (a) the businesses of the Parent and its Subsidiaries have been conducted in the ordinary course consistent with past practice, and (b) there has not been any event, occurrence, development or state of circumstance or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

    SECTION 4.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date mailed to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the

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Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made in this Section 4.7 as to information provided by the Company for inclusion in the S-4 or the Proxy Statement.

    SECTION 4.8 CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or "blue sky" Laws, the HSR Act and applicable non-U.S. Laws with respect to competition, the filing and recordation of a Certificate of Merger as required by the DGCL and as otherwise set forth in Section 4.8 to the Parent Disclosure Schedule (the "PARENT REQUIRED APPROVALS"), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent of this Agreement or the Option Agreement or the consummation by Parent of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    (b) Neither the execution, delivery and performance of this Agreement or the Option Agreement, by Parent nor the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the loss of any material benefit, or the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) (assuming receipt of all Parent Required Approvals) violate any Law applicable to Parent or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    SECTION 4.9 COMPLIANCE WITH APPLICABLE LAWS. Except as and to the extent disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any applicable Law except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To Parent's knowledge, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or threatened, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct the same except for such investigations and reviews which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    SECTION 4.10 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its affiliates.

    SECTION 4.11 ACCOUNTING MATTERS; TAX TREATMENT. Neither Parent nor any of its affiliates, has taken or agreed to take any action or, after consultation with PriceWaterhouseCoopers, its independent auditors, is aware of any fact or circumstance relating to Parent or its subsidiaries that would (a) prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations, or (b) prevent the Merger from qualifying as a re-organization within the meaning of Section 368 of the Code. Parent has not failed to bring to the attention of the Company any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

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    SECTION 4.12  LITIGATION.  Except as and to the extent disclosed in the
Parent SEC Reports or as set forth in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries or any of their respective properties or assets which has had, or if decided adversely to Parent would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as and to the extent disclosed in the Parent SEC Reports filed prior to the date hereof, none of Parent and its subsidiaries is subject to any outstanding order, writ, injunction or decree which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    SECTION 4.13  MATERIAL CONTRACTS.

    (a) Each of the Material Contracts of Parent constitutes a valid and legally binding obligation of Parent or its subsidiaries, and to the knowledge of Parent, a valid and legally binding obligation of each other party thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, in each case except for such failures that have not had, and would not be reasonably expected to have, a Material Adverse Effect on Parent. There is no default under any Material Contract of Parent either by Parent or, to Parent's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or, to Parent's knowledge, any other party, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    (b) No party to any such Material Contract has given notice to Parent of or made a claim against Parent with respect to any breach or default thereunder, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                                   ARTICLE V
                    COVENANTS RELATED TO CONDUCT OF BUSINESS

    SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Option Agreement or Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent,

    (a) amend its certificate of incorporation or bylaws (or other similar governing instrument) or amend, modify, terminate or waive any application of the Company Rights Agreement;

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights),

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except for the issuance or sale of Shares pursuant to Company Stock Options outstanding on the date of this Agreement;

    (c) (i) split, combine or reclassify any shares of its capital stock;
(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries (including redeeming any Rights);

    (d) adopt a plan of, or alter through, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger and other than a merger solely involving wholly owned Subsidiaries of the Company that does not result in any restructuring costs);

    (e)(i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for guarantees of obligations of wholly owned subsidiaries of the Company; (iii) except for loans to employees who are not Managers and advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

    (f) except as may be required by Law, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except as required under agreements existing on the date hereof) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof, including, without limitation, the granting of stock appreciation rights or performance units, but excluding increases in compensation, bonus or other benefits payable to employees of the Company or any of its subsidiaries who are not members of the executive committee of the Company in the ordinary and usual course of business consistent with past practice or merit increases in salaries of such employees at regularly scheduled times in customary amounts consistent with past practices;

    (g) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice;

    (h) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

    (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

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
    (j) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any of the Material Contracts or (iii) authorize any new capital expenditure or expenditures which, individually or in the aggregate, are, or would reasonably be expected to be material to the Company;

    (k) make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any Taxing authority to change) any material aspect of its method of accounting for Tax purposes;

    (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the Company's consolidated balance sheet as of September 30, 1999 (or the notes thereto) as included in the Company SEC Reports, or incurred subsequent to such date in the ordinary and usual course of business consistent with past practice;

    (m) waive the benefits of, agree to modify in any manner or refrain from enforcing any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

    (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

    (o) take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or as a reorganization under Section 368(a) of the Code;

    (p) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

    (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(p) or any action which would (y) make any of the representations or warranties of the Company contained in this Agreement (i) which are qualified as to materiality, untrue or incorrect or (ii) which are not so qualified, untrue or incorrect in any material respect or (z) would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

    SECTION 5.2 CONDUCT OF BUSINESS OF PARENT. Except as otherwise expressly provided in this Agreement or as set forth in the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

    (a) amend its certificate of incorporation (or other similar governing instrument) in any manner that would be adverse in any material respect to the holders of Parent Common Stock;

    (b) declare, set aside or pay any dividend or other distribution in respect of its capital stock except the declaration and payment of quarterly cash dividends in amounts consistent with past practice;

    (c) liquidate or dissolve Parent;

    (d) take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or as a reorganization under Section 368(a) of the Code; or

                                       28
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
    (e) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(d) or any action which
(y) would make the representations or warranties of Parent in this Agreement
(i) which are qualified as to materiality, untrue or incorrect or (ii) which are not so qualified, untrue in any material respect or (z) would be reasonably likely to result in any of the conditions to the Merger set forth in
Article VII hereof not being satisfied.

    SECTION 5.3 ACCESS TO INFORMATION. (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and to all books and records, including all Tax returns and audits, of the Company and its subsidiaries, will permit Parent to make such inspections as Parent may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

    (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which (in the case of this clause (ii)) shall be in accordance with the books and records of the Company.

    (c) Between the date hereof and the Effective Time, in response to reasonable requests from the Company, Parent will give the Company and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to appropriate members of management and books and records of Parent.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.1 PREPARATION OF S-4 AND THE PROXY STATEMENT. Parent and the Company will, as promptly as practicable, jointly prepare and file with the SEC the Proxy Statement in connection with the vote of the stockholders of the Company with respect to the Merger. Promptly following receipt of notification from the SEC that it has no further comments on the Proxy Statement, or at such earlier time as Parent may elect, Parent shall prepare and file with the SEC the S-4, containing a proxy statement/prospectus, and forms of proxy, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. Parent and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after filing with the SEC, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or to file a general consent to service of process in any jurisdiction). The Company and Parent shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement or the S-4 received from the staff of the SEC. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC and will provide Parent with a copy of all such filings with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

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
    SECTION 6.2 LETTER OF ACCOUNTANTS. (a) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

    (b) Parent shall use all reasonable best efforts to cause to be delivered to the Company a letter of PriceWaterhouseCoopers, Parent's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

    SECTION 6.3  MEETING.  The Company shall take all lawful action to
(a) cause a special meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement, and the Merger, and (b) solicit proxies from its stockholders to obtain the Required Company Vote with respect to such approval and adoption. The Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and, except as permitted by
Section 6.5(b), the Company Board shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so). The Company Board shall comply with its obligations under clause (a) above, notwithstanding (A) the making of any Acquisition Proposal (as hereinafter defined), including any Superior Proposal (as hereinafter defined) or (B) any determination by the Company Board, at any time subsequent to declaring the advisability of the Agreement and of the Merger, that this Agreement or the Merger is no longer advisable or any recommendation that the shareholders of the Company reject this Agreement or the Merger.

    SECTION 6.4 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

    (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (as hereunder defined), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person,

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
and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

    (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(a) and 6.4(b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections if any, as may be asserted a Governmental Entity or other person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this
Section 6.4 shall (i) limit a party's right to terminate this Agreement pursuant to Section 8.2(a) or 8.2(c) so long as such party has theretofore complied in all material respects with its obligations under this Section 6.4, or
(ii) require Parent to (x) enter into any "hold-separate" agreement or other agreement with respect to the disposition of any assets or businesses of the Parent or any of its subsidiaries or the Company or any of its subsidiaries in order to obtain clearance from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any other antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby or (y) consummate the transactions contemplated hereby in the event that any consent, approval or authorization of any Governmental Entity obtained or sought to be obtained in connection with this Agreement is conditioned upon the imposition of any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of the transactions contemplated hereby or the conduct of the business of the Surviving Corporation or the Parent (including any agreement not to compete in any geographic area or line of business) or results, or would result in, the abrogation or diminishment of any authority or license granted by any Governmental Entity.

    SECTION 6.5 ACQUISITION PROPOSALS. (a) The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) (A) amend or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to the Company or any class of equity securities of the Company, or (B) amend (except as expressly contemplated by this Agreement) or grant any waiver or release or approve any transaction or redeem rights under the Company Rights Agreement or
(iv) subject to Section 8.3(b), enter into any agreement with respect to an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this
Section 6.5(a) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for

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the Company Board to act in a manner consistent with its fiduciary duties to the
Company's stockholders under applicable Law, (B) such Acquisition Proposal is not subject to any financing contingencies, or copies of bona fide customary commitments from reputable financial institutions for all necessary financing shall have been furnished to the Company, (C) the Company Board determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with and based upon the written opinion of an independent, nationally recognized financial advisor and after taking into account the strategic benefits to be derived from the Merger and the long-term prospects of Parent and its subsidiaries and after consideration of other matters it deems relevant, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL"), and (D) prior to taking such action, the Company
(x) provides prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form. The Company shall notify Parent of any Acquisition Proposal (or request for nonpublic information by any person who is considering making an Acquisition Proposal) (including, without limitation, all material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a reasonably prompt basis of any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

    (b) The Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its recommendation that stockholders vote in favor of the Merger unless (i) the Company has fully complied with the terms of Section 6.5(a), (ii) a Superior Proposal is pending at the time the Company Board determines to take any such action, (iii) the Company Board after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to act in a manner consistent with the fiduciary duties to the Company's stockholders under applicable Law and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action (such notice to be delivered not less than two business days prior to the time such action is taken). Nothing contained in this Section 6.5(b) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

    (c) Nothing in this Section 6.5 shall (i) permit the Company to terminate this Agreement (except as provided in Article VIII hereof) or (ii) affect any other obligations of the Company under this Agreement.

    SECTION 6.6 PUBLIC ANNOUNCEMENTS. Each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, as determined by Parent or the Company, as the case may be.

    SECTION 6.7 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) The Parent agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "INDEMNIFIED PARTIES") of the

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Company as provided in its certificate of incorporation or by-laws or in any agreement in effect as of the date hereof between the Company and any of the Indemnified Parties shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time.

    (b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained at a cost to Parent not greater than 175 percent of the annual premium for the current Company directors' and officers' liability insurance as set forth in Section 6.7 of the Disclosure Schedule; PROVIDED THAT if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 175 percent of the current annual premiums of the Company for such insurance.

    SECTION 6.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to the effect of the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the Merger, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or
(viii) any event or occurrence that is, or would reasonably be likely to be, a Material Adverse Effect with respect to it; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.9 POOLING. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent letters from its independent auditors, Arthur Andersen LLP, dated as of the date the S-4 is declared effective and dated as of the Closing Date, stating that the accounting of the Merger as a "POOLING OF INTERESTS" under Opinion 16 of the Accounting Principles Board ("APB 16") and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement (it being understood and agreed that the delivery of such letters shall not constitute a condition to the parties' obligation to consummate the transaction contemplated by this Agreement).

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    (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company letters from its independent auditors, PriceWaterhouseCoopers, dated as of the date the S-4 is declared effective and dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement (it being understood and agreed that the delivery of such letters shall not constitute a condition to the parties' obligation to consummate the transaction contemplated by this Agreement).

    SECTION 6.10 EMPLOYEE MATTERS. (a) For a period of one year after the Effective Time, the Surviving Company and its subsidiaries will provide benefits (other than equity-based benefits) to those of its employees who were employed by the Company and its subsidiaries immediately prior to the Effective Time substantially comparable in the aggregate to those generally provided by the Company and its subsidiaries to such employees immediately prior to the Effective Time.

    (b) Parent agrees to assume or to cause the Surviving Corporation to assume the obligations of the Company under the Change in Control Severance Agreements entered into on or prior to the date hereof with William E. Lipner, Patrick G. Healy, Hartmut Kiock, and Joseph M. Migliara. Parent agrees to treat and to cause the Surviving Corporation to treat the transactions contemplated hereby as a change of control for purposes of the employment agreements, severance agreements, and stock option agreements entered into on or prior to the date hereof with William E. Lipner, Patrick G. Healy, Hartmut Kiock, Joseph M. Migliara, Charles Hamlin and Werner Hampf.

    SECTION 6.11 AFFILIATE LETTERS. Section 6.11 of the Company Disclosure Schedule sets forth a list of all persons who are, and all persons who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for "pooling of interests" accounting treatment under APB 16 and applicable SEC rules, and Section 6.11 of the Parent Disclosure Schedule sets forth a list of all persons who are, and all persons who to Parent's knowledge will be at the Closing Date, "affiliates" of Parent for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations. The Company and Parent will each respectively cause such lists to be updated promptly through the Closing Date. Not later than the date of the initial mailing of the Proxy Statement, the Company shall use its reasonable best efforts to cause its "affiliates" to deliver to Parent a written agreement substantially in the form attached as Exhibit A, and Parent shall use its reasonable best efforts to cause its "affiliates" to deliver to the Company a written agreement substantially in the form attached as Exhibit B.

    SECTION 6.12  SEC FILINGS.

    (a) The Company shall furnish to Parent copies of all reports, proxy statements and prospectuses of the type referred to in Section 3.4 which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments which will not be material in amount), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto.)

    (b) Parent shall furnish to the Company copies of all reports, proxy statements and prospectuses of the type referred to in Section 4.4 which it files with the SEC on or after the date hereof, and Parent

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represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments which will not be material in amount), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

    SECTION 6.13 FEES AND EXPENSES. Subject to Section 8.5, whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses (including filing fees) incurred in connection with the filing, printing and mailing of the Proxy Statement and the S-4, which shall be shared equally by the Company and Parent. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

    SECTION 6.14 LISTING OF STOCK. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

    SECTION 6.15 ANTITAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

    SECTION 6.16 RULE 144 REPORTING. From and after the Effective Time, unless and until each "affiliate" of the Company (as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act) has disposed of all the shares of Parent Stock received by it as Merger Consideration, such shares are permitted to be resold pursuant to Rule 145(d)(3) under the Securities Act or such shares are covered by an effective registration statement under Section 5 of the Securities Act, Parent shall use all reasonable best efforts to make and keep "available adequate current public information" (as those terms are understood and defined in Rule 144 under the Securities Act) with respect to Parent and, upon any reasonable request by such an affiliate, provide a statement as to such availability.

              ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 7.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE
MERGER. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

    (a) The agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement shall have been approved and adopted by the Required Company Vote;

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    (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted;

    (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any judicial or administrative proceeding which continues to be pending seeking any such Law;

    (d) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Stock shall have been received; and

    (e) The Parent Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

    SECTION 7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable Law:

    (a) The representations and warranties of the Company contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

    (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

    (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

    (d) Parent shall have received an opinion of its counsel, Cleary, Gottlieb, Steen & Hamilton, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization within the meaning of Section 368 of the Code. In rendering this opinion, counsel may require and rely upon representations and covenants including those contained herein and in certificates of officers of the Parent, the Company and others.

    (e) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.1(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the

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
Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company).

    SECTION 7.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

    (a) The representations and warranties of Parent contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent pursuant to this Agreement, to the extent qualified by a materiality or Material Adverse Effect, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

    (b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

    (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and 7.3(b).

    (d) The Company shall have received an opinion of its counsel, Paul, Weiss, Rifkind, Wharton and Garrison, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization within the meaning of Section 368 of the Code. In rendering this opinion, counsel may require and rely upon representations and covenants including those contained herein and in certificates of officers of the Parent, the Company and others.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

    SECTION 8.1 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

    SECTION 8.2 TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

    (a) the Merger shall not have been consummated by June 30, 2000 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that if either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond September 30, 2000 if it in good faith believes such consent, registration, approval, permit or authorization can be obtained by such date;

    (b) the Required Company Vote shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof;

    (c) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

PROVIDED, that the right to terminate this Agreement pursuant to this
Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

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    SECTION 8.3  TERMINATION BY THE COMPANY.  (a) This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if (i) there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.3(a) or 7.3(b), which has not been cured (or is not capable of being cured) within 10 business days following receipt by Parent of written notice of such breach or
(ii) pursuant to Section 2.1(c) if, under the circumstances set forth in such Section, the Company has delivered a timely Termination Notice, provided that termination in accordance with this clause (ii) shall not be effective unless and until Parent has failed to deliver a timely Top-Up Intent Notice in accordance with Section 2.1(c).

    (b) This Agreement may be terminated and the Merger may be abandoned by the Company at any time before the Required Company Vote has been obtained if the Company Board shall elect to terminate this Agreement in order to recommend or approve a Superior Proposal; PROVIDED that (i) the Company has complied with all the terms of Section 6.5(b) and notified Parent in writing that it intends to terminate this Agreement in order to recommend or approve a Superior Proposal, attaching the most current version of such proposal to such notice, (ii) at any time after the third business day following written notification by the Company to Parent of the Company's intention to enter into a binding agreement with respect to such proposal, after taking into account any modifications to the transactions contemplated by the Agreement that Parent has then proposed in writing and not withdrawn, the Company Board has determined that such proposal is and continues to be a Superior Proposal and (iii) concurrently with the effectiveness of such termination, pays to Parent the termination fee due under
Section 8.5(b) (unless Parent has previously notified the Company of its election to defer such payment pursuant to Section 8.5(b)), it being understood that on the date of the effectiveness of such termination, whether or not prior to such effectiveness, the Company may enter into an agreement with respect to such Superior Proposal which agreement, if entered into prior to such effectiveness, must be conditioned upon the payment of the termination fee on the same date as provided herein. The termination under this Section 8.3(b) shall not be effective unless and until the termination fee has been paid in accordance with Section 8.5(b).

    SECTION 8.4 TERMINATION BY PARENT. This Agreement may be terminated by Parent and the Merger may be abandoned by Parent at any time prior to the Effective Time if:

    (a) the Company Board, whether or not permitted to do so by this Agreement, shall have withdrawn or adversely modified its approval, or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholders Meeting or to solicit proxies from its stockholders in connection therewith; or

    (b) there is a breach by the Company (i) of any of its obligations under
Section 6.5, or (ii) a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b), which (in the case of this clause (ii)) has not been cured (or is not capable of being cured) within 10 business days following receipt by the Company of written notice of such breach.

    SECTION 8.5 EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than this Section 8.5 and Sections 5.3(c),
6.13 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of any representation, warranty, covenant or agreement contained in this Agreement.

    (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 8.3(b) or (ii) an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any of its stockholders or any person shall have publicly announced an intention (whether or not

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
conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a), 8.2(b), 8.4(a), 8.4(b)(i) or, in the case of a willful breach of covenant or agreement by the Company, 8.4(b)(ii) and within 12 months of such termination of this Agreement, any Acquisition Proposal by a third party is consummated by the Company, then, in the case of (i) or (ii), the Company shall pay Parent a termination fee of $25,000,000 in same-day funds, together with interest accrued thereon at a rate equal to the prime rate, as announced by Citibank, N.A. from time to time, plus 2% during the period commencing on the date the termination fee is first payable hereunder. The termination fee required to be paid pursuant to subsection
(b)(i) shall be paid by the Company to Parent no later than (and as a condition to the effectiveness of) such termination or such later date to which Parent elects to defer payment hereunder. The termination fee required to be paid pursuant to subsection (b)(ii) shall be paid by the Company to Parent not later than concurrently with such consummation of such Acquisition Proposal and such consummation shall be preceded by at least three business days advance notice by the Company to Parent. Notwithstanding the foregoing, (A) Parent may elect, by notice to the Company, to defer the payment of the termination fee from time to time for a period or periods of up to an aggregate of twelve months after the date such fee would otherwise be payable and (B) the termination fee shall cease to be payable immediately following any exercise by Parent of the Option under the Option Agreement.

    (c) The Company acknowledges that the agreements contained in
Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit.

    SECTION 8.6 AMENDMENT. This Agreement may be amended by action taken by the Company and Parent at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

    SECTION 8.7 EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                            ARTICLE IX MISCELLANEOUS

    SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 9.2 ENTIRE AGREEMENT; ASSIGNMENT. (a) This Agreement (including the schedules) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                                       39

    (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; PROVIDED, HOWEVER, that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Merger Sub or any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 9.3 NOTICES. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; PROVIDED that the fax is promptly confirmed by telephone confirmation thereof,
(iii) when delivered, if delivered personally to the intended recipient and
(iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:


    if to Parent to:                           The Interpublic Group of Companies, Inc.
                                               1271 Avenue of the Americas
                                               New York, New York 10020
                                               Attention: Nicholas J. Camera
                                               Facsimile: (212) 399-8119

    with a copy to:                            Cleary, Gottlieb, Steen & Hamilton
                                               One Liberty Plaza
                                               New York, New York 10006
                                               Attention: Barry M.Fox
                                               Facsimile: (212) 225-3999

    if to the Company, to:                     NFO Worldwide, Inc.
                                               2 Pickwick Plaza
                                               Greenwich,Connecticut 06840
                                               Attention: Chief Financial Officer
                                               Facsimile: (203) 629-8885

    with a copy to:                            Paul, Weiss, Rifkind, Wharton & Garrison
                                               1285 Avenue of the Americas
                                               New York, New York 10019
                                               Attention: James M.Dubin
                                               Facsimile: (212) 373-2393

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

    SECTION 9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (except to the extent that provisions of the DGCL are mandatorily applicable), without giving effect to the choice of Law principles thereof.

    SECTION 9.5 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 9.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement,

                                       40
express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 9.7 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    SECTION 9.8 ENFORCEMENT; JURISDICTION. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of New York.

    SECTION 9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 9.10 INTERPRETATION. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

    (b) The phrase "made available" in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

    (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as

                                       41
if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    SECTION 9.11 DEFINITIONS. (a) "ACQUISITION PROPOSAL" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    (b) "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

    (c) "KNOW" or "KNOWLEDGE" means, with respect to any party, the knowledge of such party's executive officers after due inquiry, including inquiry of such party's counsel and other officers or employees of such party responsible for the relevant matter.

    (d) "MATERIAL ADVERSE EFFECT" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), or results of operations of such entity and its subsidiaries taken as a whole or
(ii) the ability of such party to consummate the transactions contemplated by this Agreement; PROVIDED THAT, with respect to the Company, the occurrence of the events or circumstances referenced in Section 9.11(d) of the Company Disclosure Schedule shall not constitute a Material Adverse Effect; and PROVIDED FURTHER THAT any changes, circumstances or effects resulting solely from, and consistent with, changes in the economy generally shall not constitute a Material Adverse Effect. For the avoidance of doubt, a Material Adverse Effect shall not include any action, suit or proceeding instituted by a non-Governmental Entity that seeks to, but does not actually, restrain, enjoin or otherwise prevent consummation of any transaction contemplated by this Agreement.

    (e) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

    (f) "SUBSIDIARY" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated,
(i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries (for the avoidance of doubt, the Company acknowledges and agrees that InsightExpress, L.L.C. is a subsidiary of the Company for purposes of this Agreement).

                            [signature page follows]

                                       42

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                                       THE INTERPUBLIC GROUP OF COMPANIES, INC.

                                                       By:            /s/ NICHOLAS J. CAMERA
                                                            -----------------------------------------
                                                                     Name: Nicholas J. Camera
                                                                      Title: Vice President

                                                       NFO WORLDWIDE, INC.

                                                       By:             /s/ PATRICK G. HEALY
                                                            -----------------------------------------
                                                                      Name: Patrick G. Healy
                                                                  Title: Chief Financial Officer

                                       43

                                                                       EXHIBIT A

                  [FORM OF COMPANY AFFILIATE LETTER TO PARENT]
                                     [DATE]

[Parent]
[Address]

    Dear Sir/Madam:

    Reference is made to the provisions of the Agreement and Plan of Merger,
dated as of       (together with any amendments thereto, the "MERGER
AGREEMENT"), between [insert name], a Delaware corporation (the "COMPANY"), and [insert name], a Delaware corporation ("PARENT"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "MERGER"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement, as is being furnished pursuant to Section 6.12 thereto.

    I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145
("RULE 145") promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Execution of this letter shall not be construed as an admission of "affiliate" status nor as a waiver of any rights that I may have to object to any claim that I am an "affiliate" on or after the date of this letter.

    If in fact I were to be deemed an "affiliate" of the Company under paragraphs (c) and (d) of Rule 145, my ability to sell, transfer or otherwise dispose of any shares of the common stock, par value $0.01 per share, of Parent (the "PARENT SHARES") received by me in exchange for any shares of common stock, par value $0.01 per share, of the Company (the "COMPANY SHARES") pursuant to the Merger may be restricted.

    I hereby represent, warrant and covenant to Parent that:

    I will not sell, pledge, transfer or otherwise dispose of any of the Parent Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145 or another applicable exemption under the Securities Act and the rules and regulations promulgated thereunder;

    I will not (i) sell, pledge, transfer or otherwise dispose of any Company Shares during the 30-day period prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies", Section 201.01 47 F.R. 21028 (April 15, 1982)) relative to any Parent Shares until after such time as consolidated financial results (including combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

    I have not knowingly taken and will not knowingly take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a "pooling of interests."

    I hereby acknowledge that Parent is under no obligation to register the sale, transfer, pledge or other disposition of the Parent Shares or to take any other action necessary for the purpose of making an exemption from registration available.

    I understand that Parent will issue stop transfer instructions to its transfer agents with respect to the Parent Shares and that a restrictive legend will be placed on certificates delivered to me evidencing the Parent Shares in substantially the following form:

    "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("RULE 145") promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement, dated [Date], between the holder of this certificate and the issuer of this security (a copy of which is on file in the principal office of such issuer) which contains further restrictions on the transferability of the shares represented hereby."

    The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

    I agree that, from time to time, at Parent's reasonable request and without further consideration, I shall execute and deliver such additional documents and shall use my reasonable best efforts to take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

    I hereby acknowledge that Parent and its independent public accountants will be relying upon this letter in connection with the determination that the Merger will qualify and be accounted for as a "pooling of interests", and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Company Shares and the Parent Shares.

                                          Very truly yours,
                                          Name:

                                                                       EXHIBIT B

                  [FORM OF COMPANY AFFILIATE LETTER TO PARENT]
                                     [DATE]

[Company]
[Address]

Dear Sir/Madam:

    Reference is made to the provisions of the Agreement and Plan of Merger,
dated as of       (together with any amendments thereto, the "MERGER
AGREEMENT"), between [insert name], a Delaware corporation (the "COMPANY"), and [insert name], a Delaware corporation ("PARENT"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "MERGER"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement, as is being furnished pursuant to Section 6.12 thereto.

    I hereby represent, warrant and covenant to the Company that:

    I will not (i) sell, pledge, transfer or otherwise dispose of any shares of common stock, par value $0.01 per share, of the Company ("COMPANY SHARES") during the 30-day period prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies", Section 201.01 47 F.R. 21028 (April 15, 1982)) relative to any shares of common stock, par value $0.01 per share, of Parent ("PARENT SHARES") until after such time as consolidated financial results (including combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

    I have not knowingly taken and will not knowingly take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a "pooling of interests".

    The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

    I agree that, from time to time, at Parent's reasonable request and without further consideration, I shall execute and deliver such additional documents and shall use my reasonable best efforts to take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

    I hereby acknowledge that the Company and its independent public accountants will be relying upon this letter in connection with the determination that the Merger will qualify and be accounted for as a "pooling of interests", and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of Parent Shares.

                                          Very truly yours,
                                          Name:

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of December 20, 1999 (the "AGREEMENT"), between The Interpublic Group of Companies, Inc., a Delaware corporation ("GRANTEE") and NFO Worldwide, Inc., a Delaware corporation ("ISSUER").

                              W I T N E S S E T H:

    WHEREAS, concurrently herewith, the parties are entering into the Agreement and Plan of Merger (the "MERGER AGREEMENT");

    WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement and in furtherance of the transactions contemplated thereby and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

    WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the execution hereof;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. THE OPTION. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to an aggregate of 4,448,684 fully paid and nonassessable shares of the common stock, $0.01 par value per share, of Issuer ("COMMON STOCK") at a price per share equal to $26.00 (such price, as adjusted if applicable, the "OPTION PRICE"); PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than the Option Price (as adjusted pursuant to Section 5), the Option Price shall be equal to such lesser price; PROVIDED, FURTHER, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock at the time of exercise without giving effect to the shares of Common Stock issued or issuable under the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach any provision of the Merger Agreement.

    2. EXERCISE; CLOSING. (a) Grantee and/or any other person that shall become a holder of all or part of the Option in accordance with the terms of this Agreement (each such person being referred to herein as the "HOLDER") may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), PROVIDED that the Holder shall have sent written notice of such exercise (as provided in subsection (f) of this Section 2) within 180 days following such Subsequent Triggering Event (or such later period as provided in Section 10).

    (b) Each of the following shall be an "EXERCISE TERMINATION EVENT":

        (i) the Effective Time (as defined in the Merger Agreement);

        (ii) termination of the Merger Agreement by mutual agreement of the parties pursuant to Section 8.1 of the Merger Agreement, by either Issuer or Grantee pursuant to Section 8.2(c) of the Merger Agreement or by Issuer pursuant to Section 8.3(a) of the Merger Agreement;

       (iii) except as provided in clause (ii), termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.4(b) of the Merger Agreement as a result of a breach of a covenant by Issuer or a breach of a representation by Issuer;

        (iv) the passage of 12 months after termination of the Merger Agreement (or such later period as provided in Section 10) if such termination (A) follows or is concurrent with the occurrence of an Initial Triggering Event or (B) is a termination by Grantee pursuant to Section 8.4(b) of the Merger Agreement as a result of a breach of a covenant by Issuer; or

        (v) the receipt by Grantee (pursuant to its request) of the sum of $25 million in respect of the termination fee under the Merger Agreement.

    (c) The term "INITIAL TRIGGERING EVENT" shall mean any of the following events or transactions occurring after the date hereof:

        (i) (A) Issuer or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (each an "ISSUER SUBSIDIARY"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "PERSON" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than Grantee or any of its Subsidiaries (each a "GRANTEE SUBSIDIARY") or (B) the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction (other than the Merger referred to in the Merger Agreement). For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean (A) a merger or consolidation, or any similar transaction, involving Issuer, (B) a purchase, lease or other acquisition or assumption of all or more than 20% of the consolidated assets of Issuer (including by way of merger, consolidation, share exchange or otherwise involving any Subsidiary of Issuer), (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "BENEFICIAL OWNERSHIP" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 20% or more of the voting power of Issuer, or (D) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its wholly-owned Subsidiaries or involving only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction, if such transaction is not entered into in violation of the terms of the Merger Agreement;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary or shall have authorized or engaged in, or announced its intention to authorize or engage in, any negotiations regarding an Acquisition Transaction with any person other than the Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have failed to recommend or shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the Merger;

       (iii) The shareholders of Issuer shall have voted and failed to approve the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), any person (other than the Grantee or a Grantee Subsidiary) shall have made a proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (iv) (a) Any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Common Stock or (b) any group (the term "GROUP" having the meaning assigned in Section 13(d)(3) of the Exchange Act), other than a group of which the Grantee or any Grantee Subsidiary is a member, shall have been formed that beneficially owns 20% or more of the shares of Common Stock then outstanding;

        (v) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders to engage in an Acquisition Transaction and such proposal shall have become publicly known;

        (vi) Issuer shall have breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction and such breach (A) would entitle Grantee to terminate the Merger Agreement and (B) shall not have been cured prior to the Notice Date (as defined below); or

       (vii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed with any federal, state or foreign regulatory or governmental authority an application for approval or notice of intention to engage in an Acquisition Transaction.

    (d) The term "SUBSEQUENT TRIGGERING EVENT" shall mean the occurrence, after the date hereof, of either (i) the Initial Triggering Event described in paragraph (i)(A) of subsection (c) of this Section 2, except that the references to 20% in clause (B) and clause (C) of paragraph (i) shall each be deemed to be a reference to 40% or (ii) the acquisition by any person other than Grantee or any Grantee Subsidiary or by a group not including Grantee or any Grantee Subsidiary of beneficial ownership of 50% or more of the then outstanding Common Stock.

    (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "TRIGGERING EVENT"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (f) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); PROVIDED, that if the closing of such purchase cannot be consummated by reason of any applicable judgment, injunction, decree, order, law or regulation, the period of time that would otherwise run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and PROVIDED, further, that if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (g) At the closing referred to in subsection (f) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

    (i) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under applicable securities laws (including the Securities Act of 1933, as amended). A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions arising under applicable securities laws, including the Securities Act of 1933, as amended (the "SECURITIES ACT"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act or other applicable securities laws; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (j) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. COVENANTS OF ISSUER. In addition to its other agreements and covenants herein, Issuer agrees:

    (a) that it shall at all times maintain, free from any subscriptive or preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Common Stock from Issuer or to cause Issuer to issue shares of Common Stock;

    (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and

    (c) promptly to take all action (i) as may from time to time be required (including complying with all applicable notification, filing reporting and waiting period requirements under HSR or otherwise, and cooperating fully with the Holder in preparing any applications or notices and providing such information to any regulatory authority as it may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and (ii) as may from time to time be required to protect the rights of the Holder against dilution

    4. EXCHANGE; REPLACEMENT. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "AGREEMENT" and "OPTION" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

    5. ADJUSTMENTS. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 hereof, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

    (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

    6. REGISTRATION. (a) Upon the occurrence of any Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, subject to Section 6(d) hereof, at the request of Grantee delivered within twelve
(12) months (or such later period as provided in Section 10 hereof) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for a period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary, in the judgment of the Grantee or the Holder, to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced to the extent necessary to eliminate such condition; PROVIDED, HOWEVER, that if such reduction occurs (including a reduction to zero), then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted to occur and the Holder shall be deemed not to have made an additional registration demand and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    (b) In the event that Grantee so requests, the closing of the sale or other disposition of the Common Stock or other securities pursuant to a registration statement filed pursuant to Section 6(a) hereof shall occur substantially simultaneously with the exercise of the Option.

    (c) If the Common Stock or the class of any other securities to be acquired upon exercise of the Option are then listed on the New York Stock Exchange ("NYSE") or any national securities exchange, Issuer, upon the request of the Holder, shall promptly file an application to list the Common Stock or other securities to be acquired upon exercise of the Option on NYSE or such exchange and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

    (d) Issuer may delay any registration of the Option or Option Shares required pursuant to Section 6(a) hereof for one period not in excess of 90 consecutive calendar days if, in the reasonable good faith judgment of Issuer, such registration would materially and adversely affect a proposed merger, consolidation or similar transaction (including through the premature disclosure thereof) or offering or contemplated offering of other securities by Issuer.

    (e) Issuer shall indemnify and hold harmless the Holder and its controlling persons (as defined in Section 20 of the Exchange Act) in connection with any material misstatement or omission in the registration statement for any such registration under this Section 6 except to the extent arising from written information provided by the Holder specifically for inclusion in such registration statement. The Holder shall indemnify and hold harmless the Issuer and its controlling persons in connection with any material misstatement or omission in any such registration statement to the extent arising from written information provided by the Holder specifically for inclusion in such registration statement.

    7. REPURCHASE OF OPTION AND/OR OPTION SHARES. (a) At any time commencing upon the occurrence of a Repurchase Event (as defined in Section 7(d) hereof) and ending twelve (12) months thereafter, (i) at the request of the Holder, delivered in writing prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, and (ii) at the request of the owner of Option Shares from time to time (the "OWNER"), delivered in writing prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price (the "OPTION SHARE REPURCHASE PRICE") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "MARKET/OFFER PRICE" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made and has been consummated or remains outstanding,
(ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest average closing price for shares of Common Stock for any 20 trading day period within the three-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a majority of the consolidated assets of Issuer, the sum of the net price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock outstanding at the time of such sale, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Prior to the later of (i) the date that is five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the day on which a Repurchase Event occurs, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall promptly so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or
(B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred less than 30 days prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period after the date of the Exercise Termination Event or the notice date, respectively.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a majority of the assets of Issuer on a consolidated basis, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(c)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock; PROVIDED that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. SUBSTITUTE OPTION. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or any of its Subsidiaries (collectively, "EXCLUDED PERSONS") and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than an Excluded Person, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined) or (B) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "ACQUIRING CORPORATION" shall mean (A) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving or acquiring person, and (C) the transferee of all or substantially all of Issuer's assets.

        (ii) "SUBSTITUTE SHARES" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

       (iii) "ASSIGNED VALUE" shall mean the market/offer price as defined in
             Section 7.

        (iv) "AVERAGE PRICE" shall mean the average closing price per Substitute Share, on the principal trading market on which such shares are traded as reported by a recognized source, for the 20 trading day period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the Substitute Shares on such market on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible to the terms of the Option and (to the extent permitted by applicable law) in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9 hereof), which agreement shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of Substitute Shares as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) hereof, divided by the Average Price. The exercise price of the Substitute Option per Substitute Share shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of
Section 8(a) hereof and the denominator of which shall be the number of Substitute Shares for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the number of shares purchasable upon exercise of the Substitute Option exceed 19.9% of the Substitute Shares then issued and outstanding at the time of exercise (without giving effect to Substitute Shares issued or issuable under the Substitute Option). In the event that the Substitute Option would be exercisable for more than 19.9% of the Substitute Shares then issued and outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or, if Grantee is not then the Holder owning Options with respect to the largest number of Shares, the largest Holder) and reasonably acceptable to Issuer, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

    (f) In addition to any other restrictions or covenants, Issuer agrees that it shall not enter or agree to enter into any transaction described in
Section 8(a) hereof unless (i) the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and (ii) the Substitute Option Issuer agrees to comply with this Section 8 and agrees to take all action necessary to prevent the exercise of any rights of any holder of Substitute Shares or shares of capital stock of any successor to the Substitute Option Issuer that any holder of the Substitute Option (each such person being referred to herein as a "SUBSTITUTE OPTION HOLDER") or any holder of Substitute Shares (each such person being referred to herein as a "SUBSTITUTE SHARE OWNER") purchased upon exercise of the Substitute Option by a Substitute Option Holder would be prohibited or precluded from exercising or the exercise of which would adversely affect the rights of any Substitute Option Holder under the agreement for such Substitute Option or the transactions contemplated by the Merger Agreement.

    9. REPURCHASE OF SUBSTITUTE OPTION. (a) At the written request of a Substitute Option Holder or upon written notice of election by the Substitute Option Issuer, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "SUBSTITUTE OPTION REPURCHASE PRICE") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option multiplied by the number of Substitute Shares for which the Substitute Option may then be exercised, and at the request of the Substitute Share Owner or upon written notice of election by the Substitute Option Issuer, the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "SUBSTITUTE SHARE REPURCHASE PRICE") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "HIGHEST CLOSING PRICE" shall mean the highest average closing price for Substitute Shares for any 20 trading day period within the three-month period immediately preceding the date the Substitute Option Holder or the Substitute Option Issuer gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner or the Substitute Option Issuer gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering. The Substitute Option Issuer may exercise its right to require the Substitute Option Holder and/or the Substitute Share Owner to sell the Substitute Options and/or the Substitute Shares, as the case may be, pursuant to this Section 9 by delivering written notice to the Substitute Option Holder and/or the Substitute Share Owner. Within five business days after the receipt of such written notice, the Substitute Option Holder and/or the Substitute Share Owner, as the case may be, shall surrender to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or the Substitute Shares, as the case may be, against payment to the Substitute Option Holder and/or Substitute Share Owner of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, as the case may be.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall promptly so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is, at any time after delivery by the Substitute Option Holder, Substitute Share Owner or Substitute Option Issuer of a notice of repurchase pursuant to subsection (b) of this Section 9, prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder, Substitute Share Owner or the Substitute Option Issuer, as the case may be, may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of Substitute Shares obtained by multiplying the number of Substitute Shares for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred less than 30 days prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period after the date of the Exercise Termination Event or the notice date, respectively.

    10. EXTENSION. The period for exercise of certain rights under Sections 2, 6, 7, 9 and 12 hereof shall be extended: (a) to the extent necessary to obtain all governmental and regulatory approvals for the exercise of such rights (for so long as the Holder, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (b) during any period for which an injunction or similar legal prohibition on exercise shall be in effect; (c) to the extent necessary to avoid liability under
Section 16(b) of the Exchange Act by reason of such exercise; and (d) by the number of days by which Issuer shall have delayed any registration pursuant to
Section 6(d) hereof.

    11. REPRESENTATIONS AND WARRANTIES. (a) Issuer hereby represents and warrants to Grantee as follows:

        (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and constitutes a valid and legally binding obligation of Issuer enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles, whether such principles are considered at law or in equity).

        (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

       (iii) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in
             (A) a breach or violation of or a default under, its articles or certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, except where such breach, violation or default would not in the aggregate have a Material Adverse Effect (as defined in the Merger Agreement) and would not materially impair Issuer's ability to consummate the transactions contemplated by this Agreement.

    (b) Grantee hereby represents and warrants to Issuer that Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee and constitutes a valid and legally binding obligation of Grantee enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles, whether such principles are considered at law or in equity).

    12. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee may assign in whole or in part its rights and obligations hereunder within twelve (12) months following such Subsequent Triggering Event (or such later period as provided in Section 10 hereof) provided that the assignee executes a supplement to this Agreement agreeing to be bound by this Agreement's terms.

    13. FILINGS; OTHER ACTIONS. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and regulatory and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, notices and filings under HSR.

    14. BEST EFFORTS. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, making application to list the shares of Common Stock issuable hereunder on NYSE upon official notice of issuance.

    15. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    16. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as applicable, is not permitted to repurchase pursuant to Section 7 or 9 hereof, as applicable, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    17. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement or such other address as shall be provided in writing.

    18. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

    19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    20. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    22. LIMITATION ON PROFIT. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $27.5 million and, if it otherwise would exceed this amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option (or the number of shares of common stock of the Substitute Option Issuer subject to this Substitute Option, as the case may be),
(ii) deliver to the Issuer (or Substitute Option Issuer) for cancellation Option Shares (or Substitute Shares) previously purchased by

Grantee, (iii) pay cash to the Issuer (or Substitute Option Issuer), or
(iv) any combination thereof, so that Grantee's realized Total Profit shall not exceed $27.5 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Option (or Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed $27.5 million; provided, that nothing in this sentence shall restrict any exercise of the Option (or Substitute Option) permitted hereby on any subsequent date.

    (c) As used in this Agreement, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) (A) the amount received by Grantee and each other Holder or Substitute Option Holder pursuant to Issuer's repurchase of the Option (or any portion thereof) or any Option Shares in accordance with Section 7, or pursuant to Substitute Option Issuer's repurchase of the Substitute Option (or any portion thereof) or any Substitute Shares in accordance with Section 9, less, in the case of any repurchase of Option Shares or Substitute Shares, (B) the Grantee's and each other Holder's or Substitute Option Holder's purchase price for such Option Shares or Substitute Shares, as the case may be, (ii) (A) the net cash amounts (and the fair market value of any other consideration) received by Grantee and each other Holder or Substitute Option Holder pursuant to the sale of Option Shares or Substitute Shares (or any other securities into which such Option Shares or Substitute Shares are converted or exchanged) to any unaffiliated party, less (B) the Grantee's and each other Holder's or Substitute Option Holder's purchase price of the Option Shares or Substitute Shares, and (iii) the net cash amounts (and the fair market value of any other consideration) received by Grantee and each other Holder or Substitute Option Holder on the transfer of the Option or Substitute Option (or any portion thereof) to any unaffiliated party. In the case of clauses
(ii) (A) and (iii) above, the Grantee and each Holder or Substitute Option Holder agree to furnish as promptly as reasonably practicable after any disposition of all or a portion of the Option or Option Shares or of the Substitute Option or Substitute Shares a complete and correct statement, certified by a responsible executive officer or partner of the Grantee or Holder or Substitute Option Holder, as the case may be, of the net cash amounts (and the fair market value of any other consideration) received in connection with any sale or transfer of the Option or Option Shares or of the Substitute Option or Substitute Shares.

    (d) As used in this Agreement, the term "NOTIONAL TOTAL PROFIT" with respect to any number of shares as to which Grantee and each other Holder or Substitute Option Holder may propose to exercise this Option or Substitute Option shall be the Total Profit determined as of the date of this proposal assuming that this Option or Substitute Option were exercised on such date for this number of shares and assuming that such shares, together with all other Option Shares or Substitute Shares held by Grantee and each other Holder or Substitute Option Holder and their respective affiliates as of such date, were sold for cash at the closing market price for the Common Stock (or the common stock of the Substitute Option Issuer, as the case may be) as of the close of business on the preceding trading day (less customary brokerage commissions).

    23. CAPTIONS; CAPITALIZED TERMS. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                       THE INTERPUBLIC GROUP OF COMPANIES, INC.

                                                       By:  /s/ NICHOLAS J. CAMERA
                                                            -----------------------------------------
                                                            Name: Nicholas J. Camera
                                                            Title: Vice President

                                                       NFO WORLDWIDE, INC.

                                                       By:  /s/ PATRICK G. HEALY
                                                            -----------------------------------------
                                                            Name: Patrick G. Healy
                                                            Title: Chief Financial Officer

                                                                         ANNEX C

                                     [LOGO]

                                                               December 19, 1999

Board of Directors
NFO Worldwide, Inc.
2 Pickwick Plaza
Greenwich, CT 06830

Members of the Board:

    We understand that NFO Worldwide, Inc. ("NFO") and The Interpublic Group of Companies, Inc. ("Interpublic") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of a newly formed wholly owned subsidiary of Interpublic ("Merger Sub") with and into NFO, with NFO as the surviving corporation. Pursuant to the Merger, each issued and outstanding share of common stock, $0.01 par value per share, of NFO (the "NFO Common Stock"), other than shares of NFO Common Stock owned by NFO or Interpublic or any of their respective wholly owned subsidiaries, shall be converted into the right to receive a certain number of shares of common stock, $0.10 par value per share, of Interpublic (the "Interpublic Common Stock"), based on an exchange ratio determined pursuant to a certain formula set forth in the Merger Agreement (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used in this letter without definition have the respective meanings assigned to them in the Merger Agreement.

    You have asked us to render an opinion as to whether, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of NFO Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

    For purposes of the opinion set forth herein, we have, among other things:

    1. reviewed the draft Merger Agreement dated December 19, 1999 (and certain related ancillary agreements referred to in the Merger Agreement);

    2.  reviewed the structure of the Merger;

    3. reviewed Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, 1997 and 1998 for NFO;

    4. reviewed Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, 1997 and 1998 for Interpublic;

    5. reviewed certain other filings with the Securities and Exchange Commission made by NFO and Interpublic, respectively, and certain other publicly available business and financial information relating to NFO and Interpublic, respectively, that we deemed relevant;

    6. reviewed certain information, including financial forecasts and other financial and operating data concerning NFO, prepared by the management of NFO;

    7. discussed the past and current operations, as well as the financial condition and prospects of NFO with senior executives of NFO;

    8. discussed the past and current operations, as well as the financial condition and prospects of Interpublic with senior executives of Interpublic;

    9. reviewed the historical market prices and trading activity for the NFO Common Stock and the Interpublic Common Stock, as well as related comparable companies and stock market indices that we deemed relevant;

    10. analyzed the Exchange Ratio using the trading values of certain comparable companies that we deemed relevant;

    11. reviewed the financial terms, to the extent publicly available, of certain other comparable transactions that we deemed relevant;

    12. analyzed the pro forma effect of the Merger on the earnings, cash flow and certain financial ratios of the combined company;

    13. discussed with the senior management of NFO and Interpublic, respectively, the strategic rationale of the Merger;

    14. participated in discussions and negotiations among representatives of NFO and Interpublic and their legal advisors; and

    15. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary or appropriate for purposes of this opinion.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by representatives of NFO and Interpublic for purposes of this opinion. With respect to the financial forecasts of NFO that have been furnished to us, we have assumed such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgements of the management of NFO as to the future financial performance of NFO, and we relied upon such forecasts in arriving at our opinion. We requested, but were not provided with financial forecasts for Interpublic, but were directed by management of Interpublic to certain publicly available research reports that contained financial forecasts for Interpublic. We have assumed that management of Interpublic directed us to such financial forecasts based upon their good faith judgment that such forecasts reflect the best currently available estimates as to the future financial performance of Interpublic, and we relied upon such forecasts in arriving at our opinion. In arriving at our opinion, we have not conducted a physical inspection of NFO or Interpublic, nor have we undertaken an independent appraisal of the assets of NFO or of the assets of Interpublic nor are we expressing an opinion as to any aspect of the Merger other than the fairness to the holders of NFO Common Stock of the Exchange Ratio from a financial point of view. In addition, we have assumed that the Merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will be consummated in accordance with the terms and conditions set forth in the Merger Agreement. No opinion is expressed herein as to the price at which the Interpublic Common Stock to be issued in the Merger to the holders of NFO Common Stock may trade at any time.

    Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to NFO in connection with the Merger and will receive a fee from NFO for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction. In the past, we have provided investment banking services to NFO for which we have received a fee customary for such services.

    It is understood that this letter is for the information of the Board of Directors of NFO and is rendered to the Board of Directors in connection with its consideration of the Merger and may not be used for any purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by NFO with the Securities and Exchange Commission. This opinion is not intended to be and does not constitute a recommendation to the Board of Directors of NFO as to whether it should approve the Merger.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of NFO Common Stock.

                                          Very truly yours,

                                          GREENHILL & CO., LLC

                                          By: /s/ Robert F. Greenhill
                                             -----------------------------------
                                             Name: Robert F. Greenhill
                                             Title: Chairman

                                                                         ANNEX D

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of NFO Worldwide, Inc.:

    We have audited the accompanying consolidated balance sheets of NFO WORLDWIDE, INC. (a Delaware Corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of The MBL Group plc, included in the consolidated financial statements of NFO Worldwide, Inc., which statements reflect total assets and total revenues of 13 percent and 26 percent, respectively, in 1997, and total revenues of 25 percent in 1996, of the related consolidated totals, after adjustment to reflect translation into U.S. dollars and generally accepted accounting principles in the United States. The financial statements of The MBL Group plc, prior to those adjustments, were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for The MBL Group plc, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NFO Worldwide, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP

New York, New York
February 26, 1999, except for Note 21, as to which the date is March 26, 1999.

        REPORT OF THE AUDITORS TO THE SHAREHOLDERS OF THE MBL GROUP PLC

    We have audited the financial statements of The MBL Group plc as of December 31, 1997, and for each of the years ended December 31, 1997 and 1996, which have been prepared under the historical cost convention and in accordance with generally accepted accounting principles applicable in the United Kingdom.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

    The Company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

    We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board which are substantially the same as those followed in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

    In our opinion, the financial statements give a true and fair view of the state of affairs of the group as of December 31, 1997, and of the group's profit and cash flows for each of the years ended December 31, 1997 and 1996, and have been properly prepared in accordance with generally accepted accounting principles in the United Kingdom.

                                           SOTERIOU BANERJI

Registered Auditors and Chartered Accountants
253 Gray's Inn Road
London, WC1X 8QT
Date February 23, 1998

                              NFO WORLDWIDE, INC.
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1998       1997
                                                              --------   --------
Assets
Current Assets
  Cash and Cash Equivalents.................................  $ 17,739   $  8,055
  Receivables:
    Trade, Less Allowance for Doubtful Accounts of $967 and
      $471 in 1998 and 1997, respectively...................    98,250     47,044
    Unbilled Receivables....................................    22,524      8,698
  Prepaid Expenses and Other Current Assets.................    15,524      7,035
                                                              --------   --------
    Total Current Assets....................................   154,037     70,832
Property and Equipment, Net (Note 3)........................    44,472     19,917
Customer Lists, Goodwill and Other Intangible Assets (Note
  4)........................................................   231,225     74,409
Other Assets................................................    22,064      5,116
                                                              --------   --------
Total Assets................................................  $451,798   $170,274
                                                              ========   ========
Liabilities and Stockholders' Equity
Current Liabilities
  Current Maturities of Long-Term Debt (Note 5).............  $    396   $    346
  Accounts Payable..........................................    31,945      9,139
  Accrued Liabilities (Note 6)..............................    63,122     18,757
  Customer Billings in Excess of Revenues Earned............    26,659     14,126
                                                              --------   --------
      Total Current Liabilities.............................   122,122     42,368
                                                              --------   --------
Long-Term Liabilities
  Long-Term Debt, Less Current Portion (Note 5).............   190,657     24,823
  Accrued Pension, Postretirement Benefits and Other (Notes
    9 and 10)...............................................    14,092      4,123
                                                              --------   --------
      Total Long-Term Liabilities...........................   204,749     28,946
                                                              --------   --------
      Total Liabilities.....................................   326,871     71,314
                                                              --------   --------
Commitments and Contingencies (Notes 7 and 16)
Minority Interest...........................................     3,164      2,236
Stockholders' Equity (Note 11)
  Common Stock, Par Value $.01 per Share; 60,000 Shares
    Authorized; 21,401 and 20,730 Shares Issued and
    Outstanding at December 31, 1998 and 1997,
    respectively............................................       214        208
  Additional Paid-In Capital................................    63,723     51,766
  Retained Earnings.........................................    60,535     46,045
  Accumulated Other Comprehensive Loss:
    Minimum Pension Liability, Net of Income Taxes (Note
      9)....................................................      (631)      (346)
    Foreign Currency Translation Adjustment.................    (2,078)      (949)
                                                              --------   --------
      Total Stockholders' Equity............................   121,763     96,724
                                                              --------   --------
Total Liabilities and Stockholders' Equity..................  $451,798   $170,274
                                                              ========   ========

                See notes to consolidated financial statements.

                              NFO WORLDWIDE, INC.

                         CONSOLIDATED INCOME STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1998       1997       1996
                                                              --------   --------   --------
Revenues....................................................  $275,351   $190,229   $154,943
Costs and Expenses
  Cost of Revenues..........................................   127,006     83,357     66,693
  Selling, General and Administrative.......................   109,023     76,705     61,591
  Amortization (Note 4).....................................     5,080      4,094      2,926
  Depreciation (Note 3).....................................     4,914      2,798      2,356
                                                              --------   --------   --------
Operating Income............................................    29,328     23,275     21,377
Interest Expense, Net (Note 12).............................     3,750        669         38
Equity Interest in Net Loss of Affiliated Companies and
  Other (Note 19)...........................................       221        200        318
                                                              --------   --------   --------
Income Before Income Taxes and Minority Interest............    25,357     22,406     21,021
Provision for Income Taxes (Note 8).........................    10,489      8,895      8,983
                                                              --------   --------   --------
Net Income Before Minority Interest.........................    14,868     13,511     12,038
Minority Interest...........................................       378      1,006      1,422
                                                              --------   --------   --------
Net Income..................................................  $ 14,490   $ 12,505   $ 10,616
                                                              ========   ========   ========
Earnings per Share (Note 13):
Basic.......................................................  $    .68   $    .62   $    .53
                                                              ========   ========   ========
Diluted.....................................................  $    .67   $    .60   $    .51
                                                              ========   ========   ========
Weighted Average Number of Common Shares
  Outstanding and Common Equivalent Shares
  During the Period:
Basic.......................................................    21,154     20,265     19,911
                                                              ========   ========   ========
Diluted.....................................................    21,704     20,832     20,746
                                                              ========   ========   ========

                See notes to consolidated financial statements.

                              NFO WORLDWIDE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

      FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 (IN THOUSANDS)

                                                                                  ACCUMULATED
                                                        ADDITIONAL                   OTHER            TOTAL
                                   COMMON     COMMON     PAID-IN     RETAINED    COMPREHENSIVE    STOCKHOLDERS'   COMPREHENSIVE
                                   SHARES     STOCK      CAPITAL     EARNINGS    INCOME (LOSS)       EQUITY           INCOME
                                  --------   --------   ----------   ---------   --------------   -------------   --------------
Balance at December 31, 1995....   18,777      $ 94      $27,343      $24,374       $  (585)        $ 51,226
  Net Income....................                                       10,616                         10,616         $10,616
  Reduction of Minimum Pension
    Liability,
    Net of Income Taxes of $240
      (Note 9)..................                                                        346              346             346
  Translation Adjustments.......                                                        300              300             300
                                                                                                                     -------
  Comprehensive Income..........                                                                                     $11,262
                                                                                                                     -------
  Acquisitions (Note 18)........    1,128         8       12,077                                      12,085
  Stock Split (Note 11).........                 31          (31)          --
  Conversion of Note Payable....       33                    141                                         141
  Dividends to Former
    Stockholders of the MBL
    Group Prior to Merger (Note
    11).........................                                       (1,450)                        (1,450)
  Other Issuances...............      117         1        1,132                                       1,133
                                   ------      ----      -------      -------       -------         --------         -------
Balance at December 31, 1996....   20,055       134       40,662       33,540            61           74,397
  Net Income....................                                       12,505                         12,505         $12,505
  Accrual of Minimum Pension
    Liability,
    Net of Income Taxes of ($6)
      (Note 9)..................                                                        (23)             (23)            (23)
  Translation Adjustments.......                                                     (1,333)          (1,333)         (1,333)
                                                                                                                     -------
  Comprehensive Income..........                                                                                     $11,149
                                                                                                                     -------
  Acquisitions (Note 18)........      497         4        7,713                                       7,717
  Stock Split (Note 11).........                 68          (68)                                         --
  Conversion of Note Payable....       17         1           83                                          84
  Tax Benefit on Exercised
    Options (Note 11)...........                           2,439                                       2,439
  Payment of Non-Recourse Notes
    (Note 11)...................                              11                                          11
  Other Issuances...............      161         1          926                                         927
                                   ------      ----      -------      -------       -------         --------
Balance at December 31, 1997....   20,730       208       51,766       46,045        (1,295)          96,724

  Net Income....................                                       14,490                         14,490         $14,490
  Accrual of Minimum Pension
    Liability,
    Net of Income Taxes of
      ($227)(Note 9)............                                                       (285)            (285)           (285)
  Translation Adjustments.......                                                     (1,129)          (1,129)         (1,129)
                                                                                                                     -------
  Comprehensive Income..........                                                                                     $13,076
                                                                                                                     =======
  Acquisitions (Note 18)........      468         4        8,655                                       8,659
  Tax Benefit on Exercised
    Options (Note 11)...........                           1,778                                       1,778
  Payment of Non-Recourse Notes
    (Note 11)...................                               7                                           7
  Other Issuances...............      203         2        1,517                                       1,519
                                   ------      ----      -------      -------       -------         --------
Balance at December 31, 1998....   21,401      $214      $63,723      $60,535       $(2,709)        $121,763
                                   ======      ====      =======      =======       =======         ========

The shares presented reflect 3-for-2 stock splits effected on October 15, 1997, and February 5, 1996 (Note 11).

                See notes to consolidated financial statements.

                              NFO WORLDWIDE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                 (IN THOUSANDS)

                                                                1998       1997       1996
                                                              --------   --------   --------
Cash Flows From Operating Activities
  Net Income................................................  $ 14,490   $ 12,505   $ 10,616
  Adjustments to Reconcile Net Income to Net Cash Provided
    by Operating Activities:
    Minority Interest.......................................       378      1,006      1,422
    Amortization............................................     5,080      4,094      2,926
    Depreciation............................................     4,914      2,798      2,356
    Deferred Income Taxes...................................       712       (440)       430
    Equity Interest in Net Loss of Affiliated Companies.....        57        200        318
    Dividends Paid to Minority Interest.....................      (175)      (369)      (695)
    Other...................................................      (687)       103         82
                                                              --------   --------   --------
      Subtotal..............................................    24,769     19,897     17,455
  Change in Assets and Liabilities that Provided (Used)
    Cash,
  Net of Effects of Acquisitions:
    Trade Receivables.......................................    (8,035)    (7,926)    (7,044)
    Unbilled Receivables....................................    (5,211)    (4,735)      (478)
    Prepaid Expenses and Other Current Assets...............       332       (398)    (1,645)
    Accounts Payable and Accrued Liabilities................     3,800      3,347      2,435
    Customer Billings in Excess of Revenues Earned..........     4,636        776       (684)
    Other, Net..............................................      (889)      (104)      (514)
                                                              --------   --------   --------
      Net Cash Provided by Operating Activities.............    19,402     10,857      9,525
                                                              --------   --------   --------
Cash Flows From Investing Activities
  Acquisitions (Net of Cash Acquired).......................  (134,244)   (20,020)    (7,258)
  Capital Expenditures (Net of Minor Disposals).............   (13,793)    (9,030)    (4,460)
  Purchase of Intangible Assets.............................      (509)      (640)       (70)
  Investments in Affiliated Companies.......................       (65)      (820)      (872)
                                                              --------   --------   --------
    Net Cash Used in Investing Activities...................  (148,611)   (30,510)   (12,660)
                                                              --------   --------   --------
Cash Flows From Financing Activities
  Issuance of Common Stock, Net of Expenses.................     1,519        938        769
  Payments on Long-Term Debt................................   (69,142)    (4,938)   (12,251)
  Dividends Paid to Subsidiary Shareholders (Note 11).......        --       (988)      (472)
  Proceeds from Line of Credit and Other Long-Term Debt.....   208,241     24,464     14,000
  Debt Issuance Costs.......................................    (1,115)        --         --
                                                              --------   --------   --------
    Net Cash Provided by Financing Activities...............   139,503     19,476      2,046
                                                              --------   --------   --------
Effect of Exchange Rate Changes on Cash.....................      (610)    (1,347)       138
                                                              --------   --------   --------
Increase (Decrease) In Cash and Cash Equivalents............     9,684     (1,524)      (951)
Cash and Cash Equivalents, Beginning of Period..............     8,055      9,579     10,530
                                                              --------   --------   --------
Cash and Cash Equivalents, End of Period....................  $ 17,739   $  8,055   $  9,579
                                                              ========   ========   ========

                See notes to consolidated financial statements.

                              NFO WORLDWIDE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

1. BUSINESS

    NFO Worldwide, Inc., together with its subsidiaries (the "Company"), is a leading provider of research-based marketing information and counsel to the worldwide business community, including over 3,000 clients globally. The Company combines in-depth knowledge of key market sectors--consumer packaged goods and foods, healthcare, financial services, information technology, automotive, travel and leisure, and business-to-business--with innovative data collection methodologies and value added products. Key products and services include continuous brand tracking, online research, consumer panels, and multi-country research, as well as market evaluation, product development, customer satisfaction, pricing, distribution and advertising awareness.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION--The consolidated financial statements include the accounts of NFO Worldwide, Inc. and all its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    REVENUE RECOGNITION--The Company recognizes revenue on projects, which are substantially all short-term, by generally applying recent historical contribution margins to project costs as incurred. A provision for anticipated losses is recorded in the period in which they first become determinable.

    CASH AND CASH EQUIVALENTS--The Company considers all investments with a maturity of three months or less when purchased to be cash equivalents.

    DEPRECIATION--The Company provides depreciation over the estimated useful lives of the depreciable assets using the straight-line method.

    INTANGIBLE ASSETS--The Company provides amortization of these assets using the straight-line method over their estimated period of benefit or contractual life, principally as follows:

                                                               YEARS
                                                              --------
Customer Lists..............................................    7-20
Goodwill....................................................   20-40

    The Company periodically evaluates the recoverability of goodwill and other intangible assets by assessing whether the unamortized intangible assets can be recovered from undiscounted future cash flows from operations.

    SYNDICATED PROGRAMS--The Company capitalizes costs associated with certain syndicated programs that have on-going value in excess of one year. Such costs are amortized in proportion to anticipated revenues over the expected useful lives of the programs.

    PANEL--The Company enhances and rebuilds its Panel on a continuous basis, and the related costs are charged to expense as incurred. The Company expensed $1,649,000, $1,164,000, and $1,347,000 on Panel enhancing and rebuilding in 1998, 1997 and 1996, respectively.

    INCOME TAXES--Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of the Company's assets and liabilities and their financial reporting amounts at each balance sheet date.

    INVESTMENTS IN AFFILIATED COMPANIES--Investments in affiliated companies are accounted for using the equity method, under which the Company's share of earnings of these affiliates is reflected in

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income as earned and dividends are credited against the investment in affiliated companies when received.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The following methods and assumptions were used to estimate the fair value of each category of the Company's financial instruments:

        CASH AND SHORT-TERM FINANCIAL INSTRUMENTS--The carrying amount approximates fair value due to the short maturity of these instruments.

        LONG-TERM FINANCIAL INSTRUMENTS--The fair value has been estimated using the expected future cash flows discounted at market interest rates as adjusted for conversion privileges. Fair value of long-term debt approximated the carrying amount at December 31, 1998 and 1997.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NET INCOME PER SHARE--Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share reflects the dilutive effect of common equivalent shares and increased shares that would result from contingently issuable common shares. The effects of anti-dilution are not presented. The 1996 earnings per share amounts have been restated in accordance with Statement of Financial Accounting Standards No. 128.

3. PROPERTY AND EQUIPMENT

    Property and equipment, at cost, consists of the following at December 31 (IN THOUSANDS):

                                                               ESTIMATED
                                                              USEFUL LIVES     1998       1997
                                                              ------------   --------   --------
Land........................................................                 $  1,703   $  1,703
Buildings and Leasehold Improvements........................  10-40 years      22,435      5,888
Data Processing and Communications Equipment................    3-5 years      14,205     11,711
Furniture and Other Equipment...............................    4-8 years      21,777      8,372
Construction in Progress....................................                      909      3,421
                                                                             --------   --------
  Total.....................................................                   61,029     31,095
Less Accumulated Depreciation and Amortization..............                  (16,557)   (11,178)
                                                                             --------   --------
  Total.....................................................                 $ 44,472   $ 19,917
                                                                             ========   ========

    The Construction in Progress in 1998 and 1997 relates to the expansion of the Company's facilities in Greenwich, Connecticut, and Toledo, Ohio, respectively. Certain items in the prior year have been reclassified for consistency with the current year presentation.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

4. INTANGIBLE ASSETS

    Intangible assets consist of the following at December 31 (IN THOUSANDS):

                                                                1998       1997
                                                              --------   --------
Goodwill, Net of Amortization of $8,617 and $5,440 in 1998
  and 1997, respectively....................................  $215,952   $59,976
Customer Lists, Net of Amortization of $7,700 and $6,284 in
  1998 and 1997, respectively...............................    13,105    13,615
Other, Net of Amortization of $2,931 and $2,262 in 1998 and
  1997, respectively........................................     2,168       818
                                                              --------   -------
  Total.....................................................  $231,225   $74,409
                                                              ========   =======

    In 1997, the Company wrote off the unamortized balance of Goodwill of $568,000 associated with AMS, the Company's expert computer software company. This amount is included in amortization expense on the accompanying consolidated income statements. Certain items in the prior year have been reclassified for consistency with the current year presentation.

5. LONG-TERM DEBT

    Long-term debt consists of the following at December 31 (IN THOUSANDS):

                                                                1998       1997
                                                              --------   --------
Note Payable to Banks under a Revolving Credit Agreement Due
  March 2003, with Interest Ranging Between 4.3 Percent and
  6.9 Percent...............................................  $ 53,045   $23,500
Series A Senior Notes.......................................    17,000        --
Series B Senior Notes.......................................    38,000        --
Subordinated Notes..........................................    17,000        --
March 1998 Senior Notes.....................................    40,000        --
Term Loans..................................................    16,484        --
Capitalized Leases..........................................     4,371        --
Industrial Development Revenue Bonds........................        --       772
Other.......................................................     5,153       897
                                                              --------   -------
  Total.....................................................   191,053    25,169
Less Current Maturities.....................................      (396)     (346)
                                                              --------   -------
  Total.....................................................  $190,657   $24,823
                                                              ========   =======

    On November 20, 1998, the Company privately placed an aggregate principal amount of $72 million of Senior and Subordinated Notes. The private placement consisted of $17 million of Series A Senior Notes due November 15, 2005,
$38 million of Series B Senior Notes due November 15, 2008, and $17 million of
9.84 percent Subordinated Notes due November 15, 2008. The Series A Senior Notes and the Series B Senior Notes bear interest at fixed annual rates of
7.48 percent and 7.82 percent, respectively, and contain provisions whereby these annual rates will be reduced to 7.18 percent and 7.52 percent, respectively, provided the Company satisfies certain conditions prior to September 30, 1999 (see Note 21). The Notes are guaranteed by certain subsidiaries of the Company

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

5. LONG-TERM DEBT (CONTINUED)
and were used to finance a portion of the acquisition of Infratest Burke (see
Note 18) and to pay related fees and expenses.

    On March 9, 1998, the Company successfully concluded a private placement of $40 million in fixed rate Senior Notes and entered into a $75 million revolving credit agreement. Borrowings under these combined $115 million credit facilities are unsecured, the proceeds of which were used to refinance the Company's then-existing debt of approximately $32 million and to finance acquisitions, capital expenditures, and working capital. The $75 million revolving credit facility has an ultimate maturity date of March 2003 and enables the Company to borrow in multiple currencies at interest rates tied to LIBOR or the prime rate, at the Company's option. The $40 million in Senior Notes are due March 1, 2008, bear interest at the fixed rate of 6.83 percent and are to be repaid in equal annual installments of approximately $5.7 million starting in the year 2002.

    In conjunction with the Infratest Burke acquisition and the financing thereof, the Company amended its $75 million revolving credit facility and its $40 million Senior Notes, each originally dated March 9, 1998. The amendments provide, among other things, that the Company's obligations will be guaranteed by certain subsidiaries of the Company. In addition, the amendments increased the rates at which interest annually accrues under the obligations from
6.43 percent to 6.83 percent.

    Infratest Burke has three separate term loans: $5 million, DM 9 million, and DM 10 million. The $5 million and DM 9 million term loans have maturity dates of September 2002 and bear interest at the three-month LIBOR rate (as defined in the respective agreements) plus .75 percent (6.03 percent and 4.40 percent at December 31, 1998, respectively). The DM 10 million term loan matures
October 2003 and bears interest at the Euro market rate plus .5 percent
(3.875 percent at December 31, 1998).

    Certain of the Company's subsidiaries have capitalized lease obligations. The leases mature between 2002 and 2005 and bear interest at rates ranging between 6.6 percent and 10.26 percent. The leases were collateralized by real estate and equipment having a net book value of $4.7 million at December 31, 1998.

    The Industrial Development Revenue Bonds were due in monthly installments of $10,000 plus interest at 80 percent of the prime rate (effective rate of 6.8 percent at December 31, 1997) and were repaid in 1998. The Bonds were collateralized by real estate with a net book value of $1,296 at December 31, 1997.

    The Company's financing arrangements contain certain financial and non-financial restrictive covenants that, among other things, require the Company to maintain certain leverage and cash flow ratios. A material adverse change in the Company's financial condition or results of operations may constitute default under the agreements.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

5. LONG-TERM DEBT (CONTINUED)
    Required principal payments on long-term debt and other obligations are as follows at December 31, 1998 (IN THOUSANDS):

1999........................................................  $    396
2000........................................................     5,298
2001........................................................     3,712
2002........................................................    25,234
2003........................................................    73,553
Thereafter..................................................    82,860
                                                              --------
  Total.....................................................  $191,053
                                                              ========

6. ACCRUED LIABILITIES

    Accrued liabilities consist of the following at December 31 (IN THOUSANDS):

                                                              1998       1997
                                                            --------   --------
Accrued Compensation and Payroll Taxes....................  $19,092    $ 5,031
Income Taxes Payable (Note 8).............................    8,901      1,075
Accrued Vacation..........................................    4,110      1,089
Purchase Price Payable (Note 18)..........................    4,566      4,229
Accrued Pension (Note 9)..................................      192        350
Accrued Profit Sharing (Note 9)...........................    4,522        812
Other Accrued Liabilities.................................   21,739      6,171
                                                            -------    -------
  Total...................................................  $63,122    $18,757
                                                            =======    =======

7. OPERATING LEASES

    The Company leases office space and equipment under noncancelable operating leases that expire at various dates through 2011. Certain of these leases are subject to rent review and contain escalation clauses. Future minimum annual payments required under the noncancelable leases are as follows at December 31, 1998 (IN THOUSANDS):

1999........................................................  $18,204
2000........................................................   13,884
2001........................................................   11,136
2002........................................................    8,770
2003........................................................    6,077
Thereafter..................................................   24,913
                                                              -------
  Total.....................................................  $82,984
                                                              =======

    Rental expense for the years ended December 31, 1998, 1997 and 1996, including leases on a month-to-month basis, was approximately $9,485,000, $6,306,000, and $4,189,000, respectively.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

7. OPERATING LEASES (CONTINUED)
    Certain of the Company's subsidiaries rent space in office buildings owned or partially owned by officers of the subsidiaries. Such rents, which were approximately $.8 million and $.5 million in 1998 and 1997, respectively, are believed to be consistent with arms length transactions.

8. INCOME TAXES

    Income Before Income Taxes and Minority Interest is as follows for the years ended December 31 (IN THOUSANDS):

                                                                1998       1997       1996
                                                              --------   --------   --------
Income Before Income Taxes and Minority Interest:
  U.S.......................................................  $19,971    $18,066    $17,115
  Foreign...................................................    5,386      4,340      3,906
                                                              -------    -------    -------
    Total...................................................  $25,357    $22,406    $21,021
                                                              =======    =======    =======
The provision for income taxes is as follows for the years
  ended December 31 (IN THOUSANDS):

                                                                1998       1997       1996
                                                              --------   --------   --------
Current Provision:
  Federal...................................................  $ 5,052     $6,650     $6,193
  State and Local...........................................    1,759      1,553      1,150
  Foreign...................................................    2,966      1,118      1,210
                                                              -------     ------     ------
    Total...................................................    9,777      9,321      8,553
                                                              -------     ------     ------
Deferred Provision (Credit):
  Federal...................................................      661       (621)       256
  State and Local...........................................       76       (106)        46
  Foreign...................................................      (25)       301        128
                                                              -------     ------     ------
    Total...................................................      712       (426)       430
                                                              -------     ------     ------
    Total Provision.........................................  $10,489     $8,895     $8,983
                                                              =======     ======     ======

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

8. INCOME TAXES (CONTINUED)
    Temporary differences giving rise to the recorded deferred income tax asset and liability are as follows at December 31 (IN THOUSANDS):

                                                                1998       1997
                                                              --------   --------
Asset:
  Pension, Postretirement Benefits and Deferred
    Compensation............................................   $1,481     $1,228
  Vacation..................................................      516        389
  State and Local Taxes.....................................      611        355
  Other.....................................................      571        729
                                                               ------     ------
    Total Asset.............................................   $3,179     $2,701
                                                               ======     ======
Liability:
  Depreciation and Amortization.............................   $4,280     $ (337)
  Undistributed Earnings....................................      549        399
  Other.....................................................    3,041         38
                                                               ------     ------
    Total Liability.........................................   $7,870     $  100
                                                               ======     ======

    A reconciliation between the Company's effective tax rate and the U.S. statutory rate is as follows at December 31:

                                                            1998        1997        1996
                                                          --------    --------    --------
Statutory Rate..........................................    35.0%       35.0%       35.0%
Nondeductible Expenses..................................     1.6         2.3         2.2
Nondeductible Pooling Expenses..........................      --         2.0          --
State and Local Income Taxes, Net of Federal Benefit....     5.3         4.0         3.8
Effect of Foreign Tax Rates Different than U.S. Tax
  Rate..................................................     (.2)       (1.8)        (.3)
Other...................................................     (.3)       (1.8)        2.0
                                                            ----        ----        ----
Effective Tax Rate......................................    41.4%       39.7%       42.7%
                                                            ====        ====        ====

    As of December 31, 1998, the Company has not provided for withholding or applicable foreign income taxes on approximately $8.3 million of accumulated undistributed earnings of its foreign subsidiaries as they are considered by management to be permanently reinvested. If these undistributed earnings were not considered to be permanently reinvested, approximately $.3 million of deferred income taxes would have been provided.

9. EMPLOYEE BENEFIT PLANS

    One of the Company's subsidiaries has a defined benefit pension plan covering approximately one-half of the Company's U.S. employees. Benefits provided by the plan are based on salary and years of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets are principally invested in equity securities and guaranteed fixed income insurance contracts.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

9. EMPLOYEE BENEFIT PLANS (CONTINUED)
    In 1998, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132"), which prescribes new disclosure requirements. Accordingly, the Company's disclosures have been restated to reflect the requirements of SFAS 132. The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31 (IN THOUSANDS):

                                                                1998       1997
                                                              --------   --------
Accumulated Benefit Obligation at December 31...............   $7,497     $6,678
                                                               ======     ======
Change in Projected Benefit Obligation:
  Projected Benefit Obligation at Beginning of Year.........   $7,029     $6,000
  Service Cost..............................................      611        547
  Interest Cost.............................................      526        465
  Actuarial Loss............................................      704        361
  Benefits Paid.............................................     (655)      (344)
                                                               ------     ------
    Projected Benefit Obligation at End of Year.............    8,215      7,029
                                                               ------     ------
Change in Plan Assets:
  Fair Value of Plan Assets at Beginning of Year............    6,214      5,026
  Actual Return on Plan Assets..............................      360        804
  Company Contributions.....................................      567        728
  Benefits Paid.............................................     (655)      (344)
                                                               ------     ------
    Fair Value of Plan Assets at End of Year................    6,486      6,214
                                                               ------     ------
    Funded Status...........................................    1,729        815
    Unrecognized Net Loss...................................   (1,827)      (954)
    Unrecognized Prior Service Cost.........................       20         27
                                                               ------     ------
      Accrued Pension Cost..................................      (78)      (112)
    Adjustment Required to Recognize Additional Minimum
      Pension Liability before Income Taxes.................    1,088        576
                                                               ------     ------
    Adjusted Accrued Pension Cost...........................   $1,010     $  464
                                                               ======     ======
Adjustment Required to Recognize Additional Minimum Pension
  Liability before Income Taxes.............................   $1,088     $  576
Reversal of Prior Year Minimum Liability Adjustment.........     (576)      (547)
                                                               ------     ------
    Other Comprehensive Income Before Income Taxes..........   $  512     $   29
                                                               ======     ======

    The Company's required minimum funding amount of $350,000 for 1997, which is included in the above accrued pension cost, is included in current liabilities as of December 31, 1997.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

9. EMPLOYEE BENEFIT PLANS (CONTINUED)
    Pension expense consists of the following for the years ended December 31 (IN THOUSANDS):

                                                                1998       1997       1996
                                                              --------   --------   --------
Service Cost................................................   $ 611      $ 547      $ 502
Interest Cost...............................................     526        465        411
Expected Return on Plan Assets..............................    (558)      (452)      (320)
Net Amortization and Deferral...............................      22         36         65
                                                               -----      -----      -----
  Net Periodic Pension Cost.................................   $ 601      $ 596      $ 658
                                                               =====      =====      =====

    Assumptions used in determining pension plan amounts were as follows:

                                                                1998        1997        1996
                                                              --------    --------    --------
Discount Rate...............................................    7.0%         7.5%       7.75%
Rate of Increase in Compensation Levels.....................    4.5         4.75        4.75
Expected Long-Term Rate of Return on Assets.................    9.0          9.0         9.0

    Certain of the Company's subsidiaries maintain profit sharing plans, established under Section 401(k) of the Internal Revenue Code, which cover the majority of full-time U.S. employees. Profit sharing contributions to the plan are at the discretion of the Company's Board of Directors and are generally tied to annual profit performance. The plan also contains a 401(k) feature whereby all eligible employees may contribute up to 15 percent of their basic compensation. The Company makes a matching contribution equal to 25 percent of the first 6 percent of each participant's voluntary contribution. The Company's total contributions related to the plan amounted to approximately $1.2 million, $.9 million, and $.9 million for the years ended December 31, 1998, 1997, and 1996, respectively.

    The Company has unfunded, nonqualified deferred compensation plans for certain key executives. The plans provide, among other things, for certain deferred compensation to take effect on the employee's retirement, disability, death or other termination of employment. Long-term liabilities include approximately $1.1 million and $.9 million at December 31, 1998 and 1997, respectively, representing the present value of the benefits expected to be provided based on the employees' service to that date.

    Certain of the Company's foreign subsidiaries maintain benefit plans similar to defined contribution plans for certain employees. The Company has no benefit obligations beyond the contributions that are made by the Company. The Company's total contributions related to these plans amounted to approximately $822,000, $420,000, and $400,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

10. POSTRETIREMENT BENEFIT PROGRAMS

    Certain of the Company's subsidiaries sponsor two defined benefit postretirement programs that cover salaried and nonsalaried U.S. employees. One program provides medical benefits, and the other provides life insurance benefits. The postretirement healthcare program is contributory, with retiree contributions adjusted annually; the life insurance program is noncontributory.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

10. POSTRETIREMENT BENEFIT PROGRAMS (CONTINUED)
    The health care program currently requires the retiree to pay 50 percent of the cost of coverage for the retiree and dependents both before and after attaining age 65. For those retiring on or after January 1, 1994, the co-pay increases at age 65 to 75 percent of the cost of coverage for the retiree and 100 percent of the cost of coverage for dependents. In addition, an employee must complete 10 years of service after age 45 to be eligible for postretirement medical coverage. The Company does not fund its postretirement health care or life insurance programs.

    In 1998, the Company adopted the provisions of SFAS 132 and, accordingly, has retroactively adjusted its disclosures for compliance with the requirements of SFAS 132. The following sets forth the programs' status reconciled with the amount shown in the Company's balance sheets at December 31 (IN THOUSANDS):

                                                                1998       1997
                                                              --------   --------
Change in Projected Benefit Obligation:
Projected Benefit Obligation at Beginning of Year...........   $1,226     $1,044
  Service Cost..............................................      103         96
  Interest Cost.............................................       72         77
  Plan Amendments...........................................      (68)        --
  Actuarial (Gain)/Loss.....................................     (106)        37
  Benefits Paid.............................................      (27)       (28)
                                                               ------     ------
    Projected Benefit Obligation at End of Year.............    1,200      1,226
                                                               ------     ------
Change in Plan Assets:
  Company Contributions.....................................       27         28
  Benefits Paid.............................................      (27)       (28)
                                                               ------     ------
    Plan Assets at End of Year..............................       --         --
                                                               ------     ------
Reconciliation of Projected Benefit Obligation and Total
  Amount Accrued:
    Funded Status...........................................    1,200      1,226
    Unrecognized Net Gain/(Loss)............................       39        (64)
    Unrecognized Prior Service Cost.........................       64         --
                                                               ------     ------
  Accrued Benefit Cost Included in Long-Term Liabilities in
    the Accompanying Balance Sheet..........................   $1,303     $1,162
                                                               ======     ======

    Net periodic postretirement benefit cost includes the following components (IN THOUSANDS):

                                                                1998       1997       1996
                                                              --------   --------   --------
Benefits Attributed to Service During the Period............    $103       $ 96       $ 72
Interest Cost on Accumulated Postretirement Benefit
  Obligation................................................      72         77         76
Net Amortization and Deferral...............................      (7)        (3)         4
                                                                ----       ----       ----
  Net Periodic Postretirement Benefit Cost..................    $168       $170       $152
                                                                ====       ====       ====

    The assumed discount rate used to measure the postretirement benefit obligation is 6.75 percent, 7.25 percent, and 7.5 percent in 1998, 1997, and 1996.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

10. POSTRETIREMENT BENEFIT PROGRAMS (CONTINUED)

    The health care trend rates assumed in the above estimates include an initial assumed rate of 9 percent, grading down to a level 5 percent in 2001 and thereafter.

    The effect of a 1 percent increase in the assumed healthcare trend rates would be to increase the obligation at December 31, 1998, by approximately $121,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $29,000. The effect of a 1 percent decrease in the assumed healthcare trend rates would be to decrease the obligation at December 31, 1998, by approximately $101,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $23,000.

11. CAPITAL STOCK

    COMMON STOCK--In September 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock to 60 million shares from 15 million shares.

    PREFERRED STOCK--In connection with the initial public offering, the Company authorized 5,000,000 shares of Serial Preferred Stock to be issued in one or more series, with the Board of Directors to have the authority to fix designations, preferences, powers and relative participating, optional or other rights and restrictions thereof.

    DIVIDENDS--The Company did not declare or pay dividends to common shareholders of NFO Worldwide, Inc. during 1998, 1997, or 1996. Dividends reflected in the accompanying statements of stockholders' equity were paid to shareholders of MBL prior to the merger (see Note 18).

    STOCK SPLITS--A 3-for-2 stock split was authorized on January 5, 1996, and effected on February 5, 1996, for stockholders of record on January 22, 1996. As a result, approximately 3,375,000 additional shares of NFO Common Stock were issued. Additionally, a 3-for-2 stock split was authorized on September 17, 1997, and effected on October 15, 1997, for stockholders of record on September 30, 1997. As a result, approximately 6,850,000 additional shares of NFO Common Stock were issued. All per share and share amounts in the accompanying consolidated financial statements have been restated to reflect the above stock splits.

    STOCKHOLDER RIGHTS PLAN--On October 5, 1998, the Company's Board of Directors adopted a Stockholder Rights Plan (the "SR Plan") by declaring a dividend distribution of one preferred share purchase right (a "Right") for each share of the Company's common stock. The SR Plan is intended to give the Company's Board of Directors sufficient time to respond to an unsolicited tender offer or other attempted acquisition. Under the SR Plan, Rights were issued to stockholders of record as of October 15, 1998, and will expire after ten years, unless earlier redeemed or exchanged by the Company. The Rights distribution is not taxable to stockholders.

    The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer upon the consummation of which would result in 15% ownership. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $50. If, however, a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder, other than such person or

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

11. CAPITAL STOCK (CONTINUED)
members of such group, to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such exercise price.

    Under certain circumstances, the Company's Board of Directors may exchange the Right, in whole or in part, at an exchange ratio of one share of common stock (or one-hundredth of a share of the new series of preferred stock) per Right. Prior to the acquisition by a person or group of beneficial owners of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors. Prior to such time, the terms of the Rights may be amended by the Board.

    STOCK ISSUED IN EXCHANGE FOR NON-RECOURSE NOTES--In December 1994, Prognostics issued 10,000 shares of Non-Voting Common Stock (899,922 common shares of NFO post-combination, see Note 18) to an employee. The Shares were issued in exchange for a non-recourse promissory note in the amount of $40,000 secured by the issued shares. The note bears interest at 8 percent per annum payable quarterly. The outstanding principal is due in December 2000.

    In August 1995, Prognostics issued 2,595 shares of Non-Voting Common Stock (233,529 common shares of NFO post-combination) to certain employees. The shares were issued in exchange for non-recourse promissory notes totaling $10,000 secured by the issued shares. The notes bear interest at 8 percent per annum payable quarterly. The outstanding principal is due in August 1999.

    Approximately $7,000 and $11,000 of the above notes were repaid in 1998 and 1997, respectively, resulting in a tax benefit of approximately $1 million in 1998 and $1.75 million in 1997 reflected as an addition to additional paid-in capital. The Company has reflected the remaining notes receivable as an offset to additional paid-in capital. The fair value of the stock on the date of sale, issued in exchange for the non-recourse notes, was assumed to be equal to the face amount of the notes and, accordingly, the Company has not recognized any compensation expense under Accounting Principles Board Opinion No. 25 and related Interpretations.

    STOCK OPTIONS--The Company has adopted the NFO Worldwide, Inc. Stock Option Plan (the "Stock Option Plan"), the Directors' Stock Option Plan (the "Directors' Stock Option Plan"), and a Consultant's Plan. The Plans provide for the grant of "nonqualified" options to purchase shares of Common Stock. The exercise price of the options is the market value of the Company's Common Stock on the date of the grant. The number of shares of Common Stock reserved for issuance under the Stock Option Plan, the Directors' Stock Option Plan, and the Consultant's Plan is 4,677,250, 540,000, and 56,250 shares, respectively. If, as to any number of shares, any option granted pursuant to the Plans shall expire or terminate for any reason, such number of shares shall again be available for grant under the Plans.

    Under the Stock Option Plan, options become exercisable at such time or times as determined at the date of grant and expire not more than 10 years from the date of grant. Options granted under the Stock Option Plan generally become exercisable over a three-year period at the rate of one-third of the shares awarded each year.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

11. CAPITAL STOCK (CONTINUED)
    The Directors' Stock Option Plan provides that options on 22,500 shares be automatically granted to each nonemployee director upon initial election and that options on 15,000 shares be granted upon each occasion thereafter that the director is elected or reelected to such position. Under the Directors' Stock Option Plan, options become exercisable at any time after the six-month anniversary of the date the option was awarded and expire not more than five years from the date of grant.

    Under the Consultant's Plan, the options are exercisable any time after the six-month anniversary of the date the option was awarded and expire five years from the date of grant.

    The Company applies Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, ("SFAS 123") in accounting for its stock-based compensation plans. In accordance with SFAS 123, the Company applies Accounting Principles Board Opinion No. 25 and related Interpretations for expense recognition. All stock options issued by the Company are exercisable at a price equal to the market price at the date of grant. Accordingly, no compensation cost has been recognized for any of the options granted under the Plans.

    A summary of the status of the Company's plans that issue options as of December 31 and changes during the years then ending is presented below:

                                                               NUMBER       WEIGHTED
                                                              OF SHARES   AVERAGE PRICE
                                                              ---------   -------------
Outstanding at December 31, 1995............................  1,447,875      $ 6.71
Granted.....................................................    663,758       14.19
Exercised...................................................    (99,825)       5.03
Cancelled/Expired...........................................    (15,375)       7.57
                                                              ---------      ------
Outstanding at December 31, 1996............................  1,996,433        9.27
Granted.....................................................    544,750       16.49
Exercised...................................................   (148,550)       5.03
Cancelled/Expired...........................................     (2,997)      15.17
                                                              ---------      ------
Outstanding at December 31, 1997............................  2,389,636       11.17
Granted.....................................................    683,125       15.46
Exercised...................................................   (184,487)       6.88
Cancelled/Expired...........................................    (27,084)      14.65
                                                              ---------      ------
Outstanding at December 31, 1998............................  2,861,190      $12.44
                                                              =========      ======

Exercisable at:          December 31, 1996..................  1,014,671      $ 6.67
                      December 31, 1997.....................  1,372,832      $ 8.37
                      December 31, 1998.....................  1,743,590      $10.51

Weighted-average fair-value of options granted during:......       1996      $ 8.03
                                                                   1997      $ 9.25
                                                                   1998      $ 8.75

Available for Grant at December 31, 1998....................  1,805,977

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

11. CAPITAL STOCK (CONTINUED)
    The following table summarizes information about options outstanding at December 31, 1998:

                                   OPTIONS OUTSTANDING
                        -----------------------------------------        OPTIONS EXERCISABLE
                                           WEIGHTED-AVERAGE         -----------------------------
                          NUMBER      ---------------------------     NUMBER         WEIGHTED-
      RANGE OF          OUTSTANDING      REMAINING       EXERCISE   EXERCISABLE       AVERAGE
   EXERCISE PRICES      AT 12/31/98   CONTRACTUAL LIFE    PRICE     AT 12/31/98   EXERCISE PRICES
---------------------   -----------   ----------------   --------   -----------   ---------------
$ 4.44-$ 8.50             700,125            2.1          $ 5.80      646,500          $ 5.68
  8.51- 12.50             514,981            5.9           10.49      475,981           10.36
 12.51- 16.50             857,000            7.8           13.99      400,470           14.47
 16.51- 21.07             789,084            8.7           17.93      220,639           17.75

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions by year:

                                                  1998        1997        1996
                                                ---------   ---------   ---------
Risk-Free Interest Rate.......................       5.0%        6.0%        6.1%
Expected Life.................................  6.8 years   6.8 years   6.8 years
Expected Volatility...........................      53.7%         46%         46%

    Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards under those Plans consistent with the method described in SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA):

                                                     1998       1997       1996
                                                   --------   --------   --------
Net Income:
  As Reported....................................  $14,490    $12,505    $10,616
  Pro Forma......................................  $11,513    $ 9,380    $ 8,937
Basic Earnings Per Share:
  As Reported....................................  $   .68    $   .62    $   .53
  Pro Forma......................................  $   .54    $   .46    $   .45
Diluted Earnings Per Share:
  As Reported....................................  $   .67    $   .60    $   .51
  Pro Forma......................................  $   .53    $   .45    $   .43

    The Company cautions that because the SFAS 123 method of accounting is only applied to options granted in 1995 and thereafter, the resulting proforma results may not be representative of results to be expected in future years.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

12. INTEREST EXPENSE, NET

    Interest expense, net, consists of the following for the years ended December 31 (IN THOUSANDS):

                                                         1998       1997       1996
                                                       --------   --------   --------
Interest Income......................................   $ (588)    $(259)     $(420)
Interest Expense.....................................    4,338       928        458
                                                        ------     -----      -----
    Total............................................   $3,750     $ 669      $  38
                                                        ======     =====      =====

13. EARNINGS PER SHARE

    Earnings per share have been restated to give effect to the Company's stock splits (Note 11). The following table reconciles the net income and weighted average number of shares included in the basic earnings per share calculation to the net income and weighted average number of shares used to compute diluted earnings per share (IN THOUSANDS):

                                                                1998       1997       1996
                                                              --------   --------   --------
Net income Used for Basic and Diluted Earnings Per Share....  $14,490    $12,505    $10,616
Weighted Average Number of Shares Outstanding
  Used for Basic Earnings Per Share.........................   21,154     20,265     19,911
    Dilutive Stock Options..................................      397        460        741
    Contingently Issuable Common Shares.....................      153        107         94
                                                              -------    -------    -------
      Weighted Average Number of Shares Outstanding and
        Common Share Equivalents Used for Diluted Earnings
        Per Share...........................................   21,704     20,832     20,746
                                                              =======    =======    =======

14. SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information consists of the following for the years ended December 31 (IN THOUSANDS):

                                                                1998       1997       1996
                                                              --------   --------   --------
Cash Paid During the Period for:
    Interest................................................  $  2,806    $  786     $  462
                                                              --------    ------     ------
    Income Taxes............................................  $  6,263    $6,844     $7,813
                                                              --------    ------     ------
Noncash Investing and Financing Activities:
  Increase in Goodwill Resulting from Contingent Purchase
    Price Earned (Note 18)..................................  $  4,631    $4,797     $3,733
                                                              --------    ------     ------
  Liabilities Assumed in Acquisitions (Note 18).............  $135,489    $  617     $1,018
                                                              ========    ======     ======

15. MAJOR CUSTOMERS

    No single customer accounted for more than 10 percent of net revenues during 1998, 1997, or 1996.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

16. COMMITMENTS AND CONTINGENCIES

    The Company has employment agreements with its principal executives and certain other key employees. These agreements generally do not extend more than three years and contain renewal options.

    Pursuant to certain acquisition related purchase and sale agreements (see
Note 18), the Company is contingently liable to make additional purchase price ("Earnout") payments, provided the acquired companies achieve certain pre-defined earnings targets.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    Quarterly results were as follows (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                           FIRST      SECOND     THIRD      FOURTH
                                                          --------   --------   --------   --------
1998:
  Revenues..............................................  $50,243    $65,003    $65,486    $94,619
  Earnings before Taxes and Minority Interest...........    4,323      7,654      4,744      8,636
  Net Income............................................    2,481      4,366      2,561      5,082
  Basic Earnings per Share..............................      .12        .21        .12        .24
  Diluted Earnings per Share............................      .12        .20        .12        .23
1997:
  Revenues..............................................  $42,020    $47,025    $49,340    $51,844
  Earnings before Taxes and Minority Interest...........    4,671      5,683      5,980      6,072
  Net Income............................................    2,351      2,722      3,201      4,231
  Basic Earnings per Share..............................      .12        .13        .16        .21
  Diluted Earnings per Share............................      .11        .13        .15        .20

    Earnings per share is computed independently for the quarters reported, therefore the sum of the quarterly earnings per share may not equal the per share total for the year. The second and third quarter results of 1997 include charges associated with the pooling transaction expenses incurred as the result of the Prognostics and MBL acquisitions.

18. ACQUISITIONS AND JOINT VENTURES

    On November 20, 1998, the Company acquired all of the outstanding shares of capital stock of Infratest Burke Aktiengesellschaft Holding ("Infratest Burke"). Founded in 1947, Infratest Burke is headquartered in Munich and ranks as one of the top four custom marketing research firms in Europe with 35 offices in 15 countries. The Company believes the combination of NFO and Infratest Burke created the sixth largest marketing research firm in the world, and one of the top three custom marketing research companies globally. The total acquisition cost of DM 248 million (US $149 million) includes the stock purchase of DM
205 million (US $123 million) and the assumption of approximately DM 43 million (US $26 million) of pre-existing debt. The purchase price of DM 205 million (US $123 million) was paid DM 200 million (US $120 million) in cash at closing, with the remaining DM 5 million (US $3 million) payable in cash over the next two and one-half years.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

18. ACQUISITIONS AND JOINT VENTURES (CONTINUED)

    On October 23, 1998, the Company acquired City Research Group Plc ("City Research"). City Research, founded in 1978 and headquartered in London, England, is a leading U.K. marketing research firm specializing in commercial banking. The Company acquired all the outstanding stock of City Research for total consideration of approximately $2.4 million, $1.5 million paid in cash at closing and the remainder payable over the next two years in cash and stock based on City Research achieving certain earnings targets.

    On October 1, 1998, the Company acquired Donovan Research Pty. Ltd. ("Donovan"). Donovan, founded in 1974 and headquartered in Perth, Australia, is a full service custom research agency with a leading position in fast-moving consumer goods, public policy, tourism, customer satisfaction and continuous tracking research. In addition to its own branded products, AdTest and Packtest, Donovan is also the exclusive regional licensee of MarketMind, a global brand tracking system acquired by NFO in March 1998. The Company acquired substantially all the net assets of Donovan for cash consideration of approximately $1.6 million, $1.3 million paid at closing and the remainder payable over the next two years based on Donovan's achievement of certain earnings targets.

    On August 31, 1998, the Company acquired Stochastic International Pty. Ltd. ("Stochastic"). Stochastic is the developer of the Stochastic Reaction Monitor continuous brand tracking system, which provides guidance on brand positioning to more than 60 companies in 33 countries. Stochastic was founded in 1981 and is headquartered in London. The Company acquired substantially all the net assets of Stochastic for a total purchase price of approximately $2.5 million, $2 million payable at closing in equal amounts of cash and newly issued shares of NFO common stock and the balance payable at the end of the next two years. A further amount is payable in cash at the end of three years, providing that Stochastic achieves certain revenue targets during the third year.

    On April 3, 1998, the Company acquired CF Group, Inc. ("CF Group"). Founded in 1932, CF Group operates three companies in Canada: Canadian Facts, the largest custom marketing research organization in Canada, Applied Research Consultants ("ARC"), and Burke International. CF Group is headquartered in Toronto and has client service offices in Montreal, Ottawa and Vancouver. The Company acquired 100 percent of the outstanding stock of CF Group for a total purchase price of approximately CDN $20 million, 70 percent payable at closing, with 75 percent in cash and 25 percent in newly issued shares of NFO common stock. The remaining 30 percent of the purchase price will be payable in cash and stock over the next two years based on CF Group achieving certain earnings targets.

    On March 4, 1998, the Company acquired MarketMind Technologies ("MarketMind") and Ross-Cooper-Lund ("RCL"). MarketMind owns and licenses the MarketMind system, which uses proprietary software that combines a set of key diagnostic measures together with the integration, interactive analysis and display of multiple streams of longitudinal data. RCL is a research-based consulting firm focused on brand-building strategies and is the exclusive licensee of the MarketMind system in the United States. In separate transactions, the Company acquired substantially all the net assets of each company for the combined consideration of $16.6 million. Of the total purchase price, $12.45 million or 75 percent was paid at closing, while the remaining 25 percent will be payable in cash based upon each company achieving certain earnings targets over the next two years. Approximately

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

18. ACQUISITIONS AND JOINT VENTURES (CONTINUED)
85 percent of the closing consideration was paid in cash, and the remainder in newly issued shares of NFO common stock.

    The 1998 acquisitions have been accounted for as purchases. Accordingly, the Company's financial statements include the results of operations from the effective date of the respective acquisitions. The initial purchase price allocations were based on preliminary estimates of fair market value and are subject to revision. The above 1998 acquisitions include allocations to goodwill of $126.6 million.

    The following unaudited pro forma summary presents the condensed consolidated results of operations as if the 1998 acquisitions had occurred on January 1, 1997, and do not purport to be indicative of what would have occurred had the acquisitions been made at that date or of the results which may occur in the future. The pro forma effects of MarketMind, Stochastic, City Research, and Donovan are not material and therefore are not included in the following amounts for the year ended December 31 (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                                1998       1997
                                                              --------   --------
Revenues....................................................  $444,592   $379,250
Net Income..................................................    10,905      8,963
Basic Earnings Per Share....................................       .51        .44
Diluted Earnings Per Share..................................       .50        .43

    On December 12, 1997, the Company acquired CM Research Group Limited. Headquartered in Auckland, New Zealand, CM Research Group is the leading provider of custom marketing research in New Zealand, and one of the larger marketing research organizations in Australia. The Company acquired 100 percent of the outstanding stock of CM Research Group for a purchase price of approximately $8.8 million, including the assumption of debt. Of the total purchase price, 30 percent is payable based on CM Research Group's achieving certain earnings targets during the two years following the date of acquisition. All amounts are payable 75 percent in cash and 25 percent in newly issued shares of NFO Common Stock.

    On May 28, 1997, the Company acquired Access Research, Inc. Access is a research-based financial services consulting firm specializing in the retirement market. The entire purchase price of approximately $4.0 million was paid in cash at closing.

    The 1997 acquisitions have been accounted for as purchases. Accordingly, the Company's financial statements include the results of operations from the effective date of the respective acquisitions. The above 1997 acquisitions include allocations to goodwill of $9.3 million. The pro forma effects of these acquisitions were not material to the 1997 results.

    On August 15, 1996, the Company acquired The SPECTREM Group, Inc. ("Spectrem"). Spectrem provides niche consulting and acquisition and divesture advisory services in the trust and investment areas. Of the total purchase price, approximately $2.4 million was paid at closing, 50 percent in cash and 50 percent in newly issued shares of NFO Common Stock. The remaining purchase price is due in cash based on Spectrem's earnings, as defined, during the three years following the date of acquisition. For the two years ended August 31, 1998, the amount of additional purchase price actually earned was approximately $1.2 million.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

18. ACQUISITIONS AND JOINT VENTURES (CONTINUED)
    On January 3, 1996, the Company acquired Migliara/Kaplan Associates, Inc. ("M/K") and substantially all the net assets of Chesapeake Surveys, Inc. ("CSI"). M/K is a full-service health care marketing information company with offices in Baltimore, Maryland and Princeton, New Jersey. CSI, a sister company of M/K, provides data collection and survey services such as focus groups and random telephone interviews. Of the total purchase price, approximately
$11.45 million was paid at closing, approximately 31 percent of which was paid in cash and 69 percent in newly issued shares of NFO Common Stock. Additional portions of the purchase price were due based on M/K earnings, as defined, during the three years following the date of acquisition and payable approximately 30 percent in cash and 70 percent in NFO Common Stock. For the three years ended December 31, 1998, the amount of additional purchase price earned was approximately $11.9 million, including $3.6 million in cash and $8.3 million in shares of the Company's common stock.

    On January 3, 1996, the Company acquired Plog Research, Inc. ("Plog"). Plog supplies syndicated marketing research products, as well as marketing and forecasting services, to the travel and tourism industries. Of the total purchase price, approximately $5 million was paid at closing, 50 percent in cash and 50 percent in newly issued shares of NFO Common Stock. Additional portions of the purchase price were due based on Plog's earnings, as defined, during the three years following the date of acquisition and payable equally in cash and the Company's Common Stock. For the three years ended December 31, 1998, the amount of additional purchase price earned was approximately $.1 million.

    The 1996 acquisitions include allocations to goodwill and customer lists of $24.9 and $5.6 million, respectively. The 1996 acquisitions described above were accounted for as purchases and their results of operations have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

    On July 11, 1997, the Company issued 2,046,363 shares of NFO Common Stock to acquire all of the outstanding stock of The MBL Group plc ("MBL"), a leading international marketing research firm with 27 offices in 17 countries throughout the UK, the Middle East, and Asia.

    On April 1, 1997, the Company issued 2,589,720 shares of NFO Common Stock to acquire 100% of the outstanding stock of Prognostics, a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. Founded in 1981, Prognostics is headquartered in Palo Alto, California and has additional offices in Boston and London, as well as an affiliate relationship in Japan.

    The acquisitions of MBL and Prognostics were accounted for as poolings of interests. As a result, the accompanying financial statements have been restated to reflect the combined results of NFO, Prognostics, and MBL for all periods presented.

    In addition, the Company has entered into agreements with the minority shareholders of the various MBL subsidiaries to repurchase a portion of such shareholders' minority shares during 1997. The consideration for this initial purchase of the minority interests was approximately $14.5 million, of which $11.1 million was paid in cash and $3.4 million via the issuance of 216,850 newly issued shares of NFO Common Stock. The remaining minority interests will then be repurchased in July 2000 based on the higher of (a) a multiple of average profits for the three years ending December 31, 1999 or (b) the original valuation. The purchase of the minority interests in MBL's subsidiaries was accounted for using

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

18. ACQUISITIONS AND JOINT VENTURES (CONTINUED) the purchase method of accounting. The minority interest purchases resulted in an allocation of $13 million to goodwill. The pro forma effects of these minority interest purchases are not material.

19. INVESTMENTS IN AFFILIATES

    At December 31, 1996, the Company had a 42 percent interest in Merac WLL, a marketing research company based in Bahrain and the Company had a 40 percent interest in MBL Research and Consultancy Group (P), Ltd., a marketing research company based in India. During 1997, as part of the MBL minority interest purchases discussed in Note 18, the Company acquired a majority interest in these affiliates. These affiliates have been consolidated since the majority interest acquisition date.

    The Company, through Infratest Burke, has investments in various affiliates. The largest of these affiliates, Burke, Inc., is a Cincinnati-based marketing research firm in which Infratest Burke has a 50 percent interest. NFO's interest in the activities of these affiliates resulted in income of approximately $154,000 in 1998, which is reflected in equity interest in net loss of affiliated companies on the consolidated income statements.

    The Company entered into agreements in 1995 with IPSOS, S.A. ("IPSOS"), a major European marketing research firm, and LT Participations ("LT"), an IPSOS affiliate, to launch access panel activities in Europe. Under the terms of the agreements, the Company, IPSOS, and LT have agreed to launch joint venture companies in five western European countries, of which four are currently operational. The Company initially has approximately an 18 percent interest in each joint venture but has the option, at its own discretion, to increase its ownership interest to 50 percent prior to July 2002 by purchasing LT's interest. LT has the right to sell its joint venture interests to the Company anytime after July 1998. As part of these agreements, the Company has purchased a comparable portion of IPSOS' existing access panel businesses in Germany and France.

    During 1998 and 1997, the Company invested approximately $65,000 and $820,000 respectively, in these joint ventures. NFO's portion of the IPSOS joint ventures' activities resulted in a loss of $210,000, $291,000, and $453,000 during 1998, 1997, and 1996, respectively, which is reflected in equity interest in net loss of affiliated companies on the consolidated income statements.

    The Company's carrying amount of the above investments is reflected in other assets in the accompanying consolidated balance sheets.

20. SEGMENT DATA

    The Company has three operating segments as defined by the provisions of Financial Accounting Standards Board Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), North America, Europe and Australasia and the Middle East. Intersegment sales are generally recorded at market or equivalent value. Operating income by geographic segment consists of net sales less related costs and expenses.

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

20. SEGMENT DATA (CONTINUED)

    Operating segment and geographic disclosures as required by SFAS 131 are as follows as of and for the years ended December 31 (IN THOUSANDS):

                                                                1998        1997       1996
                                                              ---------   --------   --------
Revenues:
  North America.............................................  $ 189,626   $143,760   $118,638
  Europe....................................................     50,349     24,838     20,420
  Australasia and the Middle East...........................     40,141     24,893     17,622
                                                              ---------   --------   --------
    Total Operating Segments................................    280,116    193,491    156,680
  Intersegment Revenues.....................................     (4,765)    (3,262)    (1,737)
                                                              ---------   --------   --------
    Total Revenues..........................................  $ 275,351   $190,229   $154,943
                                                              =========   ========   ========

United States (country of domicile).........................  $ 170,083   $143,760   $118,638
All Foreign Countries Combined..............................    110,033     49,731     38,042
Intersegment Revenues.......................................     (4,765)    (3,262)    (1,737)
                                                              ---------   --------   --------
    Total Revenues..........................................  $ 275,351   $190,229   $154,943
                                                              =========   ========   ========
Depreciation and Amortization:
  North America.............................................  $   6,978   $  5,786   $  4,602
  Europe....................................................      1,426        347        274
  Australasia and the Middle East...........................      1,487        689        360
                                                              ---------   --------   --------
    Total Operating Segments................................      9,891      6,822      5,236
  Unallocated Corporate Expenses............................        103         70         46
                                                              ---------   --------   --------
    Total Depreciation and Amortization.....................  $   9,994   $  6,892   $  5,282
                                                              =========   ========   ========
Operating Income:
  North America.............................................  $  29,620   $ 25,666   $ 23,227
  Europe....................................................      5,583      2,055      1,173
  Australasia and the Middle East...........................        950      2,114      2,579
                                                              ---------   --------   --------
    Total Operating Segments................................     36,153     29,835     26,979
  Unallocated Corporate Expenses............................     (6,825)    (6,560)    (5,602)
                                                              ---------   --------   --------
    Total Operating Income..................................  $  29,328   $ 23,275   $ 21,377
                                                              =========   ========   ========
Total Assets:
  North America.............................................  $ 449,524   $224,784   $140,956
  Europe....................................................    234,612     11,751      8,496
  Australasia and the Middle East...........................     30,573     32,207     10,814
                                                              ---------   --------   --------
    Total Operating Segments................................    714,709    268,742    160,266
  Elimination of Investment in Subsidiaries.................    (75,839)   (43,752)   (26,672)
  Elimination of Intersegment Receivables...................   (188,051)   (55,027)    (8,387)
  Unallocated Corporate Assets..............................        979        311        236
                                                              ---------   --------   --------
    Total Assets............................................  $ 451,798   $170,274   $125,443
                                                              =========   ========   ========

                              NFO WORLDWIDE, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

20. SEGMENT DATA (CONTINUED)

                                                                1998        1997       1996
                                                              ---------   --------   --------
Long-Lived Assets:
  North America.............................................  $  26,681   $ 16,616   $ 10,886
  Europe....................................................     14,999      1,049      1,078
  Australasia and the Middle East...........................      2,458      1,941        766
                                                              ---------   --------   --------
    Total Operating Segments................................     44,138     19,606     12,730
  Unallocated Corporate Assets..............................        334        311        236
                                                              ---------   --------   --------
    Total Long-Lived Assets.................................  $  44,472   $ 19,917   $ 12,966
                                                              =========   ========   ========

United States (country of domicile).........................  $  25,138   $ 16,616   $ 10,886
All Foreign Countries Combined..............................     19,000      2,990      1,844
Unallocated Corporate Assets................................        334        311        236
                                                              ---------   --------   --------
    Total Long-Lived Assets.................................  $  44,472   $ 19,917   $ 12,966
                                                              =========   ========   ========

21. SUBSEQUENT EVENT

    On March 26, 1999, the Company successfully completed the private placement of $7 million in Senior Notes and $8 million in Senior Subordinated Notes, the proceeds of which will be used to reduce existing debt. The Senior and Subordinated Notes bear interest at the fixed rates of 7.52 percent and
9.84 percent, respectively, and are due November 15, 2008. The Senior and Subordinated Notes are to be repaid in equal annual installments of $1 million and $2.67 million beginning in 2002 and 2006, respectively. With the placement of these Notes, the Company satisfied certain provisions contained in its Series A and Series B Senior Notes dated November 20, 1998, thereby reducing the annual interest rates on those Notes.

                              NFO WORLDWIDE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SEPTEMBER 30,
                                                                  1999        DECEMBER 31, 1998
                                                              -------------   -----------------
                                                               (UNAUDITED)
ASSETS
Current Assets:
  Cash and Cash Equivalents.................................    $ 13,642          $ 17,739
                                                                --------          --------
  Receivables:
    Trade, Less Allowance for Doubtful Accounts.............      90,212            98,250
    Unbilled Receivables....................................      33,736            22,524
  Prepaid Expenses and Other Current Assets.................      16,160            15,524
                                                                --------          --------
      Total Current Assets..................................     153,750           154,037
  Property and Equipment, Net...............................      48,318            44,472
  Customer List, Goodwill and Other Intangible Assets.......     225,988           231,225
  Other Assets..............................................      22,504            22,064
                                                                --------          --------
      Total Assets..........................................    $450,560          $451,798
                                                                ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long-Term Debt......................    $  1,068          $    396
  Accounts Payable..........................................      16,896            31,945
  Accrued Liabilities.......................................      47,963            63,122
  Customer Billings in Excess of Revenues Earned............      35,792            26,659
                                                                --------          --------
      Total Current Liabilities.............................     101,719           122,122
                                                                --------          --------
Long-Term Debt, Less Current Portion........................     193,384           190,657
Accrued Pension, Postretirement Benefits and Other..........      14,085            14,092
                                                                --------          --------
      Total Long-Term Liabilities...........................     207,469           204,749
                                                                --------          --------
      Total Liabilities.....................................     309,188           326,871
                                                                --------          --------
Minority Interests..........................................       3,205             3,164
                                                                --------          --------
Stockholders' Equity:
  Common Stock, Par Value $.01 Per Share; 60,000 Shares
    Authorized; 22,265 and 21,401 Issued and Outstanding in
    1999 and 1998, respectively.............................         223               214
  Additional Paid-In Capital................................      71,449            63,723
  Retained Earnings.........................................      72,122            60,535
  Accumulated Other Comprehensive Loss:
    Minimum Pension Liability, Net of Income Taxes..........        (631)             (631)
    Foreign Currency Translation Adjustment.................      (4,996)           (2,078)
                                                                --------          --------
      Total Stockholders' Equity............................     138,167           121,763
                                                                --------          --------
      Total Liabilities and Stockholders' Equity............    $450,560          $451,798
                                                                ========          ========

        The accompanying notes are an integral part of these statements.

                              NFO WORLDWIDE, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                       -------------------   -------------------
                                                         1999       1998       1999       1998
                                                       --------   --------   --------   --------
Revenues.............................................  $111,172   $65,486    $337,019   $180,732
Costs and Expenses:
  Cost of Revenues...................................    57,187    30,276     173,814     82,393
  Selling, General and Administrative................    39,499    27,690     118,424     73,107
  Amortization.......................................     2,443     1,052       7,266      3,318
  Depreciation.......................................     2,519       891       7,270      3,011
                                                       --------   -------    --------   --------
    Operating Income.................................     9,524     5,577      30,245     18,903
  Interest Expense, Net..............................     3,798       716      10,557      1,788
  Equity Interest in Net (Income) Loss of Affiliated
    Companies and Other Expenses.....................    (1,009)      117      (1,892)       394
                                                       --------   -------    --------   --------
  Income Before Income Taxes and Minority
    Interests........................................     6,735     4,744      21,580     16,721
  Provision for Income Taxes.........................     2,866     2,158       9,434      6,885
                                                       --------   -------    --------   --------
  Net Income Before Minority Interests...............     3,869     2,586      12,146      9,836
Minority Interests...................................       307        25         559        428
                                                       --------   -------    --------   --------
  Net Income.........................................  $  3,562   $ 2,561    $ 11,587   $  9,408
                                                       ========   =======    ========   ========
Earnings Per Share:
  Basic..............................................  $    .16   $   .12    $    .53   $    .45
                                                       ========   =======    ========   ========
  Diluted............................................  $    .16   $   .12    $    .52   $    .44
                                                       ========   =======    ========   ========
Weighted Average Number of Shares Outstanding:
  Basic..............................................    22,252    21,273      21,899     21,093
                                                       ========   =======    ========   ========
  Diluted............................................    22,557    21,605      22,374     21,621
                                                       ========   =======    ========   ========

        The accompanying notes are an integral part of these statements.

                              NFO WORLDWIDE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED, IN THOUSANDS)

                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            1999       1998       1999       1998
                                                          --------   --------   --------   --------
Cash Flow From Operating Activities:
  Net Income............................................  $ 3,562    $ 2,561    $ 11,587   $ 9,408
  Adjustments to Reconcile to Net Cash Provided By
    Operating Activities:
    Minority Interests..................................      307         25         559       428
    Amortization Expense................................    2,443      1,052       7,266     3,318
    Depreciation Expense................................    2,519        891       7,270     3,011
    Equity Interest in Net (Income) Loss of Affiliated
      Companies.........................................   (1,056)        79      (1,986)      251
    Other...............................................      686         --         830        --
                                                          -------    -------    --------   -------
      Subtotal..........................................    8,461      4,608      25,526    16,416
Change in Assets and Liabilities that Provided (Used)
  Cash, Net of Effects of Acquisitions:
  Trade Receivables.....................................    9,098      2,638       5,037       875
  Unbilled Receivables..................................   (5,997)     4,948     (11,425)   (2,212)
  Prepaid Expenses & Other Current Assets...............      624     (2,476)     (2,110)   (4,568)
  Accounts Payable & Accrued Liabilities................     (289)     1,106     (20,758)   (2,915)
  Customer Billings in Excess of Revenues Earned........    3,157     (4,108)      6,176    (5,646)
                                                          -------    -------    --------   -------
    Net Cash Provided By Operating Activities...........   15,054      6,716       2,446     1,950
                                                          -------    -------    --------   -------
Cash Flow From Investing Activities:
  Acquisitions (Net of Cash Acquired)...................     (331)      (990)     (2,965)  (18,148)
  Capital Expenditures (Net of Minor Disposals).........   (3,905)    (2,386)    (11,999)  (10,519)
                                                          -------    -------    --------   -------
    Net Cash Used By Investing Activities...............   (4,236)    (3,376)    (14,964)  (28,667)
                                                          -------    -------    --------   -------
Cash Flow From Financing Activities:
  Issuance of Common Stock, Net of Expenses.............      351         --       2,608     1,057
  Payments on Long-Term Debt............................   (5,739)    (3,552)    (35,894)  (61,307)
  Proceeds from Line of Credit and Other Long-Term
    Debt................................................    1,977      3,000      43,251    85,641
                                                          -------    -------    --------   -------
    Net Cash (Used) Provided By Financing Activities....   (3,411)      (552)      9,965    25,391
                                                          -------    -------    --------   -------
Effect of Exchange Rate Changes on Cash.................   (1,068)      (125)     (1,544)     (244)
                                                          -------    -------    --------   -------
Change in Cash..........................................    6,339      2,663      (4,097)   (1,570)
Cash and Cash Equivalents, Beg. of Period...............    7,303      3,822      17,739     8,055
                                                          -------    -------    --------   -------
Cash and Cash Equivalents, End of Period................  $13,642    $ 6,485    $ 13,642   $ 6,485
                                                          =======    =======    ========   =======
Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Period for:
  Interest..............................................  $ 2,679    $ 1,385    $  8,964   $ 2,048
  Income Taxes..........................................  $ 2,874    $ 1,756    $ 11,017   $ 4,142

        The accompanying notes are an integral part of these statements.

                              NFO WORLDWIDE, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                           (UNAUDITED, IN THOUSANDS)

                                                                                       ACCUMULATED
                                                                                          OTHER       TOTAL STOCK
                                    COMMON     COMMON      ADDITIONAL      RETAINED   COMPREHENSIVE    HOLDERS'     COMPREHENSIVE
                                    SHARES     STOCK     PAID-IN CAPITAL   EARNINGS      (LOSS)         EQUITY         INCOME
                                   --------   --------   ---------------   --------   -------------   -----------   -------------
Balance at December 31, 1998.....   21,401      $214         $63,723       $60,535       $(2,709)       $121,763
Net Income.......................                                           11,587                        11,587       $11,587
Translation Adjustments..........                                                         (2,918)         (2,918)       (2,918)
                                                                                                                       -------
Comprehensive Income.............                                                                                      $ 8,669
                                                                                                                       =======
Other Issuances..................      864         9           7,726                                       7,735
                                    ------      ----         -------       -------       -------        --------
Balance at September 30, 1999....   22,265      $223         $71,449       $72,122       $(5,627)       $138,167
                                    ======      ====         =======       =======       =======        ========

         The accompanying notes are an integral part of this statement.

                              NFO WORLDWIDE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. FINANCIAL STATEMENTS:

    These condensed consolidated financial statements include the accounts of NFO Worldwide, Inc., and its subsidiaries (the Company). All significant intercompany amounts have been eliminated. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 1999, and the results of its operations for the three and nine month periods ended September 30, 1999, and September 30, 1998.

    These financial statements are presented in accordance with the requirements of Form 10-Q. Accordingly, the financial statements and related notes in the Company's Audited Financial Statements for the fiscal year ended December 31, 1998, included in the Company's Form 10-K filed with the SEC on March 31, 1999, should be read in conjunction with the accompanying condensed consolidated financial statements. The information included herein may not be indicative of the results to be expected for a full year.

NOTE 2. EARNINGS PER SHARE:

    The following table reconciles the net income and weighted average number of shares included in the basic earnings per share calculation to the net income and weighted average number of shares used to compute diluted earnings per share (in thousands):

                                                                 THREE MONTHS
                                                                    ENDED             NINE MONTHS ENDED
                                                                SEPTEMBER 30,           SEPTEMBER 30,
                                                            ----------------------   -------------------
                                                              1999          1998       1999       1998
                                                            --------      --------   --------   --------
Net Income Used for Basic and Diluted Earnings Per
  Share...................................................   $3,562        $2,561    $11,587     $9,408
                                                             ======        ======    =======     ======
Weighted Average Number of Shares Outstanding Used for
  Basic Earnings Per Share................................   22,252        21,273     21,899     21,093
  Dilutive Stock Options..................................      305           328        256        478
  Contingently Issuable Common Shares.....................       --             4        219         50
                                                             ------        ------    -------     ------
Weighted Average Number of Shares Outstanding and Common
  Share Equivalents Used for Diluted Earnings Per Share...   22,557        21,605     22,374     21,621
                                                             ======        ======    =======     ======

NOTE 3. CREDIT FACILITIES:

    On March 26, 1999, the Company successfully completed the private placement of $7 million in Senior Notes and $8 million in Senior Subordinated Notes, the proceeds of which were used to reduce then-existing debt. The Senior and Subordinated Notes bear interest at the fixed rates of 7.52 percent and
9.84 percent, respectively, and are due November 15, 2008. The Senior and Subordinated Notes are to be repaid in equal annual installments of $1 million and $2.67 million beginning in 2002 and 2006, respectively. With the placement of these Notes, the Company satisfied certain provisions contained in its Series A and Series B Senior Notes dated November 20, 1998, thereby reducing the annual interest rates on those Notes from 7.48 percent and 7.82 percent, respectively, to 7.18 percent and 7.52 percent, respectively.

                              NFO WORLDWIDE, INC.

                                  (UNAUDITED)

NOTE 4. SEGMENT DATA:

    The Company has three operating segments as defined by the provisions of Financial Accounting Standards Board Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), North America, Europe and Australasia and the Middle East. Intersegment sales are generally recorded at market or equivalent value. Operating income by segment consists of net sales less related costs and expenses.

    Operating segment disclosures as required by SFAS 131 are as follows (in thousands):

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                       -------------------   -------------------
                                                         1999       1998       1999       1998
                                                       --------   --------   --------   --------
Revenues:
  North America......................................  $ 51,229   $49,092    $150,768   $131,772
  Europe.............................................    51,283     6,920     156,039     19,336
  Australasia and the Middle East....................    10,646     9,605      33,272     29,755
                                                       --------   -------    --------   --------
  Total Operating Segments...........................   113,158    65,617     340,079    180,863
  Intersegment Revenues..............................    (1,986)     (131)     (3,060)      (131)
                                                       --------   -------    --------   --------
  Total Revenues.....................................  $111,172   $65,486    $337,019   $180,732
                                                       ========   =======    ========   ========
Operating Income:
  North America......................................  $  5,573   $ 6,874    $ 20,017   $ 19,324
  Europe.............................................     5,264       191      13,606      1,320
  Australasia and the Middle East....................       643         6       2,186      2,457
                                                       --------   -------    --------   --------
  Total Operating Segments...........................    11,480     7,071      35,809     23,101
  Unallocated Corporate Expenses.....................    (1,956)   (1,494)     (5,564)    (4,198)
                                                       --------   -------    --------   --------
  Total Operating Income.............................  $  9,524   $ 5,577    $ 30,245   $ 18,903
                                                       ========   =======    ========   ========

NOTE 5. SUBSEQUENT EVENT:

    On October 19, 1999, the Company announced the formation of InsightExpress LLC, a new Internet company formed to provide real-time consumer input to the desktops of decision-makers in companies of all sizes worldwide. InsightExpress is a fully automated web-enabled survey system that will allow its customers to test new ideas, screen new concepts, gauge customer satisfaction, survey employees, test advertising, and gather insight into the needs, attitudes, and behaviors of consumers. InsightExpress is designed to provide these capabilities at a fraction of the time and the cost of existing market research methods. The new company will leverage the worldwide client experience and panel expertise of NFO. To fund its development and growth, InsightExpress has raised a total of $25 million in new venture capital from General Atlantic Partners and Engage. Assuming certain put/call rights are exercised, NFO Worldwide will maintain a 50% equity interest in the consolidated venture.

                                                                         ANNEX E

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

Infratest Burke Aktiengesellschaft Holding

    We have audited the accompanying consolidated balance sheets of Infratest Burke Aktiengesellschaft Holding and subsidiaries ("IB") as of September 30, 1998, 1997 and 1996 and the related consolidated statements of operations for each of the years in the three year period ended September 30, 1998. These consolidated financial statements are the responsibility of IB's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Germany which are similar to US generally accepted auditing standards in all material respects. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IB as of September 30, 1998, 1997 and 1996 and the results of their operations for each of the years in the three year period ended September 30, 1998 in conformity with generally accepted accounting principles in Germany.

    Further, in our opinion, the reconciliation of consolidated net income and shareholders' equity for the years ended September 30, 1998 and 1997 presented in Note 6 and 7 to the accompanying consolidated financial statements, presents fairly in all material respects, the reconciliation of net income and shareholders` equity, as shown in the consolidated financial statements, to net income and shareholders' equity as determined in accordance with accounting principles generally accepted in the United States of America.

Munich, Germany
January 15, 1999

                    /s/ Haarmann, Hemmelrath & Partner Gmbh
                      ------------------------------------
                      Haarmann, Hemmelrath & Partner GmbH
                        Wirtschaftsprufungsgesellschaft
                          Steuerberatungsgesellschaft

     Zelger              ppa.Pilenghi
Wirtschaftsprufer      Wirtschaftsprufer

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                       CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF SEPTEMBER 30, 1998

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

              CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1998

  ASSETS
                                                                          1998             1997
                                                                           DM               DM
                                                                     --------------   --------------
  A.   FIXED ASSETS
       I.   Intangible assets
            1.   Franchise, trademarks,
                 patents, licences and similar rights..............   11,150,627.83    16,297,565.38
            2.   Goodwill..........................................   39,065,569.29    42,063,252.14
                                                                     --------------   --------------
                                                                      50,216,197.12    58,360,817.52
       II.  Property, plant and equipment
            1.   Land, leasehold rights and buildings,
                 including buildings on non-owned land.............    9,364,268.69    10,108,100.18
            2.   Other equipment, fixtures, fittings and
                 equipment.........................................   15,956,366.84    16,048,743.47
                                                                     --------------   --------------
                                                                      25,320,635.53    26,156,843.65
       III. Financial assets
            1.   Shares in affiliated companies....................    2,843,350.76       624,468.00
            2.   Shares in associated companies....................      350,079.77       301,804.92
            3.   Investments.......................................      192,260.30       532,681.94
            4.   Loans due from other group companies..............      321,530.00       271,530.00
            5.   Securitiy investments.............................            0.00        40,766.25
            6.   Other loans.......................................      363,777.43       349,693.92
                                                                     --------------   --------------
                                                                       4,070,998.26     2,120,945.03
                                                                     --------------   --------------
                                                                      79,607,830.91    86,638,606.20
                                                                     --------------   --------------
  B.   CURRENT ASSETS
       I.   Inventories
            1.   Raw material and supplies.........................      319,258.14       365,497.24
            2.   Work in process and finished goods................   51,612,031.32    44,442,315.88
            3.   minus: advance payments received on accounts
                 orders............................................  (51,612,031.32)  (44,442,315.88)
            4.   Advance payments..................................       10,380.00       120,695.00
                                                                     --------------   --------------
                                                                         329,638.14       486,192.24
       II.  Accounts receivable and other assets
            1.   Accounts receivable trade.........................   59,871,699.84    51,213,594.89
            2.   Accounts due from affiliated companies............      181,135.33           230.00
            3.   Accounts due from joint ventures..................      676,702.59           173.90
            4.   Accounts due from other group companies...........      527,865.84       524,209.16
            5.   Other assets......................................    6,766,373.35     5,796,290.47
                                                                     --------------   --------------
                                                                      68,023,776.95    57,534,498.42
       III. Marketable securities
                 Other marketable securities.......................      186,764.03       205,156.18
       IV.  Checks, cash on hand and in Federal Bank and in postal
            giro accounts and cash in banks........................   12,881,001.82    15,134,051.05
                                                                     --------------   --------------
                                                                      81,421,180.94    73,359,897.89
                                                                     --------------   --------------
  C.   DEFERRED TAX ASSETS.........................................      845,679.25       799,475.25
                                                                     --------------   --------------
  D.   PREPAID EXPENSES AND DEFERRED CHARGES.......................    4,762,617.01     2,481,096.07
                                                                     --------------   --------------
                                                                     166,637,308.11   163,279,075.41
                                                                     ==============   ==============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

              CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1998

  LIABILITIES AND SHAREHOLDER'S EQUITY
                                                                          1998             1997
                                                                           DM               DM
                                                                     --------------   --------------
  A.   SHAREHOLDERS' EQUITY
       I.   Capital subscribed.....................................      100,000.00       100,000.00
       II.  Capital surplus........................................   29,180,000.00    29,180,000.00
       III. Consolidated accumulated deficit, brought forward......  (12,710,228.79)  (15,726,626.48)
       IV.  Consolidated net income/(loss).........................    6,902,903.42     3,630,799.65
       V.   Minority interest......................................    1,435,961.32     1,025,228.16
       VI.  Accumulated translation difference.....................      174,652.61       620,197.16
                                                                     --------------   --------------
                                                                      25,083,288.56    18,829,598.49
  B.   PROVISIONS AND ACCRUED LIABILITIES
       1.   Provisions for pensions and similar obligations........       73,114.84       112,633.95
       2.   Accrued taxes..........................................    4,671,729.62     4,992,685.33
       3.   Deferred taxes.........................................      417,932.51             0.00
       4.   Other provisions and accrued liabilities...............   40,594,752.41    31,265,849.52
                                                                     --------------   --------------
                                                                      45,757,529.38    36,371,168.80
                                                                     --------------   --------------
  C.   LIABILITIES
       1.   Liabilities due to banks...............................   43,830,322.94    55,203,766.17
       2.   Advance payments received on account of orders.........      894,653.49     1,241,319.09
       3.   Trade accounts payable.................................   18,007,818.41    15,884,769.80
       4.   Accounts due to affiliated companies...................    2,703,659.29     3,208,642.29
       5.   Accounts payable due to joint ventures.................    1,028,782.05        73,437.02
       6.   Accounts due to other group companies..................    1,389,280.34       575,360.64
       7.   Other liabilities......................................   27,625,362.19    31,623,276.57
                                                                     --------------   --------------
                                                                      95,479,878.71   107,810,571.58
                                                                     --------------   --------------
  D.   DEFERRED CHARGES............................................      316,611.46       267,736.54
                                                                     --------------   --------------
                                                                     166,637,308.11   163,279,075.41
                                                                     ==============   ==============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                        CONSOLIDATED STATEMENT OF INCOME

                          FOR THE FISCAL YEAR 1997/98

                                                                   1998              1997
                                                                    DM                DM
                                                              ---------------   ---------------
 1.  Sales..................................................   362,586,890.62    289,983,801.85
 2.  Increase of work in process and finished goods.........     7,169,715.44      5,066,942.11
 3.  Other operating income.................................     5,361,415.57      7,809,006.16
 4.  Expenses of services received..........................  (129,870,733.28)   (94,238,723.43)
 5.  Personnel expenses
     a) Wages and salaries..................................  (119,219,244.92)   (92,622,345.66)
     b) Social security, pension and other benefit costs....   (23,259,376.11)   (20,515,468.02)
 6.  Depreciation expenses..................................   (16,769,891.19)   (14,193,453.60)
 7.  Other operating expenses...............................   (68,974,279.36)   (69,986,307.74)
 8.  Income from investments and associated companies.......       630,440.28        786,867.05
 9.  Other interest and similar income......................       492,317.31        431,865.97
     Write-offs of financial assets and marketable
10.    securities...........................................      (865,218.31)       (63,163.18)
11.  Interest and similar expenses..........................    (4,031,523.43)    (3,766,351.93)
                                                              ---------------   ---------------
12.  Result from ordinary operation.........................    13,250,512.62      8,692,669.58
                                                              ---------------   ---------------
13.  Taxes on income........................................    (3,765,533.74)    (3,292,888.40)
14.  Other taxes............................................    (1,692,428.29)    (1,389,626.43)
                                                              ---------------   ---------------
     Consolidated profit / (loss) before
15.    minority-interest....................................     7,792,550.59      4,010,154.75
                                                              ---------------   ---------------
16.  Minority-interest......................................      (889,647.17)      (379,355.10)
                                                              ---------------   ---------------
17.  Consolidated profit / (loss)...........................     6,902,903.42      3,630,799.65
                                                              ===============   ===============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          FOR THE FISCAL YEAR 1997/98

1. INFORMATION ON INVESTMENT HOLDINGS

    For the following notes, the ultimate participating interest of Infratest Burke AG Holding in the capital of the individual companies has been calculated as a percentage.

1.1 CONSOLIDATED SUBSIDIARIES

                                                PARTICI-                     NET       OPERATING RESULT
                                                 PATING                     WORTH     FOR THE FISCAL YEAR
                                                INTEREST      NOMINAL      09/30/98         1997/98
NAME AND PRINCIPAL PLACE OF BUSINESS              AS %        CAPITAL        TDM              TDM
------------------------------------            --------   -------------   --------   -------------------
Infratest Burke International GmbH Holding,
  Munich......................................     100       TDM 30,000     39,840           7,461
Infratest Burke GmbH & Co, Forschung fur
  Entscheidungen in Wirtschaft und
  Gesellschaft, Munich (1)....................     100        TDM 2,000      2,000           7,421
Infratest Burke Wirtschaftsforschung GmbH &
  Co, Munich (1)..............................     100           TDM 50         50           4,181
Infratest Burke Sozialforschung GmbH & Co,
  Munich (1)..................................     100           TDM 50         50           2,086
Infratest Burke S.p.A., Mailand, Italien......     100     MioLIR 1,000      2,557           1,116
Infratest Burke S.a.r.l., Paris, France.......     100          TFF 270      1,027             556
Infratest Burke Group Ltd., London, UK........     100       TGBP 2,000      7,136             490
PAS Group Ltd., London, UK....................     100         TGBP 342      2,712             427
Infratest Burke InCom GmbH & Co, Forschung und
  Beratung fur die Informations- und
  Kommunikationsmarkte, Munich (1)............     100          TDM 100        100           2,087
Infratest Burke International Services Ltd.,
  London, UK..................................     100          TGBP 60       (122)             95
Infratest dimap Gesellschaft fur Trend- und
  Wahlforschung mbH, Berlin...................      74           TDM 50        (78)             49
NEXXUS Kommunikationsanlagen GmbH, Betrieb und
  Vermietung, Munich..........................     100           TDM 50         37              21
Infratest Burke AB, Goteborg, Sweden..........    75.2         TSEK 100        262             (27)
Infratest Burke Asia Pacific Ltd., London,
  UK..........................................     100          TGBP 50        (37)            254
Infratest Burke GmbH & Co. Marketingforschung,
  Frankfurt am Main...........................     100          TDM 100        100              26
Trendbox B.V., Amsterdam, Netherlands.........      75         THFL 250     (1,447)           (436)
Infratest Gesundheitsforschung GmbH & Co.,
  Munich (1)..................................      80           TDM 20         20           2,030
KFM Klinische Forschung GmbH, Munich..........      72           TDM 50        443             291
Testpanel-Marktforschungsinstitut GmbH,
  Wetzlar.....................................     100           TDM 60        737             440

------------------------

(1) The presentation of the nominal capital and net worth relates to the capital account of the limited-liability partner of the respective partnership.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

1. INFORMATION ON INVESTMENT HOLDINGS (CONTINUED)
1.2 NON-CONSOLIDATED SUBSIDIARIES

                                                   PARTICI-                  NET       OPERATING RESULT
                                                    PATING                  WORTH     FOR THE FISCAL YEAR
                                                   INTEREST    NOMINAL     09/30/98         1997/98
NAME AND PRINCIPAL PLACE OF BUSINESS                 AS %      CAPITAL       TDM              TDM
------------------------------------               --------   ----------   --------   -------------------
Infratest Burke Core Company Ltd., London,
  England........................................    100       TGBP 150       386               0
Infratest U.S. Inc. Wilmington (USA) (1).........    100         TUSD 1        --              --
Infratest Burke Beteiligungs GmbH, Munich........    100         TDM 50        57               3
Infratest Burke Verwaltungs-GmbH, Munich.........    100         TDM 50        58               3
Infratest Burke Wirtschaftsforschung
  Beteiligungs-GmbH, Munich......................    100         TDM 50        58               3
Infratest Burke Sozialforschung
  Beteiligungs-GmbH, Munich......................    100         TDM 50        15               5
Infratest Burke InCom Beteiligungs GmbH,
  Munich.........................................    100         TDM 50        58               3
InfraForces S.a.r.l., Paris, France..............    100        TFF 100      (270)           (328)
Infratest Gesundheitsforschung GmbH,
  Geretsried.....................................     80         TDM 50        58               2
Plus Remark Research for Marketing, Istanbul,
  Turkei (2).....................................     55      TRK 7,500     1,096             473

------------------------

(1) No data on the year-end closing were available by the date of preparation of the annual financial statements

(2) Data as of December 31, 1997

    These firms were not included in the consolidated financial statements in view of their minimal business activity during the fiscal year 1997/98 or their secondary importance with respect to the consolidated financial statements pursuant to Section 296 of the Commercial Code.

    Additional participating interests are held in companies that are currently inactive or are in liquidation.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

1. INFORMATION ON INVESTMENT HOLDINGS (CONTINUED)
1.3 JOINT VENTURES IN THE SENSE OF SECTION 310 OF THE COMMERCIAL CODE

                                                  PARTICI-                   NET       OPERATING RESULT
                                                   PATING                   WORTH     FOR THE FISCAL YEAR
                                                  INTEREST     NOMINAL     09/30/98         1997/98
NAME AND PRINCIPAL PLACE OF BUSINESS                AS %       CAPITAL       TDM              TDM
------------------------------------              --------   -----------   --------   -------------------
Burke Inc., Cincinnati, USA.....................     50       TUSD 3750     3,023            2,080
Infratest + GFK Gesundheitsforschung GmbH & Co.,
  Berlin (1)....................................     40          TDM 70        70            2,496
Infratest Gesundheitsforschung (Suisse) GmbH,...     34        TSFR 200       166              777
ZEG Zentrum fur Epidemiologie und Gesundheits-
  forschung GmbH, Zepernick.....................     22         TDM 150       580              359
GPI Kommunikationsforschung Gesellschaft fur
  Pharma-Informationssysteme mbH, Nurnberg......     32          TDM 50     1,343            1,247
I + G Infratest und GFK Medical Research
  International Inc., Rhode Island, USA.........     26        TUSD 100     1,136              378
I + G Nordic Medical Research A/S, Copenhagen
  Denmark.......................................     28        TDKK 500       187               57
IMePa Institut fur Medizin- und
  Patientenforschung GmbH, Munich...............     20         TDM 100       399              188
I + G Gesundheitsforschung GmbH & Co, Nurnberg..     40          TDM 50        50            2,450

------------------------

(1) The presentation of the nominal capital and net worth relates to the capital accounts of the limited and unlimited partner of the respective partnership.

1.4 ASSOCIATED COMPANIES IN THE SENSE OF SECTION 311 OF THE COMMERCIAL CODE

                                                    PARTICI-                  NET       OPERATING RESULT
                                                     PATING                  WORTH     FOR THE FISCAL YEAR
                                                    INTEREST    NOMINAL     09/30/98         1997/98
NAME AND PRINCIPAL PLACE OF BUSINESS                  AS %      CAPITAL       TDM              TDM
------------------------------------                --------   ----------   --------   -------------------
Infratel GmbH Telefonische Datenerhebung und
  Datenverarbeitung, Bielefeld (1)................     29         TDM 50        233              49
P & P Software und Consulting Gesellschaft mbH,
  Bad Homburg (1).................................     20       TDM 56.5        755             613
MedVantage GmbH Integriertes Datenmanagement im
  Healthcare Markt, Frankfurt.....................     18        TDM 100     (1,693)              9
GPI Gesellschaft fur Pharma-Informations-systeme
  mbH, Frankfurt (2)..............................     12        TDM 100      1,687           1,537
MAP I + G S.A., Lyon, France (3)..................     20        TFF 350      1,106              12

------------------------

(1) The data pertain to the unaudited annual financial statements as of December 31, 1997.

(2) The data pertain to the annual financial statements as of November 30, 1997.

(3) The data pertain to the annual financial statements as of September 30, 1997.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          FOR THE FISCAL YEAR 1997/98

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION

2.1 INDIVIDUAL ANNUAL FINANCIAL STATEMENTS INCLUDED

    The provisions of the Commercial Code and the Stock Corporation Law relating to balance-sheet preparation, valuation and recognition are complied with in preparing the annual accounts included in the consolidated financial statements. In cases where tax provisions relating to balance-sheet preparation mandate the preparation of a corresponding balance-sheet as part of the annual financial statements, compliance with these tax provisions is maintained.

2.1.1 ASSETS

    Intangible and tangible fixed assets are recorded at acquisition cost less scheduled depreciation. Depreciation is calculated by the straight-line method, at the rates permitted by tax law. Low-cost economic goods are depreciated in full during the year of acquisition and are shown in the development of the assets as additions and disposals and as depreciation for the current fiscal year.

    The rates of depreciation are:

Goodwill....................................................        6.7 - 25%p.a.
Software....................................................              25%p.a.
Vehicle fleet...............................................         20 - 25%p.a.
Other factory and office equipment..........................         10 - 33%p.a.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.1 ASSETS (CONTINUED)

    Fixed assets developed as follows (from 10-01-1997 to 09-30-1998):

                                                                            COST
                                ---------------------------------------------------------------------------------------------
                                  10-01-1997                      10-01-1997
                                AT CLOSING DATE    EXCHANGE     AT CLOSING DATE
                                     RATE            RATE            RATE
                                   09-30-97       DIFFERENCES      09-30-98         ADDITIONS      TRANSFERS      DISPOSALS
                                      DM              DM              DM               DM              DM             DM
                                ---------------   -----------   ---------------   -------------   ------------   ------------
Intangible assets
1. Franchises, trademarks,
  patents, licences and
  similar rights..............   27,621,348.56    (126,999.85)   27,494,348.71       378,891.75       8,566.24     258,335.17
2. Goodwill...................   45,268,543.73           0.00    45,268,543.73        10,077.79           0.00           0.00
                                --------------    -----------   --------------    -------------   ------------   ------------
                                 72,889,892.29    (126,999.85)   72,762,892.44       388,969.54       8,566.24     258,335.17
Property, plant and equipment
1. Land, leasehold rights and
  buildings, including
  buildings einschlielslich
  der Bauten on non-owned
  land........................   10,253,673.18    (159,571.42)   10,094,101.76        38,333.83    (217,487.72)      5,510.10
2. Technical equipment, plant
  and machinery...............    5,295,124.69    (212,064.60)    5,083,060.09     1,507,564.80   1,088,829.92     761,629.98
3. Other equipment, fixtures,
  fittings and equipment......   34,279,492.76    (350,912.83)   33,928,579.93     6,484,380.85    (713,230.96)  3,156,929.22
4. Advance payments...........      168,812.23        (649.63)      168,162.60       366,625.04    (166,677.47)      1,485.12
                                 49,997,102.86    (723,198.48)   49,273,904.38     8,396,904.52      (8,566.23)  3,925,554.42
Financial assets
1. Shares in affiliated
  companies...................      624,468.00           0.00       624,468.00     2,130,747.12      88,135.64           0.00
2. Loans due from affiliated
  companies...................            0.00           0.00             0.00     1,769,714.31           0.00           0.00
3. Shares in associated
  companies...................    1,233,244.30           0.00     1,233,244.30        74,500.00           0.00      26,225.15
4. Investments................      696,554.74           0.00       696,554.74             0.00     (88,135.64)    252,286.00
5. Loans due from other group
  companies...................      271,530.00           0.00       271,530.00        50,000.00           0.00           0.00
6. Security investments.......       40,766.25           0.00        40,766.25             0.00           0.00      40,766.25
7. Other loans................      349,693.92      (1,103.77)      348,590.15        76,862.17           0.00      61,674.90
                                --------------    -----------   --------------    -------------   ------------   ------------
                                  3,216,257.21      (1,103.77)    3,215,153.44     4,101,823.60           0.00     380,952.30
                                --------------    -----------   --------------    -------------   ------------   ------------
                                126,103,252.36    (851,302.10)  125,251,950.26    12,887,697.66           0.00   4,564,841.89
                                ==============    ===========   ==============    =============   ============   ============

                                     COST
                                --------------

                                   09-30-98
                                      DM
                                --------------
Intangible assets
1. Franchises, trademarks,
  patents, licences and
  similar rights..............   27,623,471.53
2. Goodwill...................   45,278,621.52
                                --------------
                                 72,902,093.05
Property, plant and equipment
1. Land, leasehold rights and
  buildings, including
  buildings einschlielslich
  der Bauten on non-owned
  land........................    9,909,437.77
2. Technical equipment, plant
  and machinery...............    6,917,824.83
3. Other equipment, fixtures,
  fittings and equipment......   36,542,800.60
4. Advance payments...........      366,625.05
                                 53,736,688.25
Financial assets
1. Shares in affiliated
  companies...................    2,843,350.76
2. Loans due from affiliated
  companies...................    1,769,714.31
3. Shares in associated
  companies...................    1,281,519.15
4. Investments................      356,133.10
5. Loans due from other group
  companies...................      321,530.00
6. Security investments.......            0.00
7. Other loans................      363,777.42
                                --------------
                                  6,936,024.74
                                --------------
                                133,574,806.04
                                ==============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)
2.1.1 ASSETS (CONTINUED)

                                                               DEPRECIATION
                               -----------------------------------------------------------------------------
                                 10-01-1997                      10-01-1997
                               AT CLOSING DATE    EXCHANGE     AT CLOSING DATE     ADDITIONS      EXCHANGE
                                    RATE            RATE            RATE            AVERAGE         RATE
                                  09-30-97       DIFFERENCES      09-30-98           RATE        DIFFERENCES
                                     DM              DM              DM               DM             DM
                               ---------------   -----------   ---------------   -------------   -----------
Intangible assets
1. Franchises, trademarks,
  patents, licences and
  similar rights.............   11,323,783.18    (107,245.31)   11,216,537.87     5,417,504.37     (2,920.16)
2. Goodwill..................    3,205,291.59           0.00     3,205,291.59     3,007,760.64          0.00
                                -------------    -----------    -------------    -------------   -----------
                                14,529,074.77    (107,245.31)   14,421,829.46     8,425,265.01     (2,920.16)
Property, plant and equipment
1. Land, leasehold rights and
  buildings, including
  buildings einschlielslich
  der Bauten on non-owned
  land.......................      145,573.00     (11,652.20)      133,920.80       473,749.83     (1,402.16)
2. Technical equipment, plant
  and machinery..............    2,968,746.61    (129,604.05)    2,839,142.56     1,541,107.15    (71,927.30)
3. Other equipment, fixtures,
  fittings and equipment.....   20,725,939.60    (189,299.09)   20,536,640.51     6,362,402.04    (45,265.06)
4. Advance payments..........            0.00           0.00             0.00             0.00          0.00
                                -------------    -----------    -------------    -------------   -----------
                                23,840,259.21    (330,555.34)   23,509,703.87     8,377,259.02   (118,594.52)
                                =============    ===========    =============    =============   ===========
Financial assets
1. Shares in affiliated
  companies..................            0.00           0.00             0.00             0.00          0.00
2. Loans due from affiliated
  companies..................            0.00           0.00             0.00     1,769,714.31          0.00
3. Shares in associated
  companies..................      931,439.38           0.00       931,439.38             0.00          0.00
4. Investments...............      163,872.80           0.00       163,872.80             0.00          0.00
5. Loans due from other group
  companies..................            0.00           0.00             0.00             0.00          0.00
6. Security investments......            0.00           0.00             0.00             0.00          0.00
7. Other loans...............            0.00           0.00             0.00             0.00          0.00
                                -------------    -----------    -------------    -------------   -----------
                                 1,095,312.18           0.00     1,095,312.18     1,769,714.31          0.00
                                -------------    -----------    -------------    -------------   -----------
                                39,464,646.16    (437,800.65)   39,026,845.51    18,572,238.34   (121,514.68)
                                =============    ===========    =============    =============   ===========

                                       DEPRECIATION
                               -----------------------------

                                 ADDITIONAL
                               AT CLOSING DATE
                                    RATE          TRANSFERS
                                     DM              DM
                               ---------------   -----------
Intangible assets
1. Franchises, trademarks,
  patents, licences and
  similar rights.............    5,414,584.21       8,563.25
2. Goodwill..................    3,007,760.64           0.00
                                -------------    -----------
                                 8,422,344.85       8,563.25
Property, plant and equipment
1. Land, leasehold rights and
  buildings, including
  buildings einschlielslich
  der Bauten on non-owned
  land.......................      472,347.67     (55,589.29)
2. Technical equipment, plant
  and machinery..............    1,469,179.85     596,635.29
3. Other equipment, fixtures,
  fittings and equipment.....    6,317,136.98    (549,609.25)
4. Advance payments..........            0.00           0.00
                                -------------    -----------
                                 8,258,664.50      (8,563.25)
                                =============    ===========
Financial assets
1. Shares in affiliated
  companies..................            0.00           0.00
2. Loans due from affiliated
  companies..................    1,769,714.31           0.00
3. Shares in associated
  companies..................            0.00           0.00
4. Investments...............            0.00           0.00
5. Loans due from other group
  companies..................            0.00           0.00
6. Security investments......            0.00           0.00
7. Other loans...............            0.00           0.00
                                -------------    -----------
                                 1,769,714.31           0.00
                                -------------    -----------
                                18,450,723.66           0.00
                                =============    ===========

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)
2.1.1 ASSETS (CONTINUED)

                                                                  DEPRECIATION (CONT.)              NET BOOK VALUE
                                                              ----------------------------   -----------------------------
                                                               DISPOSALS      09-30-1998      09-30-1998      09-30-1997
                                                                   DM             DM              DM              DM
                                                              ------------   -------------   -------------   -------------
Intangible assets
1. Franchises, trademarks, patents, licences and similar
  rights....................................................    166,841.63   16,472,843.70   11,150,627.83   16,297,565.38
2. Goodwill.................................................          0.00    6,213,052.23   39,065,569.29   42,063,252.14
                                                              ------------   -------------   -------------   -------------
                                                                166,841.63   22,685,895.93   50,216,197.12   58,360,817.52
Property, plant and equipment
1. Land, leasehold rights and buildings, including buildings
    einschlielslich der Bauten on non-owned land............      5,510.10      545,169,08    9,364,268.69   10,108,100.18
2. Technical equipment, plant and machinery.................    753,080.41    4,151,877.29    2,765,947.54    2,326,378.08
3. Other equipment, fixtures, fittings and equipment........  2,585,161.90   23,719,006.34   12,823,794.26   13,553,553.16
4. Advance payments.........................................          0.00            0.00      366,625.05      168,812.23
                                                              3,343,752.41   28,416,052.71   25,320,635.54   26,156,843.65
Financial assets
1. Shares in affiliated companies...........................          0.00            0.00    2,843,350.76      624,468.00
2. Loans due from affiliated companies......................          0.00    1,769,714.31            0.00            0.00
3. Shares in associated companies...........................          0.00      931,439.38      350,079.77      301,804.92
4. Investments..............................................          0.00      163,872.80      192,260.30      532,681.94
5. Loans due from other group companies.....................          0.00            0.00      321,530.00      271,530.00
6. Security investments.....................................          0.00            0.00            0.00       40,766.25
7. Other loans..............................................          0.00            0.00      363,777.42      349,693.92
                                                              ------------   -------------   -------------   -------------
                                                                      0.00    2,865,026.49    4,070,998.25    2,120,945.03
                                                              ------------   -------------   -------------   -------------
                                                              3,510,594.04   53,966,975.13   79,607,830.91   86,638,606.20
                                                              ============   =============   =============   =============

    The additions to depreciation include DM 32,632.82 resulting from the initial consolidation of ImePa GmbH on quota-basis (26.5%) and DM 904,496.00 resulting from the consolidation of InfraForces.

    A loan in the amount of TDM 1,769 to InfraForces has been partially (50%) in fiscal year 1996/1997 reserved, which has been eliminated in the consolidation process. The remaining book value in the amount of TDM 865 has been reserved in fiscal year 1997/98 with the result that a reserve has been provided for the total amount of the loan as of September 30, 1998.

2.1.2 INVENTORIES

    Work in process is valued at production cost. Completed but uninvoiced services are recorded as finished goods under "Inventories" and are valued at net sale price.

    Production cost includes all components that must be carried as assets according to tax law.

    In case the expected total production cost of work in process exceed total expected net sales revenues adequate inventory reserves are provided. Furthermore provisions are established for follow-up services yet to be performed in connection with finished or invoiced services.

    Advance payments from customers are deducted from inventory as such and are posted as liabilities to the extent they exceed inventory.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.3 RECEIVABLES AND OTHER FIXED ASSETS

    Trade accounts receivables are recorded at nominal value. For doubtful accounts receivables and those carrying discernible risks, direct adjustments are made; uncollectable debts are written off. General interest and credit risk is covered by a lump-sum value adjustment of 2%.

    Other receivables and other assets are recorded at the nominal amount or at a lower value assigned at the closing date.

2.1.4 PROVISIONS

    Provisions are created for as dictated by sound business judgement to cover uncertain liabilieties, anticipated losses related to incomplete contracts, and deferred maintenance.

2.1.5 PAYABLES

    Payables are recorded at the amount repayable.

2.2 CONSOLIDATION METHODS

2.2.1 CAPITAL CONSOLIDATION

    Capital consolidation is performed by the book value method (Section 301 Para. 1 Sentence 2 No. 1 of the Commercial Code). According to this method, participating interests that must be consolidated are offset against their allotted share of the net worth of the subsidiaries. This net worth represents the book value at date of acquisition of the assets, debts, accrued and deferred items and special items to be reported on in the consolidated financial statements.

    Consolidation surpluses from capital consolidation at the date of acquisition of the participating interests are offset against reserves (in the year under review: TDM 614; previous year: TDM 0)--possibly after allocation to hidden reserves in the assets of the acquired undertaking--or are allocated to goodwill and amortized over the 15 years following the year of acquisition of the interest (amortization during the year under review: TDM 3,008; previous year: TDM 2,110).

2.2.2 EQUITY CONSOLIDATION

    The associated companies

    - MedVantage GmbH Integriertes Datenmanagement im Healthcare Markt,
      Frankfurt

    - GPI Gesellschaft fur Pharma-Informationssysteme mbH, Frankfurt

    - P & P Software und Consulting GmbH, Bad Homburg

were included in the consolidated financial statements by the equity/book value method.

    For reasons of materiality, the other associated companies continued to be carried at the book values recorded in the stockholder's individual financial statements.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.2.3 PRO-RATA CONSOLIDATION

    The joint ventures

    - IMePa Institut fur Medizin- und Patientenforschung GmbH, Munich

    - I + G Infratest and GFK Medical Research International Inc., Rhode Island, USA

    - Infratest Gesundheitsforschung (Suisse) GmbH

    - I + G Nordic Medical Research A/S, Copenhagen, Denmark

    - Infratest + GFK Gesundheitsforschung GmbH & Co., Berlin

    - ZEG Zentrum fur Epidemiologie und Gesundheitsforschung GmbH, Berlin

    - GPI Kommunikationsforschung Gesellschaft fur Pharma-Informationssysteme mbH, Nuremberg

    - I + G Gesundheitsforschung GmbH & Co, Nuremberg

    - Burke Inc., Cincinnati, USA

were included in the consolidated financial statements on a pro-rata basis, according to the percentage of the interest in the firm.

2.2.4 ELIMINATION OF INTER-COMPANY PROFITS

    Assets to be included in the consolidated financial statements and deriving wholly or in part from transactions among the companies included in the consolidated financial statements are reported on the consolidated balance sheet at acquisition or production cost of the group.

3. BASIS OF FOREIGN CURRENCY TRANSLATION

3.1 TRANSLATION OF INDIVIDUAL FINANCIAL-STATEMENT ITEMS STATED IN FOREIGN
CURRENCY

    For annual financial statements containing items based on sums that are or originally were stated in foreign currency, the conversion to German marks is performed at the rate in effect at the transaction date. Balance-sheet items are valued at the exchange rate in effect on the closing date, no exchange gains being realized.

3.2 TRANSLATION OF FINANCIAL STATEMENTS IN FOREIGN CURRENCIES

    The translation of financial statements recorded in foreign currencies was performed by the current rate method: balance-sheet items were translated at the rate in effect on the closing date of September 30, 1998, and income-statement items were translated at the average rate for the fiscal year 1997/98.

    Exchange-rate differences resulting from the translation of net worth at different current rates and differences resulting from the translation of balance-sheet items at current rates and income statement items at average rates are recognized separately as a equity item on the balance sheet.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

4. NOTES TO CONSOLIDATED BALANCE SHEET ITEMS

4.1 ITEMS OF ACCRUAL AND DEFERRAL FOR DEFERRED TAXES

    The deferred tax asset relates to a discrepancy between the goodwill reported on the individual financial statements of Infratest Burke Wirtschaftsforschung GmbH & Co, Munich, and that recorded by the Group, and to the translation of the percentage-of-completion method into the completed-contact method used within the Group for the tax consequences incurred by the joint venture Burke Inc., which is included on a pro-rata basis.

4.2 OTHER PROVISIONS AND ACCRUED LIABILITIES

    "Other provisions and accrued liabilities" basically recognizes provisions for

    Profit-sharing
    Follow-up services
    Unpaid invoices
    Restructuring
    Vacations and overtime
    Statuary social security benefits (Italy)
    Year-end costs
    Employee anniversaries.

5. OTHER MANDATORY INFORMATION

5.1 REMAINING TERM

    The remaining term on receivables is less than one year. The remaining terms on payables are shown in the following presentation of accounts payable:

                                                            DUE WITHIN                    AFTER
                                               TOTAL          1 YEAR       1-5 YEARS     5 YEARS
                                                DM              DM             DM           DM
                                           -------------   -------------   ----------   ----------
Liabilities due to banks.................  43,830,322.94   43,426,997.04   359,043.40    44,282.50
Advance payments received on account of
  orders.................................     894,653.49      894,653.49         0.00         0.00
Trade accounts payable...................  18,007,818.41   17,659,988.83   347,829.58         0.00
Accounts due to affiliated companies.....   2,703,659.29    2,703,659.29         0.00         0.00
Accounts due to joint ventures...........   1,028,782.05    1,028,782.05         0.00         0.00
Accounts due to other group companies....   1,389,280.34    1,389,280.34         0.00         0.00
Other liabilities........................  27,625,362.19   27,339,115.00   131,258.44   154,988.75
                                           =============   =============   ==========   ==========
                                           95,479,878.71   94,442,476.04   838,131.42   199,271.25
                                           =============   =============   ==========   ==========

5.2 COLLATERALIZATION OF ACCOUNTS PAYABLE

    Payables are not collateralized.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

5. OTHER MANDATORY INFORMATION (CONTINUED)

5.3 ANALYSIS OF SALES REVENUES

    Sales revenues--broken down according to country of realization--are distributed as follows:

                                                            1997/98    1996/97
                                                              TDM        TDM
                                                            --------   --------
Domestic..................................................  173,759    154,407
Foreign...................................................  188,828    135,577
                                                            -------    -------
                                                            362,587    289,984
                                                            =======    =======

5.4 OTHER FINANCIAL OBLIGATIONS

    Other financial obligations total TDM 37,851 (previous year: TDM 42,345).

5.5 EMPLOYEES

    The average number of employees in the Group--that is, in the fully consolidated companies--is distributed as follows (itemized by country):

                                                              1997/98    1996/97
                                                              --------   --------
England.....................................................    174        163
Germany.....................................................    418        419
Sweden......................................................     90         63
Holland.....................................................     54         63
Italy.......................................................     75         72
France......................................................     91         91
                                                                ---        ---
                                                                902        871
                                                                ===        ===

    The average number of employees of companies included in the consolidated financial statements on a pro-rata basis only is distributed as follows:

                                                              1997/98    1996/97
                                                              --------   --------
Germany.....................................................    110        123
Switzerland.................................................     12          9
U.S.........................................................    346        247
Denmark.....................................................      3          3
                                                                ---        ---
                                                                471        382
                                                                ===        ===

5.6 REMUNERATION OF OFFICERS

    Remuneration paid to the Board of Directors of the parent company, I.B. AG Holding, during the fiscal year 1997/98 totaled TDM 4,304 (previous year: TDM 2,750).

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

5. OTHER MANDATORY INFORMATION (CONTINUED)

5.6 REMUNERATION OF OFFICERS (CONTINUED)

    Total remuneration for the Supervisory Board totaled TDM 75 for the fiscal year 1997/98.

6. SUMMARY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The following is a summary of the estimated adjustments to consolidated profit and to consolidated stockholders' equity that would have been required if US GAAP would have been applied instead of German GAAP.

6.1. APPROXIMATE EFFECTS ON CONSOLIDATED PROFIT OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                                                TDM        TDM
                                                              --------   --------
Net Profit/(Loss) as reported under German GAAP.............               6,903
                                                                          ------
US GAAP adjustments:
  Amortization of goodwill..................................    5,736
  Profit recognition by application of percentage of
    completion method.......................................     (180)
  Lumpsum reserve on accounts receivable trade..............     (121)
  Reversal of accrual for future expenses...................     (517)
  Other.....................................................      (25)     4,893
                                                               ------
  Tax effects:
  Deferred taxation.........................................   (3,684)
  Provision for tax risks...................................     (950)    (4,634)
                                                               ------     ------
Approximate Net Profit/(Loss) as adjusted for US GAAP.......               7,162
                                                                          ======

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

6. SUMMARY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

6.2. APPROXIMATE CUMULATIVE EFFECT ON SHAREHOLDERS' EQUITY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                                                TDM
                                                              --------
Shareholders' equity per German GAAP (1)....................   23,647
                                                               ------
US GAAP adjustments:
  Goodwill..................................................   14,692
  Profit recognition by application of percentage of
    completion method.......................................   21,744
  Lumpsum reserve on account sreceivable trade..............      243
  Provision for future expenses.............................    2,026
  Provision for tax risks...................................   (2,925)
  Deferred taxation.........................................   (2,064)
  Effect on minorities......................................      430
  Other.....................................................       53
                                                               ------
  Approximate Shareholders' equity as adjusted for US
    GAAP....................................................   57,846
                                                               ======

------------------------

(1) excluding minority interest

6.3. DISCUSSION OF MATERIAL VARIATIONS BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The material variations between German and US GAAP relate to the following items:

6.3.1 GOODWILL / AMORTIZATION OF GOODWILL

    Goodwill resulting from the consolidation process is amortized over a period of 30 years applying the straight line method for US GAAP purposes. The treatment in the local consolidated financial statements follows the treatment in the tax filing where the amounts of purchase prices exceeding the net equity of acquired subsidiaries is amortized over a shorter period of time (between 1 and 15 years, depending on the allocation applied). Due to the amortization opportunity for local taxation deferred taxes / tax assets have been considered (see Sect. 6.3.6 below).

6.3.2 PERCENTAGE OF COMPLETION METHOD

    Profit recognition relating to services rendered to customers follows the "percentage of completion"-method for US GAAP purposes whereas for local purposes the "completed contract"-method must be applied. According to the "completed contract"-method profit may not be recognized until the contractually agreed services have been accepted by the customers. Compared to the "percentage of completion"-method the application of the "completed contract"-method leads to a delay in profit recognition.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

6. SUMMARY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

6.3.3 LUMPSUM RESERVE ON ACCOUNTS RECEIVABLE TRADE

    The difference relates to the application of varying rates for the calculation of lumpsum bond debt reserves:

US GAAP..........................................  1% for German companies
                                                   0% for Non-German
                                                   companies
German GAAP......................................  2%

6.3.4 PROVISION FOR FUTURE EXPENSES

    Local books contain provisions for expenses which cannot be related to the current or prior years but shall cover potential expenses which are related to the future. Those provisions are not allowed by US GAAP and accordingly were eliminated in consolidated shareholders' equity adjusted for US GAAP.

6.3.5 PROVISION FOR TAX RISKS

    The accounting of German trade tax on income in the local consolidated financial statements followed the treatment in the tax filings. Since, however, a probable risk exists that those taxes will be payable a respective provision was established in the consolidated financial statements adjusted for US GAAP.

6.3.6 DEFERRED TAXATION

    Deferred taxes relate to temporary differences between the tax bases of assets or liabilities and the reported amounts according to US GAAP as well as to tax loss carryforwards. If evidence indicates that it is more likely than not that deferred tax assets relating to tax loss carryforwards will not be realized adequate allowances were provided. Deferred taxes have primarily been provided for temporary differences relating to explanations in Sect. 6.3.1, 6.3.2 and
6.3.3 and to tax loss carryforwards in Germany.

    The tax rate applied amounts to 35%.

6.3.7 EQUITY METHOD

    Joint venture companies (reference is made to Sect. 2.2.3) were included in the consolidated financial statements under German GAAP on a pro-rata basis whereas under US GAAP the Equity method was applied. The impact on consolidated stockholders' equity and on consolidated income was not material.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

7. CASH FLOW STATEMENT

                                                              1997/98    1996/97
                                                                TDM        TDM
                                                              --------   --------
Cash flow from operating activities:
  Consolidated profit (loss) of the year....................    7,162      6,880
  Adjustments to reconcile consolidated profit (loss) to net cash:
    Depreciation and amortization...........................   10,610      8,253
    Change in provisions for pensions.......................      (36)       109
    Change in inventories...................................   (1,208)    (6,827)
    Change in accounts receivables..........................   (6,668)   (10,408)
    Change in deferred tax assets...........................    3,902      3,025
    Change in accounts due from group companies.............   (1,182)     2,459
    Change in other operating assets and prepaid expenses...   (2,986)    12,831
    Change in deferred income taxes.........................    3,280      3,953
    Change in tax provisions................................   (2,078)    (2,329)
    Change in provisions....................................    6,234      1,331
    Change in advance payments received.....................    4,761      6,105
    Change in amounts owed to group companies...............    1,905     (1,541)
    Change in accounts payables.............................   (1,751)     3,395
    Change in other operating liabilities and deferred
      charges...............................................   (3,386)     3,330
                                                              -------    -------
  Net cash provided from operating activities...............   18,559     30,566
                                                              -------    -------
Cash flow from investing activities:
    Net investment intangible assets........................     (340)   (16,362)
    Net investment tangible assets..........................   (7,022)    (7,896)
    Net investment financial assets.........................   (2,632)   (19,013)
                                                              -------    -------
  Net cash provided from investing activities...............   (9,994)   (43,271)
                                                              -------    -------
Cash flow from financing activities
    Change in debts to banks................................  (11,388)    17,671
    Change in retained earnings.............................     (614)
    Change in minority interest.............................      (89)       297
                                                              -------    -------
  Net cash provided from financing activities...............  (12,091)    17,968
                                                              -------    -------
  Effect of Exchange Rate Differences in Equity.............     (146)       408
                                                              -------    -------
  Change in Cash and Cash Equivalents.......................   (3,672)     5,671
                                                              =======    =======
  Cash and Cash equivalents at the beginning of the year....   14,544      8,873
                                                              =======    =======
  Cash and Cash Equivalents at the end of the year..........   10,872     14,544
                                                              =======    =======

RECONCILIATION OF CASH AND CASH EQUIVALENTS

                                                              1997/98    1996/97
                                                                TDM        TDM
                                                              --------   --------
Cash and cash equivalents according to German GAAP as of
  September 30, 1998........................................   12,881     15,134
Elimination of per quota consolidated entities..............   (2,009)      (590)
                                                               ------     ------
                                                               10,872     14,544
                                                               ======     ======

Munich, January 15, 1999
The Board of Directors

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                       CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF SEPTEMBER 30, 1997

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

              CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1997

  ASSETS
                                                                          1997             1996
                                                                           DM               DM
                                                                     --------------   --------------
  A.   FIXED ASSETS
       I.   Intangible assets
            1.   Franchise, trademarks, patents, licences and
                 similar rights....................................   16,297,565.38    19,643,319.06
            2.   Goodwill..........................................   42,063,252.14    12,783,680.00
                                                                     --------------   --------------
                                                                      58,360,817.52    32,426,999.06
       II.  Property, plant and equipment
            1.   Land, leasehold rights and buildings, including
                 buildings on non-owned land.......................   10,108,100.18     8,202,729.70
            2.   Other equipment, fixtures, fittings and equipment
                 including advance payments........................   16,048,743.47    14,826,966.22
                                                                     --------------   --------------
                                                                      26,156,843.65    23,029,695.92
       III. Financial assets
            1.   Shares in affiliated companies....................      624,468.00       366,592.24
            2.   Loans due from affiliated companies...............            0.00       271,530.00
            3.   Shares in associated companies....................      301,804.92     1,002,131.88
            4.   Investments.......................................      532,681.94       256,784.00
            5.   Loans due from other group companies..............      271,530.00             0.00
            6.   Securitiy investments.............................       40,766.25        34,572.00
            7.   Other loans.......................................      349,693.92       496,200.85
                                                                     --------------   --------------
                                                                       2,120,945.03     2,427,810.97
                                                                     --------------   --------------
                                                                      86,638,606.20    57,884,505.95
                                                                     --------------   --------------
  B.   CURRENT ASSETS
       I.   Inventories............................................
            1.   Raw material and supplies.........................      365,497.24       415,873.38
            2.   Work in progress and finished goods...............   44,442,315.88    40,063,683.17
            3.   minus: advance payments received on accounts of
                 orders............................................  (44,442,315.88)  (38,375,444.81)
            4.   Advance payments..................................      120,695.00       600,149.62
                                                                     --------------   --------------
                                                                         486,192.24     2,704,261.36
       II.  Accounts receivable and other assets
            1.   Accounts receivable trade.........................   51,213,594.89    39,116,792.72
            2.   Accounts due from affiliated companies............          230.00             0.00
            3.   Accounts due from joint ventures..................          173.90       671,534.13
            4.   Accounts due from other group companies...........      524,209.16       441,024.44
            5.   Other assets......................................    5,796,290.47    17,511,658.39
                                                                     --------------   --------------
                                                                      57,534,498.42    57,741,009.68
       III. Marketable securities
                 Other marketable securities.......................      205,156.18        91,532.50
       IV.  Checks, cash on hand and in Federal Bank and in postal
            giro accounts and cash in banks........................   15,134,051.05     9,442,685.23
                                                                     --------------   --------------
                                                                      73,359,897.89    69,979,488.77
                                                                     --------------   --------------
  C.   DEFERRED TAX ASSETS.........................................      799,475.25       250,000.00
                                                                     --------------   --------------
  D.   PREPAID EXPENSES AND DEFERRED CHARGES.......................    2,481,096.07     2,836,401.17
                                                                     --------------   --------------
                                                                     163,279,075.41   130,950,395.89
                                                                     ==============   ==============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

              CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1997

  LIABILITIES AND SHAREHOLDER'S EQUITY
                                                                         1997              1996
                                                                          DM                DM
                                                                    ---------------   ---------------
  A.   SHAREHOLDERS'S EQUITY
       I.   Capital subscribed....................................       100,000.00        100,000.00
       II.  Capital surplus.......................................    29,180,000.00     29,180,000.00
       III. Consolidated accumulated deficit, brought forward.....   (15,726,626.48)             0.00
       IV.  Consolidated net income/(loss)........................     3,630,799.65    (15,726,626.48)
       V.   Minority interest.....................................     1,025,228.16        659,035.21
       VI.  Accumulated translation differences...................       620,197.16        276,838.26
                                                                    ---------------   ---------------
                                                                      18,829,598.49     14,489,246.99
                                                                    ---------------   ---------------
  B.   PROVISION AND ACCRUED LIABILITIES
       1.   Provisions for pensions and similar obligations.......       112,633.95         73,984.61
       2.   Accrued taxes.........................................     4,992,685.33      5,948,130.42
       3.   Other provisions and accrued liabilities..............    31,265,849.52     27,806,548.89
                                                                    ---------------   ---------------
                                                                      36,371,168.80     33,828,663.92
                                                                    ---------------   ---------------
  C.   LIABILITIES
       1.   Liabilities due to banks..............................    55,203,766.17     37,541,445.86
       2.   Advance payments received on account of orders........     1,241,319.09              0.00
       3.   Trade accounts payable................................    15,884,769.80     13,722,357.31
       4.   Notes payable.........................................             0.00         14,707.52
       5.   Accounts due to affiliated companies..................     3,208,642.29      3,046,209.72
       6.   Accounts payable due to joint ventures................        73,437.02              0.00
       7.   Accounts due to other group companies.................       575,360.64        749,012.87
       8.   Other liabilities.....................................    31,623,276.57     26,018,092.56
                                                                    ---------------   ---------------
                                                                     107,810,571.58     81,091,825.84
                                                                    ---------------   ---------------
  D.   DEFERRED CHARGES...........................................       267,736.54      1,540,659.14
                                                                    ---------------   ---------------
                                                                     163,279,075.41    130,950,395.89
                                                                    ===============   ===============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                        CONSOLIDATED STATEMENT OF INCOME

                          FOR THE FISCAL YEAR 1996/97

                                                                     1997              1996
                                                                      DM                DM
                                                                ---------------   ---------------
 1.  Sales....................................................   289,983,801.85    241,910,735.00
 2.  Increase of work in process and finished goods...........     5,066,942.11      6,138,616.90
 3.  Other operating income...................................     7,809,006.16      5,358,316.49
 4.  Expenses of services received............................   (94,238,723.43)  (108,394,054.70)
 5.  Personnel expenses.......................................
     (a) Wages and salaries...................................   (92,622,345.66)   (72,690,712.91)
     (b) Social security, pension and other benefit costs.....   (20,515,468.02)   (16,275,091.83)
 6.  Depreciation expenses....................................   (14,193,453.60)   (11,850,164.97)
 7.  Other operating expenses.................................   (69,986,307.74)   (52,960,177.30)
 8.  Income from investments and associated companies.........       786,867.05        712,380.43
 9.  Other interest and similar income........................       431,865.97        989,331.80
     Write-offs of financial assets and marketable
10.    securities.............................................       (63,163.18)       (56,986.67)
11.  Interest and similar expenses............................    (3,766,351.93)    (3,773,417.87)
                                                                ---------------   ---------------
12.  Result from ordinary operation...........................     8,692,669.58    (10,891,225.63)
                                                                ---------------   ---------------
13.  Taxes on income..........................................    (3,292,888.40)    (2,494,655.33)
14.  Other taxes..............................................    (1,389,626.43)    (1,930,219.33)
                                                                ---------------   ---------------
15.  Consolidated profit/(loss) before minority-interest......     4,010,154.75    (15,316,100.29)
16.  Minority-interest........................................      (379,355.10)      (410,526.19)
                                                                ---------------   ---------------
17.  Consolidated profit/(loss)...............................     3,630,799.65    (15,726,626.48)
                                                                ===============   ===============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          FOR THE FISCAL YEAR 1996/97

1. INFORMATION ON INVESTMENT HOLDINGS

    For the following notes, the ultimate participating interest of Infratest Burke AG Holding in the capital of the individual companies has been calculated as a percentage.

1.1 CONSOLIDATED SUBSIDIARIES

                                                       PARTICI-                   NET       OPERATING RESULT
                                                        PATING                   WORTH     FOR THE FISCAL YEAR
                                                       INTEREST     NOMINAL     09/30/97         1996/97
NAME AND PRINCIPAL PLACE OF BUSINESS                     AS %         AS        CAPITAL            TDM
------------------------------------                   --------   -----------   --------   -------------------
Infratest Burke International GmbH Holding, Munich...     100     TDM 50         32,379           2,379
Infratest Burke GmbH & Co, Forschung fur
  Entscheidungen in Wirtschaft und Gesellschaft,
  Munich (1).........................................     100     TDM 2,000       2,000          11,021
Infratest Burke Wirtschaftsforschung GmbH & Co,
  Munich (1).........................................     100     TDM 50             50           4,524
Infratest Burke Sozialforschung GmbH & Co, Munich
  (1)................................................     100     TDM 50             50             244
Infratest Burke S.r.l., Milan, Italy.................     100     TLIR 50000      1,765             954
Infratest Burke S.a.r.l., Paris, France..............     100     TFF 270         1,216             626
Infratest Burke Group Ltd., London, England..........     100     TGBP 2,000      7,535           1,394
Public Attitude Surveys Holding Ltd., London,
  England............................................     100     TGBP 315          588             598
Infratest Burke InCom GmbH & Co, Munich (1) (formerly
  Infratest InCom GmbH)..............................     100     TDM 100           100           2,763
InfraForces S.a.r.l., Paris, France..................     100     TFF 100            57              12
Infratest Burke International Services Ltd., London
  (formerly Infratest Burke InCom Ltd., London,
  England)...........................................     100     TGBP 60          (214)            180
Infratest dimap Gesellschaft fur Trend- und
  Wahlforschung mbH, Berlin (formerly IBB Infratest
  Burke GmbH, Berlin)................................      74     TDM 50           (127)           (231)
NEXXUS GmbH, Gesellschaft fur Kommunikationstechnik,
  Munich.............................................     100     TDM 50             16             (23)
Infratest Burke AB, Goteborg, Sweden.................    15.2     TSEK 100          308             (30)
Infratest Burke Asia Pacific Ltd., London, England...     100     TGBP 50          (283)           (131)
Infratest Burke GmbH & Co. Marketingforschung,
  Frankfurt..........................................     100     TDM 100           100             867
Trendbox B.V., Amsterdam, Netherlands................      75     THFL 250       (1,013)           (850)
Infratest Gesundheitsforschung GmbH & Co., Munich
  (1)................................................      80     TDM 20             20           1,664
KFM Klinische Forschung GmbH, Munich.................      72     TDM 50            152              68
Testpanel-Marktforschungsinstitut GmbH, Wetzlar......     100     TDM 60            485              70
TEST S.A., Paris, France.............................      60     TFF 300         1,398              86

------------------------

(1) The presentation of the nominal capital and net worth relates to the capital account of the limited-liability partner of the respective partnership.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

1. INFORMATION ON INVESTMENT HOLDINGS (CONTINUED)

1.2 NON-CONSOLIDATED SUBSIDIARIES

                                                    PARTICI-                  NET       OPERATING RESULT
                                                     PATING                  WORTH     FOR THE FISCAL YEAR
                                                    INTEREST    NOMINAL     09/30/97         1996/97
NAME AND PRINCIPAL PLACE OF BUSINESS                  AS %      CAPITAL       TDM              TDM
------------------------------------                --------   ----------   --------   -------------------
Infratest Burke Core Company Ltd.,London,
  England.........................................    100      TGBP 300         388              --
Infratest U.S. Inc. Wilmington (USA) (1)..........    100      TUSD 1            --              --
Infratest Burke Beteiligungs GmbH, Munich.........    100      TDM 50            55               3
Infratest Burke Verwaltungs-GmbH, Munich..........    100      TDM 50            53               2
Infratest Burke Wirtschaftsforschung Beteiligungs-
  GmbH, Munich....................................    100      TDM 50            55               2
Infratest Burke Sozialforschung Beteiligungs-GmbH,
  Munich..........................................    100      TDM 50             3               7
Infratest Burke InCom Beteiligungs GmbH, Munich...    100      TDM 50            53               2
Infratest Gesundheitsforschung GmbH, Geretsried...     80      TDM 50            56               2
EFB Epidemiologische Forschung GmbH, Berlin (2)...     40      TDM 50        (1,134)         (1,078)
                                                      ---       --------     ------          ------

------------------------

(1) No data on the year-end closing were available by the date of preparation of the annual financial statements.

(2) The deficit posted by EFB Epidemiologische Forschung GmbH, Berlin, was accounted for in the consolidated financial statements by appropriate provisioning for risks in the equity capital and operating results of the company's stockholder, Infratest Epidemiologie und Gesundheitsforschung GmbH & Co., Munich.

    These firms were not included in the consolidated financial statements in view of their minimal business activity during the fiscal year 1996/97 or their secondary importance with respect to the consolidated financial statements pursuant to Section 296 of the Commercial Code.

    Additional participating interests are held in companies that are currently inactive or are in liquidation.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

1. INFORMATION ON INVESTMENT HOLDINGS (CONTINUED)

1.3 JOINT VENTURES IN THE SENSE OF SECTION 310 OF THE COMMERCIAL CODE

                                                  PARTICI-                   NET       OPERATING RESULT
                                                   PATING                   WORTH     FOR THE FISCAL YEAR
                                                  INTEREST     NOMINAL     09/30/97         1996/97
NAME AND PRINCIPAL PLACE OF BUSINESS                AS %       CAPITAL       TDM              TDM
------------------------------------              --------   -----------   --------   -------------------
Burke Inc., Cincinnati, USA.....................     50      TUSD 3,750     6,798              770(2)
Infratest + GFK Gesundheitsforschung GmbH & Co.,
  Berlin (1)....................................     40      TDM 70            70            3,927
Infratest Gesundheitsforschung (Suisse) GmbH,
  Basel, Switzerland............................     34      TSFR 200        (110)             777
ZEG Zentrum fur Epidemiologie und Gesundheits-
  forschung GmbH, Zepernick.....................     22      TDM 150          320              122
GPI Kommunikationsforschung Gesellschaft fur
  Pharma-Informationssysteme mbH, Nurnberg......     32      TDM 50         1,458            1,337
I + G Infratest und GFK Medical Research
  International Inc., Rhode Island, USA.........     26      TUSD 100         825              441
I + G Nordic Medical Research A/S, Copenhagen
  Denmark.......................................     28      TDKK 500         129               98
IMePa Institut fur Medizin- und
  Patientenforschung GmbH, Munich...............     20      TDM 100          251              101
Infratest Epidemiologie und Gesundheitsforschung
  GmbH & Co., Munich (1) (prospectively I+G
  Gesundheitsforschung).........................     40      TDM 50            50            3,393

------------------------

(1) The presentation of the nominal capital and net worth relates to the capital accounts of the limited and unlimited partner of the respective partnership.

(2) For the period from April 1 to September 27, 1997.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

1. INFORMATION ON INVESTMENT HOLDINGS (CONTINUED)

1.4  ASSOCIATED COMPANIES IN THE SENSE OF SECTION 311 OF THE COMMERCIAL CODE

                                                  PARTICI-                  NET       OPERATING RESULT
                                                   PATING                  WORTH     FOR THE FISCAL YEAR
                                                  INTEREST    NOMINAL     09/30/97         1996/97
NAME AND PRINCIPAL PLACE OF BUSINESS                AS %      CAPITAL       TDM              TDM
------------------------------------              --------   ----------   --------   -------------------
Infratel GmbH Telefonische Datenerhebung und
  Datenverarbeitung, Bielefeld (1)..............     29      TDM 50           184              10
P & P Software und Consulting Gesellschaft mbH,
  Bad Homburg (1)...............................     20      TDM 56.5         749             798
MHIG Limited, London, England (2)...............     20      TGBP 2            --              --
MedVantage GmbH Integriertes Datenmanagement im
  Healthcare Markt, Frankfurt...................     18      TDM 100       (1,702)           (502)
GPI Gesellschaft fur Pharma-Informations-systeme
  mbH, Frankfurt (2)............................     12      TDM 100        1,367           1,267
MAP I + G S.A., Lyon, France....................     20      TFF 350        1,106              12

------------------------

(1) The data pertain to the unaudited annual financial statements as of December 31,1996.

(2) No data on the year-end closing for September 30, 1997 were available by the date of preparation of the annual financial statements.

(3) The data pertain to the annual financial statements as of November 30, 1997.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION

2.1 INDIVIDUAL ANNUAL FINANCIAL STATEMENTS INCLUDED

    The provisions of the Commercial Code and the Stock Corporation Law relating to balance-sheet preparation, valuation and recognition are complied with in preparing the annual accounts included in the consolidated financial statements. In cases where tax provisions relating to balance-sheet preparation mandate the preparation of a corresponding balance-sheet as part of the annual financial statements, compliance with these tax provisions is maintained.

2.1.1 ASSETS

    Intangible and tangible fixed assets are recorded at acquisition cost less scheduled depreciation. Depreciation is calculated by the straight-line method, at the rates permitted by tax law. Low-cost economic goods are depreciated in full during the year of acquisition and are shown in the development of the assets as additions and disposals and as depreciation for the current fiscal year.

    The rates of depreciation are:

Goodwill....................................................          6.7 - 25%p.a.
Software....................................................                25%p.a.
Vehicle fleet...............................................           20 - 25%p.a.
Other factory and office equipment..........................           10 - 33%p.a.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.1 ASSETS (CONTINUED)

    Fixed assets developed as follows (from 10-01-1996 to 09-30-1997):

                                                                          COST
                              --------------------------------------------------------------------------------------------
                                10-01-1996                      10-01-1996
                              AT CLOSING DATE    EXCHANGE     AT CLOSING DATE
                                   RATE            RATE            RATE
                                 09-30-96       DIFFERENCES      09-30-97         ADDITIONS      TRANSFERS     DISPOSALS
                                    DM              DM              DM               DM             DM             DM
                              ---------------   -----------   ---------------   -------------   -----------   ------------
INTANGIBLE ASSETS
1. Franchises, trademarks,
patents, licences and
similar rights..............   26,312,821.99    (10,137.02)    26,302,684.97     1,491,326.53          0.00     172,662.94
2. Goodwill.................   13,696,808.84          0.00     13,696,808.84    31,571,734.89          0.00           0.00
3. Advances paid on
intangible assets...........            0.00          0.00              0.00             0.00          0.00           0.00
                               -------------    ----------     -------------    -------------   -----------   ------------
                               40,009,630.83    (10,137.02)    39,999,493.81    33,063,061.42          0.00     172,662.94
                               -------------    ----------     -------------    -------------   -----------   ------------
PROPERTY, PLANT AND
EQUIPMENT
1. Land, leasehold rights
and buildings, including
buildings on non-owned
land........................    8,317,631.70     92,437.11      8,410,068.81     1,938,305.63          0.00      94,701.26
2. Technical equipment,
plant and machinery.........    2,803,936.09    114,517.46      2,918,453.55     2,672,382.14          0.00     295,711.00
3. Other equipment,
fixtures, fittings and
equipment...................   30,579,648.07     59,257.72     30,638,905.79     6,248,327.96          0.00   2,607,740.99
4. Advance payments.........      739,628.83          0.00        739,628.83       167,326.86          0.00     738,143.46
                               -------------    ----------     -------------    -------------   -----------   ------------
                               42,440,844.69    266,212.29     42,707,056.98    11,026,342.59          0.00   3,736,296.71
                               -------------    ----------     -------------    -------------   -----------   ------------
FINANCIAL ASSETS
1. Shares in affiliated
companies...................      518,686.13          0.00        518,686.13       290,001.00    (32,125.24)    152,093.89
2. Loans due from affiliated
companies...................      451,417.21          0.00        451,417.21             0.00   (271,530.00)    179,887.21
3. Shares in associated
companies...................    2,126,976.88          0.00      2,126,976.88       101,579.77   (185,849.00)    809,463.35
4. Investments..............      286,784.00          0.00        286,784.00       191,796.50    217,974.24           0.00
5. Loans due from other
group companies.............            0.00          0.00              0.00             0.00    271,530.00           0.00
6. Security investments.....       34,572.00          0.00         34,572.00        40,766.25          0.00      34,572.00
7. Other loans..............      522,271.67          0.00        522,271.67       349,693.92          0.00     522,271.67
                               -------------    ----------     -------------    -------------   -----------   ------------
                                3,940,707.89          0.00      3,940,707.89       973,837.44          0.00   1,698,288.12
                               -------------    ----------     -------------    -------------   -----------   ------------
                               86,391,183.41    256,075.27     86,647,258.68    45,063,241.45          0.00   5,607,247.77
                               =============    ==========     =============    =============   ===========   ============

                                   COST
                              --------------

                                 09-30-97
                                    DM
                              --------------
INTANGIBLE ASSETS
1. Franchises, trademarks,
patents, licences and
similar rights..............   27,621,348.56
2. Goodwill.................   45,268,543.73
3. Advances paid on
intangible assets...........            0.00
                              --------------
                               72,889,892.29
                              --------------
PROPERTY, PLANT AND
EQUIPMENT
1. Land, leasehold rights
and buildings, including
buildings on non-owned
land........................   10,253,673.18
2. Technical equipment,
plant and machinery.........    5,295,124.69
3. Other equipment,
fixtures, fittings and
equipment...................   34,279,492.76
4. Advance payments.........      168,812.23
                              --------------
                               49,997,102.86
                              --------------
FINANCIAL ASSETS
1. Shares in affiliated
companies...................      624,468.00
2. Loans due from affiliated
companies...................            0.00
3. Shares in associated
companies...................    1,233,244.30
4. Investments..............      696,554.74
5. Loans due from other
group companies.............      271,530.00
6. Security investments.....       40,766.25
7. Other loans..............      349,693.92
                              --------------
                                3,216,257.21
                              --------------
                              126,103,252.36
                              ==============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.1 ASSETS (CONTINUED)

                                                                  DEPRECIATION
                            -----------------------------------------------------------------------------------------
                             10-01-1996                    10-01-1996
                             AT CLOSING      EXCHANGE      AT CLOSING       ADDITIONS      EXCHANGE       ADDITIONS
                              DATE RATE        RATE         DATE RATE        AVERAGE         RATE        AT CLOSING
                              09-30-96      DIFFERENCES     09-30-97          RATE        DIFFERENCES     DATE RATE
                                 DM             DM             DM              DM             DM             DM
                            -------------   -----------   -------------   -------------   -----------   -------------
INTANGIBLE ASSETS
1. Franchises, trademarks,
patents, licences and
similar rights............   6,669,502.93    (5,515.36)    6,663,987.57    4,824,589.68       503.87     4,825,093.55
2. Goodwill...............     913,128.84    82,616.51       995,745.35    2,209,317.49       228.75     2,209,546.24
3. Advances paid on
intangible assets.........           0.00         0.00             0.00            0.00         0.00             0.00
                            -------------   ----------    -------------   -------------    ---------    -------------
                             7,582,631.77    77,101.15     7,659,732.92    7,033,907.17       732.62     7,034,639.79
                            -------------   ----------    -------------   -------------    ---------    -------------
PROPERTY, PLANT AND
EQUIPMENT
1. Land, leasehold rights
and buildings, including
buildings on non-owned
land......................     114,902.00    16,846.52       131,748.52      229,245.89     8,520.71       237,766.60
2. Technical equipment,
plant and machinery.......   1,194,456.41    19,668.10     1,214,124.51    1,187,268.82    17,011.59     1,204,280.41
3. Other equipment,
fixtures, fittings and
equipment.................  18,101,790.36    (6,763.99)   18,095,026.37    5,743,031.72    24,096.54     5,767,128.26
4. Advance payments.......           0.00         0.00             0.00            0.00         0.00             0.00
                            -------------   ----------    -------------   -------------    ---------    -------------
                            19,411,148.77    29,750.63    19,440,899.40    7,159,546.43    49,628.84     7,209,175.27
                            -------------   ----------    -------------   -------------    ---------    -------------
FINANCIAL ASSETS
1. Shares in affiliated
companies.................     152,093.89         0.00       152,093.89            0.00         0.00             0.00
2. Loans due from
affiliated companies......     179,887.21         0.00       179,887.21            0.00         0.00             0.00
3. Shares in associated
companies.................   1,124,845.00         0.00     1,124,845.00       25,939.38         0.00        25,939.38
4. Investments............      30,000.00         0.00        30,000.00       37,223.80         0.00        37,223.80
5. Loans due from other
group companies...........           0.00         0.00             0.00            0.00         0.00             0.00
6. Security investments...           0.00         0.00             0.00            0.00         0.00             0.00
7. Other loans............      26,070.82         0.00        26,070.82            0.00         0.00             0.00
                            -------------   ----------    -------------   -------------    ---------    -------------
                             1,512,896.92         0.00     1,512,896.92       63,163.18         0.00        63,163.18
                            -------------   ----------    -------------   -------------    ---------    -------------
                            28,506,677.46   106,851.78    28,613,529.24   14,256,616.78    50,361.46    14,306,978.24
                            =============   ==========    =============   =============    =========    =============

                                 DEPRECIATION
                            -----------------------

                            WRITE-UPS    TRANSFERS
                               DM           DM
                            ---------   -----------
INTANGIBLE ASSETS
1. Franchises, trademarks,
patents, licences and
similar rights............    0.00             0.00
2. Goodwill...............    0.00             0.00
3. Advances paid on
intangible assets.........    0.00             0.00
                              ----      -----------
                              0.00             0.00
                              ----      -----------
PROPERTY, PLANT AND
EQUIPMENT
1. Land, leasehold rights
and buildings, including
buildings on non-owned
land......................    0.00      (129,240.86)
2. Technical equipment,
plant and machinery.......    0.00       842,373.28
3. Other equipment,
fixtures, fittings and
equipment.................    0.00      (713,132.42)
4. Advance payments.......    0.00             0.00
                              ----      -----------
                              0.00             0.00
                              ----      -----------
FINANCIAL ASSETS
1. Shares in affiliated
companies.................    0.00             0.00
2. Loans due from
affiliated companies......    0.00             0.00
3. Shares in associated
companies.................    0.00      (126,649.00)
4. Investments............    0.00       126,649.00
5. Loans due from other
group companies...........    0.00             0.00
6. Security investments...    0.00             0.00
7. Other loans............    0.00             0.00
                              ----      -----------
                              0.00             0.00
                              ----      -----------
                              0.00             0.00
                              ====      ===========

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.1 ASSETS (CONTINUED)

                                                                  DEPRECIATION (CONT.)              NET BOOK VALUE
                                                              ----------------------------   -----------------------------
                                                               DISPOSALS      09-30-1997      09-30-1997      09-30-1996
                                                                   DM             DM              DM              DM
                                                              ------------   -------------   -------------   -------------
INTANGIBLE ASSETS
1. Franchises, trademarks, patents, licences and similar
rights......................................................    165,297.94   11,323,783.18   16,297,565.38   19,643,319.06
2. Goodwill.................................................          0.00    3,205,291.59   42,063,252.14   12,783,680.00
3. Advances paid on intangible assets.......................          0.00            0.00            0.00            0.00
                                                              ------------   -------------   -------------   -------------
                                                                165,297.94   14,529,074.77   58,360,817.52   32,426,999.06
                                                              ------------   -------------   -------------   -------------
PROPERTY, PLANT AND EQUIPMENT
1. Land, leasehold rights and buildings, including buildings
on non-owned land...........................................     94,701.26      145,573.00   10,108,100.18    8,202,729.70
2. Technical equipment, plant and machinery.................    292,031.59    2,968,746.61    2,326,378.08    1,609,479.68
3. Other equipment, fixtures, fittings and equipment........  2,423,082.61   20,725,939.60   13,553,553.16   12,477,857.71
4. Advance payments.........................................          0.00            0.00      168,812.23      739,628.83
                                                              ------------   -------------   -------------   -------------
                                                              2,809,815.46   23,840,259.21   26,156,843.65   23,029,695.92
                                                              ------------   -------------   -------------   -------------
FINANCIAL ASSETS
1. Shares in affiliated companies...........................    152,093.89            0.00      624,468.00      366,592.24
2. Loans due from affiliated companies......................    179,887.21            0.00            0.00      271,530.00
3. Shares in associated companies...........................     92,696.00      931,439.38      301,804.92    1,002,131.88
4. Investments..............................................     30,000.00      163,872.80      532,681.94      256,784.00
5. Loans due from other group companies.....................          0.00            0.00      271,530.00            0.00
6. Security investments.....................................          0.00            0.00       40,766.25       34,572.00
7. Other loans..............................................     26,070.82            0.00      349,693.92      496,200.85
                                                              ------------   -------------   -------------   -------------
                                                                480,747.92    1,095,312.18    2,120,945.03    2,427,810.97
                                                              ------------   -------------   -------------   -------------
                                                              3,455,861.32   39,464,646.16   86,638,606.20   57,884,505.95
                                                              ============   =============   =============   =============

2.1.2 INVENTORIES

   Work in process is valued at production cost. Completed but uninvoiced services are recorded as finished goods under "Inventories" and are valued at net sale price.

    Production cost includes all components that must be carried as assets according to tax law.

    In case the expected total production cost of work in process exceed total expected net sales revenues adequate inventory reserves are provided. Furthermore provisions are established for follow-up services yet to be performed in connection with finished or invoiced services.

    Advance payments from customers are deducted from inventory as such and are posted as liabilities to the extent they exceed inventory.

2.1.3 RECEIVABLES AND OTHER FIXED ASSETS

    Trade accounts receivables are recorded at nominal value. For doubtful accounts receivables and those carrying discernible risks, direct adjustments are made; uncollectable debts are written off. General interest and credit risk is covered by a lump-sum value adjustment of 2%.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.3 RECEIVABLES AND OTHER FIXED ASSETS (CONTINUED)

    Other receivables and other assets are recorded at the nominal amount or at a lower value assigned at the closing date.

2.1.4 PROVISIONS

    Provisions are created for as dictated by sound business judgement to cover uncertain liabilities, anticipated losses related to incomplete contracts, and deferred maintenance.

2.1.5 PAYABLES

    Payables are recorded at the amount repayable.

2.2 CONSOLIDATION METHODS

2.2.1 CAPITAL CONSOLIDATION

    Capital consolidation is performed by the book value method (Section 301 Para. 1 Sentence 2 No. 1 of the Commercial Code). According to this method, participating interests that must be consolidated are offset against their allotted share of the net worth of the subsidiaries. This net worth represents the book value at date of acquisition of the assets, debts, accrued and deferred items and special items to be reported on in the consolidated financial statements.

    Consolidation surpluses from capital consolidation at the date of acquisition of the participating interests are offset against reserves (in the year under review: TDM 0; previous year: TDM 720) -- possibly after allocation to hidden reserves in the assets of the acquired undertaking--or are allocated to goodwill and amortized over the 15 years following the year of acquisition of the interest (amortization during the year under review: TDM 2,110; previous year: TDM 913).

2.2.2 EQUITY CONSOLIDATION

    The associated companies

    - MedVantage GmbH Integriertes Datenmanagement im Healthcare Markt,
      Frankfurt

    - GPI Gesellschaft fur Pharma-Informationssysteme mbH, Frankfurt

    - P & P Software und Consulting GmbH, Bad Homburg

were included in the consolidated financial statements by the equity/book value method.

    For reasons of materiality, the other associated companies continued to be carried at the book values recorded in the stockholder's individual financial statements.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.2.3 PRO-RATA CONSOLIDATION

    The joint ventures

    - IMePa Institut fur Medizin- und Patientenforschung GmbH, Munich

    - I + G Infratest and GFK Medical Research International Inc., Rhode Island, USA

    - Infratest Gesundheitsforschung (Suisse) GmbH, Basel, Switzerland

    - I + G Nordic Medical Research A/S, Copenhagen, Denmark

    - Infratest + GFK Gesundheitsforschung GmbH & Co., Berlin

    - ZEG Zentrum fur Epidemiologie und Gesundheitsforschung GmbH, Berlin

    - GPI Kommunikationsforschung Gesellschaft fur Pharma-Informationssysteme mbH, Nuremberg

    - Infratest Epidemiologie und Gesundheitsforschung GmbH & Co., Munich (prospectively I+G Gesundheitsforschung GmbH & Co, Nuremberg)

    - Burke Inc., Cincinnati, USA

were included in the consolidated financial statements on a pro-rata basis, according to the percentage of the interest in the firm.

2.2.4 ELIMINATION OF INTER-COMPANY PROFITS

    Assets to be included in the consolidated financial statements and deriving wholly or in part from transactions among the companies included in the consolidated financial statements are reported on the consolidated balance sheet at acquisition or production cost of the group.

3. BASIS OF FOREIGN CURRENCY TRANSLATION

3.1 TRANSLATION OF INDIVIDUAL FINANCIAL-STATEMENT ITEMS STATED IN FOREIGN
CURRENCY

    For annual financial statements containing items based on sums that are or originally were stated in foreign currency, the conversion to German marks is performed at the rate in effect at the transaction date. Balance-sheet items are valued at the exchange rate in effect on the closing date, no exchange gains being realized.

3.2 TRANSLATION OF FINANCIAL STATEMENTS IN FOREIGN CURRENCIES

    The translation of financial statements recorded in foreign currencies was performed by the current rate method: balance-sheet items were translated at the rate in effect on the closing date of September 30, 1997, and income-statement items were translated at the average rate for the fiscal year 1996/97.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

3. BASIS OF FOREIGN CURRENCY TRANSLATION (CONTINUED)

3.2 TRANSLATION OF FINANCIAL STATEMENTS IN FOREIGN CURRENCIES (CONTINUED)

    Exchange-rate differences resulting from the translation of net worth at different current rates and differences resulting from the translation of balance-sheet items at current rates and income statement items at average rates are recognized separately as a equity item on the balance sheet.

4. NOTES TO CONSOLIDATED BALANCE SHEET ITEMS

4.1 ITEMS OF ACCRUAL AND DEFERRAL FOR DEFERRED TAXES

    The deferred tax asset relates to a discrepancy between the goodwill reported on the individual financial statements of Infratest Burke Wirtschaftsforschung GmbH & Co, Munich, and that recorded by the Group, and to the translation of the percentage-of-completion method into the completed-contact method used within the Group for the tax consequences incurred by the joint venture Burke Inc., which is included on a pro-rata basis.

4.2 OTHER PROVISIONS AND ACCRUED LIABILITIES

"Other provisions and accrued liabilities" basically recognizes provisions for

    Profit-sharing
    Follow-up services
    Unpaid invoices
    Restructuring
    Vacations and overtime
    Statuary social security benefits (Italy)
    Year-end costs
    Employee anniversaries.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

5. OTHER MANDATORY INFORMATION

5.1 REMAINING TERM

    The remaining term on receivables is less than one year. The remaining terms on payables are shown in the following presentation of accounts payable:

                                                          DUE WITHIN                       AFTER
                                            TOTAL           1 YEAR         1-5 YEARS      5 YEARS
                                              DM              DM              DM             DM
                                        --------------   -------------   -------------   ----------
Liabilities due to banks..............   55,203,766.17   33,732,557.33   21,426,822.34    44,386.50
Advance payments received on account
  of orders...........................    1,241,319.09    1,241,319.09            0.00         0.00
Trade accounts payable................   15,884,769.80   15,884,769.80            0.00         0.00
Accounts due to affiliated
  companies...........................    3,208,642.29    1,858,450.29      959,592.00   390,600.00
Accounts due to joint ventures........       73,437.02       73,437.02            0.00         0.00
Accounts due to other group
  companies...........................      575,360.64      575,360.64            0.00         0.00
Other liabilities.....................   31,623,276.57   23,099,883.47    8,246,291.45   277,101.65
                                        ==============   =============   =============   ==========
                                        107,810,571.58   76,465,777.64   30,632,705.79   712,088.15
                                        ==============   =============   =============   ==========

5.2 COLLATERALIZATION OF ACCOUNTS PAYABLE

    Payables are not collateralized.

5.3 ANALYSIS OF SALES REVENUES

    Sales revenues--broken down according to country of realization--are distributed as follows:

                                                            1996/97    1995/96
                                                              TDM        TDM
                                                            --------   --------
Domestic..................................................  140,908    140,573
Foreign, Europe...........................................  122,494     92,202
Foreign, other............................................   26,582      9,136
                                                            -------    -------
                                                            289,984    241,911
                                                            =======    =======

5.4 OTHER FINANCIAL OBLIGATIONS

    Other financial obligations total TDM 42,345 (previous year: TDM 36,319).

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

5. OTHER MANDATORY INFORMATION (CONTINUED)

5.5 EMPLOYEES

    The average number of employees in the Group--that is, in the fully consolidated companies--is distributed as follows (itemized by country):

                                                              1996/97    1995/96
                                                              --------   --------
Germany.....................................................    419        413
France......................................................     91         71
Sweden......................................................     63         62
England.....................................................    163         61
Italy.......................................................     72         60
Holland.....................................................     63         47
                                                                ---        ---
                                                                871        714
                                                                ===        ===

    The average number of employees of companies included in the consolidated financial statements on a pro-rata basis only is distributed as follows:

                                                              1996/97    1995/96
                                                              --------   --------
Germany.....................................................    123        102
Switzerland.................................................      9         11
France......................................................      0          4
U.S.........................................................    247          4
Denmark.....................................................      3          1
                                                                ---        ---
                                                                382        122
                                                                ===        ===

5.6 REMUNERATION OF OFFICERS

    Remuneration paid to the Board of Directors of the parent company, I.B. AG Holding, during the fiscal year 1996/97 totaled TDM 2,750 (previous year: TDM 1,877).

    Total remuneration for the Supervisory Board totaled TDM 75 for the fiscal year 1996/97.

6. SUMMARY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The following is a summary of the estimated adjustments to consolidated profit and to consolidated shareholders' equity that would have been required if
  US GAAP would have been applied instead of German GAAP.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

6. SUMMARY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

6.1. APPROXIMATE EFFECTS ON CONSOLIDATED PROFIT OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                                                TDM        TDM
                                                              --------   --------
Net Profit/(Loss) as reported under German GAAP.............               3,631
                                                                          ------
US GAAP adjustments:
  Amortization of goodwill..................................    5,299
  Profit recognition by application of percentage of
    completion method.......................................    2,954
  Lumpsum reserve on accounts receivable trade..............       83
  Reversal of provision for future expenses.................     (324)
  Other.....................................................      112      8,124
                                                               ------
Tax effects:
  Deferred taxation.........................................   (3,517)
  Provision for tax risks...................................   (1,540)    (5,057)
                                                               ------
  Effect on minority interest...............................                 182
                                                                          ------
Approximate Net Profit/(Loss) as adjusted for US GAAP.......               6,880
                                                                          ======

6.2. APPROXIMATE CUMULATIVE EFFECT ON SHAREHOLDERS' EQUITY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                                                TDM
                                                              --------
Shareholders' equity per German GAAP (1)....................   17,804
                                                               ------
US GAAP adjustments:
  Goodwill..................................................    9,424
  Profit recognition by application of percentage of
    completion method.......................................   21,924
  Lumpsum reserve on accounts receivable trade..............      364
  Provision for future expenses.............................    2,543
  Provision for tax risks...................................   (1,975)
  Deferred taxation.........................................    1,244
  Other.....................................................      116
                                                               ------
Approximate Shareholders' equity as adjusted for US GAAP....   51,444
                                                               ======

------------------------

(1) excluding minority interest

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

6. SUMMARY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

6.3. DISCUSSION OF MATERIAL VARIATIONS BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

         The material variations between German and US GAAP relate to the following items:

6.3.1 GOODWILL / AMORTIZATION OF GOODWILL

    Goodwill resulting from the consolidation process is amortized over a period of 30 years applying the straight line method for US GAAP purposes. The treatment in the local consolidated financial statements follows the treatment in the tax filing where the amounts of purchase prices exceeding the net equity of acquired subsidiaries is amortized over a shorter period of time (between 1 and 15 years, depending on the allocation applied). Due to the amortization opportunity in local taxation deferred taxes / tax assets have been considered (see Sect. 6.3.6 below).

6.3.2 PERCENTAGE OF COMPLETION METHOD

    Profit recognition relating to services rendered to customers follows the "percentage of completion"-method for US GAAP purposes whereas for local purposes the "completed contract"-method must be applied. According to the "completed contract"-method profit may not be recognized until the contractually agreed services have been accepted by the customers. Compared to the "percentage of completion"-method the application of the "completed contract"-method leads to a delay in profit recognition.

6.3.3 LUMPSUM RESERVE ON ACCOUNTS RECEIVABLE TRADE

    The difference relates to the application of varying rates for the calculation of lumpsum bond debt reserves:

US GAAP.....................................................     1%
German GAAP.................................................     2%

6.3.4 PROVISION FOR FUTURE EXPENSES

    Local books contain provisions for expenses which can not be related to the current or prior years but shall cover potential expenses which are related to the future. Those provisions are not allowed by US GAAP and accordingly were eliminated in consolidated stockholders' equity adjusted for US GAAP.

6.3.5 PROVISION FOR TAX RISKS

    The accounting of German trade tax on income in the local consolidated financial statements followed the treatment in the tax filings. Since, however, a probable risk exists that those taxes will be payable a respective provision was established in the consolidated financial statements adjusted for US GAAP.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

6. SUMMARY OF DIFFERENCES BETWEEN GERMAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

6.3.6 DEFERRED TAXATION

    Deferred taxes relate to temporary differences between the tax bases of assets or liabilities and the reported amounts according to US GAAP as well as to tax loss carryforwards. If evidence indicates that it is more likely than not that deferred tax assets relating to tax loss carryforwards will not be realized adequate allowances were provided. Deferred taxes have primarily been provided for temporary differences relating to explanations in Sect. 6.3.1, 6.3.2 and
6.3.3 and to tax loss carryforwards in Germany.

    The tax rate applied amounts to 35%.

6.3.7 EQUITY METHOD

    Joint venture companies (reference is made to Sect. 2.2.3) were included in the consolidated financial statements under German GAAP on a pro-rata basis whereas under US GAAP the Equity method was applied.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1997/98

7. CASH FLOW STATEMENT

                                                              1996/97
                                                                TDM
                                                              --------
CASH FLOW FROM OPERATING ACTIVITIES:
  Consolidated profit (loss) of the year....................    6,880
  Adjustments to reconcile consolidated profit (loss) to net cash:
    Depreciation and amortization...........................    8,253
    Change in provisions for pensions.......................      109
    Change in inventories...................................   (6,827)
    Change in accounts receivables..........................  (10,408)
    Change in deferred tax assets...........................    3,025
    Change in accounts due from group companies.............    2,459
    Change in other operating assets and prepaid expenses...   12,831
    Change in deferred income taxes.........................    3,953
    Change in tax provisions................................   (2,329)
    Change in provisions....................................    1,331
    Change in advance payments received.....................    6,105
    Change in amounts owed to group companies...............   (1,541)
    Change in accounts payables.............................    3,395
    Change in other operating liabilities and deferred
     charges................................................    3,330
                                                              -------
  Net cash provided from operating activities...............   30,566
                                                              -------
CASH FLOW FROM INVESTING ACTIVITIES:
  Net investment intangible assets..........................  (16,362)
  Net investment tangible assets............................   (7,896)
  Net investment financial assets...........................  (19,013)
                                                              -------
  Net cash provided from investing activities...............  (43,271)
                                                              -------
CASH FLOW FROM FINANCING ACTIVITIES
  Change in debts to banks..................................   17,671
  Change in minority interest...............................      297
                                                              -------
  Net cash provided from financing activities...............   17,968
                                                              -------
EFFECT OF EXCHANGE RATE DIFFERENCES IN EQUITY...............      408
                                                              -------
CHANGE IN CASH AND CASH EQUIVALENTS.........................    5,671
                                                              =======
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR......    8,873
                                                              =======
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR............   14,544
                                                              =======

RECONCILIATION OF CASH AND CASH EQUIVALENTS

                                                                TDM
                                                              --------
Cash and cash equivalents according to German GAAP as of
  September 30, 1997........................................   15,134
Elimination of per quota consolidated entities..............     (590)
                                                              -------
                                                               14,544
                                                              =======

Munich, January 15, 1998
The Board of Directors

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                       CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF SEPTEMBER 30, 1996

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

              CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1996

ASSETS
                                                                    DM
                                                              --------------
A. FIXED ASSETS
   I. Intangible assets
      1. Franchise, trademarks, patents, licences and
        similar rights......................................   19,643,319.06
      2. Goodwill...........................................   12,783,680.00
                                                              --------------
                                                               32,426,999.06
   II. Property, plant and equipment
      1. Land, leasehold rights and buildings, including
        buildings on non-owned land.........................    8,202,729.70
      2. Other equipment, fixtures, fittings and equipment
        including advance payments..........................   14,826,966.22
                                                              --------------
                                                               23,029,695.92
  III. Financial assets
      1. Shares in affiliated companies.....................      366,592.24
      2. Loans due from affiliated companies................      271,530.00
      3. Shares in associated companies.....................    1,002,131.88
      3. Investments........................................      256,784.00
      4. Security investments...............................       34,572.00
      5. Other loans........................................      496,200.85
                                                              --------------
                                                                2,427,810.97
                                                              --------------
                                                               57,884,505.95
                                                              --------------
B. Current Assets
   I. Inventories
      1. Raw material and supplies..........................      415,873.38
      2. Work in progress and finished goods................   40,063,683.17
      3. minus: advance payments received on accounts of
        orders..............................................  (38,375,444.81)
      4. Advance payments...................................      600,149.62
                                                              --------------
                                                                2,704,261.36
                                                              --------------
   II. Accounts receivable and other assets
      1. Accounts receivable trade..........................   39,116,792.72
      2. Accounts due from joint ventures...................      671,534.13
      3. Accounts due from other group companies............      441,024.44
      4. Other assets.......................................   17,511,658.39
                                                              --------------
                                                               57,741,009.68
                                                              --------------
  III. Marketable securities
      Other marketable securities...........................       91,532.50
  IV. Checks, cash on hand and in Federal Bank and in postal
    giro accounts and cash in banks.........................    9,442,685.23
                                                              --------------
                                                               69,979,488.77
                                                              --------------
C. DEFERRED TAX ASSETS......................................      250,000.00
                                                              --------------
D. PREPAID EXPENSES AND DEFERRED CHARGES....................    2,836,401.17
                                                              --------------
                                                              130,950,395.89
                                                              ==============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

              CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1996

LIABILITIES AND SHAREHOLDER'S EQUITY
                                                                    DM               DM
                                                              --------------   --------------
A. SHAREHOLDERS'S EQUITY
   I. Capital subscribed....................................                       100,000.00
   II. Capital surplus
      1. Capital surplus....................................   29,900,000.00
      2. minus: settlement with goodwill....................     (720,000.00)   29,180,000.00
                                                              --------------
  III. Consolidated net income/(loss).......................                   (15,726,626.48)
  IV. Minority interest.....................................                       659,035.21
   V. Exchange difference...................................                       276,838.26
                                                                               --------------
                                                                                14,489,246.99
                                                                               --------------
B. Provision and Accrued Liabilities
      1. Provisions for pensions and similar obligations....                        73,984.61
      2. Accrued taxes......................................                     5,948,130.42
      3. Other provisions and accrued liabilities...........                    27,806,548.89
                                                                               --------------
                                                                                33,828,663.92
                                                                               --------------
C. Liabilities
      1. Liabilities due to banks...........................                    37,541,445.86
      3. Trade accounts payable.............................                    13,722,357.31
      4. Notes payable......................................                        14,707.52
      5. Accounts due to affiliated companies...............                     3,046,209.72
      7. Accounts due to other group companies..............                       749,012.87
      8. Other liabilities..................................                    26,018,092.56
      - thereof for taxes: DM 4,748,837.80
      - thereof for social security: DM 2,667,794.67
                                                                               --------------
                                                                                81,091,825.84
                                                                               --------------
D. DEFERRED CHARGES.........................................                     1,540,659.14
                                                                               --------------
                                                                               130,950,395.89
                                                                               ==============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                        CONSOLIDATED STATEMENT OF INCOME

                          FOR THE FISCAL YEAR 1995/96

                                                                      DM                DM
                                                                ---------------   ---------------
 1.  Sales....................................................                     241,910,735.00
 2.  Increase in work in process and finished goods...........                       6,138,616.90
 3.  Other operating income...................................                       5,358,316.49
 4.  Expenses of services received............................                    (108,394,054.70)
 5.  Personnel expenses.......................................
     a) Wages and salaries....................................   (72,690,712.91)
     b) Social security, pension and other benefit costs......   (16,275,091.83)   (88,965,804.74)
                                                                ---------------   ---------------
 6.  Depreciation expenses....................................                     (11,850,164.97)
 7.  Other operating expenses.................................                     (52,960,177.30)
 8.  Income from investments and associated companies.........                         712,380.43
 9.  Other interest and similar income........................                         989,331.80
     Write-offs of financial assets and marketable
10.    securities.............................................                         (56,986.67)
11.  Interest and similar expenses............................                      (3,773,417.87)
                                                                                  ---------------
12.  Result from ordinary operations..........................                     (10,891,225.63)
                                                                                  ---------------
13.  Taxes on income..........................................                      (2,494,655.33)
14.  Other taxes..............................................                      (1,930,219.33)
                                                                                  ---------------
15.  Consolidated profit (loss) before minority-interest......                     (15,316,100.29)
                                                                                  ---------------
16.  Minority-interest........................................                        (410,526.19)
                                                                                  ---------------
17.  Consolidated profit (loss)...............................                     (15,726,626.48)
                                                                                  ===============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          FOR THE FISCAL YEAR 1995/96

1. INFORMATION ON INVESTMENT HOLDINGS

    For the following notes, the ultimate participating interest of Infratest Burke AG Holding in the capital of the individual companies has been calculated as a percentage.

1.1 CONSOLIDATED SUBSIDIARIES

                                                        PARTICI-                    NET       OPERATING RESULT
                                                         PATING                    WORTH     FOR THE FISCAL YEAR
                                                        INTEREST     NOMINAL      09/30/96         1995/96
NAME AND PRINCIPAL PLACE OF BUSINESS                      AS %       CAPITAL        TDM              TDM
------------------------------------                    --------   ------------   --------   -------------------
Infratest Burke GmbH & Co, Forschung fur
  Entscheidungen in Wirtschaft und Gesellschaft,
  Munich (1)..........................................     100     TDM 2,000       2,000            9,439
Infratest Burke Verwaltungs-GmbH......................     100     TDM 50             50                3
Infratest Burke Wirtschaftsforschung GmbH & Co, Munich
  (1) (formerly Infratest Burke Wirtschaftsforschung
  GmbH, Munich).......................................     100     TDM 50             50            2,831
Infratest Burke Wirtschaftsforschung
  Beteiligungs-GmbH, Munich...........................     100     TDM 50             50                3
Infratest Burke Sozialforschung GmbH & Co, Munich (1)
  (formerly Infratest Burke Sozialforschung GmbH).....     100     TDM 50             50              437
Infratest Burke Sozialforschung Beteiligungs-GmbH,
  Munich..............................................     100     TDM 50              3                3
Infratest Burke S.r.l., Milan, Italy..................     100     TLIR 50,000       771              509
Infratest Burke S.a.r.l., Paris, France...............     100     TFF 270           579             (219)
Infratest Burke Group Ltd., London, England...........     100     TGBP 450        1,381              403
Infratest Burke InCom GmbH & Co, Munich (1) (formerly
  Infratest InCom GmbH)...............................     100     TDM 100           100            3,966
Infratest Burke InCom Beteiligungs-GmbH, Munich.......     100     TDM 50             53                3
InfraForces S.a.r.l., Paris, France...................     100     TFF 100            45               45
Infratest Burke International Services Ltd., (formerly
  Infratest Burke InCom Ltd.), London, England........     100     TGBP 60          (336)            (232)
IBB Infratest Burke GmbH Berlin, Berlin...............     100     TDM 50            119               27
NEXXUS GmbH Gesellschaft fur Kommunikations-technik,
  Munich..............................................     100     TDM 50             39                2
Infratest Burke AB, Goteborg, Sweden..................    15.2     TSEK 75           541              331
Infratest Burke Asia Pacific Ltd., (formerly:
  Infratest Burke Japan Ltd.), London, England........    80.0     TGBP 50          (123)            (117)
Burke International Marktforschung GmbH, Frankfurt....      75     TDM 200           322               66
Infratest Burke GmbH & Co. Marketingforschung,
  Frankfurt...........................................      75     TDM 100           100             (195)
Trendbox B.V., Amsterdam, Netherlands.................      65     THFL 250         (165)            (200)
Infratest Gesundheitsforschung GmbH & Co., Infratest
  Gesundheitsforschung GmbH & Co., Munich (1).........      80     TDM 20             20            1,235

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1995/96

1. INFORMATION ON INVESTMENT HOLDINGS (CONTINUED)

1.1 CONSOLIDATED SUBSIDIARIES (CONTINUED)

                                                        PARTICI-                    NET       OPERATING RESULT
                                                         PATING                    WORTH     FOR THE FISCAL YEAR
                                                        INTEREST     NOMINAL      09/30/96         1995/96
NAME AND PRINCIPAL PLACE OF BUSINESS                      AS %       CAPITAL        TDM              TDM
------------------------------------                    --------   ------------   --------   -------------------
Infratest Gesundheitsforschung GmbH, Geretsried.......      85     TDM 50             53                3
KFM Klinische Forschung GmbH, Munich..................      72     TDM 50             89               77
Infratest Epidemiologie und Gesundheitsforschung GmbH
  & Co., Munich (1)...................................      40     TDM 50             50           (1,109)
Infratest Epidemiologie und Gesundheitsforschung
  Verwaltungs-GmbH, Munich............................      40     TDM 50             55                5
EFB Epidemiologische Forschung GmbH, Berlin...........      40     TDM 50            (56)            (209)

------------------------

(1) The presentation of the nominal capital and net worth relates to the capital amount of the limited-liability partner of the respective partnership.

1.2 NON-CONSOLIDATED SUBSIDIARIES

                                                  PARTICI-                   NET       OPERATING RESULT
                                                   PATING                   WORTH     FOR THE FISCAL YEAR
                                                  INTEREST     NOMINAL     09/30/96         1995/96
NAME AND PRINCIPAL PLACE OF BUSINESS                AS %       CAPITAL       TDM              TDM
------------------------------------              --------   -----------   --------   -------------------
Infratest Burke Core Company Ltd., (formerly
  Infratest Burke European Consultance Centre
  Ltd.), London, England........................    100      TGBP 300        340               0
Infratest Burke S.L., Madrid, Spain (1).........     50      TPTA 5,000       22              (1)
Infratest U.S. Inc., Wilmington (USA)...........    100      TUSD 1

------------------------

(1) The data pertain to the unaudited annual financial statements as of December 31, 1995

    These firms were not included in the consolidated financial statements in view of their minimal business activity during the fiscal year 1995/96 or their secondary importance with respect to the consolidated financial statements pursuant to Section 296 of the Commercial Code.

    Additional participating interests are held in companies that are currently inactive or are in liquidation.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1995/96

1. INFORMATION ON INVESTMENT HOLDINGS (CONTINUED)

1.3 JOINT VENTURES IN THE SENSE OF SECTION 310 OF THE COMMERCIAL CODE

                                                 PARTICI-                  NET       OPERATING RESULT
                                                  PATING                  WORTH     FOR THE FISCAL YEAR
                                                 INTEREST    NOMINAL     09/30/96         1995/96
NAME AND PRINCIPAL PLACE OF BUSINESS               AS %      CAPITAL       TDM              TDM
------------------------------------             --------   ----------   --------   -------------------
Vector GmbH Automobilmarktforschung, Munich....      50     TDM 50         1,096           1,018
Infratest + GFK Gesundheitsforschung GmbH &
  Co., Berlin (1)..............................      40     TDM 70            70           3,263
Infratest + GFK Gesundheitsforschung
  Verwaltungs-GmbH, Berlin.....................      40     TDM 50            60               2
I + G Gesundheits- und Pharmamarkt-Forschung
  GmbH & Co., Nurnberg (1).....................      40     TDM 50            50           3,530
I + G Pharmamarkt-Forschung Verwaltungs-GmbH,
  Nurnberg.....................................      40     TDM 50            59               3
I + G France Health and Pharmaceutical Market
  Research, Rueil Malmaison, France (2)........      40     TFF 100           --              --
Infratest Gesundheitsforschung GmbH, Basel,
  Suisse.......................................      34     TSFR 200        (918)             81
ZEG Zentrum fur Epidemiologie und Gesundheits-
  forschung GmbH, Zepernick....................      20     TDM 150          377             377
GPI Kommunikationsforschung Gesellschaft fur
  Pharma-Informationssysteme mbH, Nurnberg.....      32     TDM 50         1,365           1,286
I + G Infratest und GFK Medical Research
  International Inc., Rhode Island, USA........    26.0     TUSD 100       1,088             255
I + G Nordic Medical Research A/S, Kopenhagen
  Denmark......................................      28     TDKK 500        (108)            100
IMePa Institut fur Medizin- und
  Patientenforschung GmbH, Munich..............    19.6     TDM 100          310             160
Infratest Epidemiologie und
  Gesundheitsforschung GmbH & Co., Munich
  (1)..........................................    40.0     TDM 50            50          (1,109)
Infratest Epidemiologie und
  Gesundheitsforschung Verwaltungs-GmbH,
  Munich.......................................    40.0     TDM 50            55               5
EFB Epidemiologische Forschung GmbH, Berlin....    40.0     TDM 50           (55)           (209)

------------------------

(1) The presentation of the nominal capital and net worth relates to the capital accounts of the limited and unlimited partner of the respective partnership.

(2) The company is in liquidation.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1995/96

1. INFORMATION ON INVESTMENT HOLDINGS (CONTINUED)

1.4 ASSOCIATED COMPANIES IN THE SENSE OF SECTION 311 OF THE COMMERCIAL CODE

                                                    PARTICI-                  NET       OPERATING RESULT
                                                     PATING                  WORTH     FOR THE FISCAL YEAR
                                                    INTEREST    NOMINAL     09/30/96         1995/96
NAME AND PRINCIPAL PLACE OF BUSINESS                  AS %      CAPITAL       TDM              TDM
------------------------------------                --------   ----------   --------   -------------------
Infratel GmbH Telefonische Datenerhebung fur die
  empirische Wirtschafts- und Sozial-forschung,
  Bielefeld (1)...................................      29     TDM 50           187              (6)
GENESIS Institut fur strategische Innovations-
  studien--Unabhangige Forschungsgesell-schaft
  mbH, Dortmund (2)...............................      27     TDM 100           --              --
L + H AutomobilConsult GmbH, Nurnberg (3).........    25.2     TDM 50            --              --
L + H MarketingServices GmbH, Nurnberg (3)........    25.1     TDM 100           --              --
T.E.S.T. S.A., Paris (6)..........................      25     TFF 300        1,397             113
Anders & Partner Gesellschaft fur
  Manage-mentdienste mbH, Nurnberg................      24     TDM 100           --              --
P & P Software und Consulting Gesellschaft mbH,
  Bad Homburg (1).................................      20     TDM 56.5         731             820
MHIG Limited, London, England (5).................      15     TGBP 2          (404)           (390)
MedVantage GmbH Integriertes Daten-management im
  Healthcare Markt, Frankfurt.....................      18     TDM 100       (1,683)           (477)
GPI Gesellschaft fur Pharma-Informations-systeme
  mbH, Frankfurt (4)..............................      12     TDM 100          328           1,403
BBI Mark. Serv. Inc., Delaware, USA...............     1.5     --                --              --
Proteus...........................................      --     --                --              --
MAP I + G S.A., Lyon, France (3)..................      20     --                --              --

------------------------

(1) The data pertain to the unaudited annual financial statements as of December 31, 1995.

(2) No data on the year-end closing for June 30, 1996 were available by the date of preparation of the annual financial statements.

(3) No data on the year-end closing for September 30, 1996 were available by the date of preparation of the annual financial statements.

(4) The data pertain to the annual financial statements as of November 30, 1996.

(5) The data pertain to the annual financial statements as of October 30, 1996.

(6) The data pertain to the audited annual financial statements as of December 31, 1995.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1995/96

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION

2.1 INDIVIDUAL ANNUAL FINANCIAL STATEMENTS INCLUDED

    The provisions of the Commercial Code and the Stock Corporation Law relating to balance-sheet preparation, valuation and recognition are complied with in preparing the annual accounts included in the consolidated financial statements. In cases where tax provisions relating to balance-sheet preparation mandate the preparation of a corresponding balance-sheet as part of the annual financial statements, compliance with these tax provisions is maintained.

2.1.1 ASSETS

    Intangible and tangible fixed assets are recorded at acquisition cost less scheduled depreciation. Depreciation is calculated by the straight-line method, at the rates permitted by tax law. Low-cost economic goods are depreciated in full during the year of acquisition and are shown in the development of the assets as additions and disposals and as depreciation for the current fiscal year.

    The rates of depreciation are:

Goodwill....................................................  10 - 25% p.a.
Software....................................................       25% p.a.
Vehicle fleet...............................................  20 - 25% p.a.
Other factory and office equipment..........................  10 - 33% p.a.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1995/96

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.1 ASSETS (CONTINUED)

    Fixed assets developed as follows (from 10-01-1995 to 09-30-1996):

                                                                           COST
                                ------------------------------------------------------------------------------------------
                                  10-01-1995                      10-01-1995
                                AT CLOSING DATE    EXCHANGE     AT CLOSING DATE
                                     RATE            RATE            RATE
                                   09-30-95       DIFFERENCES      09-30-96         ADDITIONS     TRANSFERS    DISPOSALS
                                      DM              DM              DM               DM            DM            DM
                                ---------------   -----------   ---------------   -------------   ---------   ------------
INTANGIBLE ASSETS
1. Franchises, trademarks,
  patent licences and similar
  rights......................    2,295,017.01      50,119.80     2,345,136.81    24,208,611.32     0.00        240,926.14
2. Goodwill...................            0.00           0.00             0.00    13,696,808.84     0.00              0.00
3. Advances paid on intangible
  assets......................            0.00           0.00             0.00             0.00     0.00              0.00
                                 -------------    -----------    -------------    -------------     ----      ------------
                                  2,295,017.01      50,119.80     2,345,136.81    37,905,420.16     0.00        240,926.14
                                 =============    ===========    =============    =============     ====      ============
PROPERTY, PLANT AND EQUIPMENT
1. Land, leasehold rights and
  buildings, including
  building on non-owned
  land........................            0.00           0.00             0.00     8,317,631.70     0.00              0.00
2. Technical equipment, plant
  and machinery...............            0.00           0.00             0.00     2,803,936.09     0.00              0.00
3. Other equipment, fixtures,
  fittings and equipment......   28,794,551.08    (524,988.48)   28,269,562.60     6,079,917.97     0.00      3,769,832.50
4. Advance payments...........            0.00           0.00             0.00       739,628.83     0.00              0.00
                                 -------------    -----------    -------------    -------------     ----      ------------
                                 28,794,551.08    (524,988.48)   28,269,562.60    17,941,114.59     0.00      3,769,832.50
                                 -------------    -----------    -------------    -------------     ----      ------------
FINANCIAL ASSETS
1. Shares in affiliated
  companies...................      641,680.53           0.00       641,680.53         1,526.74     0.00        124,521.14
2. Loans due from affiliated
  companies...................      451,417.21           0.00       451,417.21             0.00     0.00              0.00
3. Shares in associated
  companies                       2,101,037.50           0.00     2,101,037.50        25,939.38     0.00              0.00
4. Investments................      286,245.00         539.00       286,784.00             0.00     0.00              0.00
5. Security investments.......            0.00           0.00             0.00        34,572.00     0.00              0.00
6. Other loans................      543,726.16      17,346.49       561,072.65       147,617.54     0.00        186,418.52
                                 -------------    -----------    -------------    -------------     ----      ------------
                                  4,024,106.40      17,885.49     4,041,991.89       209,655.66     0.00        310,939.66
                                 -------------    -----------    -------------    -------------     ----      ------------
                                 35,113,674.49    (456,983.19)   34,656,691.30    56,056,190.41     0.00      4,321,698.30
                                 =============    ===========    =============    =============     ====      ============

                                    COST
                                -------------

                                  09-30-96
                                     DM
                                -------------
INTANGIBLE ASSETS
1. Franchises, trademarks,
  patent licences and similar
  rights......................  26,312,821.99
2. Goodwill...................  13,696,808.84
3. Advances paid on intangible
  assets......................           0.00
                                -------------
                                40,009,630.83
                                =============
PROPERTY, PLANT AND EQUIPMENT
1. Land, leasehold rights and
  buildings, including
  building on non-owned
  land........................   8,317,631.70
2. Technical equipment, plant
  and machinery...............   2,803,936.09
3. Other equipment, fixtures,
  fittings and equipment......  30,579,648.07
4. Advance payments...........     739,628.83
                                -------------
                                42,440,844.69
                                -------------
FINANCIAL ASSETS
1. Shares in affiliated
  companies...................     518,686.13
2. Loans due from affiliated
  companies...................     451,417.21
3. Shares in associated
  companies                      2,126,976.88
4. Investments................     286,784.00
5. Security investments.......      34,572.00
6. Other loans................     522,271.67
                                -------------
                                 3,940,707.89
                                -------------
                                86,391,183.41
                                =============

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1995/96

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.1 ASSETS (CONTINUED)

                                                                   DEPRECIATION
                             -----------------------------------------------------------------------------------------
                              10-01-1995                    10-01-1995
                              AT CLOSING      EXCHANGE      AT CLOSING       ADDITIONS      EXCHANGE       ADDITIONS
                               DATE RATE        RATE         DATE RATE        AVERAGE         RATE        AT CLOSING
                               09-30-95      DIFFERENCES     09-30-96          RATE        DIFFERENCES     DATE RATE
                                  DM             DM             DM              DM             DM             DM
                             -------------   -----------   -------------   -------------   -----------   -------------
INTANGIBLE ASSETS
1. Franchises, trademarks,
  patent licences and
  similar rights...........   1,571,908.07    25,891.94     1,597,800.01    5,247,938.32     4,375.40     5,252,313.72
2. Goodwill................           0.00         0.00             0.00      913,128.84         0.00       913,128.84
3. Advances paid on
  intangible assets........           0.00         0.00             0.00            0.00         0.00             0.00
                             -------------    ---------    -------------   -------------    ---------    -------------
                              1,571,908.07    25,891.94     1,597,800.01    6,161,067.16     4,375.40     6,165,442.56
                             -------------    ---------    -------------   -------------    ---------    -------------
PROPERTY, PLANT AND
  EQUIPMENT
1. Land, leasehold rights
  and buildings, including
  building on non-owned
  land.....................           0.00         0.00             0.00      114,902.00         0.00       114,902.00
2. Technical equipment,
  plant and machinery......           0.00         0.00             0.00    1,159,278.66    35,177.75     1,194,456.41
                             -------------    ---------    -------------   -------------    ---------    -------------
3. Other equipment,
  fixtures, fittings and
  equipment................  16,720,812.80         0.00    16,720,812.80    4,414,917.15         0.00     4,414,917.15
                             -------------    ---------    -------------   -------------    ---------    -------------
4. Advance payments........           0.00         0.00             0.00            0.00         0.00             0.00
                             -------------    ---------    -------------   -------------    ---------    -------------
                             16,720,812.80         0.00    16,720,812.80    5,689,097.81    35,177.75     5,724,275.56
                             -------------    ---------    -------------   -------------    ---------    -------------
FINANCIAL ASSETS
1. Shares in affiliated
  companies................     127,653.04         0.00       127,653.04       24,440.85         0.00        24,440.85
2. Loans due from
  affiliated companies.....     173,412.21         0.00       173,412.21        6,475.00         0.00         6,475.00
3. Shares in associated
  companies                   1,124,845.00         0.00             0.00            0.00         0.00             0.00
4. Investments.............      30,000.00         0.00        30,000.00            0.00         0.00             0.00
5. Security investments....           0.00         0.00             0.00            0.00         0.00             0.00
6. Other loans.............           0.00         0.00             0.00       26,070.82         0.00        26,070.82
                             -------------    ---------    -------------   -------------    ---------    -------------
                              1,455,910.25         0.00       331,065.25       56,986.67         0.00        56,986.67
                             -------------    ---------    -------------   -------------    ---------    -------------
                             19,748,631.12    25,891.94    18,649,678.06   11,907,151.64    39,553.15    11,946,704.79
                             -------------    ---------    -------------   -------------    ---------    -------------

                                 DEPRECIATION
                             ---------------------

                             WRITE-UPS   TRANSFERS
                                DM          DM
                             ---------   ---------
INTANGIBLE ASSETS
1. Franchises, trademarks,
  patent licences and
  similar rights...........    0.00         325.00
2. Goodwill................    0.00           0.00
3. Advances paid on
  intangible assets........    0.00           0.00
                               ----      ---------
                               0.00         325.00
                               ----      ---------
PROPERTY, PLANT AND
  EQUIPMENT
1. Land, leasehold rights
  and buildings, including
  building on non-owned
  land.....................    0.00           0.00
2. Technical equipment,
  plant and machinery......    0.00           0.00
                               ----      ---------
3. Other equipment,
  fixtures, fittings and
  equipment................    0.00      (1,337.25)
                               ----      ---------
4. Advance payments........    0.00           0.00
                               ----      ---------
                               0.00      (1,337.25)
                               ----      ---------
FINANCIAL ASSETS
1. Shares in affiliated
  companies................    0.00           0.00
2. Loans due from
  affiliated companies.....    0.00           0.00
3. Shares in associated
  companies                    0.00           0.00
4. Investments.............    0.00           0.00
5. Security investments....    0.00           0.00
6. Other loans.............    0.00           0.00
                               ----      ---------
                               0.00           0.00
                               ----      ---------
                               0.00      (1,012.25)
                               ----      ---------

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1995/96

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.1 ASSETS (CONTINUED)

                                                                                                    NET BOOK VALUE
                                                                                             -----------------------------
                                                               DISPOSALS      09-30-1996      09-30-1996      09-30-1995
                                                                   DM             DM              DM              DM
                                                              ------------   -------------   -------------   -------------
INTANGIBLE ASSETS
1. Franchises, trademarks, patent licences and similar                                       19,643,319.06      723,108.94
  rights....................................................    180,935.80    6,669,502.93
2. Goodwill.................................................          0.00      913,128.84   12,783,680.00            0.00
3. Advances paid on intangible assets.......................          0.00            0.00            0.00            0.00
                                                              ------------   -------------   -------------   -------------
                                                                180,935.80    7,582,631.77   32,426,999.06      723,108.95
                                                              ------------   -------------   -------------   -------------
PROPERTY, PLANT AND EQUIPMENT
1. Land, leasehold rights and buildings, including building                                   8,202,729.70            0.00
  on non-owned land.........................................          0.00      114,902.00
2. Technical equipment, plant and machinery.................          0.00    1,194,456.41    1,609,479.68            0.00
3. Other equipment, fixtures, fittings and equipment........  3,032,602.34   18,101,790.36   12,477,857.71   12,073,738.29
4. Advance payments.........................................          0.00            0.00      739,628.83            0.00
                                                              ------------   -------------   -------------   -------------
                                                              3,032,602.34   19,411,148.77   23,029,695.92   12,073,738.29
                                                              ------------   -------------   -------------   -------------
FINANCIAL ASSETS
1. Shares in affiliated companies...........................          0.00      152,093.89      366,592.24      514,027.49
2. Loans due from affiliated companies......................          0.00      179,887.21      271,530.00      278,005.00
3. Shares in associated companies...........................          0.00    1,124.845.00    1,002,131.88      976,192.50
4. Investments..............................................          0.00       30,000.00      256,784.00      256,245.00
5. Security investments.....................................          0.00            0.00       34,572.00            0.00
6. Other loans..............................................          0.00       26,070.82      496,200.85      543,726.16
                                                              ------------   -------------   -------------   -------------
                                                                      0.00    1,512,896.92    2,427,810.97    2,568,196.15
                                                              ------------   -------------   -------------   -------------
                                                              3,213,538.14   28,506,677.46   57,884,505.95   15,365,043.39
                                                              ------------   -------------   -------------   -------------

2.1.2 INVENTORIES

   Work in process is valued at production cost. Completed but uninvoiced services are recorded as finished goods under "Inventories" and are valued at net sale price.

    Production cost includes all components that must be carried as assets according to tax law.

    In case the expected total production cost of work in process exceed total expected net sales revenues adequate provisions for anticipated losses are established. Furthermore provisions are established for follow-up services yet to be performed in connection with finished or invoiced services.

    Advance payments from customers are deducted from inventory as such and are posted as liabilities to the extent they exceed inventory.

2.1.3 RECEIVABLES AND OTHER FIXED ASSETS

    Trade accounts receivables are recorded at nominal value. For doubtful accounts receivables and those carrying discernible risks, direct adjustments are made; uncollectable debts are written off. General interest and credit risk is covered by a lump-sum value adjustment of 2%.

    Other receivables and other assets are recorded at the nominal amount or at a lower value assigned at the closing date.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)

2.1.4 PROVISIONS

    Provisions are created for as dictated by sound business judgement to cover uncertain liabilities anticipated losses related to incomplete contracts, and deferred maintenance.

2.1.5 PAYABLES

    Payables are recorded at the amount repayable.

2.2 CONSOLIDATION METHODS

2.2.1 CAPITAL CONSOLIDATION

    Capital consolidation is performed by the book value method (Section 301 Para. 1 Sentence 2 No. 1 of the Commercial Code). According to this method, participating interests that must be consolidated are offset against their allotted share of the net worth of the subsidiaries. This net worth represents the book value at date of acquisition of the assets, debts, accrued and deferred items and special items to be reported on in the consolidated financial statements.

    Consolidation surpluses from capital consolidation at the date of acquisition of the participating interests are offset against reserves (in the year under review: TDM 720; previous year: TDM 1,540)--possibly after allocation to hidden reserves in the assets of the acquired undertaking--or are allocated to goodwill and amortized over the 15 years following the year of acquisition of the interest (amortization during the year under review: TDM 913; previous year:
TDM 68).

2.2.2 EQUITY CONSOLIDATION

    The associated companies

    - MedVantage GmbH Integriertes Datenmanagement im Healthcare Markt,
      Frankfurt

    - GPI Gesellschaft fur Pharma-Informationssysteme mbH, Frankfurt

    - P & P Software und Consulting GmbH, Bad Homburg

    - L + H Marketing Services GmbH, Nurnberg

were included in the consolidated financial statements by the equity/book value method.

    For reasons of materiality, the other associated companies continued to be carried at the book values recorded in the stockholder's individual financial statements.

2.2.3 PRO-RATA CONSOLIDATION

    The joint ventures

    - Vector GmbH Automobilmarktforschung, Munich

    - IMePa Institut fur Medizin- und Patientenforschung GmbH, Munich

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

2. BASIC PRINCIPLES OF PREPARATION OF BALANCE SHEET AND VALUATION (CONTINUED)
2.2.3 PRO-RATA CONSOLIDATION

    - I + G Infratest and GFK Medical Research International Inc., Rhode Island, USA

    - Infratest Gesundheitsforschung (Suisse) GmbH, Basel, Suisse

    - I + G Nordic Medical Research A/S, Kopenhagen, Danmark

    - I + G France Health and Pharmaceutical Market Research, Rueil Malmaison, France

    - I + G Gesundheits- und Pharmamarkt-Forschung GmbH & CoKG, Nurnberg

    - I + G Pharmamarkt-Forschung Verwaltungs-GmbH, Berlin

    - Infratest + GFK Gesundheitsforschung GmbH & CoKG, Berlin

    - Infratest + GFK Gesundheitsforschung Verwaltungs-GmbH, Berlin

    - ZEG Zentrum fur Epidemiologie und Gesundheitsforschung GmbH, Berlin

    - GPI Kommunikationsforschung Gesellschaft fur Pharma- Informationssysteme mbH, Nurnberg

    - Infratest Epidemiologie und Gesundheitsforschung GmbH & Co., Munich

    - Infratest Epidemiologie und Gesundheitsforschung Verwaltungs-GmbH, Munich

    - EFB Epidemiologische Forschung GmbH, Berlin

were included in the consolidated financial statements on a pro-rata basis, according to the percentage of the interest in the firm.

2.2.4 ELIMINATION OF INTER-COMPANY PROFITS

    Assets to be included in the consolidated financial statements and deriving wholly or in part from transactions among the companies included in the consolidated financial statements are reported on the consolidated balance sheet at acquisition or production cost of the group.

3. BASIS OF FOREIGN CURRENCY TRANSLATION

3.1 TRANSLATION OF INDIVIDUAL FINANCIAL-STATEMENT ITEMS STATED IN FOREIGN
    CURRENCY

        For annual financial statements containing items based on sums that are or originally were stated in foreign currency, the conversion to German marks is performed at the rate in effect at the transaction date. Balance-sheet items are valued at the exchange rate in effect on the closing date, no exchange gains being realized.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

3. BASIS OF FOREIGN CURRENCY TRANSLATION (CONTINUED)
3.2 TRANSLATION OF FINANCIAL STATEMENTS IN FOREIGN CURRENCIES

    The translation of financial statements recorded in foreign currencies was performed by the current rate method: balance-sheet items were translated at the rate in effect on the closing date of September 30, 1996, and income-statement items were translated at the average rate for the fiscal year 1995/96.

    Exchange-rate differences resulting from the translation of net worth at different current rates and differences resulting from the translation of balance-sheet items at current rates and income statement items at average rates are recognized separately as a equity item on the balance sheet.

4. NOTES TO CONSOLIDATED BALANCE SHEET ITEMS

4.1 ITEMS OF ACCRUAL AND DEFERRAL FOR DEFERRED TAXES

    The deferred tax asset relates to a provision that was established on consolidation level for potential risks of the Italian subsidiary.

4.2 OTHER PROVISIONS AND ACCRUED LIABILITIES

    "Other provisions and accrued liabilities" basically recognizes provisions for

    Profit-sharing
    Follow-up services
    Unpaid invoices
    Restructuring
    Vacations and overtime
    Statuary social security benefits (Italy)
    Year-end costs
    Employee anniversaries.

5. OTHER MANDATORY INFORMATION

5.1 REMAINING TERM

    The remaining term on receivables is less than one year. The remaining terms on payables is less than one year for TDM 75,252 and between one and five years for TDM 5,840 (other liabilities).

5.2 COLLATERALIZATION OF ACCOUNTS PAYABLE

    Payables are not collateralized.

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

5. OTHER MANDATORY INFORMATION (CONTINUED)
5.3 ANALYSIS OF SALES REVENUES

    Sales revenues--broken down according to country of realization--are distributed as follows:

                                                              1995/96
                                                                TDM
                                                              --------
Domestic....................................................  140,573
Foreign, Europe.............................................   92,202
Foreign, other..............................................    9,136
                                                              -------
                                                              241,911
                                                              =======

5.4 OTHER FINANCIAL OBLIGATIONS

    Other financial obligations total TDM 36,319.

5.5 EMPLOYEES

    The average number of employees in the Group--that is, in the fully consolidated companies--is distributed as follows (itemized by country):

                                                              1995/96
                                                              --------
Germany.....................................................    413
France......................................................     71
Sweden......................................................     62
England.....................................................     61
Italy.......................................................     60
Holland.....................................................     47
                                                                ---
                                                                714
                                                                ===

    The average number of employees of companies included in the consolidated financial statements on a pro-rata basis only is distributed as follows:

                                                              1995/96
                                                              --------
Germany.....................................................    102
Switzerland.................................................     11
France......................................................      4
U.S.........................................................      4
Denmark.....................................................      1
                                                                ---
                                                                122
                                                                ===

                   INFRATEST BURKE AKTIENGESELLSCHAFT HOLDING

                                     MUNICH

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          FOR THE FISCAL YEAR 1996/97

5. OTHER MANDATORY INFORMATION (CONTINUED)
5.6 REMUNERATION OF OFFICERS

    Remuneration paid to the Board of Directors of the parent company, I.B. AG Holding, during the fiscal year 1995/96 totaled TDM 1,877.

    Total remuneration for the Supervisory Board totaled TDM 75 for the fiscal year 1995/96.

Munich, January 1997
The Board of Directors

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of Title 8 of the General Corporation Law of the State of Delaware ("GCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the GCL further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

    The Company's by-laws contain specific authority for indemnification by the Company of current and former directors, officers, employees or agents of the Company on terms that have been derived from Section 145 of Title 8 of the GCL.

ITEM 21. EXHIBITS

    The following exhibits are filed as part of this Registration Statement:

  2.1   Agreement and Plan of Merger by and among The Interpublic
        Group of Companies, Inc. and NFO Worldwide, Inc., dated as of December 20, 1999 (included as Annex A to the proxy statement/prospectus)

  3.1   The Certificate of Incorporation of The Interpublic Group of
        Companies, Inc. (incorporated by reference herein from Exhibit 3(i) to Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)

  3.2   By-laws of The Interpublic Group of Companies, Inc.
        (incorporated by reference herein from Exhibit 4 to Annual
        Report on Form 10-K for the year ended December 31, 1990)

  5.1 Opinion of Nicholas J. Camera, Esq. as to the legality of the issuance of the shares of common stock offered hereby

  8.1   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
        U.S. tax matters

  8.2 Opinion of Cleary, Gottlieb, Steen & Hamilton as to U.S. tax matters

 23.1 Consent of PricewaterhouseCoopers LLP (relating to financial statements of The Interpublic Group of Companies, Inc.)

 23.2 Consent of Arthur Andersen, LLP (relating to financial statements of NFO Worldwide, Inc.)

 23.3 Consent of Soteriou Banerji (relating to financial statements of specified subsidiaries of NFO Worldwide, Inc.
        included in the financial statements of NFO Worldwide, Inc.)

 23.4 Consent of Haarmann, Hemmelrath & Partner GmbH (relating to financial statements of Infratest Burke Aktiengesellschaft
        Holding, a subsidiary of NFO Worldwide, Inc.)

 23.5 Consent of Ernst & Young LLP (relating to financial statements of Hill, Holliday, Connors, Cosmopulos, Inc.
        included in the financial statements of The Interpublic
        Group of Companies, Inc.)

 23.6 Consent of Ernst & Young (relating to financial statements of International Public Relations plc included in the financial statements of The Interpublic Group of Companies, Inc.)

 23.7   Consent of Nicholas J. Camera, Esq. of the Corporation
        (included in the opinion filed as Exhibit 5.1)

 23.8   Consent of Paul, Weiss, Rifkind, Wharton & Garrison
        (included in the opinion filed as Exhibit 8.1)

 23.9 Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed as Exhibit 8.2)

 24.1   Powers of Attorney for certain directors of the Corporation
        (included in Part II of this Registration Statement)

 99.1   Stock Option Agreement dated as of December 20, 1999 between
        The Interpublic Group of Companies, Inc. and NFO Worldwide,
        Inc. (included as Annex B to the proxy statement/ prospectus)

 99.2   The Certificate of Incorporation of NFO Worldwide, Inc.
        (incorporated by reference herein from Exhibit 3.1 to Annual
        Report on Form 10-K for the year ended December 31, 1997)

 99.3 By-laws of NFO Worldwide, Inc. (incorporated by reference herein from Exhibit 4.2 to Registration Statement on Form
        S-8 filed December 29, 1993)

 99.4   Form of proxy for special meeting of stockholders of NFO
        Worldwide, Inc.

 99.5   Consent of Greenhill & Co., LLC

 99.6   Assignment and Assumption Agreement, dated as of September
        27, 1991, between the Predecessor and NFO Worldwide, Inc.
        (incorporated by reference herein from Exhibit 10.3 to Registration Statement on Form S-1, No. 33-58748)

 99.7   Registration Agreement, dated September 27, 1991, among NFO
        Worldwide, Inc. and its stockholders parties thereto
        (incorporated by reference herein from Exhibit 10.10 to Registration Statement on Form S-1, No. 33-58748)

 99.8 Stockholders Agreement, dated as of September 27, 1991, among NFO Worldwide, Inc. and its stockholders (incorporated by reference herein from Exhibit 10.11 to Registration
        Statement on Form S-1, No. 33-58748)

 99.9   Amendment to Stockholders Agreement, dated as of April 6,
        1993, among NFO Worldwide, Inc. and its stockholders
        (incorporated by reference herein from Exhibit 10.12 to Registration Statement on Form S-1, No. 33-58748)

99.10   Employment Agreement, dated March 15, 1995, between NFO
        Worldwide, Inc. and William E. Lipner (incorporated by reference herein from Exhibit 10.14 to Annual Report on Form
        10-K for the year ended December 31, 1994)

99.11   Employment Agreement, dated as of December 1, 1997, between
        NFO Worldwide, Inc. and Patrick G. Healy (incorporated by reference herein from Exhibit 10.10 to Annual Report on Form
        10-K for the year ended December 31, 1997)

99.12   Agreement, dated October 25, 1994, between NFO Worldwide,
        Inc. and John Sculley (incorporated by reference herein from Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1995)

99.13   Employment Agreement, dated as of March 1, 1999, between NFO
        Worldwide, Inc. and Joseph M. Migliara

99.14   Credit Agreement, dated as of March 9, 1998, among NFO
        Worldwide, Inc., the Banks signatory thereto and Fleet Bank,
        National Association, as Agent (incorporated by reference herein from Exhibit 2 to Current Report on Form 8-K dated
        March 24, 1998)

99.15   NFO Research, Inc. Stock Option Plan, as amended
        (incorporated by reference herein from Exhibit 99 to Registration Statement of NFO Worldwide, Inc. on Form S-3,
        No. 333-38497)

99.16   NFO Research, Inc. Directors' Stock Option Plan and Form of
        Directors' Stock Option Agreement (incorporated by reference herein from Exhibit 10.26 to Annual Report of NFO Worldwide,
        Inc. on Form 10-K for the year ended December 31, 1994)

99.17 NFO Research, Inc. Profit Sharing Plan, and amendments thereto (incorporated by reference herein from Exhibit 4.4 to Registration Statement of NFO Worldwide, Inc. on Form
        S-8, No. 33-83002)

99.18   NFO Research, Inc. Pension Plan, and amendments thereto
        (incorporated by reference herein from Exhibit 10.26 to Registration Statement of NFO Worldwide, Inc. on Form S-1,
        No. 33-58748)

99.19   NFO Worldwide, Inc. Executive Deferred Benefit Plan
        (incorporated by reference herein from Exhibit 10.27 to Registration Statement on Form S-1, No. 33-58748)

99.20 Deferred Compensation and Life Insurance Benefit Agreement, dated as of May 3, 1980, between NFO Worldwide, Inc. and
        William E. Lipner (incorporated by reference herein from Exhibit 10.29 to Annual Report on Form 10-K for the year ended December 31, 1993)

99.21   Office Lease for Migliara/Kaplan Associates, Inc.
        headquartered at 9 Park Center Court, Owings Mills, Maryland dated January 1, 1998, between Migliara/Kaplan Associates,
        Inc. and Nine Park Center Court, LLC (incorporated by
        reference herein from Exhibit 10.27 to Annual Report of NFO
        Worldwide, Inc. on Form 10-K for the year ended December 31,
        1997)

99.22 Agreement and Plan of Merger, dated as of January 1, 1994, by and among PSI Partners Acquisition Corporation, Payment
        Systems, Inc., NFO Worldwide, Inc. and the stockholders of
        PSI Partners Acquisition Corporation (incorporated by reference herein from Exhibit 1 to Current Report on Form
        8-K dated January 10, 1994)

99.23 Asset Purchase Agreement, dated as of November 7, 1994, among Advanced Marketing Solutions, Inc., as Seller,
        Advanced Marketing Solutions Corp., as Buyer, and NFO
        Worldwide, Inc. (incorporated by reference herein from Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1994)

99.24 Agreement and Plan of Merger, dated as of November 7, 1995, by and among NFO Worldwide, Inc., Migliara-Kaplan &
        Associates, Inc., and the Migliara/Kaplan Associates Inc.
        and the stockholders of Migliara-Kaplan & Associates, Inc.
        (incorporated by reference herein from Exhibit 1 to Current
        Report on Form 8-K dated January 3, 1996)

99.25   Asset Purchase Agreement, dated as of November 7, 1995, by and among NFO Worldwide, Inc., Chesapeake Surveys, Inc., a
        Maryland corporation, and Chesapeake Surveys, Inc., a
        Delaware corporation (incorporated by reference herein from
        Exhibit 2 to Current Report on Form 8-K dated January 3,
        1996)

99.26 Agreement and Plan of Merger, dated as of December 8, 1995, by and among Plog Research, Inc., a California corporation
        ("PRI-California"), Plog Research, Inc., a Delaware corporation, NFO Worldwide, Inc., Stanley C. Plog and the stockholders of PRI-California (incorporated by reference herein from Exhibit 10.30 to Annual Report on Form 10-K for the year ended December 31, 1995)

99.27 Agreement and Plan of Merger, dated as of March 20, 1997, by and among Prognostics Corp., a Delaware Corporation,
        Prognostics, a California corporation ("Prognostics"), NFO
        Worldwide, Inc. and the shareholders of Prognostics
        (incorporated by reference herein from Exhibit 1 to Current
        Report on Form 8-K dated October 22, 1997)

99.28   Share Purchase Agreement among NFO Worldwide, Inc., NFO
        U.K., Inc. and the Shareholders of The MBL Group Plc
        (incorporated by reference herein from Exhibit 1 to Current
        Report on Form 8-K dated July 11, 1997)

99.29   Form of Minority Shareholder Share Purchase Agreement for
        Acquisition of Stock of Minority Shareholders in a Subsidiary of The MBL Group Plc (incorporated by reference herein from Exhibit 2 to Current Report of NFO Worldwide,
        Inc. on Form 8-K dated July 11, 1997)

99.30 Stock Purchase Agreement, dated as of November 10, 1998, by and among NFO Europe (Deutschland) GmbH & Co. KG, NFO
        Worldwide, Inc. (the "Company") and all of the Stockholders
        (the "Sellers") of Infratest Burke Aktiengesellschaft
        Holding ("Infratest Burke") (incorporated by reference herein from Exhibit 10.1 to Current Report on Form 8-K dated
        November 20, 1998)

99.31   Letter Agreement, dated November 17, 1998, among NFO
        Worldwide, Inc., Infratest Burke and the Sellers
        (incorporated by reference herein from Exhibit 10.2 to Current Report on Form 8-K dated November 20, 1998)

99.32 Note Purchase Agreement, dated as of November 20, 1998, between NFO Worldwide, Inc. and each of the purchasers signatory thereto relating to NFO Worldwide, Inc.'s
        Adjustable Rate Series A Senior Notes due 2005 and NFO
        Worldwide, Inc.'s Adjustable Rate Series B Senior Notes due
        2008 (incorporated by reference herein from Exhibit 10.3 to Current Report on Form 8-K dated November 20, 1998)

99.33 Note Purchase Agreement, dated as of November 20, 1998, between NFO Worldwide, Inc. and each of the purchasers signatory thereto relating to NFO Worldwide, Inc.'s 9.84%
        Senior Subordinated Notes due 2008 (incorporated by reference herein from Exhibit 10.4 to Current Report on Form
        8-K dated November 20, 1998)

99.34   Amendment, dated as of November 20, 1998, separate Note
        Purchase Agreements dated as of March 9, 1998, between NFO
        Worldwide, Inc. and each of the institutions signatory thereto (incorporated by reference herein from Exhibit 10.5 to Current Report on Form 8-K dated November 20, 1998)

99.35   Amendment No. 1, dated as of November 20, 1998, to the
        Credit Agreement dated as of March 9, 1998, by and among NFO
        Worldwide, Inc., Fleet National Bank and The Chase Manhattan
        Bank, as co-agents, and the banks signatory thereto
        (incorporated by reference herein from Exhibit 10.6 to Current Report on Form 8-K dated November 20, 1998)

99.36   Note Purchase Agreement, dated as of March 26, 1999, between
        NFO Worldwide, Inc. and each of the purchasers signatory thereto relating to NFO Worldwide, Inc.'s $7 million 7.52%
        Senior Notes due November 15, 2005 (incorporated by reference herein from Exhibit 10.43 to Annual Report on Form
        10-K for the year ended December 31, 1998)

99.37   Note Purchase Agreement, dated as of March 26, 1999, between
        NFO Worldwide, Inc. and each of the purchasers signatory
        thereto relating to NFO Worldwide, Inc.'s $8 million 9.84%
        Senior Subordinated Notes due November 15, 2008
        (incorporated by reference herein from Exhibit 10.44 to
        Annual Report on Form 10-K for the year ended December 31,
        1998)

99.38   Amendment No. 1, dated as of November 9, 1999, to the
        Employment Agreement, dated as of March 15, 1995, between
        NFO Worldwide, Inc. and William E. Lipner (incorporated by reference herein from Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)

99.39   Change in Control and Severance Agreement, dated of November
        9, 1999, between NFO Worldwide, Inc. and William E. Lipner
        (incorporated by reference herein from Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended
        September 30, 1999)

99.40 Change in Control and Severance Agreement, dated as of November 9, 1999, between NFO Worldwide, Inc. and Patrick G.
        Healy (incorporated by reference herein from Exhibit 10.3 to Quarterly Report on Form 10-Q for the quarter ended
        September 30, 1999)

99.41 Change in Control and Severance Agreement, dated as of November 9, 1999, between NFO Worldwide, Inc. and Joseph M.
        Migliara (incorporated by reference herein from Exhibit 10.4 to Quarterly Report on Form 10-Q for the quarter ended
        September 30, 1999)

99.42   Change in Control Severance Agreement, dated as of December
        10, 1999, between NFO Worldwide, Inc. and Dr. Hartmut Kiock

99.43   Subsidiaries of NFO Worldwide, Inc.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

   (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

(5) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(6) that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

(7) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(8) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request; and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

(9) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 1st day of March, 2000.

                                                       THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                                       (REGISTRANT)

                                                       By:            /s/ NICHOLAS J. CAMERA
                                                            -----------------------------------------
                                                                        Nicholas J. Camera
                                                                      SENIOR VICE PRESIDENT,
                                                                  GENERAL COUNSEL AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip H. Geier, Jr., Eugene P. Beard and Nicholas J. Camera, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       Chairman of the Board,
              /s/ PHILIP H. GEIER, JR.                   President and Chief
     -------------------------------------------         Executive Officer (Principal  March 1, 2000
                Philip H. Geier, Jr.                     Executive Officer) and
                                                         Director

                                                       Executive Vice President,
                   /s/ SEAN F. ORR                       Chief Financial Officer
     -------------------------------------------         (Principal Financial          March 1, 2000
                     Sean F. Orr                         Officer) and Director

                 /s/ FREDERICK MOLZ                    Vice President and Controller
     -------------------------------------------         (Principal Accounting         March 1, 2000
                   Frederick Molz                        Officer)

                /s/ FRANK J. BORELLI
     -------------------------------------------       Director                        March 1, 2000
                  Frank J. Borelli

                /s/ REGINALD K. BRACK
     -------------------------------------------       Director                        March 1, 2000
                  Reginald K. Brack

                /s/ JILL M. CONSIDINE
     -------------------------------------------       Director                        March 1, 2000
                  Jill M. Considine

               /s/ JOHN J. DOONER, JR.
     -------------------------------------------       Director                        March 1, 2000
                 John J. Dooner, Jr.

                  /s/ FRANK B. LOWE
     -------------------------------------------       Director                        March 1, 2000
                    Frank B. Lowe

                /s/ MICHAEL A. MILES
     -------------------------------------------       Director                        March 1, 2000
                  Michael A. Miles

                  /s/ LEIF H. OLSEN
     -------------------------------------------       Director                        March 1, 2000
                    Leif H. Olsen

                 /s/ ALLEN QUESTROM
     -------------------------------------------       Director                        March 1, 2000
                   Allen Questrom

                /s/ J. PHILLIP SAMPER
     -------------------------------------------       Director                        March 1, 2000
                  J. Phillip Samper

                                 EXHIBIT INDEX

    Exhibits identified in parentheses below as on file with the Commission are incorporated herein by reference as exhibits hereto.

    The following exhibits are filed as part of this Registration Statement:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
          2.1           Agreement and Plan of Merger by and among The Interpublic
                        Group of Companies, Inc. and NFO Worldwide, Inc., dated as of December 20, 1999 (included as Annex A to the proxy
                        statement/prospectus)

          3.1           The Certificate of Incorporation of The Interpublic Group of
                        Companies, Inc. (incorporated by reference herein from
                        Exhibit 3(i) to Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1999)

          3.2           By-laws of The Interpublic Group of Companies, Inc.
                        (incorporated by reference herein from Exhibit 4 to Annual
                        Report on Form 10-K for the year ended December 31, 1990)

          5.1 Opinion of Nicholas J. Camera, Esq. as to the legality of the issuance of the shares of common stock offered hereby

          8.1           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
                        U.S. tax matters

          8.2           Opinion of Cleary, Gottlieb, Steen & Hamilton as to U.S. tax
                        matters

         23.1           Consent of PricewaterhouseCoopers LLP (relating to financial statements of The Interpublic Group of Companies, Inc.)

         23.2 Consent of Arthur Andersen, LLP (relating to financial statements of NFO Worldwide, Inc.)

         23.3           Consent of Soteriou Banerji (relating to financial
                        statements of specified subsidiaries of NFO Worldwide, Inc.
                        included in the financial statements of NFO Worldwide, Inc.)

         23.4           Consent of Haarmann, Hemmelrath & Partner GmbH (relating to financial statements of Infratest Burke Aktiengesellschaft
                        Holding, a subsidiary of NFO Worldwide, Inc.)

         23.5 Consent of Ernst & Young LLP (relating to financial statements of Hill, Holliday, Connors, Cosmopulos, Inc.
                        included in the financial statements of The Interpublic
                        Group of Companies, Inc.)

         23.6           Consent of Ernst & Young (relating to financial statements of International Public Relations plc included in the
                        financial statements of The Interpublic Group of Companies,
                        Inc.)

         23.7           Consent of Nicholas J. Camera, Esq. of the Corporation
                        (included in the opinion filed as Exhibit 5.1)

         23.8           Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in the opinion filed as Exhibit 8.1)

         23.9 Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed as Exhibit 8.2)

         24.1           Powers of Attorney for certain directors of the Corporation
                        (included in Part II of this Registration Statement)

         99.1           Stock Option Agreement dated as of December 20, 1999 between
                        The Interpublic Group of Companies, Inc. and NFO Worldwide,
                        Inc. (included as Annex B to the proxy statement/
                        prospectus)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         99.2           The Certificate of Incorporation of NFO Worldwide, Inc.
                        (incorporated by reference herein from Exhibit 3.1 to Annual
                        Report on Form 10-K for the year ended December 31, 1997)

         99.3 By-laws of NFO Worldwide, Inc. (incorporated by reference herein from Exhibit 4.2 to Registration Statement on Form
                        S-8 filed December 29, 1993)

         99.4           Form of proxy for special meeting of stockholders of NFO
                        Worldwide, Inc.

         99.5           Consent of Greenhill & Co., LLC

         99.6           Assignment and Assumption Agreement, dated as of September
                        27, 1991, between the Predecessor and NFO Worldwide, Inc.
                        (incorporated by reference herein from Exhibit 10.3 to Registration Statement on Form S-1, No. 33-58748)

         99.7           Registration Agreement, dated September 27, 1991, among NFO
                        Worldwide, Inc. and its stockholders parties thereto
                        (incorporated by reference herein from Exhibit 10.10 to
                        Registration Statement on Form S-1, No. 33-58748)

         99.8           Stockholders Agreement, dated as of September 27, 1991,
                        among NFO Worldwide, Inc. and its stockholders (incorporated by reference herein from Exhibit 10.11 to Registration
                        Statement on Form S-1, No. 33-58748)

         99.9           Amendment to Stockholders Agreement, dated as of April 6,
                        1993, among NFO Worldwide, Inc. and its stockholders
                        (incorporated by reference herein from Exhibit 10.12 to Registration Statement on Form S-1, No. 33-58748)

        99.10           Employment Agreement, dated March 15, 1995, between NFO
                        Worldwide, Inc. and William E. Lipner (incorporated by
                        reference herein from Exhibit 10.14 to Annual Report on Form
                        10-K for the year ended December 31, 1994)

        99.11           Employment Agreement, dated as of December 1, 1997, between
                        NFO Worldwide, Inc. and Patrick G. Healy (incorporated by
                        reference herein from Exhibit 10.10 to Annual Report on Form
                        10-K for the year ended December 31, 1997)

        99.12           Agreement, dated October 25, 1994, between NFO Worldwide,
                        Inc. and John Sculley (incorporated by reference herein from
                        Exhibit 10.1 to Quarterly Report on Form 10-Q for the
                        quarter ended September 30, 1995)

        99.13           Employment Agreement, dated as of March 1, 1999, between NFO
                        Worldwide, Inc. and Joseph M. Migliara

        99.14           Credit Agreement, dated as of March 9, 1998, among NFO
                        Worldwide, Inc., the Banks signatory thereto and Fleet Bank,
                        National Association, as Agent (incorporated by reference
                        herein from Exhibit 2 to Current Report on Form 8-K dated
                        March 24, 1998)

        99.15           NFO Research, Inc. Stock Option Plan, as amended
                        (incorporated by reference herein from Exhibit 99 to Registration Statement of NFO Worldwide, Inc. on Form S-3,
                        No. 333-38497)

        99.16           NFO Research, Inc. Directors' Stock Option Plan and Form of
                        Directors' Stock Option Agreement (incorporated by reference herein from Exhibit 10.26 to Annual Report of NFO Worldwide,
                        Inc. on Form 10-K for the year ended December 31, 1994)

        99.17 NFO Research, Inc. Profit Sharing Plan, and amendments thereto (incorporated by reference herein from Exhibit 4.4 to Registration Statement of NFO Worldwide, Inc. on Form
                        S-8, No. 33-83002)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        99.18           NFO Research, Inc. Pension Plan, and amendments thereto
                        (incorporated by reference herein from Exhibit 10.26 to
                        Registration Statement of NFO Worldwide, Inc. on Form S-1,
                        No. 33-58748)

        99.19           NFO Worldwide, Inc. Executive Deferred Benefit Plan
                        (incorporated by reference herein from Exhibit 10.27 to Registration Statement on Form S-1, No. 33-58748)

        99.20           Deferred Compensation and Life Insurance Benefit Agreement,
                        dated as of May 3, 1980, between NFO Worldwide, Inc. and
                        William E. Lipner (incorporated by reference herein from
                        Exhibit 10.29 to Annual Report on Form 10-K for the year
                        ended December 31, 1993)

        99.21           Office Lease for Migliara/Kaplan Associates, Inc.
                        headquartered at 9 Park Center Court, Owings Mills, Maryland dated January 1, 1998, between Migliara/Kaplan Associates,
                        Inc. and Nine Park Center Court, LLC (incorporated by
                        reference herein from Exhibit 10.27 to Annual Report of NFO
                        Worldwide, Inc. on Form 10-K for the year ended December 31,
                        1997)

        99.22 Agreement and Plan of Merger, dated as of January 1, 1994, by and among PSI Partners Acquisition Corporation, Payment
                        Systems, Inc., NFO Worldwide, Inc. and the stockholders of
                        PSI Partners Acquisition Corporation (incorporated by reference herein from Exhibit 1 to Current Report on Form
                        8-K dated January 10, 1994)

        99.23 Asset Purchase Agreement, dated as of November 7, 1994, among Advanced Marketing Solutions, Inc., as Seller,
                        Advanced Marketing Solutions Corp., as Buyer, and NFO
                        Worldwide, Inc. (incorporated by reference herein from Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1994)

        99.24           Agreement and Plan of Merger, dated as of November 7, 1995, by and among NFO Worldwide, Inc., Migliara-Kaplan &
                        Associates, Inc., and the Migliara/Kaplan Associates Inc.
                        and the stockholders of Migliara-Kaplan & Associates, Inc.
                        (incorporated by reference herein from Exhibit 1 to Current
                        Report on Form 8-K dated January 3, 1996)

        99.25           Asset Purchase Agreement, dated as of November 7, 1995, by and among NFO Worldwide, Inc., Chesapeake Surveys, Inc., a
                        Maryland corporation, and Chesapeake Surveys, Inc., a
                        Delaware corporation (incorporated by reference herein from
                        Exhibit 2 to Current Report on Form 8-K dated January 3,
                        1996)

        99.26           Agreement and Plan of Merger, dated as of December 8, 1995, by and among Plog Research, Inc., a California corporation
                        ("PRI-California"), Plog Research, Inc., a Delaware
                        corporation, NFO Worldwide, Inc., Stanley C. Plog and the
                        stockholders of PRI-California (incorporated by reference
                        herein from Exhibit 10.30 to Annual Report on Form 10-K for the year ended December 31, 1995)

        99.27           Agreement and Plan of Merger, dated as of March 20, 1997, by and among Prognostics Corp., a Delaware Corporation,
                        Prognostics, a California corporation ("Prognostics"), NFO
                        Worldwide, Inc. and the shareholders of Prognostics
                        (incorporated by reference herein from Exhibit 1 to Current
                        Report on Form 8-K dated October 22, 1997)

        99.28           Share Purchase Agreement among NFO Worldwide, Inc., NFO
                        U.K., Inc. and the Shareholders of The MBL Group Plc
                        (incorporated by reference herein from Exhibit 1 to Current
                        Report on Form 8-K dated July 11, 1997)

        99.29           Form of Minority Shareholder Share Purchase Agreement for
                        Acquisition of Stock of Minority Shareholders in a Subsidiary of The MBL Group Plc (incorporated by reference herein from Exhibit 2 to Current Report of NFO Worldwide,
                        Inc. on Form 8-K dated July 11, 1997)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        99.30           Stock Purchase Agreement, dated as of November 10, 1998, by and among NFO Europe (Deutschland) GmbH & Co. KG, NFO
                        Worldwide, Inc. (the "Company") and all of the Stockholders
                        (the "Sellers") of Infratest Burke Aktiengesellschaft
                        Holding ("Infratest Burke") (incorporated by reference
                        herein from Exhibit 10.1 to Current Report on Form 8-K dated
                        November 20, 1998)

        99.31           Letter Agreement, dated November 17, 1998, among NFO
                        Worldwide, Inc., Infratest Burke and the Sellers
                        (incorporated by reference herein from Exhibit 10.2 to Current Report on Form 8-K dated November 20, 1998)

        99.32           Note Purchase Agreement, dated as of November 20, 1998,
                        between NFO Worldwide, Inc. and each of the purchasers
                        signatory thereto relating to NFO Worldwide, Inc.'s
                        Adjustable Rate Series A Senior Notes due 2005 and NFO
                        Worldwide, Inc.'s Adjustable Rate Series B Senior Notes due
                        2008 (incorporated by reference herein from Exhibit 10.3 to
                        Current Report on Form 8-K dated November 20, 1998)

        99.33           Note Purchase Agreement, dated as of November 20, 1998,
                        between NFO Worldwide, Inc. and each of the purchasers
                        signatory thereto relating to NFO Worldwide, Inc.'s 9.84%
                        Senior Subordinated Notes due 2008 (incorporated by
                        reference herein from Exhibit 10.4 to Current Report on Form
                        8-K dated November 20, 1998)

        99.34           Amendment, dated as of November 20, 1998, separate Note
                        Purchase Agreements dated as of March 9, 1998, between NFO
                        Worldwide, Inc. and each of the institutions signatory
                        thereto (incorporated by reference herein from Exhibit 10.5 to Current Report on Form 8-K dated November 20, 1998)

        99.35           Amendment No. 1, dated as of November 20, 1998, to the
                        Credit Agreement dated as of March 9, 1998, by and among NFO
                        Worldwide, Inc., Fleet National Bank and The Chase Manhattan
                        Bank, as co-agents, and the banks signatory thereto
                        (incorporated by reference herein from Exhibit 10.6 to
                        Current Report on Form 8-K dated November 20, 1998)

        99.36           Note Purchase Agreement, dated as of March 26, 1999, between
                        NFO Worldwide, Inc. and each of the purchasers signatory
                        thereto relating to NFO Worldwide, Inc.'s $7 million 7.52%
                        Senior Notes due November 15, 2005 (incorporated by
                        reference herein from Exhibit 10.43 to Annual Report on Form
                        10-K for the year ended December 31, 1998)

        99.37           Note Purchase Agreement, dated as of March 26, 1999, between
                        NFO Worldwide, Inc. and each of the purchasers signatory
                        thereto relating to NFO Worldwide, Inc.'s $8 million 9.84%
                        Senior Subordinated Notes due November 15, 2008
                        (incorporated by reference herein from Exhibit 10.44 to
                        Annual Report on Form 10-K for the year ended December 31,
                        1998)

        99.38           Amendment No. 1, dated as of November 9, 1999, to the
                        Employment Agreement, dated as of March 15, 1995, between
                        NFO Worldwide, Inc. and William E. Lipner (incorporated by reference herein from Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)

        99.39           Change in Control and Severance Agreement, dated of November
                        9, 1999, between NFO Worldwide, Inc. and William E. Lipner
                        (incorporated by reference herein from Exhibit 10.2 to
                        Quarterly Report on Form 10-Q for the quarter ended
                        September 30, 1999)

        99.40           Change in Control and Severance Agreement, dated as of
                        November 9, 1999, between NFO Worldwide, Inc. and Patrick G.
                        Healy (incorporated by reference herein from Exhibit 10.3 to
                        Quarterly Report on Form 10-Q for the quarter ended
                        September 30, 1999)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        99.41           Change in Control and Severance Agreement, dated as of
                        November 9, 1999, between NFO Worldwide, Inc. and Joseph M.
                        Migliara (incorporated by reference herein from Exhibit 10.4 to Quarterly Report on Form 10-Q for the quarter ended
                        September 30, 1999)

        99.42           Change in Control Severance Agreement, dated as of December
                        10, 1999, between NFO Worldwide, Inc. and Dr. Hartmut Kiock

        99.43           Subsidiaries of NFO Worldwide, Inc.